As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProsoftTraining

(Exact Name of Registrant as Specified in its Charter)

Nevada	8299	87-0448639
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

410 N. 44th Street Suite 600 Phoenix, Arizona 85008 (602) 794-4199	Robert Gwin Chief Executive Officer 410 N. 44th Street Suite 600 Phoenix, Arizona 85008 (602) 794-4199
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

William Twomey, Esq. Hewitt & O’Neil LLP 19900 MacArthur Blvd., Suite 1050 Irvine, CA 92612 (949) 798-0712	Brent Christensen, Esq. Parsons, Behle & Latimer 201 S. Main, Suite 1800 Salt Lake City, Utah 84101 (801) 532-1234

Approximate date of commencement of proposed sale of the securities to the public:    As soon as possible after the effective date of this registration statement and the consummation of the merger described in this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $.001 per share	36,000,000	—	$37,800,000	$4,789.26

(1)	Represents the estimated number of shares of ProsoftTraining common stock to be issued in the merger described in this Registration Statement.
(2)	Estimated in accordance with Rule 457(c) and (f), solely for the purpose of determining the registration fee. Represents the product of (i) $1.05, the average of the bid and asked prices quoted on the National Association of Securities Dealers OTC Electronic Bulletin Board on June 3, 2004 for Trinity Learning Corporation common stock, multiplied by (ii) 36,000,000, the estimated number of shares of Trinity Learning Corporation common stock which will be converted into shares of Prosoft common stock pursuant to the merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT / PROSPECTUS

DATED JUNE     , 2004, SUBJECT TO COMPLETION

[PROSOFTTRAINING LOGO]	[TRINITY LEARNING CORPORATION LOGO]

MERGER PROPOSED – YOUR VOTE IS IMPORTANT

The boards of directors of ProsoftTraining (“Prosoft”) and Trinity Learning Corporation (“Trinity Learning”) have approved an agreement to merge Trinity Learning with and into MTX Acquisition Corp., a wholly-owned subsidiary of Prosoft. The merger agreement provides that stockholders of Trinity Learning will receive one share of Prosoft common stock for each share of Trinity Learning common stock that they own immediately before the merger.

The boards of directors of Prosoft and Trinity Learning believe that the merger between the two companies is advisable and in the best interests of their respective stockholders.

Holders of Trinity Learning common stock are being asked to approve the merger agreement and the merger. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the shares of Trinity Learning common stock outstanding on the record date.

Holders of Prosoft common stock are also being asked to approve the merger agreement and the merger, and the issuance of Prosoft common stock in the merger. As an integral part of the merger proposal, holders of Prosoft common stock are also being asked to approve (i) an amendment to Prosoft’s articles of incorporation to increase the authorized shares of common stock by 100,000,000 from 75,000,000 to 175,000,000 and to change the name of the corporation to Trinity Learning Corporation; and (ii) authorization to the Prosoft board of directors to amend Prosoft’s articles of incorporation to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split. In addition, Prosoft stockholders are being asked to approve a proposal to approve the ProsoftTraining 2004 Equity Plan and a proposal to elect two Class I directors to hold office for a three-year term. Approval of the two additional Prosoft proposals is not a condition to completion of the merger.

We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of each of Prosoft and Trinity Learning. Each of us will hold a meeting of our stockholders to vote on these proposals. Your vote is important. Whether or not you plan to attend your stockholders’ meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. In addition, to exercise dissenters’ rights, a Trinity Learning stockholder may not vote in favor of the proposed merger and must strictly comply with all of the procedures required by Utah law.

The places, dates and times of the meetings are as follows:

ProsoftTraining:	Trinity Learning Corporation:
410 North 44th Street, Suite 600	1831 Second Street
Phoenix, Arizona	Berkeley, California
, 2004 10:00 a.m., local time	, 2004 10:00 a.m., local time

This document describes the stockholder meetings, the merger and its related transactions, documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 20. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

Prosoft common stock is quoted on the Nasdaq SmallCap Market System under the symbol “POSO.” Trinity Learning common stock is quoted on the Nasdaq Over-the-Counter Electronic Bulletin Board under the symbol “TTYL.”

On behalf of the boards of directors of Prosoft and Trinity Learning, we urge you to vote “FOR” the proposals described herein.

Robert Gwin Chief Executive Officer ProsoftTraining	Douglas Cole Chief Executive Officer Trinity Learning Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is                     , 2004, and it is first being mailed or otherwise delivered to stockholders of Prosoft and Trinity Learning on or about                     , 2004.

i

[TRINITY LEARNING CORPORATION LOGO]

TRINITY LEARNING CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2004

To the Stockholders:

A Special Meeting of Stockholders of Trinity Learning Corporation, a Utah corporation, will be held on                     , 2004 at 10:00 a.m., local time, at 1831 Second Street, Berkeley, California, to consider and to vote upon the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated as of February 22, 2004, by and among Trinity Learning Corporation, a Utah corporation, ProsoftTraining, a Nevada corporation, and MTX Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Prosoft, and approve the related merger pursuant to which, among other things, Trinity Learning Corporation will be merged with and into MTX Acquisition Corp., with MTX Acquisition Corp. surviving the merger, and each share of Trinity Learning’s common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of common stock of Prosoft, other than fractional shares which will be paid in cash. Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

2. Such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

These items of business are described in the enclosed joint proxy statement/prospectus. The board of directors has fixed the close of business on                     , 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting.

IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE SPECIAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE U.S.

By order of the Board of Directors,

Christine R. Larson
Secretary

Berkeley, California
, 2004

[PROSOFTTRAINING LOGO]

PROSOFTTRAINING

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held                     , 2004

To Our Stockholders:

The Annual Meeting of Stockholders of ProsoftTraining, a Nevada corporation, will be held on             , 2004 at 10:00 a.m., local time, at 410 North 44th Street, Suite 600, Phoenix, Arizona, to consider and to vote upon the following:

1. A proposal to approve the Agreement and Plan of Merger dated as of February 27, 2004 by and among Prosoft, Trinity Learning Corporation, a Utah corporation, and MTX Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Prosoft, and, in connection with the merger, to approve (a) the issuance of Prosoft common stock in the merger, (b) the amendment of Prosoft’s articles of incorporation to increase the authorized shares of common stock by 100,000,000 from 75,000,000 to 175,000,000 and to change the name of the corporation to Trinity Learning Corporation, to become effective upon completion of the merger, and (c) authorization to the Prosoft board of directors to amend Prosoft’s articles of incorporation to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split.

2. A proposal to elect two Class I directors to hold office for a three-year term. (If the merger is consummated, Prosoft’s board of directors will be reconstituted to consist of six designees of Trinity Learning and two designees of Prosoft. See “Election of Two Class I Directors – Management of Prosoft After the Merger.”)

3. A proposal to approve a new equity incentive plan entitled the “ProsoftTraining 2004 Equity Plan.”

4. Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

These items of business are described in the enclosed joint proxy statement/prospectus. The board of directors has fixed the close of business on                     , 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE U.S.

By order of the Board of Directors,

William J. Weronick
Secretary

Phoenix, Arizona
, 2004

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	The merger will combine the businesses of Trinity Learning and Prosoft. Pursuant to the merger, Trinity Learning will merge into a wholly-owned subsidiary of Prosoft. In addition, Prosoft will change its corporate name to Trinity Learning Corporation.

Q:	What stockholder approvals are required to complete the merger?

A:	The approval of the merger requires the affirmative vote of at least a majority of the shares of Trinity Learning common stock. Holders of shares of Prosoft common stock will also vote on the merger, including several related matters as part of that proposal. Approval of the merger proposal requires the affirmative vote of at least a majority of the shares of Prosoft common stock. Holders of Prosoft common stock will also vote on a new stock option plan and the election of two directors, but approval of these two additional Prosoft proposals is not a condition to completion of the merger.

Q:	How do the boards of directors of Trinity Learning and Prosoft recommend that I vote?

A:	The board of directors of Trinity Learning unanimously recommends that holders of Trinity Learning common stock vote “FOR” the proposal to adopt the merger agreement and approve the merger.

The board of directors of Prosoft unanimously recommends that holders of Prosoft common stock vote:

•	“FOR” the proposal to approve the merger and, in connection with the merger, to approve (a) the issuance of Prosoft common stock in the merger; (b) the amendment of Prosoft’s articles of incorporation to increase the authorized shares of common stock from 75,000,000 to 175,000,000 and to change the name of the corporation to Trinity Learning Corporation, to become effective upon completion of the merger; and (c) authorization to the Prosoft board of directors to amend Prosoft’s articles of incorporation to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split;

•	“FOR” the proposal to approve and adopt the ProsoftTraining 2004 Equity Plan; and

•	“FOR” the proposal to elect two Class I directors to hold office for a three-year term.

Q.	Why is Prosoft including a reverse stock split authorization as part of the merger proposal?

A.	The primary purpose for the proposed reverse stock split is to attempt to increase the market price of Prosoft’s common stock following the merger in order to meet the minimum requirements for listing of Prosoft’s common stock on the Nasdaq SmallCap Market or another major exchange. For example, if the merger is treated as a “reverse merger” by Nasdaq, as Nasdaq has indicated it will do, in order for Prosoft’s common stock to be listed on the Nasdaq SmallCap Market, Prosoft may be required to meet the initial listing requirements of that exchange, which include a minimum bid price on its common stock of at least $4.00 per share. In addition, a higher share price may make Prosoft’s common stock more attractive for institutional trading, and reducing the substantially higher number of outstanding shares following the merger may otherwise benefit the combined company and its shareholders.

Q.	What is the Prosoft reverse split?

A.

In general terms, the Prosoft reverse split means a reverse stock split in which the outstanding shares of Prosoft common stock will be combined and reconstituted as a smaller number of shares of common stock in a ratio of between two and ten shares of old common stock for each share of new common stock. Whether or not a reverse split is effected immediately after the merger and the exact ratio will be determined by the combined company’s board of directors based on prevailing market conditions at that time. The reverse split will be effected by an amendment to Prosoft’s articles of incorporation. The reverse split will not affect the relative valuation of Prosoft and Trinity Learning, nor will it impact any stockholder’s percentage ownership of the combined company.

Q:	What percentage of Prosoft will Trinity Learning stockholders own following the merger?

A:	Based upon:

•	the number of shares of Trinity Learning common stock outstanding on May 28, 2004; and

•	the number of shares of Prosoft common stock outstanding on May 28, 2004,

existing Trinity Learning stockholders will collectively own approximately 36 million shares, or approximately 59.3%, of outstanding Prosoft common stock following the merger. In addition, Prosoft will assume the obligations to issue up to an additional 28 million shares to holders of outstanding Trinity Learning options, warrants and convertible securities.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as quickly as possible. For the transactions contemplated by the merger agreement to be completed, the Trinity Learning stockholders must approve the merger at the special meeting of Trinity Learning stockholders and the Prosoft stockholders must approve the merger and certain other matters at the annual meeting of Prosoft stockholders. We expect to complete the merger promptly following these meetings.

Q:	What will Trinity Learning stockholders receive in the merger?

A:	For each share of Trinity Learning common stock owned, other than any shares as to which dissenters’ rights have been exercised, holders of Trinity Learning common stock will receive one share of Prosoft common stock. This exchange ratio is subject to adjustment in the event that the average price per share of Prosoft common stock is greater than $2.00 during the 20-business day period ending on the third business day prior to the date of the Trinity Learning special stockholder meeting and, in which event, Trinity Learning agrees to accept a lower exchange ratio based on a value of $2.00 per share for Prosoft’s common stock. Prosoft will not issue fractional shares of Prosoft common stock, but will issue cash in lieu of any fractional shares at a price based on the market price of Prosoft common stock.

Q:	When can I sell the shares of Prosoft stock that I receive in the merger?

A:	The shares of Prosoft common stock received by Trinity Learning stockholders in the merger will be freely transferable unless the recipient of such stock is an “affiliate” of either Prosoft or Trinity Learning. Generally, an “affiliate” is considered to be someone who is an executive officer or director of a company or someone who owns more than 10% of the outstanding stock of the company.

Q:	Are Trinity Learning stockholders entitled to dissenters’ rights?

A:	Yes. Holders of Trinity Learning common stock are entitled to exercise dissenters’ (appraisal) rights in connection with the merger, subject to compliance with applicable procedures described in this joint proxy statement/prospectus. Under Utah law, Trinity Learning stockholders are entitled to dissenters’ rights of appraisal if the merger agreement is adopted. Any Trinity Learning stockholder who:

•	files with Trinity Learning, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and

•	does not vote in favor of the merger or for adoption of the merger agreement,

has the right to demand in writing from Trinity Learning, within 30 days after receiving notice from it that the merger has become effective, payment for his or her shares and appraisal of their value, as such value is determined in accordance with Utah law. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Part 13 of the Utah Revised Business Corporations Act, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

However, Prosoft has the right to terminate the merger agreement if dissenters’ rights are exercised by holders of more than 2% of the total number of shares of Trinity Learning common stock outstanding immediately prior to the merger.

Q:	Are Prosoft stockholders entitled to appraisal rights?

A:	Prosoft stockholders are not entitled to appraisal rights under Nevada law with respect to the merger or the other matters to be considered at the annual meeting of holders of Prosoft common stock.

Q:	When will Trinity Learning stockholders receive shares of Prosoft common stock?

A:	Shortly following the merger, holders of Trinity Learning common stock will receive a letter of transmittal to complete and return along with their Trinity Learning stock certificates. Upon receipt of these documents, Prosoft will cause new shares of Prosoft common stock to be issued to former holders of Trinity Learning common stock.

Q:	Are existing stockholders of Prosoft required to obtain new stock certificates in the name of Trinity Learning Corporation?

A:	No. In connection with the merger, Prosoft will change its name to Trinity Learning Corporation. However, Prosoft stockholders may keep their existing stock certificates.

Q:	What are the U.S. federal income tax consequences of the merger to Trinity Learning stockholders?

A:	In general, holders of Trinity Learning common stock will not recognize gain or loss for U.S. federal income tax purposes on the exchange of their stock in the merger, except with respect to cash they may receive in lieu of fractional shares of Prosoft common stock, if any. A holder of Trinity Learning common stock who exercises dissenters’ rights in connection with the merger will recognize capital gain or loss (assuming such shares are held as capital assets) based on the difference between the cash received for such stock and the holder’s adjusted basis in the stock, and will recognize long term capital gain or loss if the Trinity Learning common stock had been held for more than one year at the effective time of the merger.

Q:	What should Trinity Learning stockholders do now?

A:	After you have carefully read this joint proxy statement/prospectus, indicate how you want to vote by completing and signing the enclosed proxy card. After completing the proxy card, sign and mail it in the enclosed prepaid return envelope marked “Proxy” as soon as possible so that your shares may be represented and voted at the special meeting. Please do not send your Trinity Learning stock certificates with your proxy card. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

If you sign and send your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval and adoption of the merger agreement and approval of the merger, unless your shares are held in “street name,” as described below. If you abstain from voting, it will have the effect of a vote against approval and adoption of the merger agreement and approval of the merger.

The special meeting of holders of Trinity Learning common stock will take place on                     , 2004. Even if you have signed and mailed your proxy card, you may still attend the special meeting and vote your shares in person.

Q:	What should Prosoft stockholders do now?

A:	After you have carefully read this joint proxy statement/prospectus, indicate how you want to vote by completing and signing the enclosed proxy card. After completing the proxy card, sign and mail it in the enclosed prepaid return envelope marked “Proxy” as soon as possible so that your shares may be represented and voted at the annual meeting. Please do not send your Prosoft stock certificates with your proxy card.

If you sign and send your proxy card and do not indicate how you want to vote with respect to any proposal to be considered at the special meeting, we will count your proxy as a vote in favor of such proposal, unless your shares are held in “street name,” as described below. If you abstain from voting, it will have the effect of a vote against approval of each of the proposals to be presented at the Prosoft annual meeting (other than election of directors).

The annual meeting of holders of Prosoft common stock will take place on                     , 2004. Even if you have signed and mailed your proxy card, you may still attend the annual meeting and vote your shares in person.

Q:	Can Trinity Learning or Prosoft stockholders change their votes after mailing signed proxy cards?

A:	Yes. There are three ways in which you may revoke your proxy before it is exercised and change your vote:

•	first, you may send a written notice revoking your proxy to the Secretary of either Prosoft or Trinity Learning, as appropriate;

•	second, you may complete and submit a new, later-dated proxy card; and

•	third, you may attend the appropriate meeting and vote in person.

Simply attending the special meeting, however, will not revoke your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against approval and adoption of the merger and, in the case of Prosoft stockholders, against the proposed increase in authorized capital and name change and authorization to effect a reverse stock split.

Q:	Who can help answer my questions?

A:	Holders of Trinity Learning common stock can call Trinity Learning investor relations at (510) 540-9300 with any questions about the merger.

Holders of Prosoft common stock can call William Weronick, Prosoft’s Vice President, Finance, at (602) 794-4124 with any questions about the merger.

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to herein for a more complete understanding of the merger and related transactions. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

ProsoftTraining (See page 85)

410 North 44th Street, Suite 600

Phoenix, Arizona 85008

Prosoft offers content and certifications to enable individuals to develop and validate critical information and communications technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications.

Trinity Learning Corporation (See page 98)

1831 Second Street

Berkeley, California, 94710

Trinity Learning Corporation, a publicly held Utah corporation, is a global learning company specializing in technology-enabled training, education, and certification services for major customers in multiple global industries. Trinity Learning is achieving market presence in geographic markets worldwide by acquiring and integrating companies providing innovative workplace learning solutions in targeted regions and industry segments. During 2003, Trinity Learning acquired control of four operating companies located in the United States, Australia and South Africa, each serving unique segments of the global learning market. Trinity Learning intends to increase market penetration and the breadth and depth of its products and services through additional acquisitions, licensing, strategic alliances, internal business development, and the expansion of sales offices around the world.

Structure of the Merger (See page 46)

Trinity Learning will merge with and into a subsidiary of Prosoft, whereupon Trinity Learning will cease to exist as a separate corporate entity. As a result of the merger, stockholders of Trinity Learning will become stockholders of Prosoft.

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the proposed merger.

Stockholder Approval (See pages 123 and 141)

The approval of the merger requires the affirmative vote of at least a majority of the shares of Trinity Learning common stock outstanding on                     , 2004, the record date for the Trinity Learning special meeting. Holders of shares of Trinity Learning common stock are entitled to cast one vote per share of Trinity Learning common stock owned as of the record date. Trinity Learning will hold its special meeting at 10:00 a.m. local time on                     , 2004 at 1831 Second Street, Berkeley, California.

Holders of shares of Prosoft common stock will also vote on the merger, several matters relating to the merger, as well as certain other matters, including the election of two directors. Each of these proposals to be voted upon at the Prosoft annual meeting, except the election of directors, requires the affirmative vote of at least a majority of the shares of Prosoft common stock outstanding on                     , 2004, the record date for the annual meeting. Holders of shares of Prosoft common stock are entitled to cast one vote per share of Prosoft common stock owned as of the record date. Prosoft will hold its annual meeting at 10:00 a.m. local time on                     , 2004 at 410 North 44th Street, Suite 600, Phoenix, Arizona.

Recommendations of the Boards of Directors Regarding the Merger and Related Matters (See page 35)

After careful consideration of numerous factors, the Prosoft board of directors has unanimously determined that the merger agreement and the merger are advisable, and are fair to and in the best interests of Prosoft and its stockholders and recommends that Prosoft stockholders vote “FOR” the proposal to approve the merger and the other matters included in the merger proposal, and “FOR” the other proposals that are being considered at the Prosoft annual meeting.

After careful consideration of numerous factors, the Trinity Learning board of directors has unanimously determined that the merger agreement and the merger are advisable, and are fair to and in the best interests of Trinity Learning and its stockholders and recommends that Trinity Learning stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

Opinions of Financial Advisors (See pages 35 and 37)

Doherty & Company, LLC, Trinity Learning’s financial advisor, delivered an opinion to Trinity Learning’s board of directors that, subject to the considerations described in the opinion, the exchange ratio in the merger is fair, from a financial point of view, to Trinity Learning stockholders. The opinion of Doherty & Company, LLC does not constitute a recommendation as to how any Trinity Learning stockholder should vote with respect to the merger. The complete opinion of Doherty & Company, LLC is attached as Annex C. We urge you to read the opinion in its entirety. You should carefully consider the discussion of Doherty & Company, LLC’s analysis in the section entitled “Opinion of Financial Advisor to the Board of Directors of Trinity Learning” on page 35 of this joint proxy statement/prospectus.

Bengur Bryan & Co., Prosoft’s financial advisor, delivered an opinion to Prosoft’s board of directors that, subject to the considerations described in the opinion, the exchange ratio in the merger is fair, from a financial point of view, to Prosoft’s stockholders. The opinion of Bengur Bryan & Co. does not constitute a recommendation as to how any Prosoft stockholder should vote with respect to the merger. The complete opinion of Bengur Bryan & Co. is attached as Annex D. We urge you to read the opinion in its entirety. You should carefully consider the discussion of the analysis of Bengur Bryan & Co. in the section entitled “Opinion of Financial Advisor to the Board of Directors of Prosoft” on page 37 of this joint proxy statement/prospectus.

Procedure for Casting Your Vote (See pages 123 and 142)

Holders of Trinity Learning common stock and Prosoft common stock should mail their signed proxy cards in the enclosed return envelopes as soon as possible so that their shares of common stock may be represented and voted at the respective meetings. If a stockholder does not include instructions on how to vote its proxy, the stockholder’s shares will be voted “FOR” approval of the merger and, in the case of Prosoft’s annual meeting, “FOR” approval of the other proposals to be considered at the meeting.

Procedure for Casting Your Vote if Your Shares are Held by Your Broker in “Street Name” (See pages 123 and 142)

Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker. If you do not provide your broker with voting instructions, your shares will not be voted at the meetings and it will have the same effect as voting against approval of the merger and the other proposals presented at the meeting.

Procedure for Changing Your Vote (See pages 123 and 142)

Stockholders of either Prosoft or Trinity Learning that wish to change their vote must send a later-dated, signed proxy card on a later date than their earlier-submitted proxy, before the Prosoft or Trinity Learning meeting, as appropriate, or attend the meeting and vote their shares in person. A stockholder may also revoke its proxy by sending written notice to the secretary of the company before the meeting.

Completion and Effectiveness of the Merger (See page 46)

Prosoft and Trinity Learning will complete the merger when all of the conditions to completion of the merger, as described in this joint proxy statement/prospectus, are either satisfied or waived. The merger will become effective upon the filing of articles of merger with the State of Utah.

Prosoft and Trinity Learning are working toward completing the merger as quickly as possible and hope to complete the merger in the third calendar quarter of 2004.

Conditions to Completion of the Merger (See page 55)

The obligations of Prosoft and Trinity Learning to complete the merger are subject to a number of conditions, including the following:

•	approval of the merger by holders of a majority of the outstanding shares of Trinity Learning common stock and a majority of the outstanding shares of Prosoft common stock;

•	expiration or early termination of any waiting periods applicable to the merger under domestic and foreign antitrust laws;

•	no injunction being entered by a court preventing the merger and no continuing injunction proceeding being instituted by a governmental entity;

•	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission (the “SEC”) and remain effective and no stop order suspending effectiveness shall have been issued; and

•	confirmation by Nasdaq (or another national exchange mutually agreeable to Prosoft and Trinity Learning) that, following the merger, Prosoft common stock will continue to be listed on the Nasdaq SmallCap Market (or other mutually agreeable national exchange).

The obligation of each of Prosoft and MTX Acquisition Corp., its wholly-owned subsidiary, to complete the merger is also subject to the following additional conditions:

•	the representations and warranties made by Trinity Learning in the merger agreement are true except where the failure to be true would not reasonably be expected to have a material adverse effect;

•	Trinity Learning has performed or complied in all material respects with all agreements contained in the merger agreement;

•	Trinity Learning has delivered to Prosoft a certificate as to certain matters pertaining to the merger agreement;

•	Prosoft has received an opinion of Trinity Learning’s counsel’s tax counsel, Swensen & Andersen PLLC, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

•	Trinity Learning’s legal counsel shall have delivered a legal opinion to Prosoft;

•	the receipt of all authorizations, consents or other approvals of any domestic or foreign governmental entity required in connection with the merger;

•	Prosoft has entered into employment agreements with each of Douglas Cole, Edward Mooney and Christine Larson in a form reasonably acceptable to Prosoft;

•	no more than two percent (2%) of the outstanding shares of Trinity Learning common stock shall have elected dissenters’ rights under the Utah Revised Business Corporations Act (the “Utah Act”); and

•	the opinion of Prosoft’s financial advisor to the effect that the exchange ratio is fair to the stockholders of Prosoft from a financial point of view shall not have been withdrawn or modified.

Trinity Learning’s obligation to complete the merger is also subject to the following additional conditions:

•	the representations and warranties made by Prosoft in the merger agreement are true except where the failure to be true would not reasonably be expected to have a material adverse effect;

•	Prosoft has performed or complied in all material respects with all agreements contained in the merger agreement;

•	Prosoft has delivered to Trinity Learning a certificate as to certain matters pertaining to the merger agreement;

•	Trinity Learning has received an opinion of its tax counsel, Swensen & Andersen PLLC, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Prosoft’s legal counsel shall have delivered a legal opinion to Trinity Learning;

•	Prosoft has entered into employment agreements with each of Robert Gwin and Benjamin Fink in a form reasonably acceptable to Trinity Learning;

•	Each of Trinity Learning’s stock options, warrants and convertible notes shall have been assumed and/or replaced as provided by the merger agreement;

•	Prosoft shall have increased the size of its board of directors to eight, comprised of six directors designated by Trinity Learning and two directors designated by Prosoft; and

•	the opinion of Trinity Learning’s financial advisor to the effect that the exchange ratio is fair to the stockholders of Trinity Learning from a financial point of view shall not have been withdrawn or modified.

In the event Prosoft or Trinity Learning determines to waive compliance with any of these conditions, they will seek the advice of counsel with respect to whether this joint proxy statement/prospectus should be revised and re-circulated to stockholders to reflect the waiver.

Termination of the Merger Agreement (See page 57)

Termination by either Trinity Learning or Prosoft

The merger agreement may be terminated, and the merger abandoned, at any time prior to the merger by mutual written consent of Trinity Learning and Prosoft by action of their respective boards of directors. The merger agreement may also be terminated by either Trinity Learning or Prosoft if:

•	the merger is not consummated by August 31, 2004;

•	the required approvals of the stockholders of Trinity Learning and Prosoft have not been obtained at the respective meetings or any adjournment or postponement of the meetings;

•	any law permanently restraining, or injunction permanently enjoining or otherwise prohibiting the consummation of, the merger has become final and non-appealable; or

•	any governmental entity has failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill certain conditions to the consummation of the merger, and that denial of a request to issue such order, decree or ruling or to take such other action is final and non-appealable.

However, the right of either party to terminate the merger agreement is not available to a party that has breached, in any material respect, its obligations to consummate the merger set forth in the merger agreement in any manner that has proximately contributed to the failure of the merger to be consummated.

Termination by Trinity Learning

The merger agreement may be terminated, and the merger abandoned, by Trinity Learning at any time prior to the merger, if not previously terminated pursuant to the provisions of the merger agreement, if:

•	the merger has not been approved by Trinity Learning’s stockholders;

•	there is a material breach by Prosoft or MTX Acquisition Corp. of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied before August 31, 2004; or

•	the average price per share of Prosoft common stock during the 20-business day period ending on the third business day prior to the Trinity Learning stockholder vote on the merger agreement is less than $0.50.

Termination by Prosoft

The merger agreement may be terminated, and the merger abandoned, by Prosoft at any time prior to the merger, if not previously terminated pursuant to the provisions of the merger agreement, if:

•	the merger has not have been approved by Prosoft stockholders;

•	there is a material breach by Trinity Learning of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied before August 31, 2004; or

•

the average price per share of Prosoft common stock during the 20-business day period ending on the third business day prior to the Trinity Learning stockholder vote on the merger agreement is greater than

$2.00; provided, however, that Prosoft may not so terminate the merger agreement if Trinity Learning elects to accept a lower exchange ratio such that the value of the Prosoft stock received by Trinity Learning stockholders equals $2.00 per share of Trinity Learning common stock.

Termination Fees (See page 58)

Each of Prosoft and Trinity Learning have agreed to pay a termination fee of $500,000 to the other company in the event the merger agreement is terminated by the other company due to a material breach by it of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied.

Management of the Combined Company Following the Merger (see Page 128)

Following the merger, the combined company’s board of directors will consist of eight directors, comprised of two designees of Prosoft from its current board of directors and six designees of Trinity Learning.

The combined company’s management will be comprised of executives from both companies. Douglas Cole, currently Chairman and CEO of Trinity Learning, will be the Chairman and CEO of the combined company. Robert Gwin, currently Chairman and CEO of Prosoft, will be COO of the combined company. Christine Larson, currently CFO of Trinity Learning, will remain in that role at the combined company. Edward Mooney, currently President of Trinity Learning, Richard Marino, currently COO of Trinity Learning, and Benjamin Fink, currently COO of Prosoft, will also fill senior executive positions at the combined company.

Ownership of Common Stock of the Combined Company After the Merger (see Page 75)

Based upon outstanding share amounts on May 28, 2004, existing Prosoft stockholders will own approximately 40.7% of the combined company and existing Trinity Learning stockholders will own approximately 59.3% of the combined company after the merger. These amounts do not reflect any options, warrants or other convertible securities of either Trinity Learning or Prosoft outstanding on that date. Trinity Learning has outstanding options, warrants and convertible loans which could result in the issuance of up to approximately 27.7 million additional shares and Prosoft has outstanding options, warrants and convertible loans which could result in the issuance of up to approximately 8.6 million additional shares. In addition, these amounts do not reflect an additional 4,981,754 shares of Prosoft common stock issuable at $.001 per share upon exercise of a warrant to be issued to Prosoft’s largest shareholder upon completion of the merger in exchange for termination of certain payment rights. See “ Election of Two Prosoft Class I Directors – Prosoft Certain Relationships and Related Transactions.”

Amendments to Prosoft’s Articles of Incorporation (see Page 41)

At Prosoft’s annual meeting, as an integral part of the merger proposal, holders of Prosoft common stock will be asked to approve an amendment to Prosoft’s articles of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 175,000,000, and to change the name of the company to Trinity Learning Corporation, effective upon the completion of the merger. Prosoft will need the increased number of authorized shares in order to have adequate shares to satisfy its obligations under the merger agreement to Trinity Learning’s stockholders and holders of Trinity Learning warrants, options and convertible notes. Prosoft has no other immediate plans, arrangements or understandings for the issuance of shares that would be authorized by the amendment to the articles of incorporation.

In connection with the merger proposal, holders of Prosoft common stock are also being asked to authorize the Prosoft board of directors to amend Prosoft’s articles of incorporation to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split. If the reverse stock split is effected immediately after the closing of the merger, the increased number of 175,000,000 authorized shares will be proportionately reduced.

Reverse Split of Prosoft Common Stock (see Page 41)

In connection with the approval of the merger, Prosoft’s stockholders are being asked to approve a potential reverse stock split in a ratio no greater than one-for-ten, effective immediately after the completion of the merger with Trinity Learning. The primary purpose for the proposed reverse stock split is to attempt to increase the market price of Prosoft’s common stock following the merger in order to meet the minimum requirements for listing of Prosoft’s common stock on the Nasdaq SmallCap Market, or another major exchange, following the merger. If the merger is treated as a “reverse merger” by Nasdaq, as Nasdaq has indicated it intends to do, in order for Prosoft’s common stock to be listed on the Nasdaq SmallCap Market, Prosoft may be required to meet the initial listing requirements of that exchange, which include a minimum bid price on its common stock of at least $4.00 per share. The reverse stock split will be accomplished, at the board’s discretion, by filing an amendment to Prosoft’s articles of incorporation effecting the reverse split, which will become effective immediately after the merger with Trinity Learning.

Dissenters’ Rights of Trinity Learning Stockholders (See page 39)

Holders of Trinity Learning common stock are entitled to exercise dissenters’ (appraisal) rights in connection with the merger, subject to compliance with applicable procedures described in this joint proxy statement/prospectus. Under Utah law, Trinity Learning stockholders are entitled to dissenters’ rights of appraisal if the merger agreement is adopted. Any Trinity Learning stockholder who

•	files with Trinity Learning, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and

•	does not vote in favor of the merger or for adoption of the merger agreement,

has the right to demand in writing from Trinity Learning, within 30 days after receiving notice from it that the merger has become effective, payment for his or her shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Part 13 of the Utah Act, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

Prosoft has the right to terminate the merger agreement if dissenters’ rights are exercised by holders of more than 2% of the total number of shares of Trinity Learning common stock outstanding immediately prior to the merger.

Accounting Treatment (See page 40)

In accordance with generally accepted accounting principles of the United States of America, the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise. Therefore, the aggregate consideration for financial reporting purposes will be determined based on the fair value of the outstanding common stock, stock options and warrants of Prosoft prior to the merger. This amount will be allocated to the tangible and intangible assets and liabilities based on their fair values with the excess being treated as goodwill. The assets and liabilities of Prosoft will be consolidated into the assets and liabilities of Trinity Learning at the effective time of the merger. Thereafter the results of operations of Prosoft and Trinity Learning will be reported on a consolidated basis.

Material U.S. Federal Income Tax Consequences of the Merger to Trinity Learning Stockholders (See page 73)

The merger is intended to qualify as a nontaxable transaction and the exchange of shares of Trinity Learning common stock for shares of Prosoft common stock will generally not cause a holder of shares of Trinity Learning common stock to recognize any gain or loss for U.S. federal income tax purposes. Trinity Learning stockholders will, however, be required to recognize gain or loss, if any, in connection with cash they receive in lieu of fractional shares of Prosoft common stock, if any. Trinity Learning stockholders who elect to exercise appraisal rights will be required to recognize gain or loss, if any, in connection with cash received in exchange for their shares of Trinity Learning common stock.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Restrictions on Ability to Sell Prosoft common stock (See page 41)

All shares of Prosoft common stock received by Trinity Learning stockholders in connection with the merger will be freely transferable unless the stockholder is considered an affiliate of either Prosoft or Trinity Learning at the time of the merger. Affiliates of Prosoft and Trinity Learning are subject to certain securities laws which restrict their ability to transfer the shares they receive in the merger.

Interests of Certain Persons in the Merger (See page 38)

In considering the recommendation of the Trinity Learning board of directors with respect to the merger and the transactions contemplated by the merger agreement, stockholders of Trinity Learning should be aware that some members of management and the board of directors of Trinity Learning have particular interests in the merger that are different from, or in addition to, the interests of stockholders of Trinity Learning generally.

In considering the recommendation of the Prosoft board of directors with respect to the merger and the transactions contemplated by the merger agreement, stockholders of Prosoft should be aware that some members of management and the board of directors of Prosoft have particular interests in the merger that are different from, or in addition to, the interests of stockholders of Prosoft generally.

Risk Factors (See page 20)

Stockholders of both Prosoft and Trinity Learning are urged to consider the items under the section entitled “Risk Factors” beginning on page 20 in determining whether to vote in favor of approval of the merger.

Forward-Looking Statements

Each of Prosoft and Trinity Learning has made forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts and actual results may differ materially from these forward-looking statements. Words such as “believes,” “expects,” “anticipates” or similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to “Risk Factors” beginning on page 20.

Summary Selected Financial Data of Prosoft

The following selected financial information should be read in conjunction with Prosoft’s consolidated financial statements and the notes thereto and “Prosoft Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended July 31, 2003, 2002 and 2001 and the consolidated balance sheet data at July 31, 2003 and 2002 are derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the periods ended July 31, 2000 and the consolidated balance sheet data at July 31, 2001 and 2000 are derived from audited consolidated financial statements not included herein. The consolidated statements of operations data for the six months ended January 31, 2004 and January 31, 2003 and the consolidated balance sheet data at January 31, 2004 and January 31, 2003 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	Six Months Ended January 31,		Year Ended July 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$4,327	$6,560	$12,020	$17,922	$31,425	$19,572	$8,716
Income (loss) from operations	(245)	(2,689)	(2,024)	(41,372)	(4,932)	1,427	(11,201)
Net income (loss)	(396)	(2,826)	(2,308)	(42,459)	(4,167)	1,631	(11,607)
Net income (loss) per share:
Basic	(0.02)	(0.12)	(0.10)	(1.77)	(0.18)	0.09	(0.90)
Diluted	(0.02)	(0.12)	(0.10)	(1.77)	(0.18)	0.08	(0.90)

Consolidated Balance Sheet Data:
Total assets	$9,843	$11,490	$10,579	$15,107	$55,216	$58,519	$7,634
Short-term debt	52	53	54	59	121	85	919
Long-term debt	3,151	2,928	3,032	2,816	158	246	2,840
Stockholders’ equity	5,012	4,795	5,351	7,576	49,572	50,372	472

Summary Selected Financial Data of Trinity Learning

The following selected financial information should be read in conjunction with Trinity Learning’s consolidated financial statements and the notes thereto and “Trinity Learning Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the transition period ended June 30, 2003 and the fiscal year ended September 30, 2002 and the consolidated balance sheet data at June 30, 2003 and September 30, 2002 are derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data and the consolidated balance sheet data for the period ended September 30, 2001 are derived from audited consolidated financial statements not included herein. The consolidated statements of operations data for the nine months ended March 31, 2004 and March 31, 2003 and the consolidated balance sheet data at March 31, 2004 and March 31, 2003 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended March 31,		Transition Period Ended June 30	Year Ended September 30,
	2004	2003	2003	2002	2001
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$7,442	$165	$168	$—	$—
Income (loss) from operations	$(4,123)	$(1,634)	$(1,990)	$(553)	$(25)
Net income (loss)	$(3,827)	$(1,701)	$(2,072)	$(566)	$(36)
Net income (loss) per share:
Basic	$(0.17)	$(0.25)	$(0.25)	$(11.66)	$(0.77)
Diluted	$(0.17)	$(0.25)	$(0.25)	$(11.66)	$(0.77)

Consolidated Balance Sheet Data:
Total assets	$11,312	$197	$1,342	$378	$—
Short-term debt	$3,307	$2,417	$2,147	$812	$167
Long-term debt	$240	$13	$—	$—	$—
Stockholders’ equity	$3,233	$(2,606)	$(1,531)	$(771)	$(202)

Summary Prosoft Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The summary selected unaudited pro forma condensed combined consolidated financial data set forth below gives effect to the proposed merger with Trinity Learning as if the merger had been completed on August 1, 2002 for statements of operations purposes and January 31, 2004 for balance sheet purposes, and is derived from the unaudited pro forma condensed combined consolidating financial information included elsewhere in this joint proxy statement/prospectus. For accounting purposes the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise.

This pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined consolidating financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus, and the separate historical financial statements and related notes of Prosoft and Trinity Learning which are included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Prosoft.

For pro forma purposes, the audited results of operations of Prosoft for the year ended July 31, 2003 have been combined with the audited results of operations of Trinity Learning for the nine month transition period ended June 30, 2003 along with the results of its operations for the three months ended September 30, 2002 derived from the audited results for the year ended September 30, 2002. Trinity Learning has also included the audited results of operations of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited (see “Information About Trinity Learning—Trinity Learning’s Business—Riverbend”) and Danlas Limited (see “Information About Trinity Learning—Trinity Learning’s Business—IRCA”) for the year ended June 30, 2003. The unaudited results of operations of Prosoft for the six months ended January 31, 2004 have been combined with the unaudited results of operations of Trinity Learning for the six months ended December 31, 2003 and the unaudited preacquisition results of operations for the two months ended August 30, 2003 of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited and the unaudited preacquisition results for the five months ended November 30, 2003 for Danlas Limited.

The unaudited pro forma condensed combined consolidated balance sheet data assumes that the merger of Prosoft took place on January 31, 2004. The total estimated purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of their fair value with the excess cost over the net tangible and identifiable intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

Pro Forma Condensed Combined Consolidated Statement of Operations

(In thousands, except per share data)

	Six Months Ended January 31, 2004	Fiscal Year Ended July 31, 2003
Revenue
Sales Revenue	$11,365	$25,198
Cost of Sales	(3,644)	(6,764)

Gross Profit	7,721	18,434
Operating Expense	10,902	23,130

Loss from Operations	(3,181)	(4,696)

Other Income (Expense)
Interest Income (Expense)	(379)	(725)
Foreign Currency Gain /Loss	(5)	(5)
Profit on Sale of Shares in Subsidiary	—	33

Total Other Expense	(384)	(697)
Minority Interest	162	(153)

Loss Before Taxes	(3,403)	(5,545)
Taxes	—	6

Net Loss	$(3,403)	$(5,551)

Net Loss Per Common Share	$(0.08)	$(0.17)

Weighted Average Shares Outstanding	44,217	32,440

(The notes accompanying the Unaudited Pro Forma Combined Financial Statements on Page 77 are an integral part of these financial statements).

Pro Forma Condensed Combined Consolidated Balance Sheet

(In thousands, except per share data)

January 31, 2004
Assets

Current Assets
Cash	$1,780
Accounts Receivable	4,593
Prepaid Expense and Other Assets	1,034

Total Current Assets	7,407
Property & Equipment (Net)	1,374
Intangible Assets (Net)	27,401
Other Assets	927

Total Assets	$37,109

Liabilities, Minority Interest and Stockholders’ Equity

Current Liabilities
Accounts Payable	$3,062
Accrued Expenses	2,415
Other Liabilities	474
Notes Payable – Current Portion	833

Total Current Liabilities	6,784
Long Term Debt	5,271

Total Liabilities	12,055

Minority Interest	2,740

Stockholders’ Equity
Common Stock, Par Value $0.001	49
Additional Paid-In Capital	37,168
Conditionally Redeemable Shares	2,250
Accumulated Deficit	(17,052)
Subscription Receivable	(35)
Other Comprehensive Income (Loss)	(66)

Total Stockholders’ Equity	22,314

Total Liabilities and Stockholders’ Equity	$37,109

(The notes accompanying the Unaudited Pro Forma Combined Financial Statements on Page 77 are an integral part of these financial statements).

Comparative Market Price Data

The following table presents trading information for Prosoft common stock on the Nasdaq SmallCap Market and Trinity Learning common stock on the National Association of Securities Dealers OTC Electronic Bulletin Board on (i) February 20, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and (ii) June 4, 2004, the last trading day for which it was practicable to include information in this proxy statement/prospectus.

	Prosoft common stock			Trinity Learning common stock
	High	Low	Close	Bid	Ask	Close
February 20, 2004	$0.77	$0.68	$0.69	$1.50	$1.50	$1.50
June 4, 2004	$0.82	$0.73	$0.74	$1.05	$1.05	$1.05

The market price of Prosoft common stock and Trinity Learning common stock will likely fluctuate prior to the merger, while the exchange ratio is fixed. You are urged to obtain current market quotations for the Prosoft common stock and the Trinity Learning common stock.

On June 1, 2004 there were approximately 4,000 holders of record of Prosoft common stock and approximately 620 holders of record of Trinity Learning common stock.

Comparative Per Share Data

The following table sets forth certain historical per share data of Prosoft and Trinity Learning and combined per share data on an unaudited pro forma basis after giving effect to the merger. The historical book value per share for Prosoft is computed by dividing stockholders’ equity as of January 31, 2004 and July 31, 2003 by the actual common stock outstanding at those dates, 24,221,326 shares. The historical book value per share for Trinity Learning is computed by dividing stockholders’ equity as of December 31, 2003 and June 30, 2003 by the actual common stock outstanding at that date, 25,270,401, and 16,906,641 shares, respectively.

The pro forma basic and diluted loss per share is computed by dividing the pro forma loss by the pro forma weighted average number of shares outstanding for the year ended July 31, 2003 and six months ended January 31, 2004 of 32,440,264 and 44,217,287 shares, respectively, assuming Prosoft had merged with Trinity Learning on August 1, 2002. The pro forma combined weighted average shares for Trinity Learning for those periods were calculated as if its acquisitions of TouchVision and River Murray Training and the shares issued for those acquisitions, 1,250,000 and 700,000, respectively, had occurred July 1, 2002. The pro forma weighted average shares for Trinity Learning were also adjusted for the addition of its weighted average shares for the three month period ended September 30, 2002 to its weighted average shares for the nine-month transition period ended June 30, 2003.

The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at January 31, 2004 of 49,479,401 assuming the merger had occurred on January 31, 2004. The equivalent pro forma combined consolidated basic and diluted loss per Trinity Learning share amounts and the equivalent pro forma combined consolidated book value per Trinity Learning share amounts are calculated by multiplying the respective pro forma combined consolidated Trinity Learning per share amounts by an assumed exchange ratio of one share of Prosoft common stock for each share of Trinity Learning common stock.

The following information should be read in conjunction with the selected historical financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Prosoft and notes thereto and historical financial statements of Trinity Learning and notes thereto, included elsewhere in this joint proxy statement/prospectus. Dividend information has been omitted from the following information because neither Prosoft nor Trinity Learning has ever declared a dividend. The pro forma unaudited combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the merger of Prosoft and Trinity Learning been consummated on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Six months ended January 31, 2004	Year ended July 31, 2003
Historical – Prosoft
Basic and diluted net loss per share	$(0.02)	$(0.10)
Book value per share at the end of the period	$0.21	$0.22

Unaudited Pro Forma Combined
Basic and diluted net loss per share	(0.08)	(0.17)
Book value per share at the end of the period	0.45	—

	Six months ended December 31, 2003	Transition period ended June 30, 2003
Historical – Trinity Learning
Basic and diluted net loss per share	(0.13)	(0.25)
Book value per share at the end of the period	0.17	0.10

Unaudited Pro Forma Combined Equivalent – Trinity Learning
Basic and diluted net loss per share	(0.13)	(0.30)
Book value per share at the end of the period	0.17	—

RISK FACTORS

Both the merger and an investment in Prosoft common stock involve a high degree of risk. By voting in favor of the merger, Trinity Learning’s current stockholders will be choosing to invest in Prosoft common stock, and Prosoft’s current stockholders will be choosing to combine Trinity Learning’s business with Prosoft’s business and to dilute their percentage interest in Prosoft. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for, in the case of Trinity Learning, the approval and adoption of the merger agreement and approval of the merger, and, in the case of Prosoft, approval and adoption of the merger agreement and approval of the merger and the issuance of Prosoft common stock in the merger, and approval of the other matters being considered at the Prosoft annual meeting.

Risk Factors Regarding the Merger

Holders of Trinity Learning common stock will receive one share of Prosoft common stock for each share of Trinity Learning common stock owned despite changes, subject to certain parameters, in the market value of Prosoft common stock or Trinity Learning common stock.

Upon completion of the merger, each share of Trinity Learning common stock will be exchanged for one share of Prosoft common stock. Subject to certain parameters, there will be no adjustment in the exchange ratio to reflect changes in the market price of either Prosoft common stock or Trinity Learning common stock. The exchange ratio is subject to adjustment in the event that the average price per share of Prosoft common stock is greater than $2.00 during the 20-business day period ending on the third business day prior to the date of the Trinity Learning special stockholder meeting and, in which event, Trinity Learning agrees to accept a lower exchange ratio based on a value of $2.00 per share for Prosoft’s common stock. In addition, Trinity Learning may abandon the proposed merger if the average price per share of Prosoft common stock during the 20-day business period ending on the third business day prior to the Trinity Learning special meeting is less than $0.50.

Subject to these parameters, the specific dollar value of Prosoft common stock to be received upon completion of the merger will depend on the market value of Prosoft common stock at the time of completion of the merger. The share prices of both the Prosoft and the Trinity Learning common stock are by nature subject to general fluctuations in the market for publicly traded securities and each stock has demonstrated significant volatility. No prediction can be made as to the market price of Prosoft common stock at the completion of the merger or as to the market price of Prosoft common stock after the completion of the merger.

The merger may result in a market overhang on the market price of Prosoft common stock.

Future sales of Prosoft common stock could depress the market price of Prosoft common stock. In addition, the perception that such sales will occur could also adversely affect the price. If the merger is completed, all of the shares of Prosoft common stock issued to Trinity Learning stockholders, other than shares issued to certain affiliates of Trinity Learning, will be freely transferable. The Trinity Learning shares exchanged for those Prosoft shares may not have been freely transferable or, even if they were freely transferable, the ability of the stockholders to sell those Trinity Learning shares was severely restricted by the limited public market for Trinity Learning common stock. Significant sales by the former Trinity Learning stockholders, or even the market perception that such sales could be made, may depress the price of Prosoft common stock after the merger.

In addition, if the merger with Trinity is completed, Prosoft is obligated to register the resale of approximately nine million shares of common stock issuable to Hunt Capital upon exercise of a newly-issued warrant and conversion of an outstanding promissory note. See “ Election of Two Prosoft Class I Directors – Prosoft Certain Relationships and Related Transactions.” These shares, along with approximately 2.8 million shares held by Hunt Capital and other stockholders that are covered by existing registration statements, were privately issued and are otherwise subject to restrictions on resale under securities laws. Any such sales, or even the market perception that such sales could be made, may also depress the price of Prosoft common stock.

Trinity Learning officers and directors have conflicts of interest that may influence them to support or recommend the merger.

The officers and directors of Trinity Learning participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, those of Trinity Learning stockholders. In particular, certain officers and employees of Trinity Learning may enter into employment agreements with Prosoft which will provide for, among other things, employment with Prosoft after the merger and other payments and benefits related to that employment. In addition, the merger agreement provides that Trinity Learning shall have the right to designate six directors to the board of directors of Prosoft and it is expected that certain directors of Trinity Learning will become directors of Prosoft after the merger. See the section entitled “The Merger — Interests of Certain Persons in the Merger” on page 38 for more information.

As a result of these interests, these officers and directors could be more likely to support or recommend to Trinity Learning stockholders the approval of the merger than if they did not have these interests. Trinity Learning stockholders should consider whether these interests may have influenced these officers and directors to support or recommend the approval of the merger.

There may be difficulties in integrating the operations of Prosoft and Trinity Learning and retaining important employees.

There can be no guarantee that management will be able to successfully integrate Prosoft’s and Trinity Learning’s employees and operations following the merger and there is the risk that the combined company will be unable to retain all of Prosoft’s and Trinity Learning’s key employees for a number of reasons. There also can be no assurance that any contemplated synergies from the integration of the businesses will be realized. The challenges involved in this integration include the following:

•	the risk that the cultures of the companies will not blend;

•	obtaining synergies from the customer acquisition methodologies of the companies;

•	obtaining synergies from the companies’ product and service offerings effectively and quickly integrating technology, back office, human resources, accounting and financial systems; and

•	effectively integrating technology, human resources, accounting and financial systems.

Neither Prosoft nor Trinity Learning has experience in integrating operations on the scale presented by the merger. The integration process will be complicated and will involve a number of special risks in addition to the challenges described above, including the possibility that management may be distracted from regular business operations. It is not certain that Trinity Learning and Prosoft can be successfully integrated in a timely manner or at all or that any of the anticipated benefits from the merger will be realized. Failure to effectively complete the integration could materially harm the business and operating results of the combined company.

The integration of the two companies will require substantial time and effort of key managers of the combined company, which could divert the attention of those managers from other matters.

The merger will place significant demands on key managers of the combined company. Managing the integration of the two companies and the growth of the combined business may limit the time available for those managers to attend to other operational, financial and strategic issues.

The combined company’s operating results may suffer as a result of impairment changes related to goodwill resulting from the proposed combination with Trinity Learning.

Under generally accepted accounting principles in the United States, the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise. Therefore, the aggregate consideration for financial reporting purposes will be determined based on the fair value of the outstanding shares and rights to shares under warrant and option agreements of Prosoft. This amount will be allocated to the tangible and intangible assets and liabilities based on their fair values with the excess being treated as goodwill. The assets and liabilities of Prosoft will be consolidated into the assets and liabilities of Trinity Learning at the effective time of the merger. Thereafter the results of operations of Prosoft and Trinity Learning will be reported on a consolidated basis. Under FASB 142 “Goodwill and Other Tangible Assets,” goodwill will not be amortized but will be evaluated for impairment each reporting period. As described in the Prosoft Unaudited Pro Forma Combined Condensed Financial Statements included in this proxy statement/prospectus, the amount of the excess purchase cost allocated to goodwill is estimated to be approximately $5.0 million. Should it be determined that the goodwill is impaired, the write-down of goodwill may adversely affect Prosoft’s results of operations in the foreseeable future, which could cause the market value of the combined company’s common stock to decline.

If the reverse stock split is effected in connection with the merger, it is possible it will not achieve the desired results.

Approval of the merger will also result in the Prosoft stockholders authorizing the Prosoft board of directors to effect a reverse stock split, in its discretion, of between one-for-two and one-for-ten, which if implemented by the Prosoft board would be effective immediately after the merger. The purpose of the reverse stock split is to increase the market price of Prosoft common stock in order to meet the listing requirements of Nasdaq or another major exchange. While Prosoft expects that the reverse stock split will result in an increase in the market price of the common stock, there can be no assurance that the reverse stock split will increase the market price of the common stock by a multiple of the split amount or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, Prosoft’s performance and prospects). As a result, there can be no assurance that Prosoft’s common stock will continue to meet the Nasdaq SmallCap Market or any other major exchange listing requirements. Also, should the market price of the common stock decline, the percentage decline may be greater than would pertain in the absence of a reverse stock split. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. Furthermore, the possibility exists that liquidity in the market price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. There can be no assurance that the reverse stock split will achieve the desired results.

Prosoft may not be able to maintain its Nasdaq listing or be successful in pursuing a new listing on Nasdaq or another major exchange after consummation of the merger.

Nasdaq has indicated to Prosoft that the proposed merger will be treated as a “reverse merger”, which would require under Nasdaq rules that the combined company qualify for initial inclusion on the Nasdaq SmallCap Market immediately following the merger, including having a $4.00 minimum bid price. Currently, Prosoft does not satisfy this requirement, so the merger proposal being presented to the Prosoft stockholders includes authorization to the Prosoft board of directors to effect a reverse stock split, at its discretion, between one-for-two and one-for-ten immediately following the merger. However, even if the reverse split is effected, there can be no assurances that Prosoft will satisfy the minimum bid price. If the combined company does not meet Nasdaq’s initial listing requirements, the combined company’s common stock may be delisted from Nasdaq, which will likely have adverse consequences on Prosoft’s stockholders. See “Risk Factors Regarding Prosoft – Prosoft’s common stock could be delisted from the Nasdaq Stock Market.”

If the conditions to the merger are not met, the merger will not occur.

Several conditions must be satisfied or waived to complete the merger. These conditions are described under “Conditions to Completion of the Merger” and in detail in the merger agreement. Certain of these conditions may be outside the control of either Prosoft or Trinity Learning. Prosoft and Trinity Learning cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Prosoft and Trinity Learning each may lose some or all of the intended benefits of the merger.

If the merger is not completed, Prosoft’s and Trinity Learning’s stock prices and future business and operations could be harmed.

If the merger is not completed, Prosoft and Trinity Learning may be subject to the following material risks:

•	under certain conditions, Trinity Learning may be required to pay Prosoft a termination fee of $500,000;

•	under certain conditions, Prosoft may be required to pay Trinity Learning a termination fee of $500,000;

•	the price of Prosoft or Trinity Learning common stock may decline if the current market prices of Prosoft and Trinity Learning common stock reflect a market assumption that the merger will be completed; and

•	Prosoft and Trinity Learning will each incur significant costs related to the merger, such as legal, accounting and the fees and expenses of their financial advisors, many of which costs must be paid even if the merger is not completed.

Further, with respect to Trinity Learning, if the merger is terminated and Trinity Learning’s board of directors determines to pursue another merger or business combination, it is not certain that Trinity Learning will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid by Prosoft in the merger. In addition, while the merger agreement is in effect, both Trinity Learning and Prosoft and their respective officers, board members and advisors are generally prohibited from soliciting, initiating or knowingly encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, other than those contemplated by the merger agreement.

The merger will result in substantial costs whether or not completed.

The merger will result in significant costs to Prosoft and Trinity Learning. Excluding costs associated with combining the operations of the two companies and severance benefits and costs associated with discontinuing some redundant business activities, direct transaction costs are estimated at approximately $1.0 million. These costs are expected to consist primarily of fees for investment bankers, attorneys, accountants, filing fees and financial printing. The aggregate amount of these costs may be greater than currently anticipated. A substantial amount of these costs will be incurred whether or not the merger is completed.

The rights of the Trinity Learning stockholders will be affected by the merger.

Stockholders of Trinity Learning, as of the effective time of the merger, will become holders of Prosoft common stock. Certain differences exist between the rights of stockholders of Trinity Learning under Utah law, Trinity Learning’s articles of incorporation and Trinity Learning’s bylaws, and the rights of stockholders of Prosoft under Nevada law, the articles of incorporation of Prosoft and the bylaws of Prosoft. See “Comparison of Rights of Stockholders of Prosoft and Trinity Learning.”

The merger may have a dilutive effect on consolidated earnings.

Although the companies believe that beneficial synergies will result from the merger, there can be no assurance that the combining of the two companies’ businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Prosoft common stock in connection with the merger may have the effect of reducing Prosoft net income per share from levels otherwise expected prospectively and could reduce the market price of the Prosoft common stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved.

The merger with Prosoft may create an opportunity loss for Trinity Learning as a stand-alone entity.

As a consequence of the merger, Trinity Learning stockholders will lose the chance to invest in the development and exploitation of Trinity Learning’s products on a stand-alone basis. It is possible that Trinity Learning, if it were to remain independent, could achieve economic performance superior to that which it could achieve as a subsidiary of Prosoft. Consequently, there can be no assurance that stockholders of Trinity Learning would not achieve greater returns on investment if Trinity Learning were to remain an independent company.

Risk Factors Regarding Prosoft

Prosoft has limited cash resources and may need to raise additional funds.

Prosoft is operating with limited cash resources. A moderate change to revenue-generating capability or expense structure could result in increased operating losses. Increased losses would erode Prosoft’s liquidity by further reducing cash resources.

Should Prosoft need to raise additional funds, the company cannot be certain that it will be able to obtain them on terms satisfactory to it. If Prosoft could not raise additional funds on terms satisfactory to it, the company would be forced to raise funds on terms that it would not otherwise accept or seek funds through other means such as the sale of some or all of its assets or operations.

Prosoft’s common stock could be delisted from the Nasdaq Stock Market.

On October 7, 2002, the trading of Prosoft’s common stock was transferred from the Nasdaq National Market System to the Nasdaq SmallCap Market as a result of Prosoft’s failure to satisfy the minimum $1.00 bid price per share requirement set forth in the Nasdaq Marketplace Rules. However, in order to remain on the Nasdaq SmallCap Market, Prosoft was required to satisfy the $1.00 bid price requirement by having a closing bid price of its common stock of at least $1.00 for a minimum of ten consecutive days, which the company, after several extensions from Nasdaq, achieved in April 2004.

If Prosoft again incurs a minimum bid price deficiency and if Nasdaq delists Prosoft’s common stock, then the common stock may be traded on the OTC Bulletin Board or the “pink sheets.” Many institutional and other investors refuse to invest in stocks that are traded at levels below the Nasdaq Markets, which could reduce the trading liquidity in Prosoft’s common stock or make the company’s effort to raise capital more difficult. OTC Bulletin Board and “pink sheets” stocks are often lightly traded or not traded at all on any given day. Any reduction in trading liquidity or active interest on the part of the investors in Prosoft’s common stock could have adverse consequences on its stockholders, either because of reduced market prices or lack of a regular, active trading market for Prosoft common stock.

Prosoft has incurred significant losses to date and may continue to incur losses in the future.

Prosoft has incurred net losses of approximately $100 million from inception through January 31, 2004. The company’s ability to generate revenue growth in the future is subject to uncertainty. There can be no assurance that Prosoft will be able to increase revenues, manage expenses, or maintain profitability. Should revenue decrease in the future, Prosoft may not be able to stem losses thereafter through expense reductions, given the magnitude of the reductions already implemented.

Prosoft faces intense competition in the training market.

Prosoft faces substantial competition in the education and training market. Competition in the ICT training market is intense and is affected by the rapidly evolving nature of the information technology industry. A number of other companies offer products and services similar to Prosoft’s, and additional new competitors may emerge in the future. Many of the company’s existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than does Prosoft. As a result, there is a risk that Prosoft will not be able to successfully compete with existing and future competitors, which would adversely affect the company’s financial performance.

Prosoft needs to respond to rapid technological changes.

In Prosoft’s industry, technology advances rapidly and industry standards change frequently. To remain competitive and improve profitability, the company must continually enhance its existing products and promptly introduce new products, services, and technologies to meet the changing demands of its customers. Prosoft’s failure to respond to technological changes quickly would adversely affect its financial performance.

The Prosoft stock price has historically been very volatile.

Prosoft’s common stock has experienced substantial price volatility, which may continue in the future. Additionally, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of Prosoft’s common stock. In addition to such broad market fluctuations, factors such as, but not limited to, the following may have a significant effect on the market price of Prosoft’s common stock:

•	the delisting of Prosoft’s common stock from the Nasdaq SmallCap Market;

•	fluctuations in the company’s operating results;

•	the perception by others of the company’s ability to obtain any necessary new financing;

•	a limited trading market for Prosoft’s common stock; and

•	announcements of new ventures or products and services by the company or its competitors.

Risk Factors Regarding Trinity Learning

Additional capital is necessary to sustain and grow Trinity Learning’s business.

For the foreseeable future, unless and until it attains profitable operations, Trinity Learning will likely experience a net operating loss or minimal net income. Thus, it will likely be dependent for the foreseeable future on capital raised in equity and/or debt financing, and there can be no assurance that it will be able to obtain such financing on favorable terms, if at all.

Trinity Learning’s business strategy is based on acquiring and consolidating additional suitable operating companies at attractive valuations.

Trinity Learning’s growth strategy includes integrating its recent acquisitions and building a world-wide learning technology company. Acquisitions involve various inherent risks, such as:

•	the ability to assess accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to integrate acquired businesses and to achieve identified financial and operating synergies anticipated to result from an acquisition; and

•	unanticipated changes in business and economic conditions affecting an acquired business.

Trinity Learning needs to successfully integrate recently acquired and potential additional operating companies.

As a result of recent acquisitions, and as part of its general business strategy, Trinity Learning expects to experience significant growth and expects such growth to continue into the future. This growth is expected to place a significant strain on Trinity Learning’s management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on the company’s financial condition or results of operations.

There can be no assurance that Trinity Learning will be able to effectively integrate the acquired companies with its own operations. Expansion will place significant demands on Trinity Learning’s marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, its performance and profitability will depend on the ability of its officers and key employees to (i) manage its business and subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain service quality controls, and (v) attract, train, retain, motivate and manage effectively its employees. There can be no assurance that Trinity Learning will integrate and manage successfully new systems, controls and procedures for its business, or that its systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support its projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively its employees could have a material adverse effect on its business, financial condition and results of operations.

Trinity Learning is controlled by its officers and directors.

Trinity Learning’s directors and executive officers beneficially own a significant percentage of the company’s outstanding shares of common stock. As a result, these people exert substantial influence over Trinity Learning’s affairs and may have the ability to substantially influence all matters requiring approval by the stockholders, including the election of directors.

Trinity Learning is subject to compliance with securities law, which exposes it to potential liabilities, including potential rescission rights.

Trinity Learning has periodically offered and sold its common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon the company’s conduct and that of those persons contacting prospective investors and making the offering.

Trinity Learning has not received a legal opinion to the effect that any of its prior offerings were exempt from registration under any federal or state law. Instead, it has relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, Trinity Learning would face severe financial demands that could adversely affect its business and operations. Additionally, if it did not in fact qualify for the exemptions upon which it has relied, Trinity Learning may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Trinity Learning’s growth strategy is dependent on a variety of requirements, any one of which may not be met.

Trinity Learning’s growth strategy and future profitability will be dependent on its ability to recruit additional management, operational and sales professionals and to enter into contracts with additional customers in global markets. There can be no assurance that its business development, sales, or marketing efforts will result in additional customer contracts, or that such contracts will result in profitable operations. Further, Trinity Learning’s growth strategy includes plans to achieve market penetration in additional industry segments. In order to remain competitive, it must (a) continually improve and expand its workplace learning and other curricula, (b) continually improve and expand technology and management-information systems, and (c) retain and/or recruit qualified personnel including instructional designers, computer software programmers, learning consultants, sales engineers, and other operational, administrative and sales professionals. There can be no assurance that it will be able to meet these requirements.

Trinity Learning’s business will suffer if technology-enabled learning products and services are not widely adopted.

Trinity Learning’s technology-enabled solutions represent a new and emerging approach for the workplace learning and education, and training market. Trinity Learning’s success will depend substantially upon the widespread adoption of e-learning products for education and training. The early stage of development of this market makes it difficult to predict customer demand accurately. The failure of this market to develop, or a delay in the development of this market — whether due to technological, competitive or other reasons — would severely limit the growth of Trinity Learning’s business and adversely affect its financial performance.

Trinity Learning faces significant competition from other companies.

The education marketplace is fragmented yet highly competitive and rapidly evolving, and is expected to continue to undergo significant and rapid technological change. Other companies may develop products and services and technologies superior to Trinity Learning’s services which may result in its services becoming less competitive. Many of these companies have substantially greater financial, manufacturing, marketing and technical resources than Trinity Learning and represent significant long-term competition. To the extent that these companies offer comparable products and services at lower prices, or higher quality and more cost effective, Trinity Learning’s business could be adversely affected.

Trinity Learning’s future growth depends on successful hiring and retention, particularly with respect to sales, marketing and development personnel, and it may be unable to hire and retain the experienced professionals it needs to succeed.

Failure on the part of Trinity Learning to attract and retain sufficient skilled personnel, particularly sales and marketing personnel and product development personnel, may limit the rate at which it can grow, may adversely affect the quality or availability of its products and may result in less effective management of its business, any of which may harm its business and financial performance. Qualified personnel are in great demand throughout the learning and software development industry. Moreover, newly hired employees generally take several months to attain full productivity, and not all new hires satisfy performance expectations.

The length of the sales cycle for services may make Trinity Learning’s operating results unpredictable and volatile.

The period between initial contact with a potential customer and the purchase of Trinity Learning’s products by that customer typically ranges from six to eighteen months. Factors that contribute to the long sales cycle include (a) the need to educate potential customers about the benefits of its services; (b) competitive evaluations and bidding processes managed by customers; (c) customers’ internal budgeting and corporate approval processes; and (d) the fact that large corporations often take longer to make purchasing decisions due to the size of their organizations.

Trinity Learning’s business may suffer if it is not successful in developing, maintaining and defending proprietary aspects of technology used in its products and services.

Trinity Learning’s success and ability to compete are dependent, to a significant degree, on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing the proprietary rights of others. Litigation may be necessary in the future to enforce Trinity Learning’s intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, even if Trinity Learning prevailed, could be costly and divert resources and could have a material adverse effect on Trinity Learning’s business, operating results and financial condition. Trinity Learning can give no assurance that its means of protecting its proprietary rights will be adequate, or that its competitors will not independently develop similar technology. Any failure by Trinity Learning to protect its intellectual property could have a material adverse effect on its business, operating results and financial condition.

There can be no assurance that other parties will not claim that Trinity Learning’s current or future products infringe their rights in the intellectual property. Trinity Learning expects that developers of enterprise applications will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays or require Trinity Learning to enter into marginally acceptable terms. A successful infringement claim against Trinity Learning, and its failure or inability to license the infringed rights or develop license technology with comparable functionality, could have a material adverse effect on its business, financial condition and operating results.

Trinity Learning integrates third-party software into some of its products. This third-party software may not continue to be available on commercially reasonable terms. Trinity Learning believes, however, there are alternative sources for such technology. If Trinity Learning is unable to maintain licenses to the third-party software included in its products, distribution of its products could be delayed until equivalent software could be developed or licensed and integrated into its products. This delay could materially adversely affect Trinity Learning’s business, operating results and financial condition.

Laws and regulations can affect Trinity Learning’s operations and may limit its ability to operate in certain jurisdictions.

Providers of educational programs to the public must comply with many laws and regulations of federal, state and international governments. Trinity Learning believes that it and its operating subsidiaries are in substantial compliance with all laws and regulations applicable to its learning business in the various jurisdictions in which it and its subsidiaries operate. However, laws and regulations in the various jurisdictions in which Trinity Learning’s subsidiaries operate that target educational providers could affect Trinity Learning’s operations in the future and could limit the ability of various of its subsidiaries to obtain authorization to operate in certain jurisdictions. If Trinity Learning or various of its subsidiaries had to comply with, or was found in violation of, a jurisdiction’s current or future licensing or regulatory requirements, Trinity Learning could be subject to civil or criminal sanctions, including monetary penalties; Trinity Learning could also be barred from providing educational services in that jurisdiction. In addition, laws and regulatory decisions in many areas other than education could also adversely affect Trinity Learning’s operations. Complying with current or future legal requirements could have a material adverse effect on Trinity Learning’s operating results and stock price.

Changes in exchange rates can unpredictably and adversely affect Trinity Learning’s consolidated operating results.

Trinity Learning’s consolidated financial statements are prepared in U.S. dollars, while the operations of its foreign subsidiaries are conducted in their respective local currencies. Consequently, changes in exchange rates can unpredictably and adversely affect Trinity Learning’s consolidated operating results, and could result in exchange losses. Trinity Learning does not hedge against the risks associated with fluctuations in exchange rates. Although it may use hedging techniques in the future, it may not be able to eliminate or reduce the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on Trinity Learning’s operating results and stock price.

Trinity Learning’s business is also subject to other risks associated with international operations.

Trinity Learning’s financial results may be adversely affected by other international risks, such as:

•	difficulties in translating its courses into foreign languages;

•	international political and economic conditions;

•	changes in government regulation in various countries;

•	trade barriers;

•	difficulty in staffing foreign offices, and in training and retaining foreign instructors;

•	adverse tax consequences; and

•	costs associated with expansion into new territories.

Trinity Learning expects that international revenues will continue to be a significant portion of its total revenues. If it fails to adequately anticipate and respond to the risks associated with international operations, this failure could have a material adverse effect on Trinity Learning’s operating results and stock price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not unduly rely on these forward-looking statements. This joint proxy statement/prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Prosoft and Trinity Learning use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:

•	their business and growth strategy and the anticipated benefits of such strategies;

•	their plans for future product development;

•	the expected demand for and benefits of their product offerings;

•	their expectations regarding the competitive conditions in the education and training market;

•	their ability to integrate their capabilities and technology and expand their product offerings;

•	the anticipated benefits from the businesses and technologies they have acquired or intend to acquire;

•	their ability to strengthen their competitive position;

•	their anticipated future revenues;

•	their profitability and ability to remain profitable;

•	their expected operating losses;

•	their anticipated costs of revenues;

•	their anticipated product development expenses;

•	their anticipated sales, marketing, general and administrative expenses;

•	their anticipated amortization expenses;

•	their anticipated levels of interest expense;

•	their anticipated income tax provisions;

•	their anticipated capital equipment expenditures; and

•	their anticipated cash needs.

Forward-looking statements in this joint proxy statement/prospectus are not guarantees and are subject to known and unknown risks, uncertainties and other factors that may cause Prosoft’s and Trinity Learning’s actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in the section entitled “Risk Factors” on page 20 and elsewhere in this joint proxy statement/prospectus.

These forward-looking statements apply only as of the date of this joint proxy statement/prospectus. Prosoft and Trinity Learning undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the merger.

Background

In May 2003, a financial advisor to Trinity Learning, M-1 Advisors, LLC, identified Prosoft as a potential strategic partner or acquisition candidate, whereupon Trinity Learning’s management conducted an initial review of Prosoft’s business through analysis of Prosoft’s website and SEC public filings.

On May 22, 2003, Trinity Learning’s CEO, Douglas Cole, and President, Edward Mooney, and Prosoft’s CEO, Robert Gwin, participated in a conference call to discuss each other’s respective businesses and strategies. Also participating on the call was Trinity Learning’s financial advisor.

On June 11, 2003, the two companies exchanged confidentiality agreements, which was followed by an exchange of preliminary financial information, including historical operating results and summary financial projections.

During July and August 2003, Mr. Cole and Mr. Gwin conducted approximately three telephonic discussions regarding a potential business relationship between their respective companies, including a possible business combination.

On September 8, 2003, Mr. Cole and Mr. Mooney met with Mr. Gwin and Benjamin Fink, Prosoft’s COO, to visit the corporate headquarters of Prosoft in Phoenix, Arizona. The site visit included a tour of the Prosoft facility, discussion of products, services and other aspects of the operations of Prosoft, and introduction to various personnel of Prosoft. A substantial discussion followed regarding the potential shared strategic vision of Trinity Learning and Prosoft.

On October 1, 2003, Mr. Gwin and Mr. Fink visited the corporate headquarters of Trinity Learning in Berkeley, California to meet with Mr. Cole, Mr. Mooney, and Christine Larson, Trinity’s Learning’s Chief Financial Officer, and discuss existing and planned operations of Trinity Learning, as well as Trinity Learning’s corporate finance strategy.

In November 2003, Trinity Learning and Prosoft discussed a transaction that contemplated the acquisition of Prosoft by Trinity Learning, with Trinity Learning issuing shares in exchange for Prosoft shares. This proposed structure was based on the relative valuations of the two companies at the time. Mr. Gwin discussed the preliminary structure with the Prosoft board of directors at a meeting on November 13, 2003, and the board directed management to pursue further discussions with Trinity Learning concerning a business combination or relationship.

From late November 2003 to early January 2004, Trinity Learning’s management was focused on additional merger and acquisition activities, including the subsequent acquisition of Virtual Learning Partners, AS in Norway. Prosoft’s management team was focused primarily on internal operating activities. During this period, the parties remained in contact and discussed various potential transaction structures, but no substantial development occurred with regard to the initial proposed business combination or any other possible business relationship.

In January 2004, based on continuing developments with regard to the firms’ market valuations, operations and other corporate development activities, the parties resumed focused discussions regarding a possible business combination.

On January 16, 2004, a preliminary term sheet was circulated that proposed the terms and conditions that led to the current transaction. Over the next ten days, the terms and conditions were negotiated between the executive management teams of the two companies. On January 26, 2004, the parties agreed upon a non-binding term sheet for the proposed transaction.

In February 2004, Trinity Learning’s legal counsel prepared drafts of a merger agreement that were circulated and reviewed by Trinity Learning and Prosoft management, and their respective attorneys. Meanwhile, members of Prosoft’s management team performed substantial due diligence, including on-site financial and operational due diligence at Trinity Learning’s headquarters in Berkeley performed by Mr. Fink and by Prosoft’s financial advisor, Bengur Bryan & Co. Mr. Fink met with Mr. Mooney and Ms. Larson and was provided with access to detailed information regarding Trinity Learning and all of its operating subsidiaries.

On February 19, 2004, Trinity Learning’s board of directors met telephonically to discuss the proposed merger agreement which had been circulated to all board members. Mr. Cole discussed the key terms and conditions of the merger, including certain conditions related to certain necessary regulatory approvals, including continued good standing of Prosoft on the NASDAQ SmallCap Market subsequent to closing of the proposed merger. Mr. Michael Doherty of Doherty & Company, LLC participated in part of the telephonic meeting and presented a verbal fairness opinion with respect to the proposed merger to the board of directors. After a question and answer period, Mr. Doherty left the meeting, following which the board of directors present discussed the proposed merger and the fairness opinion and voted unanimously to approve the merger agreement and to authorize Mr. Cole to execute the final merger agreement.

On February 22, 2004, Prosoft’s board of directors met telephonically to discuss the proposed merger agreement which had been circulated to all board members. Mr. Gwin and the other board members discussed the key terms and conditions of the merger, other potential strategic opportunities, and engaged in a detailed discussion reviewing the current financial situation of the company, including sales activity, expense control, potential contracts, and future forecasts and opportunities. Two of the outside member of the board of directors reported on a verbal fairness opinion on the proposed merger from Bengur Bryan & Co. The board of directors of Prosoft unanimously approved the merger agreement and authorized Mr. Gwin to execute the final agreement.

On February 23, 2004, Mr. Gwin of Prosoft and Mr. Cole of Trinity Learning executed the transaction document. In conjunction with the execution of the document, management of Trinity Learning and Prosoft drafted and subsequently issued, on February 23, 2004, press releases to describe the merger agreement and proposed transaction. In addition, on February 24, 2004, Mr. Cole, Mr. Mooney and Mr. Gwin held a conference call for their investors and other interested parties to address the merger and its benefits to the stockholders of each firm.

Reasons for the Merger

Prosoft’s Reasons for the Merger and Factors Considered by the Prosoft Board of Directors

Prosoft’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Prosoft and its stockholders. Accordingly, Prosoft’s board of directors has approved the merger agreement and the consummation of the merger.

The Prosoft board of directors considered a number of factors in concluding that the acquisition of Trinity Learning is beneficial to Prosoft and its stockholders, including:

•	Prosoft’s stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

•	the benefits of being part of a larger combined company and the risks of continuing to be an independent company, given the possible geographic and product-line synergies between the two companies and given Prosoft’s relatively small size, limited financial resources, and access to capital;

•	the revenue and operations of the combined company is anticipated to facilitate the attraction of financial resources and strategic relationships not currently available to Prosoft alone, which has a need for such resources and relationships in order to grow its business;

•	the ability to achieve synergies with respect to its core businesses, including an increased operating presence outside of the United States, and the expected ability to market additional non-technology products and services through its existing domestic distribution channels; and

•	the opinion of Bengur Bryan & Co., including its related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Annex D to this document) that the exchange ratio is fair to the stockholders of Prosoft from a financial point of view.

The Prosoft board of directors considered a number of potentially negative factors in its deliberation of the merger, including:

•	the transaction costs expected to be incurred in connection with the merger, whether it is successfully completed or not;

•	the risk that the synergies and opportunities perceived in the merger will not be achieved;

•	the risk that the merger will not be completed and the non-completion could result in potential adverse effects on Prosoft’s sales and operating performance, ability to attract and retain key employees, and overall competitive position;

•	the risk that key technical, sales and management personnel might not remain employees of Prosoft or Trinity Learning following the merger; and

•	the other risks described under “Risk Factors – Risk Factors Regarding the Merger” beginning at page 20.

Prosoft’s board of directors consulted with Prosoft senior management, as well as Prosoft’s financial advisor, legal counsel and independent accountants, in reaching its decision to approve the merger. Among the factors considered by Prosoft’s board of directors in its deliberations were the following:

•	the possibility of other strategic alternatives to the merger for enhancing stockholder value;

•	the impact the merger might have on customers, suppliers and employees;

•	historical, current and expected industry, market and economic conditions;

•	other growth opportunities available in the market;

•	Prosoft’s independent ability to attract capital and relationships in the market necessary to grow its businesses;

•	current market conditions and historical trading information with respect to Prosoft and Trinity Learning common stock;

•	Prosoft management’s view of the financial condition, results of operations, assets, liabilities, business and prospects of both Prosoft and Trinity Learning after giving effect to the merger; and

•	historical information concerning Prosoft’s and Trinity Learning’s respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year for each company filed with the SEC.

Prosoft’s board of directors does not intend the foregoing discussion of information and factors to be exhaustive, but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Prosoft’s board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination of the board of directors was made after taking into consideration all of the factors as a whole. In addition, individual members of Prosoft’s board of directors may have given different weights to the different factors.

Trinity Learning’s Reasons for the Merger and Factors Considered by the Trinity Learning Board of Directors

Trinity Learning’s board of directors determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Trinity Learning and its stockholders. Accordingly, Trinity Learning’s board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

In reaching its decision, Trinity Learning’s board of directors identified several potential benefits of the merger, the most important of which included:

•	Trinity Learning’s stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

•	the balance of the benefits of being part of a combined company and the risks of continuing to be an independent company, especially in light of possible geographic and product-line synergies between the two companies and particularly in light of Trinity Learning’s relatively small size and limited resources;

•	the revenue and operations of the combined company is anticipated to facilitate the attraction of financial resources and strategic relationships not currently available to Trinity Learning and the need for such resources and relationships in order to grow the business of Trinity Learning; and

•	the ability to achieve synergies with respect to business services including an increased operating presence in the United States, and the ability to market products and services related to computer and information technology services and related professional certifications.

Trinity Learning’s board of directors considered a number of potentially negative factors in its deliberation of the merger, including:

•	the risk to Trinity Learning’s stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;

•	the risk that the synergies and opportunities in the merger will not be achieved;

•	the risk that the merger will not be completed;

•	the potential adverse effects of the public announcement of the merger on:

•	Trinity Learning’s sales and operating results;

•	Trinity Learning’s ability to attract and retain key employees;

•	the progress of certain strategic initiatives; and

•	Trinity Learning’s overall competitive position;

•	the risk that key technical, sales and management personnel might not remain employees of Prosoft or Trinity Learning after the merger closes;

•	the impact of the loss of Trinity Learning’s status as an independent company on Trinity Learning’s stockholders, employees, and business services clients;

•	the transaction costs expected to be incurred in connection with the merger; and

•	the other risks described under “Risk Factors – Risk Factors Regarding the Merger” beginning on page 20.

Trinity Learning’s board of directors consulted with Trinity Learning’s senior management, as well as its legal counsel, independent accountants and financial adviser, in reaching its decision to approve the merger. Among the factors considered by Trinity Learning’s board of directors were the following:

•	historical information concerning Prosoft’s and Trinity Learning’s respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the SEC;

•	Trinity Learning’s management’s view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Prosoft and Trinity Learning after giving effect to the merger;

•	current market conditions and historical trading information with respect to Prosoft and Trinity Learning common stock;

•	comparable merger transactions in Trinity Learning’s market and strategic alternatives to the proposed transaction;

•	the opinion of Doherty & Company, LLC, including their related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Annex C to this document) that the exchange ratio is fair to the stockholders of Trinity Learning from a financial point of view;

•	the difficulties Trinity Learning experienced in attracting needed capital;

•	the expected tax-free treatment to Trinity Learning’s stockholders;

•	the impact the merger might be expected to have on customers, suppliers and employees; and

•	the principal terms of the merger agreement.

After due consideration, Trinity Learning’s board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

Trinity Learning’s board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Trinity Learning’s board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of Trinity Learning’s board of directors may have given different weights to the different factors.

Recommendation of the Boards of Directors

After careful consideration, the full Trinity Learning board of directors unanimously determined that the terms of the merger agreement and the merger on the terms and conditions set forth in the merger agreement are advisable and are fair to, and in the best interests of, Trinity Learning and its stockholders. The Trinity Learning board of directors has approved the merger agreement and the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that the stockholders of Trinity Learning vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

After careful consideration, the full Prosoft board of directors unanimously determined that the terms of the merger agreement and the merger on the terms and conditions set forth in the merger agreement are advisable and are fair to, and in the best interests of, Prosoft and its stockholders. The Prosoft board of directors has approved the merger agreement and the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that the stockholders of Prosoft vote “FOR” the approval and adoption of the merger agreement and approval of the merger and certain other matters relating to the merger as described in this joint proxy statement/prospectus.

Opinion of Financial Advisor to the Board of Directors of Trinity Learning

Trinity Learning engaged Doherty & Company, LLC to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger, to Trinity Learning’s stockholders. Doherty & Company, LLC is an investment banking firm that is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Trinity Learning selected Doherty & Company, LLC as its financial advisor because of its reputation and experience. Doherty & Company, LLC presented its analysis and valuation methodology and its oral opinion with respect to the merger to each of the directors on or prior to March 23, 2004, the day as of which it delivered its written opinion.

The full text of Doherty & Company, LLC’s written opinion to Trinity Learning’s board of directors is attached as Annex C to this joint proxy statement/prospectus. This opinion sets forth the assumptions made, procedures followed, other matters considered and limitations of the review undertaken. Doherty & Company, LLC’s opinion has been incorporated in its entirety into this document and this section by reference and we urge you to read the opinion carefully and in its entirety. This section is only a summary of the Doherty & Company, LLC opinion and as a summary is qualified by reference to, and not a substitute for, the full text of the opinion.

In connection with its opinion, Doherty & Company, LLC reviewed among other things:

•	the merger agreement;

•	certain publicly available financial, operating and business information related to Trinity Learning;

•	certain internal financial information of Trinity Learning prepared for financial planning purposes and furnished by Trinity Learning’s management;

•	certain publicly available market and securities data of Trinity Learning;

•	to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Trinity Learning operates; and

•	to the extent publicly available, financial data of selected public companies deemed comparable to Trinity Learning.

In addition, Doherty & Company, LLC had discussions with members of the management of Trinity Learning concerning its financial condition, current operating results and business outlook.

In connection with its review, Doherty & Company, LLC relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Trinity Learning or otherwise, and did not assume responsibility for the independent verification of such information. Doherty & Company, LLC relied upon the assurances of Trinity Learning’s management that the information provided to it was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that management was not aware of any information or facts that would make the information provided to it incomplete or misleading. Doherty & Company, LLC expressed no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. Doherty & Company, LLC also assumed that the merger will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

Trinity Learning agreed to pay Doherty & Company, LLC a $50,000 fee in connection with the rendering of its opinion and has paid that fee in full.

Trinity Learning also agreed to pay a fee of $265,000 to a financial advisor, M-1 Advisors, LLC, upon consummation of the merger. This fee was based on the transaction value using the Lehman Formula as follows: 5% of the first $1 million, 4% of the next million, 3% of the next million, 2% of the next million, and 1% of each million thereafter.

Opinion of Financial Advisor to the Board of Directors of Prosoft

Prosoft engaged Bengur Bryan & Co., Inc. to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger, to Prosoft’s stockholders. Bengur Bryan is an investment banking firm that is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prosoft selected Bengur Bryan as its financial advisor because of its reputation and experience. Bengur Bryan presented its analysis and valuation methodology and its oral opinion with respect to the merger to the directors on or prior to February 22, 2004, the date of final approval of the merger agreement by the Prosoft board of directors, and subsequently confirmed in writing on March 2, 2004 its opinion that, as of that date and subject to the various assumptions and limitations summarized below, the exchange ratio in the merger was fair, from a financial point of view, to the Prosoft stockholders.

The full text of Bengur Bryan’s written opinion to Prosoft’s board of directors is attached as Annex D to this joint proxy statement/prospectus. This opinion sets forth the assumptions made, procedures followed, other matters considered and limitations of the review undertaken. The Bengur Bryan opinion is incorporated in its entirety into this document and this section by reference and stockholders are urged to read the opinion carefully and in its entirety. This section sets forth only a summary of the Bengur Bryan opinion and as a summary is qualified by reference to, and not a substitute for, the full text of the opinion.

Bengur Bryan provided its opinion to Prosoft’s board of directors solely for the purpose of evaluating the merger. The Bengur Bryan opinion is not a recommendation as to how any Prosoft stockholder should vote on or otherwise respond to all or any portion of the merger.

In connection with its opinion, Bengur Bryan, among other things:

•	reviewed the financial terms of the merger agreement and certain other related agreements;

•	reviewed certain publicly available business and financial information relating to Prosoft and Trinity Learning;

•	reviewed certain other information relating to Prosoft and Trinity Learning, and met with managements of Prosoft and Trinity Learning to discuss the operations, financial condition and future prospects of Prosoft and Trinity Learning;

•	reviewed and analyzed certain publicly available current and historical financial and reported stock market data relating to comparable public companies that Bengur Bryan deemed relevant;

•	reviewed the reported prices and trading activity for Prosoft common stock and Trinity Learning common stock;

•	analyzed certain publicly available information concerning the terms of comparable merger and acquisition transactions that Bengur Bryan deemed relevant; and

•	conducted such other financial studies, analyses and investigations and considered such other historical information as Bengur Bryan deemed necessary or appropriate.

In connection with its review, Bengur Bryan assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or was supplied to it by Prosoft or Trinity Learning. Bengur Bryan did not make an independent appraisal or evaluation of the assets, properties or liabilities of Prosoft or Trinity Learning and was not furnished with any such appraisal or valuations. Bengur Bryan did not review any of the books and records of Prosoft or Trinity Learning and did not assume any responsibility to conduct, and did not conduct, a physical inspection of the properties or facilities of Prosoft or Trinity Learning.

Bengur Bryan based its opinion on information, market, economic, financial, legal and certain other conditions, circumstances and events existing and disclosed to it as of March 2, 2004. Bengur Bryan’s opinion did not consider the effect of a public announcement of the proposed merger on the public trading price of Prosoft common stock prior to the closing of the merger. It is understood that subsequent information and developments may affect the conclusions reached in the Bengur Bryan opinion and that it does not have any obligation to update, revise or reaffirm this opinion. In addition, for purposes of rendering its opinion, Bengur Bryan assumed that the merger will be consummated on the financial terms and other terms and conditions described in the merger agreement, that the representations and warranties of each party contained in the agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without waiver or modification thereof. Bengur Bryan also assumed that, in the course of obtaining the necessary governmental, regulatory or other approvals and consents for the merger, no limitations, restrictions or conditions will be imposed that would materially adversely affect the merger.

Prosoft agreed to pay Bengur Bryan a non-refundable fee of $75,000 in connection with the rendering of its fairness opinion. This fee was not conditioned on the consummation of the merger and has been paid in full by Prosoft. In addition to this fee and whether or not the merger is consummated, Prosoft agreed to pay Bengur Bryan’s reasonable out-of-pocket expenses, and to indemnify Bengur Bryan and related persons against various liabilities, including certain liabilities under the federal securities laws. Bengur Bryan has not previously provided financial advisory services or any form of services for a fee or otherwise to Prosoft, Trinity Learning, or any related entities. Certain of Bengur Bryan’s stockholders, however, are general partners of an entity of which Charles McCusker, a member of Prosoft’s board of directors, is also a general partner.

Interests of Certain Persons in the Merger

In considering the recommendation of the Trinity Learning and Prosoft boards of directors to approve and adopt the merger, stockholders should be aware that some members of the management and the board of directors of Trinity Learning and Prosoft have interests in the merger that are different from, or in addition to, the interests of stockholders of the companies generally.

Stock Options

All executive officers of Trinity Learning, including Doug Cole and Edward Mooney who are also directors of Trinity Learning, are holders of stock options to purchase Trinity Learning common stock. Pursuant to the merger agreement, all stock options of Trinity Learning will be assumed by Prosoft and will be replaced and substituted with options to acquire shares of Prosoft common stock with appropriate adjustments, if any, in share amounts and exercise price to reflect the exchange ratio in the merger. All other terms of the options, including the vesting schedule, will remain unchanged. See the discussion under the section entitled “The Merger Agreement — Treatment of Stock Options.”

Prosoft Board Seats

Pursuant to the terms of the merger agreement, Prosoft’s board of directors following the merger will consist of eight persons, six of whom will be nominated by Trinity Learning. It is anticipated that certain of Trinity Learning’s current directors will be nominated to fill four of these positions on Prosoft’s board of directors and Trinity Learning will designate two new independent directors. See “The Merger Agreement – Directors and Officers.”

Management Positions and Employment Agreements

The merger agreement provides that the executive officers of Trinity Learning, including Doug Cole and Edward Mooney, each of whom is a director of Trinity Learning, shall enter into employment agreements with

Prosoft upon completion of the merger. See “Additional Prosoft Annual Meeting Matters – Election of Two Class I Directors – Management of Prosoft After the Merger.” It is anticipated that the employment agreements entered into between Prosoft and Trinity Learning’s executive officers will be on terms substantially similar to those contained in such officers’ present employment agreements with Trinity Learning. See “Information About Trinity Learning – Executive Compensation.”

Contractual Payments

Under the change of control provisions of his current employment agreement with Prosoft, Robert Gwin, Chairman and CEO of Prosoft, will receive a payment of $300,000 upon the closing of the merger. In addition, all of Mr. Gwin’s unvested options shall vest upon closing of the merger. See “ Election of Two Prosoft Class I Directors – Employment Agreement, Termination of Employment Agreement, and Change in Control Arrangement.”

Dissenters’ Rights

Sections 1301-1331 of Part 13 of the Utah Act (“Part 13”) provide dissenters’ rights to stockholders of Utah corporations in certain situations, including consummation of the transactions contemplated by the merger agreement. Holders of Trinity Learning common stock are accordingly entitled to dissenters’ rights under the Utah Act. If holders of Trinity Learning common stock exercise dissenters’ rights in connection with the merger in compliance with the provisions of Part 13, any Dissenting Shares (as defined below) will be exchanged for such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the Utah Act.

The following summary of the provisions of Part 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Part 13, a copy of which is attached hereto as Annex B and is incorporated herein by reference.

If the merger is approved by the required vote of the Trinity Learning stockholders and is not abandoned or terminated, each holder of Trinity Learning common stock who does not vote its shares in favor of the merger and who complies with the procedures set forth in Part 13 will be entitled to have his or her shares of Trinity Learning common stock purchased by the corporation surviving the merger for cash at their Fair Value (as defined below). (For the purposes of this discussion of dissenters’ rights, “Trinity Learning” shall also refer to such surviving corporation.) The “Fair Value” of such shares will be determined as of the day before the effectuation of the merger, excluding any appreciation or depreciation in anticipation of the proposed sale. Those shares with respect to which holders of Trinity Learning common stock have perfected their purchase demand in accordance with Part 13 and have not effectively withdrawn or lost such rights are referred to in this summary as the “Dissenting Shares.”

In order to avoid forfeiting his or her dissenters’ rights, prior to the vote taken to approve the proposed merger, a holder of Trinity Learning common stock who wishes to assert dissenters’ rights must deliver written notice to Trinity Learning of his or her intent to demand payment for shares if the proposed merger is approved. In addition, any such holder of Trinity Learning common stock (a “Dissenting Stockholder”) must not vote any of his or her shares in favor of the proposed merger.

Within ten days after approval of the merger by the holders of Trinity Learning common stock, Trinity Learning must mail a notice of such approval (the “Approval Notice”) to all Dissenting Stockholders who are entitled to demand payment for their shares under Part 13, together with (a) a statement of the procedures to be followed in order for the Dissenting Stockholder to pursue his or her dissenters’ rights, (b) a copy of Part 13, (c) a form for demanding payment, and (d) a statement that Trinity Learning must receive the payment demand and certificate(s) representing Dissenting Shares within thirty (30) days.

A Dissenting Stockholder must, within 30 days after the date on which the Approval Notice is mailed to such Stockholder, demand in writing from Trinity Learning the purchase of his or her Dissenting Shares and payment to the Dissenting Stockholder of the fair market value of such shares and must submit the certificate(s) representing the shares to Trinity Learning in accordance with the terms of the Approval Notice. A Dissenting Stockholder who does not demand payment and deposit share certificates as required by the date set in the Approval Notice is not entitled to payment for shares under Part 13. A Dissenting Stockholder should mail or deliver his written demand for payment to: Trinity Learning Corporation, 1831 Second Street, Berkeley, California 94710, Attn: Doug Cole, President. The demand should specify the Dissenting Stockholder’s name and mailing address, the number of Dissenting Shares owned by such Stockholder, and should state that such holder is demanding purchase of his or her shares in payment of their Fair Value. Upon the later of the effectuation of the merger and receipt of each payment demand made pursuant to Part 13, Trinity Learning shall pay the amount it estimates to be the Fair Value of the Dissenting Shares, plus interest at the legal rate of interest to each Dissenting Stockholder who has complied with the requirements of Part 13 and who has not yet received payment. The payment by Trinity Learning constitutes an offer by it to purchase all of its Dissenting Shares at the stated amount. Only a holder of record of Trinity Learning common stock as of the record date for the Trinity Learning stockholder meeting (or his duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder’s name.

Any Dissenting Stockholder who has not accepted an offer made by Trinity Learning for its shares, may, within 30 days after Trinity Learning first offered payment for such shares, notify Trinity Learning in writing of his or her own estimate of the Fair Value of his Dissenting Shares and demand payment of the estimated amount, plus interest, less any payment made under Part 13, if (i) the Dissenting Stockholder believes that the amount offered or paid by Trinity Learning under Part 13 is less than the Fair Value of his or her shares, (ii) Trinity Learning fails to make payment within 60 days after the date set by it as the date by which it must receive the payment demand, or (iii) Trinity Learning, having failed to complete the proposed merger, does not return share certificates deposited by a Dissenting Stockholder as required by Part 13. If Trinity Learning denies that the stock certificates sent by a Dissenting Stockholder represent Dissenting Shares, or if Trinity Learning and a Dissenting Stockholder fail to agree upon the fair market value of the shares, then within 60 days after receiving the payment demand, Trinity Learning must petition a Utah District Court (the “Court”) to determine whether the shares are Dissenting Shares or to determine the Fair Value of such Dissenting Stockholder’s shares, or both. If Trinity Learning does not commence the proceeding within the 60-day period, it shall pay each Dissenting Stockholder whose demand remains unresolved the amount demanded. Trinity Learning shall make all Dissenting Stockholders whose demands remain unresolved, parties to the proceeding as an action against their shares. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of Fair Value. Each Dissenting Stockholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the Court finds that the Fair Value of his or her shares, plus interest, exceeds the amount paid by Trinity Learning.

Dissenting Shares lose their status as Dissenting Shares if (a) the merger is abandoned; (b) the shares are transferred prior to their submission for the required endorsement; (c) the Dissenting Stockholder fails to make a written demand for purchase; (d) the Dissenting Stockholder votes to approve and adopt the merger agreement; (e) the Dissenting Stockholder and Trinity Learning do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither Trinity Learning nor the Stockholder files a complaint within 60 days after the mailing of the Approval Notice; or (f) with the consent of Trinity Learning, as applicable, the Dissenting Stockholder delivers to Trinity Learning a written withdrawal of such Dissenting Stockholder’s demand for purchase of his shares.

Prosoft has the right to terminate the merger agreement if dissenters’ rights are exercised by holders of more than 2% of the total number of shares of Trinity Learning common stock outstanding immediately prior to the merger.

Accounting Treatment

In accordance with generally accepted accounting principles of the United States of America, the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise. Subsequent to the merger, the results of operations of Prosoft will be included in the consolidated financial statements of Trinity Learning. The purchase price will be allocated based on the fair values of the Prosoft assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142. “Goodwill and Other Intangible Assets,” goodwill and intangibles that are deemed to have an indefinite life will no longer be subject to amortization over their estimated useful life. Rather, goodwill and these certain intangibles will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Trinity Learning will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for the purpose of disclosing unaudited pro forma information in this joint proxy statement/prospectus, Trinity Learning has made preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Federal Securities Laws Consequences

All shares of Prosoft common stock received by Trinity Learning stockholders in the merger will be freely transferable, except that shares of Prosoft common stock received by persons who are deemed to be “affiliates,” as such term is defined under the Securities Act of 1933, as amended (the “Securities Act”), of Trinity Learning prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who are affiliates of Trinity Learning generally include individuals or entities that control, are controlled by, or are under common control with, Trinity Learning and may include officers and directors of Trinity Learning as well as principal stockholders of Trinity Learning.

Amendments to Prosoft Articles of Incorporation

As an integral part of the approval by Prosoft stockholders of the merger with Trinity Learning, Prosoft stockholders are being asked to approve amendments to Prosoft’s articles of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 175,000,000, and to change the name of the company to Trinity Learning Corporation, effective upon the completion of the merger. Prosoft will need the increased number of authorized shares in order to have adequate shares to satisfy its obligations under the merger agreement to Trinity Learning’s stockholders and holders of Trinity Learning warrants, options and convertible notes. An estimated 36 million shares will be issued to existing Trinity Learning stockholders and an additional approximately 28 million shares will be reserved for issuance under outstanding Trinity Learning options, warrants and convertible notes to be assumed by Prosoft in the merger. Prosoft has no other immediate plans, arrangements or understandings for the issuance of shares that would be authorized by the amendment to the articles of incorporation. Approval of the merger proposal by the Prosoft stockholders will also constitute approval of the amendments to the Prosoft articles of incorporation to increase the number of authorized shares and change the name of the company.

Prosoft Reverse Stock Split

General

As part of its approval of the merger with Trinity Learning, Prosoft’s board of directors has unanimously adopted resolutions proposing, declaring and recommending that stockholders of the company authorize an amendment to Prosoft’s articles to effect a reverse stock split of the issued and outstanding shares of Prosoft common stock (such split to combine a number of outstanding shares of the company’s common stock between two and ten, such number consisting of only whole shares, into one share of the company’s common stock, at the discretion of the Prosoft board of directors). There would be no change in the par value of the Prosoft common stock, and the number of authorized shares of Prosoft common stock would be reduced proportionately. The reverse stock split would become effective immediately after the merger. The board of directors may effect only one reverse stock split. The reverse stock split ratio will be determined in the judgment of the board of directors, with the intention of maximizing the company’s ability to remain in compliance with the continued listing maintenance requirements of Nasdaq and realize the other intended benefits of the reverse stock split to Prosoft and its stockholders. See the information below under the caption “Purposes of the Reverse Stock Split.” The purpose of selecting a range is to give the Prosoft board of directors the flexibility to best achieve the purposes of the reverse stock split.

The Prosoft board of directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the reverse stock split if the board of directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the company and its stockholders. The board of directors may consider a variety of factors in determining whether or not to implement the reverse stock split and the amount of the split ratio, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the common stock, changes in Nasdaq’s listing requirements, business and transactional developments and Prosoft’s actual and projected financial performance.

Approval of the merger proposal by the Prosoft stockholders will also constitute approval of the authorization to the Prosoft board of directors, in its discretion, to effect the reverse stock split immediately after the merger.

Purposes of the Reverse Stock Split

Prosoft’s common stock is a quoted security on the Nasdaq SmallCap Market. In order for the common stock to continue to be quoted thereon, the company is required to continue to comply with various listing maintenance standards established by Nasdaq. Among other things, the company is required to maintain a minimum bid price of at least $1.00 per share. The continued listing of Prosoft common stock on the Nasdaq SmallCap Market (or other national exchange mutually agreeable to Prosoft and Trinity Learning) is a condition to the obligations of Prosoft and Trinity Learning to consummate the merger.

On October 7, 2002, the trading of Prosoft common stock was transferred from the Nasdaq National Market System to the Nasdaq SmallCap Market as a result of Prosoft’s failure to satisfy the minimum $1.00 bid price per share requirement set forth in the Nasdaq Marketplace Rules. However, in order to remain listed on the Nasdaq SmallCap Market, Prosoft had to satisfy the $1.00 bid price requirement by having a common stock closing bid price of at least $1.00 for a minimum of ten consecutive days, which the company, after several extensions from Nasdaq, achieved in April 2004. If Prosoft had not remedied the $1.00 minimum bid price deficiency and if Nasdaq had delisted Prosoft’s common stock, then the common stock would have been traded on the OTC Bulletin Board or the “pink sheets.” Many institutional and other investors refuse to invest in stocks that are traded at levels below the Nasdaq Markets, which could reduce the trading liquidity in Prosoft common stock or make the company’s effort to raise capital more difficult. OTC Bulletin Board and “pink sheets” stocks are often lightly traded or not traded at all on any given day. Any reduction in trading liquidity or active interest on the part of the investors in Prosoft common stock could have adverse consequences on Prosoft’s stockholders, either because of reduced market prices or the lack of a regular, active trading market for Prosoft’s common stock.

Although Prosoft has now satisfied the required minimum bid price of $1.00 per share, Nasdaq has informed Prosoft that the proposed merger would constitute a “reverse merger” under Nasdaq rules. Although Prosoft has requested a hearing on Nasdaq’s determination, it is possible that Nasdaq will regard the proposed merger with Trinity Learning as a “reverse merger.” In that event, the combined company would be required to meet

Nasdaq’s initial listing requirements in order to remain listed on the Nasdaq SmallCap Market. Prosoft expects that the combined company will meet all of the criteria for initial inclusion on the Nasdaq SmallCap Market immediately following the merger other than the minimum bid price, including having stockholders’ equity of at least $5,000,000 and at least 300 stockholders. Therefore, Prosoft is seeking approval for the reverse split as part of the merger proposal in order to assure that the combined company meets the requirement for minimum bid price of $4.00 per share .

In addition to the goal of maintaining Prosoft’s listing on the Nasdaq SmallCap Market, Prosoft’s board of directors also believes that a reverse stock split may be beneficial by reducing the substantially higher number of outstanding shares following the merger and by making Prosoft’s common stock more attractive for institutional trading. For instance, the current low per share market price of Prosoft’s common stock may impair the acceptability of the common stock to certain institutional investors and other members of the investing public. The board of directors believes that certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint. Also, because the brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups, or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor is believed to limit the willingness of retail and institutional investors to purchase Prosoft’s common stock at its current relatively low per share market price.

Relationship to Amendment of Articles of Incorporation to Increase Number of Authorized Shares

As part of the merger proposal, the Prosoft stockholders are also being asked to approve an amendment to the Prosoft articles to increase the number of authorized shares of Prosoft common stock from 75,000,000 to 175,000,000 and to change the name of the corporation to Trinity Learning Corporation. If the reverse stock split is effected, the number of authorized shares of Prosoft common stock will be reduced proportionately from 175,000,000 in connection with the reverse stock split.

Certain Effects of the Reverse Stock Split

The following tables illustrate the principal effects of various potential reverse stock splits on Prosoft’s common stock, giving effect to the split as if it occurred on May 28, 2004 and immediately after the assumed completion of the merger on that date.

Number of Shares	Prior to the Reverse Stock Split	After Reverse Stock Split and Merger
		1-for-2	1-for-5	1-for-10
Authorized (1)	175,000,000	87,500,000	35,000,000	17,500,000
Outstanding (2)(3)	59,818,597	29,909,299	11,963,719	5,981,860
Available for Future Issuance	115,181,403	57,590,702	23,036,281	11,518,140

(1)	Number of authorized shares reflects the increase in the authorized number of shares of Prosoft common stock from 75,000,000 to 175,000,000 prior to the reverse stock split.
(2)	Numbers include the issuance of shares in the proposed merger with Trinity Learning. Approximately 36 million shares (pre-split) will be issued to Trinity Learning stockholders in the merger. Numbers exclude up to approximately 27.7 million additional shares (pre-split) reserved for issuance under outstanding Trinity Learning options, warrants and convertible securities to be assumed by Prosoft under the merger agreement.
(3)

Numbers exclude an aggregate of approximately 8.6 million shares (pre-split) of common stock issuable (i) upon the exercise of outstanding options under the company’s equity compensation plans, (ii) upon the exercise of outstanding warrants to purchase common stock and (iii) upon conversion of an outstanding convertible promissory note held by Hunt Capital. Numbers also exclude an additional 4,981,754 shares issuable upon exercise by Hunt Capital of a warrant which it will receive upon closing of the merger in exchange for certain contractual rights. Upon effectiveness of the reverse stock split, each option and warrant will entitle the holder to acquire a reduced number of shares of common stock equal to the number of shares of common stock which the holder was entitled to acquire immediately prior to the reverse stock split multiplied by the split ratio, at an increased exercise price or conversion price equal to the price in effect immediately prior to the reverse stock split divided by the split ratio.

Certain Risks Associated with the Reverse Stock Split

Prosoft stockholders should recognize that if the reverse stock split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Amendment multiplied by the split ratio before adjustment for fractional shares, as described below). While Prosoft expects that the reverse stock split will result in an increase in the market price of the common stock, there can be no assurance that the reverse stock split will increase the market price of the common stock by a multiple of the split amount or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, Prosoft’s post-merger performance and prospects). As a result, there can be no assurance that Prosoft’s common stock will continue to meet the Nasdaq SmallCap Market listing requirements. Also, should the market price of the common stock decline, the percentage decline may be greater than would pertain in the absence of a reverse stock split. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. Furthermore, the possibility exists that liquidity in the market price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of Prosoft stockholders who own odd-lots (less than 100 shares). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. There can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the reverse stock split is approved by Prosoft’s stockholders, the company will file the certificate of amendment with the Secretary of State of the State of Nevada immediately after the merger and in such ratio as the Prosoft board of directors has determined is appropriate. Alternatively, the board of directors may elect not to effect the reverse stock split at all.

The reverse stock split will become effective on the date of filing with the Nevada Secretary of State. Beginning on the split effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.

As soon as practicable after the split effective date, stockholders will be notified that the reverse stock split has been effected. The reverse stock split will take place on the split effective date without any action on the part of the holders of Prosoft common stock and without regard to current certificates representing shares of common stock being physically surrendered for certificates representing the number of shares of Prosoft common stock each stockholder is entitle to receive as a result of the reverse stock split. New certificates of common stock will not be issued.

Any old shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for new shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares.

Accounting Consequences

The par value per share of Prosoft common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the company’s balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. Prosoft does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Dissenter’s Rights

Under Nevada law, stockholders are not entitled to dissenters’ rights with respect to the proposed reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a general discussion of the material federal income tax consequences of the reverse stock split. This discussion is based upon current provisions of the Internal Revenue Code, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect. Prosoft has not requested, nor will request, an opinion of tax counsel or an advance ruling from the Internal Revenue Service as to the tax consequences of the reverse stock split and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this discussion.

No attempt has been made in this discussion to address all federal income tax consequences of the reverse stock split. This discussion does not address any state, local or foreign tax consequences of the reverse stock split. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply to you, in whole or in part, if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the United States, a trader in securities that elects to mark-to-market, or a person who holds Prosoft common stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that the old shares were, and the new shares will be, held as a “capital asset” as defined in the Internal Revenue Code (generally property held for investment).

Each Prosoft stockholder should consult with such stockholder’s own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a Prosoft stockholder upon such stockholder’s exchange of old shares for new shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the old shares surrendered therefor. The stockholder’s holding period for the new shares will include the period during which the stockholder held the old shares surrendered in the reverse stock split.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, dated as of February 22, 2004, among Trinity Learning, Prosoft and MTX Acquisition Corp., a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Stockholders of both Trinity Learning and Prosoft should read carefully the merger agreement. The following summary is qualified in its entirety by reference to the text of the merger agreement.

General

The merger agreement provides that, following the approval and adoption of the merger by the stockholders of Trinity Learning and Prosoft and the satisfaction or waiver of the other conditions to the merger:

•	Trinity Learning will merge with and into MTX Acquisition Corp.; and

•	Trinity Learning will cease to exist and MTX Acquisition Corp. will continue as the surviving corporation and as a wholly-owned subsidiary of Prosoft following the merger.

As a result of the merger, and as of the effective time of the merger, MTX Acquisition Corp. will succeed to and assume all of the rights and obligations of Trinity Learning, in accordance with Utah law.

Completion and Effectiveness of the Merger

The merger agreement provides that, subject to the requisite approval of the stockholders of Trinity Learning and Prosoft and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of the articles of merger and any other appropriate documents, in accordance with the relevant provisions of the Utah Act.

Conversion of Shares of Trinity Learning Common Stock

Upon the consummation of the merger, each share of Trinity Learning common stock issued and outstanding immediately prior to the merger, other than shares held by Trinity Learning, Prosoft or their subsidiaries or shares held by stockholders who exercise their dissenters’ rights, will be converted into and become exchangeable for the right to receive one share of Prosoft common stock. If the reverse stock split is effected immediately following the merger, the shares of Prosoft common stock received by the Trinity stockholders, like all of the other outstanding Prosoft shares, will be combined and reconstituted as a smaller number of shares in accordance with the reverse split ratio.

No fractional shares of Prosoft common stock will be issued in the merger. A holder of Trinity Learning common stock who would otherwise be entitled to receive fractional shares of Prosoft common stock as a result of the merger will receive, in lieu of fractional shares, cash in an amount equal to the closing price per share of Prosoft common stock on the date of the merger multiplied by the fraction to which the holder would otherwise be entitled. Prosoft will from time to time make available to Interwest Transfer Company, Inc. (“Interwest”), as exchange agent, sufficient cash amounts to satisfy payment for fractional shares and Interwest will distribute such proceeds, without interest, to the holders of the fractional interests. At the current exchange rate of one-for-one, there will be no fractional interests.

Treatment of Stock Options

Upon the consummation of the merger, each outstanding option to purchase shares of Trinity Learning common stock will be replaced and substituted with an option to purchase the number of shares of Prosoft common stock equal to the number of shares of Trinity Learning common stock subject to the original option, multiplied by the exchange ratio in the merger agreement and then rounded up to the nearest whole share. The exercise price per share of Prosoft common stock under the new option will be equal to the former exercise price per share of Trinity Learning common stock under the option immediately prior to the merger divided by the exchange ratio, and then truncated to the nearest penny. All other terms of the options, including the vesting schedule, will remain unchanged. As of May 28, 2004, Trinity Learning had outstanding options to purchase 2,342,031 shares at a weighted average exercise price of $0.38 per share.

Treatment of Warrants

Upon the consummation of the merger, each outstanding warrant to purchase shares of Trinity Learning common stock shall be assumed by Prosoft. The number of shares of Prosoft common stock subject to the Trinity Learning warrants shall be determined by multiplying the number of shares of Trinity Learning common stock subject to the warrants, multiplied by the exchange ratio. The exercise price under the warrants shall be determined by dividing the exercise price per share of the Trinity Learning common stock warrants by the exchange ratio truncated to the nearest penny. All other terms of the Trinity Learning warrants shall remain unchanged. As of May 28, 2004, Trinity Learning had outstanding warrants to purchase 20,824,959 shares at a weighted average exercise price of $1.24 per share.

Treatment of Acquisition Related Convertible Notes and Options

Upon the consummation of the merger, each outstanding obligation to issue shares of Trinity Learning common stock upon conversion of outstanding promissory notes or other indebtedness of Trinity Learning or its subsidiaries that is convertible into Trinity Learning common stock shall be assumed by Prosoft. The conversion price per share under such assumed convertible notes and other indebtedness shall be determined by dividing the original conversion price per share by the exchange ratio, truncated to the nearest penny. As of May 28, 2004, Trinity Learning had $30,000 in principal and accrued interest on outstanding convertible promissory notes and an option that were convertible into approximately 4.5 million shares.

Exchange Procedures

As soon as reasonably practical after the merger, Interwest will mail a letter of transmittal and instructions to each record holder of certificates that, immediately prior to the merger, represented outstanding shares of Trinity Learning common stock that were converted to Prosoft common stock in the merger. After receipt of the transmittal form, each holder should surrender his, her or its Trinity Learning stock certificates to Interwest, together with the letter of transmittal duly executed and completed in accordance with the instructions provided by Interwest. Upon surrender of the certificates to and acceptance of the certificates by Interwest, each holder will be entitled to receive:

•	certificates of Prosoft common stock evidencing the whole number of shares of Prosoft common stock to which the holder is entitled; and

•	if applicable, a check in the amount equal to the cash that the holder has the right to receive pursuant to the merger agreement, including cash in lieu of any dividends and other distributions with respect to the shares represented by the Prosoft stock certificates and cash in lieu of fractional shares.

If any shares of Prosoft common stock are to be issued in a name other than that in which the certificate(s) representing Trinity Learning common stock surrendered in exchange for shares of Prosoft common stock is registered, the certificates surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting the exchange must pay to Interwest any applicable stock transfer taxes or must establish to the satisfaction of Interwest that the taxes have been paid or are not applicable. No interest will be paid on any merger consideration.

No holder of a certificate will be entitled to receive any dividend or other distribution from Prosoft until the holder surrenders his, her or its Trinity Learning stock certificate(s) for one or more certificates representing shares of Prosoft common stock. Upon surrender, the holder will receive the amount of any dividends or other distributions that, after the consummation of the merger, became payable with respect to the number of whole shares of Prosoft common stock into which the shares of Trinity Learning common stock were converted. No interest will be paid on the dividends or other distributions.

Any portion of the merger consideration, including any certificates of Prosoft common stock, any dividends or distributions, or any cash owed in lieu of fractional shares of Prosoft common stock, that has not been distributed to the holders of Trinity Learning common stock within 12 months after the merger will be delivered to the surviving corporation. At the end of that 12 month period, any holders who have not surrendered their certificates in accordance with the relevant provisions of the merger agreement may look only to the surviving corporation and Prosoft for payment of their claims for any merger consideration and any dividends or distributions with respect to the shares of Prosoft common stock to which they are entitled.

None of Prosoft, MTX Acquisition Corp., Trinity Learning, or the surviving corporation, or Interwest, or any of their respective directors, officers, employees or agents, will be liable in respect of any merger consideration delivered to a public official under applicable abandoned property, escheat or similar law.

Trinity Learning stockholders should not send their Trinity Learning stock certificates to Prosoft or Trinity Learning. Trinity Learning stock certificates will only be exchanged for certificates representing shares of Prosoft common stock following the consummation of the merger in accordance with instructions which Interwest will send to Trinity Learning stockholders after the merger.

Directors and Officers

The board of directors of the surviving corporation after the merger will consist of the directors of Trinity Learning immediately prior to the merger. The officers of the surviving corporation after the merger will be the officers of Trinity Learning immediately prior to the merger. Each director and officer of the surviving corporation will hold office from the effective time of the merger until his or her respective successor is duly elected or appointed and qualified in the manner provided in the charter or bylaws of the surviving corporation, or as otherwise provided by Utah law.

The board of directors of Prosoft after the merger will consist of eight directors, six of whom shall be designated by Trinity Learning and two of whom shall be designated by Prosoft. See “ Election of Two Prosoft Class I Directors – Management of Prosoft After the Merger.”

Charter and Bylaws

The articles of incorporation of MTX Acquisition Corp. in effect immediately prior to the merger will be the articles of incorporation of the surviving corporation until it is amended in accordance with its terms or as provided by Utah law. The bylaws of MTX Acquisition Corp. in effect immediately prior to the merger will be the bylaws of the surviving corporation until they are amended in accordance with their terms or as provided by Utah law.

Representations and Warranties

The merger agreement contains various customary representations and warranties of Trinity Learning relating to, among other things:

•	the organization and standing of itself and its subsidiaries, along with similar corporate matters;

•	its capital structure and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	documents filed by Trinity Learning with the SEC and financial statements;

•	the absence of undisclosed liabilities of Trinity Learning and any of its subsidiaries;

•	the absence of material changes or events relating to Trinity Learning and its subsidiaries;

•	the accuracy of information supplied by Trinity Learning in connection with the registration statement filed with the SEC by Prosoft and this joint proxy statement/prospectus;

•	regulatory consents or approvals required in connection with the merger;

•	the absence of any material violation of the charter, bylaws, any material agreement or any law, rule or regulation entered by a governmental entity, which violation would prevent or materially delay the performance of the merger agreement by Trinity Learning or would constitute a default under any obligation of itself or its subsidiaries that would reasonably be expected to have a material adverse effect on Trinity Learning or its subsidiaries, taken as a whole, or result in the creation of a lien on any material assets or properties of Trinity Learning or its subsidiaries;

•	real property;

•	pending or threatened litigation against Trinity Learning or any of its subsidiaries;

•	permits and licenses;

•	employee arrangements and benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	the absence of questionable payments made by Trinity Learning, its subsidiaries or any director, officer or employee of Trinity Learning or any of its subsidiaries;

•	material contracts;

•	subsidies between or among Trinity Learning or any of its subsidiaries, on the one hand, and any governmental entity or other person;

•	intellectual property;

•	receipt by Trinity Learning of an opinion from its financial advisor concerning the merger;

•	any broker’s, finder’s or investment banker’s fees owed in connection with the merger, and

•	exemption of the transactions contemplated by the merger agreement from the Utah Control Shares Acquisitions Act.

The merger agreement also contains various representations and warranties of Prosoft and MTX Acquisition Corp. relating to, among other things:

•	their organization, standing and similar corporate matters;

•	the capital structure of Prosoft and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	documents filed by Prosoft with the SEC and financial statements;

•	the absence of undisclosed liabilities of Prosoft and any of its subsidiaries;

•	the absence of material changes or events relating to Prosoft and its subsidiaries;

•	the accuracy of information supplied by Prosoft or MTX Acquisition Corp. in connection with the registration statement filed with the SEC by Prosoft and this joint proxy statement/prospectus;

•	regulatory consents or approvals required in connection with the merger;

•	the absence of any material violation of the charter, bylaws, any material agreement or any law, rule or regulation entered by a governmental entity, which violation would prevent or materially delay the performance of the merger agreement by Prosoft or would constitute a default under any obligation of itself or its subsidiaries that would reasonably be expected to have a material adverse effect on Prosoft or its subsidiaries, taken as a whole, or result in the creation of a lien on any material assets or properties of Prosoft or its subsidiaries;

•	real property;

•	pending or threatened litigation against Prosoft or any of its subsidiaries;

•	permits and licenses;

•	employee arrangements and benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	the absence of questionable payments made by Prosoft, its subsidiaries, or any director, officer or employee of Prosoft or any of its subsidiaries;

•	material contracts;

•	subsidies between or among Prosoft or any of its subsidiaries, on the one hand, and any governmental entity or other person;

•	intellectual property;

•	receipt by Prosoft of an opinion from its financial advisor concerning the merger;

•	any broker’s, finder’s or investment banker’s fees owed in connection with the merger; and

•	the Prosoft board of directors taking action so that restrictions contained in the business combination provisions of the Nevada General Corporations Law will not apply to the transactions contemplated by the merger agreement.

Conduct of Business Before Completion of Merger

Except as otherwise permitted by the terms of the merger agreement or as otherwise consented to by the other company, Trinity Learning and Prosoft have agreed that during the period from the date of the merger agreement until completion of the merger, each will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be materially impaired upon completion of the merger.

Further, each of Trinity Learning and Prosoft have agreed that, among other things and subject to various conditions and exceptions, they and their subsidiaries will not, without the prior written consent of the other:

•	amend their charter or bylaws;

•	authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents except for (a) the issuance of stock upon exercise of outstanding options and warrants or upon the conversion of outstanding convertible notes, or (b) grants of stock options to new officers, employees or agents to purchase up to 250,000 shares of common stock;

•	split, combine or reclassify any shares of their capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of their capital stock;

•	make any other actual, constructive or deemed distribution in respect of any shares of their capital stock or otherwise make payments to stockholders in their capacity as stockholders;

•	redeem, repurchase or otherwise acquire any of their securities or any securities of any of their subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

•	incur or assume any indebtedness other than under existing credit facilities, except in the ordinary and usual course of business consistent with past practice or in connection with any permitted acquisition or capital expenditures;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and except for obligations of subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than in connection with a permitted acquisition, loans or advances to subsidiaries, customary loans or advances to employees in the ordinary and usual course of business consistent with past practice, or extensions of credit to customers in the ordinary course of business consistent with past practice;

•	pledge or otherwise encumber shares of its capital stock;

•	create or assume any lien on any of its material assets other than in the ordinary course of business consistent with past practice;

•	increase in any manner the compensation or fringe benefits of any director, officer or employee except in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement, or grant any completion bonuses or change of control payments in respect of the merger or that will be affected by the merger;

•	except in the ordinary and usual course of business consistent with past practice, promote or change the classification or status of or hire any employee or individual;

•	make any contributions to any trust that is not qualified under Section 501(a) of the Internal Revenue Code;

•	acquire, sell, lease or dispose of any material assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to it and its subsidiaries taken as a whole, other than to grant extensions or renewals in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in law or in generally accepted accounting principles, change any of their accounting principles or practices;

•	revalue in any material respect any of their assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles;

•	acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division of them or any equity interest in them;

•	enter into any material contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any material contracts or agreements;

•	authorize any new capital expenditure or expenditures which are not provided for in a current capital expenditure plan and which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

•	enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited by the merger agreement;

•	make or revoke any tax election, or settle or compromise any tax liability, or change, or make a request to any taxing authority to change, any aspect of its method of accounting for tax purposes;

•	pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice or in accordance with their terms of liabilities reflected, or reserved against, in its consolidated financial statements or incurred since the date of those financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

•	settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement;

•	enter into any agreement or arrangement that limits or otherwise restricts it or any of its subsidiaries or any successor to them or that could, after the merger, limit or restrict the surviving corporation and its affiliates, including the corporation surviving the merger or any of its successors, from engaging or competing in any line of business or in any geographic area;

•	fail to comply in any material respect with any law applicable to it, its subsidiaries or their respective assets;

•	enter into any direct or indirect arrangements for financial subsidies from governmental entities;

•	adopt, enter into, amend, alter or terminate, partially or completely, any of its benefit plans or employee arrangements except as contemplated by the merger agreement or to the extent required by applicable law;

•	enter into any contract with an officer, director, employee, agent, or other similar representative of it or any of its subsidiaries that is not terminable, without penalty or other liability, upon less than 60 calendar days’ notice;

•	declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefore), except upon termination of employment at cost; or

•	take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions or intentionally take any action which would make any of its representations and warranties contained in the merger agreement untrue, incomplete or incorrect.

Notwithstanding anything else to the contrary in the merger agreement, Trinity Learning may continue to pursue and consummate strategic alliance and business acquisition transactions. Trinity Learning shall obtain the written consent of Prosoft prior to entering into a binding agreement with respect to any such transaction.

Additional Covenants of Trinity Learning and Prosoft

Each of Prosoft and Trinity Learning also agreed, among other things and subject to various conditions and exceptions, that:

•

as soon as practicable following the date of the merger agreement, Prosoft and Trinity Learning will jointly prepare this joint proxy statement/prospectus in connection with the vote of the stockholders of

Trinity Learning and Prosoft in respect of the merger and other matters related thereto and Prosoft will file with the SEC a registration statement, of which this joint proxy statement/prospectus is a part, in connection with the registration under the Securities Act of the shares of Prosoft common stock to be issued in connection with the merger;

•	Trinity Learning will use all reasonable best efforts to cause Chisholm, Bierwolf & Nilson, LLC, the successor firm to Bierwolf, Nilson & Associates, to deliver a customary “comfort” letter dated the date on which the registration statement filed by Prosoft will become effective and addressed to Prosoft;

•	Prosoft will use all reasonable best efforts to cause Grant Thornton LLP to deliver a customary “comfort” letter dated the date on which the registration statement will become effective and addressed to Trinity Learning;

•	Trinity Learning and Prosoft will each:

•	hold a meeting of its stockholders as soon as practicable after the effective date of this joint proxy statement/prospectus for the purpose of voting on the approval and adoption of the merger agreement and other matters related thereto; and

•	solicit proxies from its stockholders to obtain the requisite vote for that approval;

•	the Trinity Learning board of directors will recommend approval and adoption of the merger agreement by Trinity Learning’s stockholders and, except as expressly permitted, will not withdraw, amend or modify in a manner adverse to Prosoft such recommendation, or announce publicly its intention to do so;

•	the Prosoft board of directors will recommend approval and adoption of the merger agreement and the other matters related thereto, as further described herein, by Prosoft’s stockholders and, except as expressly permitted, will not withdraw, amend or modify in a manner adverse to Trinity Learning such recommendation, or announce publicly its intention to do so;

•	each party will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger;

•	each party will use its reasonable best efforts to resolve any objections asserted by a governmental entity or other person in respect of the merger under any antitrust law;

•	Trinity Learning will inform Prosoft of any litigation brought against Trinity Learning or its directors relating to the merger and will consult with and obtain Prosoft’s prior written consent before entering into any settlement or compromise of any such litigation;

•	Trinity Learning will provide, and will cause its respective subsidiaries to provide, Prosoft and MTX Acquisition Corp. and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Trinity Learning and its subsidiaries;

•	Prosoft will provide, and will cause its respective subsidiaries to provide, Trinity Learning and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Prosoft and its subsidiaries;

•	each party will consult with each of the others before issuing any press release or otherwise making any public statements in respect of the merger;

•	each party will give prompt notice to each of the others of the occurrence of particular events;

•	each party shall furnish the other party with certain regularly prepared monthly financial statements and quarterly and annual financial statements;

•	each party will, and will cause its respective subsidiaries to, use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Prosoft will take all action necessary to cause MTX Acquisition Corp. to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement;

•	whether or not the merger is completed, each party agrees to bear its own expenses in connection with the merger, provided that:

•	each party will share equally in any expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus; and

•	each party will be responsible for the payment of any termination fees attributable to such party pursuant to the terms of the merger agreement;

•	if any state takeover statute is or may become applicable to the merger, each of Prosoft and Trinity Learning will take all actions that are necessary to consummate the merger as promptly as practicable and will otherwise act to eliminate or minimize the effects of any state takeover statute on the merger;

•	each party will, except as contemplated by the merger agreement, cause the surviving corporation in the merger to honor the obligations of Trinity Learning and its subsidiaries under any existing Trinity Learning employee benefit plan or employee arrangement; and

•	each of Trinity Learning and Prosoft will provide each other with copies of all filings made by the other party with the SEC or with any other governmental entity in connection with the merger agreement and the transactions contemplated thereby.

Trinity Learning and Prosoft have also each further agreed, except as specifically provided by the merger agreement, not to, and not to permit its subsidiaries to, nor authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of itself or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below); or

•	participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

“Acquisition Proposal” means any inquiry, offer or proposal regarding any of the following, other than the transactions contemplated by the merger agreement, involving Trinity Learning or Prosoft or any of their respective subsidiaries:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the entity and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding capital stock of the entity or the filing of a registration statement under the Securities Act in connection with any such tender or exchange offer; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Conditions to the Completion of the Merger

The respective obligations of Prosoft, Trinity Learning and MTX Acquisition Corp. to consummate the merger are subject to the satisfaction or waiver of certain conditions, including that:

•	the holders of at least a majority of the voting power of all outstanding shares of each of Prosoft and Trinity Learning’s common stock have approved the merger;

•	any waiting periods or consents applicable to the merger pursuant to United States or foreign antitrust laws have expired or been obtained;

•	there is no law of any governmental entity of injunction issued by a court of competent jurisdiction in effect restraining, enjoining or otherwise preventing consummation of the merger and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such law;

•	the SEC has declared the registration statement, of which this joint proxy statement/prospectus is a part and filed by Prosoft in connection with the registration under the Securities Act of shares of Prosoft common stock to be issued in the merger, effective, and the registration statement is still effective at the time of the merger, with no stop order suspending its effectiveness having been issued and no action, suit, proceeding or investigation by the SEC to suspend its effectiveness having been initiated and be continuing; and

•	Nasdaq (or another national exchange mutually agreeable to Trinity Learning and Prosoft) has confirmed to Prosoft that, following the merger, Prosoft common stock will continue to be listed on the Nasdaq SmallCap Market (or other national exchange mutually agreeable to Trinity Learning and Prosoft).

The obligations of Prosoft and MTX Acquisition Corp. to consummate the merger are further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of Trinity Learning contained in the merger agreement are and shall have been true when made and on and as of the date of the merger as though made on and as of that date, except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect (as defined below) on Trinity Learning and its subsidiaries taken as a whole;

•	Trinity Learning has performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by it prior to or at the time of the merger;

•	Trinity Learning has delivered to Prosoft a certificate, dated the date of the merger, signed by the President of Trinity Learning, certifying as to the fulfillment of the conditions specified in the preceding two items;

•	Prosoft has received an opinion from Trinity Learning’s tax counsel, Swensen & Andersen PLLC, dated the date of the merger to the effect that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	each of Prosoft, MTX Acquisition Corp. and Trinity Learning will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	Prosoft shall have received an opinion from Trinity Learning’s legal counsel, Parsons Behle & Latimer, dated the date of the merger date;

•

all authorizations, consents or approvals of any domestic or foreign governmental entity, required in connection with the execution and delivery of the merger agreement and the performance of the obligations under the merger agreement, have been made or obtained without any limitation, restriction or condition that is reasonably expected to have a Material Adverse Effect on Trinity Learning and its subsidiaries taken as a whole, or an effect on Prosoft and its subsidiaries that, were that effect applied to Trinity Learning and its subsidiaries, is reasonably expected to have a Material Adverse Effect on Trinity Learning and its subsidiaries taken as a whole, except for any authorizations, consents or approvals, the failure of which to have been made or obtained is not reasonably expected to have a Material Adverse Effect on Trinity Learning and its subsidiaries taken as a whole, or an effect on Prosoft and its subsidiaries that, were that effect applied to Trinity Learning and its subsidiaries, is reasonably expected to have a Material Adverse Effect on Trinity Learning;

•	holders of no more than 2% of the outstanding shares of Trinity Learning common stock shall have elected dissenters’ rights under the Utah Act;

•	Prosoft shall have entered into employment agreements with each of Doug Cole, Edward P. Mooney and Cris Larson in a form reasonably acceptable to Prosoft; and

•	Prosoft’s financial advisor, Bengur Bryan & Co., shall have delivered an opinion to Prosoft that the exchange ratio of the merger is fair to the stockholders of Prosoft from a financial point of view, which opinion shall not have been withdrawn or modified.

The obligations of Trinity Learning to consummate the merger are further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of Prosoft and MTX Acquisition Corp. contained in the merger agreement shall have been true when made and on and as of the date of the merger as though made on and as of that date, except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have, a Material Adverse Effect on Prosoft and its subsidiaries taken as a whole;

•	Prosoft has performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by it prior to or at the time of the merger;

•	Prosoft has delivered to Trinity Learning a certificate, dated the date of the merger, signed by the President of Prosoft, certifying as to the fulfillment of the conditions specified in the preceding two items;

•	Trinity Learning has received an opinion from its tax counsel, Swensen & Andersen PLLC, dated the date of the merger, to the effect that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	each of Prosoft, MTX Acquisition Corp. and Trinity Learning will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	Trinity Learning shall have received an opinion from Prosoft legal counsel, Hewitt & O’Neil LLP, dated the date of the merger date;

•	Prosoft shall have entered into amended employment agreements with each of Robert Gwin and Benjamin Fink in a form reasonably acceptable to Trinity Learning;

•	Trinity Learning’s financial advisor, Doherty & Company, LLC, shall have delivered an opinion to Trinity Learning that the exchange ratio of the merger is fair to the stockholders of Trinity Learning from a financial point of view, and such opinion shall not have been withdrawn or modified;

•	each of Trinity Learning’s stock options, warrants and convertible notes shall have been assumed and/or replaced as provided by the terms of the merger agreement; and

•	Prosoft shall have caused its board of directors, upon the date of the merger, to consist of eight directors, comprised of: (i) six directors designated by Trinity Learning and (ii) two directors designated by Prosoft. Three of the directors designated by Trinity Learning and one of the directors designated by Prosoft shall be “independent directors” as such term is defined in Nasdaq Marketplace Rule 4200(14).

“Material Adverse Effect” means in respect of any entity, any material adverse effect on:

•	the assets, properties, financial condition or results of operations of such entity and its subsidiaries taken as a whole, other than:

•	any change, circumstance, effect or development relating to the training, content and certification industries, other than in any location in which such entity operates or owns assets that materially disproportionately impacts such party;

•	any change, circumstance, effect or development arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of the merger agreement and the transactions contemplated hereby, including loss of customers, suppliers or employees or the delay or cancellation of orders for products; or

•	any stockholder litigation or litigation by any governmental entity, in each case brought or threatened against such entity or any member of its board of directors in respect of the merger agreement or the transactions contemplated hereby;

provided that any change in the market price or trading volume of the Trinity Learning common stock or Prosoft common stock shall not, in and of itself, constitute a Material Adverse Effect; or

•	the ability of such party to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

Termination by either Trinity Learning or Prosoft

The merger agreement may be terminated, and the merger abandoned, at any time prior to the merger by mutual written consent of Trinity Learning and Prosoft by action of their respective boards of directors. The merger agreement may also be terminated by either Trinity Learning or Prosoft if:

•	the merger is not consummated by August 31, 2004;

•	the required approvals of the stockholders of Trinity Learning and Prosoft have not been obtained at the respective meetings or any adjournment or postponement of the meetings;

•	any law permanently restraining, or injunction permanently enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable; or

•	any governmental entity has failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill certain conditions to the consummation of the merger, and that denial of a request to issue such order, decree or ruling or to take such other action is final and non-appealable.

However, the right of either party to terminate the merger agreement is not available to a party that has breached, in any material respect, its obligations to consummate the merger set forth in the merger agreement in any manner that has proximately contributed to the failure of the merger to be consummated.

Termination by Trinity Learning

The merger agreement may be terminated, and the merger abandoned, by Trinity Learning at any time prior to the merger, if not previously terminated pursuant to the provisions of the merger agreement, if:

•	the merger has not been approved by Trinity Learning’s stockholders;

•	there is a material breach by Prosoft or MTX Acquisition Corp. of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied before August 31, 2004; or

•	the average price per share of Prosoft common stock during the 20-day business period ending on the third business day prior to the Trinity Learning special meeting is less than $0.50.

Termination by Prosoft

The merger agreement may be terminated, and the merger abandoned, by Prosoft at any time prior to the merger, if not previously terminated pursuant to the provisions of the merger agreement, if:

•	the merger has not have been approved by Prosoft stockholders;

•	there is a material breach by Trinity Learning of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied before August 31, 2004; or

•	the average price per share Prosoft common stock during the 20-business day period ending on the third business day prior to the Trinity Learning stockholder vote on the merger agreement is greater than $2.00; provided, however, that Prosoft may not so terminate the merger agreement if Trinity Learning elects to accept a lower exchange ratio such that the value of the Prosoft stock received by Trinity Learning stockholders equals $2.00 per share of Trinity Learning common stock.

Effect of Termination

Each of Prosoft and Trinity Learning have agreed to pay a termination fee of $500,000 to the other company in the event the merger agreement is terminated by the other company due to a material breach by it of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would prevent certain conditions to the consummation of the merger from being satisfied.

Amendment of the Merger Agreement

The merger agreement may be amended at any time in writing signed by all parties to the merger agreement before or after the approval of the merger by stockholders of Trinity Learning and Prosoft but, after their approval, the merger agreement may not be amended without the approval of such stockholders if their approval is required under any applicable law.

Extension and Waiver

At any time before the merger, each party to the merger agreement may extend the time for performance of any obligation or act of another party, waive any inaccuracies in the representations and warranties of another party or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PROSOFT AND TRINITY LEARNING

The rights of Trinity Learning’s stockholders are currently governed by Utah law, the amended and restated articles of incorporation of Trinity Learning Corporation (the “Trinity Learning articles”) and Trinity Learning’s bylaws. The rights of Prosoft stockholders are currently governed by Nevada law, the amended and restated articles of incorporation, as amended, of Prosoft (the “Prosoft articles”) and the bylaws of Prosoft. Upon completion of the merger, Trinity Learning stockholders will automatically become Prosoft stockholders, and their rights as Prosoft stockholders will be governed by Nevada law, the Prosoft articles and Prosoft bylaws.

The following is a summary of the material differences between the rights of the holders of Trinity Learning common stock and the rights of holders of Prosoft common stock. The following summary does not purport to be a complete statement of the rights of Prosoft stockholders under Nevada law, Prosoft’s articles and Prosoft’s bylaws as compared with the rights of the Trinity Learning stockholders under Utah law, Trinity Learning’s articles and Trinity Learning’s bylaws, and does not purport to be a complete description of the specific provisions referred to below. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the governing corporate instruments of Prosoft, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, to which stockholders are referred. The material terms of Prosoft common stock are described under the heading “Description of Capital Stock of Prosoft” on page 70.

Authorized Capital Stock

Prosoft has authorized 75,000,000 shares of common stock. Trinity Learning has authorized 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. If the merger proposal is approved, Prosoft will have authorized 175,000,000 million shares of common stock, prior to any reverse stock split.

Size of Board of Directors

Prosoft. Nevada law provides that the board of directors of a Nevada corporation shall consist of one or more directors and may provide in its articles of incorporation or bylaws for a fixed number of directors or for a variable number of directors within a fixed range, and the manner in which the number may be increased or decreased. Prosoft’s bylaws provide that the authorized number of directors shall be fixed exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, but such number shall not be fewer than 3 nor greater than 25 persons. The number of directors of Prosoft currently is fixed at five.

Trinity Learning. Utah law provides that the board of directors of a Utah corporation shall generally consist of three or more directors as specified in or fixed in accordance with the corporation’s bylaws. Trinity Learning’s bylaws provide for a board of directors consisting of not fewer than 2 nor greater than 15 persons, and that the stockholders or the board of directors shall initially fix the number of directors, and that thereafter, the number of directors may be changed or re-established within this range. The number of directors of Trinity Learning currently is fixed at six.

Cumulative Voting

Prosoft. Under Nevada law, stockholders of a Nevada corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the articles of incorporation of the corporation. Prosoft’s articles do not provide for cumulative voting by Prosoft stockholders.

Trinity Learning. Under Utah law, stockholders of a Utah corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the articles of incorporation of the corporation. Trinity Learning’s articles do not provide for cumulative voting by Trinity Learning stockholders.

Classes of Directors

Prosoft. Nevada law permits, but does not require, a Nevada corporation to provide in the articles of incorporation or bylaws of the corporation for a classified board of directors, provided that at least one-fourth of the directors are elected annually. Prosoft’s bylaws divide the Prosoft board into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term.

Trinity Learning. Utah law permits, but does not require, a Utah corporation to provide in its articles of incorporation for a board of directors with staggered terms of office, dividing the board of directors into up to three groups of directors with staggered terms of office, with only one group of directors to be elected each year for a maximum term of three years. Trinity Learning’s articles do not provide for a board of directors with staggered terms.

Qualifications of Directors

Prosoft. Under Nevada law, a director of a Nevada corporation need not be a stockholder of the corporation, unless the articles of incorporation of the corporation so requires. The Prosoft articles do not contain this requirement.

Trinity Learning. Under Utah law, a director of a Utah corporation need not be a stockholder of the corporation, unless the articles of incorporation or bylaws of the corporation so requires. Neither Trinity Learning’s articles nor its bylaws contain this requirement.

Filling Vacancies on the Board

Prosoft. Nevada law provides that all vacancies, including those vacancies caused by an increase in the number of directors of a Nevada corporation, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation. The Prosoft articles do not contain such a provision. The Prosoft bylaws provide that vacancies (including those which result from an increase in the number of directors) may be filled by either the stockholders or the board of directors, even though the remaining directors do not constitute a quorum.

Trinity Learning. Utah law provides that, unless the articles of incorporation of a Utah corporation provide otherwise, vacancies and newly-created directorships resulting from a resignation or an increase in the authorized number of directors may be filled by a majority of the directors then in office or by the corporation’s stockholders. Vacancies on Trinity Learning’s board of directors may be filled by majority vote of the remaining directors, even though less than a quorum.

Removal of Directors

Prosoft. Under Nevada law, a director of a Nevada corporation may be removed by the vote of the holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an election of directors, unless the articles of incorporation of the corporation provide for a greater percentage. Nevada law does not distinguish between removal for cause and without cause.

Trinity Learning. Utah law provides that the stockholders of a Utah corporation may remove one or more directors with or without cause unless the corporation’s articles of incorporation provide that directors may be removed only for cause. Trinity Learning’s articles do not contain such a provision. A director may be removed by the stockholders only at a meeting called for that purpose.

Nomination of Directors for Election

Prosoft. Prosoft’s bylaws require that stockholders provide advance notice of nominations for directors the stockholders would like to submit for consideration at a meeting at which directors are elected by the stockholders. Notice of a nominee must be received by Prosoft not less than 35 days prior to the meeting date. However, if Prosoft provides less than 50 days’ notice or public disclosure of the date of the meeting, notice of a nominee must be received by Prosoft no later than the earlier of 10 days following notice or public disclosure of the meeting date and two days prior to the date of the meeting. The stockholder submitting a nomination must provide certain information regarding the nominee and the stockholder.

Trinity Learning. Trinity Learning’s bylaws do not address the nomination of directors for election.

Anti-Takeover Provisions

Prosoft. Nevada law contains provisions that restrict the ability of certain Nevada corporations to engage in any combination with an interested stockholder for three years after the interested stockholder’s date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors of the corporation before that date. If the combination was not previously approved, the interested stockholder may effect the combination after the three-year period only if that stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. An “interested stockholder” means any person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; or

•	an affiliate or associate of the corporation that at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% of more of the voting power of the corporation.

A Nevada corporation may elect not to be subject to the foregoing restrictions. Prosoft has not elected to opt out of these restrictions. However, Prosoft’s board of directors has taken action so that these restrictions do not apply to the merger and the transactions contemplated by the merger agreement.

Under Nevada law, a person that acquires or offers to acquire ownership of “control shares” of a corporation (defined as outstanding shares obtained pursuant to a transaction in which an acquiring person reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days, only to the extent granted by a resolution of the stockholders approved at a special or annual meeting, unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the control acquisition. The corporation must, within 50 days after delivery by the acquiring person of certain disclosures, and if the acquiring person so requests, hold a special meeting to consider a resolution authorizing voting rights for the control shares, unless the acquiring person consents in writing to a meeting to be had after 50 days. Unless the corporation’s articles of incorporation otherwise provide (and the Prosoft articles do not otherwise provide), a resolution granting voting rights must be approved by a majority vote.

The corporation may adopt a provision in its articles of incorporation or bylaws allowing mandatory redemption of the control shares if:

•	the acquiring party fails to make certain disclosures within ten days of acquiring the control shares; or

•	the control shares are not accorded full voting rights at the meeting at which the issue is considered.

Prosoft has not adopted a provision in its articles or its bylaws relating to mandatory redemption of control shares.

Unless the articles of incorporation or bylaws of the corporation provide otherwise (and the Prosoft articles and bylaws do not provide otherwise), if the acquiring party has:

•	acquired a majority (or larger) stake; and

•	been accorded full voting rights,

then any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for “fair value” (defined as a value not less than the highest price paid by the acquiring party for control shares).

A Nevada corporation may impose stricter requirements than those established by the statute through a charter or bylaw amendment or by resolution. Prosoft has not adopted a provision in its articles or bylaws, or otherwise adopted a resolution, imposing stricter requirements than those established by this statute.

The provisions of Nevada law relating to the acquisition of control shares of a Nevada corporation do not apply to an acquisition of stock in good faith, without an intention to avoid the statutory requirements, including acquisitions:

•	by an acquiring person to the extent that the new acquisition does not result in the acquiring person obtaining a controlling interest greater than that previously authorized;

•	pursuant to the laws of descent and distribution, the enforcement of a judgment or the satisfaction of a pledge or other security interest; or

•	pursuant to a merger or reorganization to which the corporation is a party that is effected in compliance with the provisions of Nevada law.

Nevada law provides that the board of directors of a Nevada corporation may take action to protect the interests of the corporation and its stockholders, including adopting or executing a rights plan. Prosoft has adopted a rights plan. See “Rights Plan” below.

Under Nevada law, when evaluating a change in control opportunity, the board of directors of a Nevada corporation may consider a number of constituencies, including the interests of employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and of society, and the long-term and short-term interests of the corporation and its stockholders and is not required to consider as a dominant factor the effect of a change of control on any particular group having an interest in the corporation.

Prosoft has not adopted a supermajority voting provision for mergers, consolidations, sales or leases of substantially all of Prosoft’s assets or any similar transactions.

Trinity Learning. The provisions of the Utah Control Shares Acquisitions Act are not applicable to the merger and the transactions contemplated by the merger agreement.

Rights Plan

Prosoft. Prosoft has adopted a stockholder rights plan pursuant to that certain rights agreement, as amended, dated June 27, 2001 between Prosoft and Interwest Transfer Company, Inc. Under the rights agreement, each holder of a share of Prosoft common stock has the right to purchase one share of common stock at $16.00 per share, subject to adjustment. The rights are not currently exercisable, but will become exercisable upon a “distribution date,” which is the earlier of:

•	10 days following the public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Prosoft common stock; or

•	10 business days (or such later date as may be determined by action of the Prosoft board prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Prosoft common stock.

In the event that any person becomes an acquiring person, each holder of a right, other than rights beneficially owned by an acquiring person (which will thereupon become void) will have the right to receive upon exercise that number of shares of common stock having a market value of two times the purchase price of the right.

In the event that, following the date a person becomes an acquiring person, Prosoft is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a right will thereafter have the right to receive upon the exercise of the right that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after a person or group becomes an acquiring person and prior to the acquisition by such acquiring person of 50% or more of the outstanding Prosoft common stock (or certain other acquisition events), the Prosoft board of directors may exchange the rights (other than the rights owned by such acquiring person which will become void), in whole or in part, for shares of Prosoft common stock or preferred stock at an exchange ratio of one share of common stock or preferred stock, or a fractional share of preferred stock, per right.

At any time prior to the earlier of (i) the distribution date or (ii) July 12, 2011, the Prosoft board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment. The rights expire on the earlier of July 12, 2011 or the redemption or exchange of the rights by Prosoft.

The execution and delivery of the merger agreement did not, and the completion of the transactions contemplated by the merger agreement will not, result in the rights becoming exercisable or in Trinity Learning or its stockholders, affiliates and associates being deemed an “acquiring person” under the rights agreement.

Trinity Learning. Trinity Learning does not have a rights plan.

Stockholder Action Without a Meeting

Prosoft. Prosoft’s bylaws provide that stockholder action must be taken at a meeting of stockholders and may not be effected by a consent in writing, unless such consent is unanimous.

Trinity Learning. Utah law provides that, unless provided otherwise in a corporation’s articles of incorporation, with the exception of the election of directors, action that may be taken at a meeting of the stockholders may be taken by written consent signed by stockholders representing that number of shares that would be necessary to act at a meeting at which all outstanding voting shares are present and voted. The election of directors by stockholder consent requires unanimous consent of all shares entitled to vote for the election of directors. Trinity Learning’s articles do not prohibit stockholder action by written consent.

Calling Special Meetings of Stockholders

Prosoft. Nevada law does not specifically address who may call special meetings of stockholders of a Nevada corporation. Prosoft’s bylaws provide that special meetings may be called at any time by the board of directors or by the holders of shares representing at least 10% of all shares entitled to vote at the meeting, in accordance with Nevada law.

Trinity Learning. In accordance with Utah law, Trinity Learning’s bylaws provide that a special meeting of stockholders may be called by the president, the board of directors of the corporation, or by the holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed for the special meeting.

Submission of Stockholder Proposals

Prosoft. Prosoft’s bylaws specify that advance notice of business or a proposal a stockholder would like to present at an annual meeting of the stockholders must be given to the corporation (i) in the case of an annual meeting called for a date within 30 days of the anniversary date of the immediately preceding annual meeting, not less than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting nor more than 150 days prior to such date and (ii) in the case of an annual meeting called for a date that is not within 30 days of the anniversary date of the immediately preceding annual meeting, not later than 10 days following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first. The notice must set forth the general nature of the business which the stockholder seeks to bring before the meeting and certain other information. In addition, the stockholder must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all rules and regulations promulgated thereunder.

Trinity Learning. Trinity Learning’s articles and bylaws do not specify advance notice requirements for the submission of stockholder proposals by Trinity Learning’s stockholders. However, Trinity Learning’s stockholders must comply with all applicable requirements of the Exchange Act, and all rules and regulations promulgated thereunder.

Notice of Stockholders Meetings

Prosoft. Prosoft’s bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.

Trinity Learning. Trinity Learning’s bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.

Dividends

Prosoft. Except as otherwise provided in the articles of incorporation of a Nevada corporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed to stockholders with preferential rights superior to those receiving the distribution, if the corporation were dissolved at the time of distribution, unless such distribution is specifically allowed by the corporation’s articles of incorporation.

Prosoft’s articles contain no restrictions upon the payment of dividends.

Trinity Learning. Except as otherwise provided in the articles of incorporation of a Utah corporation, Utah law authorizes the corporation to make distributions to its stockholders, unless:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed to stockholders with preferential rights superior to those receiving the distribution, if the corporation were dissolved at the time of distribution, unless such distribution is specifically allowed by the corporation’s articles of incorporation.

Trinity Learning’s articles contain no restrictions upon the payment of dividends.

Appraisal Rights

Prosoft. Nevada law provides stockholders of a Nevada corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, unless otherwise provided in the articles of incorporation of the corporation (and the Prosoft articles do not otherwise provide), appraisal rights are not available to holders of shares:

•	listed on a national securities exchange;

•	included in the national market system by the National Association of Securities Dealers; or

•	held of record by at least 2,000 stockholders,

unless holders of stock are required to accept in the merger anything other than any combination of cash, owner’s interests or owner’s interests and cash in lieu of fractional shares of:

•	the surviving or acquiring entity in the merger, or

•	another entity that, at the effective date of the merger, will be:

•	listed on a national securities exchange;

•	included in the national market system by the National Association of Securities Dealers; or

•	held of record by at least 2,000 stockholders.

Dissenters’ rights of appraisal are not available to Prosoft stockholders with respect to the merger.

Trinity Learning. Utah law provides stockholders of a Utah corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, except to the extent otherwise provided in the articles of incorporation, bylaws or resolutions of the board of directors of a corporation, rights are not available to holders of shares:

•	listed on a national securities exchange or the national Market System of the National Association of Securities Dealers; or

•	held of record by more than 2,000 stockholders,

unless holders of stock are required to accept in the merger anything other than any combination of:

•	shares of stock or depository receipts of the surviving corporation in the merger,

•	shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

•	listed on a national securities exchange;

•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers; or

•	held of record by more than 2,000 holders; and

•	cash instead of fractional shares of the stock or depository receipts received.

Dissenters’ appraisal rights are available to Trinity Learning stockholders with respect to the merger.

Inspection of Stockholder Lists and Corporate Records

Prosoft. Under Nevada law any person that has been a stockholder of record of a Nevada corporation for at least six months, or any person holding or representing at least 5% of its outstanding shares, upon at least five days’ written demand, may inspect its stock ledger and make copies from it. A corporation must allow stockholders of record that own or represent at least 15% of a corporation’s shares the right, upon at least five days’ written demand, to inspect the books of accounting and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Trinity Learning. Under Utah law, a stockholder or director of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the following records if he gives the corporation written notice of the demand at least five business days before the date on which he wishes to inspect and copy:

•	articles of incorporation;

•	bylaws;

•	minutes of all stockholders’ meetings, and all actions taken by the stockholders during the prior three years;

•	written communications to stockholders within the past three years;

•	list of names and addresses of current officers and directors;

•	most recent annual report; and

•	all financial statements for periods ended during the previous three years, as required to be prepared under Utah law.

In addition to the above, a stockholder or director of a Utah corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the stockholder or director meets certain requirements and gives the corporation written notice of the demand at least five business days before the date on which he wishes to inspect and copy:

•	excerpts from:

•	minutes of any meeting, records of any action taken by the board of directors, or by a committee of the board of directors while acting on behalf of the corporation in place of the board of directors;

•	minutes of any meeting of the stockholders;

•	records of any action taken by the stockholders without a meeting; and

•	waivers of notices of any meeting of the stockholders, of any meeting of the board of directors, or of any meeting of a committee of the board of directors;

•	accounting records of the corporation; and

•	a stockholder registry.

A stockholder or director is entitled to inspect and copy the above records if (a) the demand is made in good faith and for a proper purpose; (b) the stockholder or director describes with reasonable particularity his purpose and the records he desires to inspect; and (c) the records are directly connected with his purpose.

Stockholder Class Voting Rights

Prosoft. With respect to mergers, Nevada law requires voting by separate classes and series of shares if the plan of merger contains a provision that if contained in an amendment to the articles of incorporation of the corporation would entitle the particular class of stockholders to vote as a class on the proposed amendment.

With respect to share exchanges, Nevada law requires voting by each separate class or series of shares included in the exchange, with each class constituting a separate voting class. Nevada law also requires, in addition to the affirmative vote otherwise required, voting and approval by the separate classes of shares for any amendment to the articles of incorporation if the amendment would alter or change any preference or relative or other right given to any such class or series of outstanding shares. Prosoft has one class of shares outstanding.

Trinity Learning. Utah law requires voting by separate classes of shares only with respect to amendments to a Utah corporation’s articles of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Trinity Learning has only one class of shares outstanding.

Indemnification

Prosoft. Nevada law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably and actually incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

•	acted in good faith and in a manner he or she reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided that the termination of any action or suit by judgment, order, settlement, conviction or on a plea of nolo contendere does not create a presumption by itself that the individual did not act in good faith; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Any of the following may make the required determination:

•	the stockholders;

•	a majority vote of a quorum of the board of directors consisting of directors not parties to such action; or

•	special legal counsel.

The right to indemnification is not exclusive of any other right that any individual may have or acquire under any statute, the Prosoft articles or bylaws, or by the vote of stockholders or disinterested directors or otherwise.

To the extent a director, officer, employee or agent is successful on the merits or otherwise in the defense of this action, suit or proceeding, the corporation is required by Nevada law to indemnify the individual for reasonable and actual expenses incurred thereby.

Prosoft’s articles and bylaws provide for indemnification, to the fullest extent permitted by Nevada law, for each director or officer of the company in connection with certain actions, suits or proceedings, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer. Prosoft’s bylaws also require the company to advance expenses to its directors and its officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the company.

Trinity Learning. Utah law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any individual who is made a party to any third-party suit or proceeding on account of being or having been a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

•	acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the corporation is required by Utah law to indemnify such individual for reasonable expenses incurred thereby. Trinity Learning’s articles provide for indemnification, to the fullest extent authorized by Utah law, for each individual who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director, officer or employee of Trinity Learning (or was serving at the request of Trinity Learning as a director, trustee, officer, employee, or agent of another entity), whether the party was serving in an official capacity as a director, officer, employee or agent, or in another capacity while also serving as a director, officer, employee or agent, against all expenses, liabilities, or loss reasonably incurred by that individual in connection therewith, provided that indemnification in connection with any proceeding brought by that individual, other than to enforce his or her rights to indemnification, will be permitted only if the proceeding was authorized by the Trinity Learning board of directors.

The Trinity Learning articles also provide that Trinity Learning must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by Utah law, the advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the individual receiving the advance payments is not entitled to be indemnified.

The right to indemnification is not exclusive of any other right that any individual may have or acquire under any statute, provision of Trinity Learning’s articles or bylaws, agreement, or vote of the stockholders or disinterested directors or otherwise.

Limitations on Directors’ and Officers’ Liability

Prosoft. Prosoft’s articles and bylaws provide that, to the fullest extent permitted by Nevada law, neither current nor former directors of Prosoft shall be personally liable to the company or its stockholders for damages or for breach of fiduciary duty as a director or officer, except for liability arising out of:

•	any act or omission which involved intentional misconduct, fraud or a knowing violation of law; or

•	the payment of illegal dividends or distributions.

Trinity Learning. The Trinity Learning bylaws provide that the liability of a director or officer of Trinity Learning shall be limited to the full extent provided by the Utah Act.

Charter Amendments

Prosoft. Under Nevada law, amendments to the articles of incorporation may be adopted if recommended by the board of directors of the corporation and approved by a majority of the outstanding shares entitled to vote.

Trinity Learning. Under Utah law, amendments to the articles of incorporation, with certain limited exceptions which allow for adoption and approval by only a corporation’s board of directors, may be adopted if recommended by the board of directors of the corporation and approved by a majority of the outstanding shares entitled to vote. Shares of Trinity Learning preferred stock currently authorized in Trinity Learning’s articles may be issued by the Trinity Learning board of directors without amending Trinity Learning’s articles or otherwise obtaining the approval of Trinity Learning stockholders, and the board of directors may fix by resolution the number, designations, powers, preferences, rights, qualifications, limitations, and restrictions of such preferred stock, to the full extent permitted by Utah law.

Amendment of Bylaws

Prosoft. Under Nevada law, the board of directors of the corporation may adopt, amend and repeal the bylaws of the corporation, subject to any bylaws adopted by the stockholders. The Prosoft stockholders may amend the Prosoft bylaws at any time.

Trinity Learning. Under Utah law, a corporation’s board of directors may amend the corporation’s bylaws at any time, except to the extent that such power is reserved to the corporation’s stockholders by the articles of incorporation, the bylaws or applicable law. A corporation’s stockholders may amend the corporation’s bylaws at any time. Trinity Learning’s bylaws provide that its board of directors may not adopt, amend or repeal a bylaw that fixes a stockholder quorum or voting requirement that is greater than required by applicable law.

DESCRIPTION OF CAPITAL STOCK OF PROSOFT

Common Stock

The authorized capital stock of Prosoft consists of 75,000,000 shares of common stock, $0.001 par value per share, of which 24,321,326 shares of common stock were issued and outstanding as of June 1, 2004. As part of the merger proposal, Prosoft’s stockholders are being asked to approve an amendment to Prosoft’s articles that would be effective upon completion of the merger and that would increase the number of authorized shares of Prosoft common stock by 100,000,000 to 175,000,000. Prosoft’s stockholders are also being asked to authorize the Prosoft board of directors to amend Prosoft’s articles to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split, if required to maintain listing on the Nasdaq SmallCap Market or obtain listing on another major exchange. If a reverse stock split is effected, the number of authorized shares and outstanding shares of Prosoft common stock will be proportionately decreased, with the number of authorized shares of Prosoft common stock being reduced proportionately from 175,000,000.

The holders of outstanding shares of Prosoft common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not permitted. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of Prosoft, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding. The common stock presently outstanding is, and the common stock issued in the merger will be, fully paid and nonassessable.

Rights Agreement

Prosoft. Prosoft has adopted a stockholder rights plan pursuant to that certain rights agreement, as amended, dated June 27, 2001 between Prosoft and Interwest. Under the rights agreement, each holder of a share of Prosoft common stock has the right to purchase one share of common stock at $16.00 per share, subject to adjustment. The rights are not currently exercisable, but will become exercisable upon a “distribution date,” which is the earlier of:

•	10 days following the public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Prosoft common stock; or

•	10 business days (or such later date as may be determined by action of the Prosoft board prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Prosoft common stock.

In the event that any person becomes an acquiring person, each holder of a right, other than rights beneficially owned by an acquiring person (which will thereupon become void) will have the right to receive upon exercise that number of shares of common stock having a market value of two times the purchase price of the right.

In the event that, following the date a person becomes an acquiring person, Prosoft is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a right will thereafter have the right to receive upon the exercise of the right that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after a person or group becomes an acquiring person and prior to the acquisition by such acquiring person of 50% or more of the outstanding Prosoft common stock (or certain other acquisition events), the Prosoft board of directors may exchange the rights (other than the rights owned by such acquiring person which will become void), in whole or in part, for shares of Prosoft common stock or preferred stock at an exchange ratio of one share of common stock or preferred stock, or a fractional share of preferred stock, per right.

At any time prior to the earlier of (i) the distribution date or (ii) July 12, 2011, the Prosoft board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment. The rights expire on the earlier of July 12, 2011 or the redemption or exchange of the rights by Prosoft.

The execution and delivery of the merger agreement did not, and the completion of the transactions contemplated by the merger agreement will not, result in the rights becoming exercisable or in Trinity Learning or its stockholders, affiliates and associates being deemed an “acquiring person” under the rights agreement.

Transfer Agent

The transfer agent and registrar for Prosoft common stock is Interwest Transfer Company, Inc.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

Prosoft common stock currently trades on the Nasdaq SmallCap Market, under the trading symbol of “POSO.” Prior to October 8, 2002, Prosoft’s common stock traded on the Nasdaq National Market. The following table sets forth the high and low bid quotations for the common stock as reported by Nasdaq for each quarter during fiscal years 2003 and 2002, the first three quarters of fiscal 2004 and the period from May 1, 2004 through June 4, 2004.

Quarter	Low	High
May 1, 2004 – June 4, 2004	$.60	$.96
February 1, 2004 – April 30, 2004	$.44	$1.89
November 1, 2003 – January 31, 2004	$.44	$.97
August 1, 2003 – October 31, 2003	$.30	$.60
May 1, 2003 – July 31, 2003	$.14	$.66
February 1, 2003 – April 30, 2003	$.09	$.20
November 1, 2002 – January 31, 2003	$.12	$.28
August 1, 2002 – October 31, 2002	$.14	$.38
May 1, 2002 – July 31, 2002	$.18	$.75
February 1, 2002 – April 30, 2002	$.55	$1.60
November 1, 2001 – January 31, 2002	$.38	$1.80
August 1, 2001 – October 31, 2001	$.29	$1.78

Trinity Learning’s common stock has traded on the National Association of Securities Dealers OTC Electronic Bulletin Board since December 23, 2003 under the symbol “TTYL.” Prior to this date, Trinity Learning’s common stock was traded sporadically on the Pink Sheets. For the period from December 23, 2003 to June 4, 2004, the high ask and low bid for Trinity Learning’s common stock on the OTC Electronic Bulletin Board were $2.50 and $0.80, respectively.

The following table presents trading information for Prosoft common stock on the Nasdaq SmallCap Market and Trinity Learning common stock on the National Association of Securities Dealers OTC Electronic Bulletin Board on (i) February 20, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and (ii) June 4, 2004, the last trading day for which it was practicable to include information in this proxy statement/prospectus.

	Prosoft common stock			Trinity Learning common stock
	High	Low	Close	Bid	Ask	Close
February 20, 2004	$0.77	$0.68	$0.69	$1.50	$1.50	$1.50
June 4, 2004	$0.82	$0.73	$0.74	$1.05	$1.05	$1.05

The market price of Prosoft common stock and Trinity Learning common stock will likely fluctuate prior to the merger, while the exchange ratio is fixed. You are urged to obtain current market quotations for the Prosoft common stock and the Trinity Learning common stock.

Dividend Policy

Neither Prosoft nor Trinity Learning has ever declared or paid dividends on its common stock in the past, and neither company intends to pay such dividends in the foreseeable future. Any determination to pay dividends after consummation of the merger will be at the discretion of the combined company’s board of directors and will depend on the combined company’s financial condition, results of operations, capital requirements and other factors the combined company’s board of directors deems relevant.

DELISTING AND DEREGISTRATION OF TRINITY LEARNING COMMON STOCK

If the merger is consummated, Trinity Learning common stock will be delisted from the National Association of Securities Dealers OTC Electronic Bulletin Board and will be deregistered under the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material federal income tax consequences of the merger to the holders of Trinity Learning common stock and to Prosoft, MTX Acquisition Corp. and Trinity Learning. This discussion is based upon current provisions of the Internal Revenue Code, applicable U.S. Treasury regulations, juridical authority, and administrative rulings and practice, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect. No attempt has been made in this discussion to address all federal income tax consequences of the merger. This discussion does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply to you, in whole or in part, if you hold options in Trinity Learning or acquired Trinity Learning common stock under a compensatory or other employment-related arrangement, or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the United States, a trader in securities that elects to mark-to-market, or a person who holds Trinity Learning common stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that you held your Trinity Learning common stock as a capital asset at the effective time of the merger. HOLDERS OF TRINITY LEARNING COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

The obligation of Trinity Learning and Prosoft to complete the merger is conditioned upon the receipt by Trinity Learning and Prosoft of the opinion of Swensen & Andersen PLLC, counsel to Trinity Learning, that:

•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	each of Prosoft, MTX Acquisition Corp. and Trinity Learning will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

However, neither Trinity Learning, Prosoft nor MTX Acquisition Corp. has requested, nor will request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this discussion. Moreover, the tax opinion is based upon facts, representations and assumptions set forth or referred to in the opinion and the continued accuracy and completeness of certain representations made by Trinity Learning and Prosoft, including representations in letters to be delivered to Swensen & Andersen PLLC by the management of each of Trinity Learning and Prosoft that, if incorrect in certain material respects, would jeopardize the conclusions reached by Swensen & Andersen PLLC in its opinion.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized for federal income tax purposes by Prosoft, MTX Acquisition Corp. or Trinity Learning as a result of the merger. A holder of Trinity Learning common stock will not recognize gain or loss on the exchange of shares of Trinity Learning common stock for Prosoft common stock pursuant to the merger except to the extent cash is received in lieu of fractional shares. The aggregate tax basis in the Prosoft common stock received by a holder of Trinity Learning common stock will be the same as the aggregate tax basis in the Trinity Learning common stock surrendered therefor excluding the tax basis allocated to fractional shares. The holding period of the Prosoft common stock will include the holding period of the Trinity Learning common stock surrendered therefor (assuming the shares of Trinity Learning common stock are held as capital assets at the effective time).

Cash received by a holder of Trinity Learning common stock in lieu of a fractional share of Prosoft common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Trinity Learning common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss provided that the shares of Trinity Learning common stock were held as capital assets, and will be long term capital gain or loss if the Trinity Learning common stock had been held for more than one year at the effective time.

Cash received by a holder of Trinity Learning common stock who exercises dissenters’ (appraisal) rights in connection with the merger will recognize capital gain or loss (assuming such shares are held as capital assets) based on the difference between the cash received for such stock and the holder’s adjusted basis in the stock, and will be long term capital gain or loss if the Trinity Learning common stock had been held for more than one year at the effective time.

Under the Internal Revenue Code, a holder of Trinity Learning common stock who receives cash in lieu of fractional shares or from exercise of dissenters’ rights may be subject, under certain circumstances, to backup withholding at a rate of 28%, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Prosoft Reverse Stock Split and Other Transactions. The above discussion and opinion of tax counsel do not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including the potential reverse stock split of the issued and outstanding shares of Prosoft common stock included in the merger proposal.

This federal income tax discussion is for general information only and may not apply to all holders of Trinity Learning common stock. You are urged to consult your own tax advisor as to the specific tax consequences of the merger.

REGULATORY MATTERS

Antitrust

Prosoft and Trinity Learning do not believe the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, which prevent certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and waiting periods end or expire.

State Takeover Laws

A number of states throughout the United States, including Utah and Nevada where Trinity Learning and ProsoftTraining are respectively incorporated, have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. The boards of directors of Trinity Learning and Prosoft believe that the anti-takeover provisions of Utah and Nevada law are either inapplicable or have been complied with in respect to the merger.

COMBINED COMPANY SECURITY OWNERSHIP

General

Based upon outstanding Prosoft and Trinity Learning share amounts on May 28, 2004, existing Prosoft stockholders will own approximately 40.7% of the combined company and existing Trinity Learning stockholders will own approximately 59.3% of the combined company after the merger, with a total of 59,818,597 shares outstanding immediately after the merger. These amounts do not reflect any options, warrants or other convertible securities of either Trinity Learning or Prosoft outstanding on that date. Trinity Learning has outstanding options and warrants which could result in the issuance of 23,176,031 additional shares at a weighted average exercise price of $1.15 per share. Trinity Learning also has approximately $30,000 in principal and accrued interest on outstanding convertible promissory notes and an option that are convertible into approximately 4.5 million shares. Prosoft will assume the obligations to issue shares to holders of these outstanding Trinity Learning options, warrants and convertible securities. Prosoft has outstanding options, warrants and convertible loans which could result in the issuance of an additional 8,564,626 shares at a weighted average exercise price of $2.49 per share. In addition, these amounts do not reflect an additional 4,981,754 shares of Prosoft common stock issuable at $.001 per share upon exercise of a warrant to be issued to Prosoft’s largest shareholder upon completion of the merger in exchange for termination of certain payment rights. See “Election of Two Prosoft Class I Directors – Prosoft Certain Relationships and Related Transactions.”

Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the common stock of the combined company after the merger (assuming the merger had closed on May 28, 2004) by (i) each director of the combined company, (ii) each executive officer of the combined company, (iii) all directors and executive officers of the combined company as a group, and (iv) each person who is known to Trinity Learning or Prosoft to be expected to be a beneficial owner of five percent or more of the combined company’s common stock after the merger.

	Shares Beneficially Owned(1)
Name	Number	Percent
Hunt Capital Growth Fund II, L.P.(2)	10,621,054	15.4%
Luc Verelst(3)	7,675,138	12.0%
Musca Holding Limited(4)	5,500,000	8.9%
Steven Hanson(5)	5,000,000	8.0%
Theodore Swindells(6)(7)	4,284,093	7.0%
Douglas D. Cole(7)(8)	2,392,510	4.0%
Edward P. Mooney(7)(9)	2,312,570	3.8%
Robert G. Gwin(10)	792,232	1.3%
Benjamin M. Fink(11)	357,000	*
Christine R. Larson(12)	226,370	*
Charles P. McCusker(13)	126,250	*
Richard J. Marino(14)	97,222	*
Richard G. Thau(15)	64,315	*
Arthur R. Kidson(16)	46,747	*
All directors and executive officers as a group (9 persons)(17)	6,415,216	10.3%

*	Less than 1%
(1)

Numbers assume the merger had closed on May 28, 2004 and, unless otherwise indicated are based on shares owned and outstanding as of that date. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 59,818,597 shares outstanding post-

merger as of May 28, 2004, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days, the percentages are based upon the sum of shares outstanding as of May 28, 2004 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(2)	Includes 4,039,987 shares subject to conversion rights, 350,000 shares subject to currently exercisable warrants and 4,981,574 shares subject to a warrant to be issued to Hunt Capital upon closing of the merger. Hunt Capital’s rights of conversion and exercise of derivative securities is limited under certain circumstances. See “Election of Two Prosoft Class I Directors – Prosoft Certain Relationships and Related Transactions.”
(3)	Includes 4,000,000 shares subject to presently exercisable warrants.
(4)	Includes 1,000,000 shares issuable on conversion of a $10,000 note for the remaining 25.1% of IRCA (Proprietary) Ltd., and 500,000 shares each issuable to Musca Holding Limited if IRCA achieves $10 million in profitable revenue and $12 million profitable revenue for the years ended June 30, 2004 and June 30, 2005, respectively.
(5)	Includes 3,000,000 shares subject to presently exercisable warrants.
(6)	Includes 1,575,000 shares subject to presently exercisable warrants.
(7)	1,622,910 shares are owned by Granite Creek Partners, LLC, a Utah limited liability corporation. Mr. Swindells, Mr. Cole and Mr. Mooney each own a 33 1/3% interest in GCP, and each disclaims beneficial ownership of the shares in the company that are issuable to GCP. Proportionate ownership of these shares is included in the calculation of beneficiary ownership for Mr. Swindells, Mr. Cole and Mr. Mooney.
(8)	Includes 265,583 shares subject to stock options exercisable within 60 days.
(9)	Includes 265,583 shares subject to stock options exercisable within 60 days.
(10)	Includes 718,312 shares subject to stock options exercisable within 60 days.
(11)	Includes 357,000 shares subject to stock options exercisable within 60 days.
(12)	Includes 226,370 shares subject to stock options exercisable within 60 days.
(13)	Includes 125,000 shares subject to stock options exercisable within 60 days.
(14)	Includes 97,222 shares subject to stock options exercisable within 60 days.
(15)	Includes 64,315 shares subject to stock options exercisable within 60 days.
(16)	Includes 46,747 shares subject to stock options exercisable within 60 days.
(17)	Includes 2,166,130 shares subject to warrants or stock options exercisable within 60 days.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATING FINANCIAL DATA

The selected unaudited pro forma condensed combined consolidating financial data set forth below gives effect to the proposed merger with Trinity Learning as if the merger had been completed on August 1, 2002 for statements of operations purposes and January 31, 2004 for balance sheet purposes, and is derived from the unaudited pro forma condensed combined consolidating financial information included elsewhere in this joint proxy statement/prospectus. For accounting purposes the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise.

This pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined consolidating financial information and related notes, which are presented below, and the separate historical financial statements and related notes of Prosoft and Trinity Learning which are included elsewhere, or incorporated by reference, in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidating financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of Prosoft.

For pro forma purposes, the audited results of operations of Prosoft for the year ended July 31, 2003 have been combined with the audited results of operations of Trinity Learning for the nine month transition period ended June 30, 2003 along with the results of its operations for the three months ended September 30, 2002 derived from the audited results for the year ended September 30, 2002. Trinity Learning has also included the audited results of operations of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited (see “Information About Trinity Learning – Trinity Learning’s Business –Riverbend”) and Danlas Limited (see “Information About Trinity Learning – Trinity Learning’s Business – IRCA”) for the year ended June 30, 2003. The unaudited results of operations of Prosoft for the six months ended January 31, 2004 have been combined with the unaudited results of operations of Trinity Learning for the six months ended December 31, 2003 and the unaudited preacquisition results of operations for the two months ended August 30, 2003 of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited and the unaudited preacquisition results for the five months ended November 30, 2003 for Danlas Limited.

The unaudited pro forma condensed combined consolidating balance sheet data assumes that the merger took place on January 31, 2004. The total estimated purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of their fair value with the excess cost over the net tangible and identifiable intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

PRO FORMA CONDENSED COMBINED CONSOLIDATING BALANCE SHEET

JANUARY 31, 2004

(IN THOUSANDS)

	Historical		Pro Forma Adjustments				Pro Forma Combined
	Trinity Learning	Prosoft Training	(b)	(c)	(d)	(e)
Assets
Current Assets
Cash	$1,470	$1,210	$(900)				$1,780
Accounts Receivable	3,751	842					4,593
Prepaid Expense and Other Assets	835	199					1,034

Total Current Assets	6,056	2,251	(900)				7,407
Property & Equipment (Net)	995	379					1,374
Intangible Assets (Net)	5,948	7,103		$14,350			27,401
Other Assets	817	110					927

Total Assets	$13,816	$9,843	$(900)	$14,350			$37,109

Liabilities, Minority Interest and Stockholders’ Equity
Current Liabilities
Accounts Payable	$2,305	$757					$3,062
Accrued Expenses	1,152	713	$550				2,415
Other Liabilities	316	158					474
Notes Payable – Current Portion	781	52					833

Total Current Liabilities	4,554	1,680	550				6,784
Long Term Debt	2,120	3,151					5,271

Total Liabilities	6,674	4,831	550				12,055

Minority Interest	2,740	—	—				2,740

Stockholders’ Equity
Common Stock	15,972	24			$(15,947)		49
Additional Paid-In Capital	—	104,422			(70,587)	$3,333	37,168
Conditionally Redeemable Shares	2,250	—					2,250
Accumulated Deficit	(13,719)	(99,557)			99,557	(3,333)	(17,052)
Subscription Receivable	(35)	—					(35)
Other Comprehensive Income (Loss)	(66)	198			(198)		(66)
Common Stock in Treasury	—	(75)			75		—

Total Stockholders’ Equity	4,402	5,012	—		12,900	$—	22,314

Total Liabilities, Minority Interest and Stockholders’ Equity	$13,816	$9,843	$550		$12,900	$—	$37,109

See accompanying notes to ProsoftTraining unaudited pro forma condensed combined consolidated financial statements.

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended January 31, 2004	Fiscal Year Ended July 31, 2003
Revenue
Sales Revenue	$11,365	$25,198
Cost of Sales	(3,644)	(6,764)

Gross Profit	7,721	18,434
Operating Expense	10,902	23,130

Loss from Operations	(3,181)	(4,696)

Other Income (Expense)
Interest Expense	(379)	(725)
Foreign Currency Gain / (Loss)	(5)	(5)
Profit on Sale of Shares in Subsidiary	—	33

Total Other Income (Expense)	(384)	(697)

Minority Interest	162	(153)

Loss Before Taxes	(3,403)	(5,545)
Taxes	—	6

Net Loss	$(3,403)	$(5,551)

Net Loss Per Common Share	$(0.08)	$(0.17)

Weighted Average Shares Outstanding	44,217	32,440

See accompanying notes to ProsoftTraining unaudited pro forma condensed combined consolidated financial statements.

PRO FORMA CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JANUARY 31, 2004

(IN THOUSANDS)

	Historical Trinity Learning	Trinity Learning Prior Acquisitions				Consolidated Pro Forma Trinity Learning	Historical Prosoft Training	Pro Forma Adjustment (a)	Pro Forma Combined
		River Murray Training July to August 2003	Touch Vision Inc. July to August 2003	Ayrshire Limited July to August 2003	Danlus Limited July to November 2003
Revenue
Sales Revenue	$3,162	84	496	571	2,726	7,038	4,327		$11,365
Cost of Sales	(1,049)	—	(299)	(366)	(498)	(2,213)	(1,431)		(3,644)

Gross Profit	2,113	84	196	205	2,227	4,825	2,896		7,721
Operating Expense	4,567	118	186	253	2,266	7,390	3,141	371	10,902

Income (Loss) from Operations	(2,454)	(34)	10	(48)	(38)	(2,565)	(245)	(371)	(3,181)

Other Income (Expense)
Interest Expense	(35)	(2)	(5)	(1)	(186)	(228)	(151)		(379)
Foreign Currency Gain / (Loss)	(5)	—	—	—	0	(5)	—		(5)

Total Other Income (Expense)	(40)	(2)	(5)	(1)	(187)	(233)	(151)		(384)
Minority Interest	(36)	—	—	62	136	162	—		162

Income (Loss) Before Taxes	(2,530)	(36)	6	13	(89)	(2,636)	(396)	(371)	(3,403)
Taxes	—	—	—	—	—	—	—	—	—

Net Income (Loss)	$(2,530)	(36)	6	13	(89)	(2,636)	(396)	(371)	$(3,403)

See accompanying notes to ProsoftTraining unaudited proforma condensed combined consolidated financial statements.

PRO FORMA CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JULY 31, 2003

(IN THOUSANDS)

	Historical Trinity Learning	Transition Year Adjustment	Trinity Learning Prior Acquisitions				Consolidated Pro Forma Trinity Learning	Historical Prosoft Training	Pro Forma Adjustment (a)	Pro Forma Combined
		Trinity Learning July to September 2002	River Murray Training	Touch Vision Inc.	Ayrshire Limited	Danlus Limited
Revenue
Sales Revenue	$168	—	623	1,714	2,535	8,139	13,378	12,020		$25,198
Cost of Sales	—	—	—	(711)	(1,292)	(152)	(2,156)	(4,608)		(6,764)

Gross Profit	168	—	623	1,002	1,242	7,987	11,022	7,412		18,434
Operating Expense	2,158	398	648	968	1,043	7,736	12,950	9,436	744	23,130

Income (Loss) from Operations	(1,990)	(398)	(25)	35	200	251	(1,928)	(2,024)	(744)	(4,696)

Other Income (Expense)
Interest Income (Expense)	(77)	(7)	(1)	(28)	6	(334)	(441)	(284)		(725)
Foreign Currency Gain / (Loss)	(5)	—	—	—	—	—	5	—		(5)
Profit on Sale of Shares in Subsidiary	—	—	—	—	33	—	33	—		33

Total Other Income (Expense)	(82)	(7)	(1)	(28)	39	(334)	(479)			(697)
Minority Interest	—	—	—	—	(181)	28	(153)	—		(153)

Income (Loss) Before Taxes	(2,072)	(405)	(26)	6	58	(55)	(2,494)	(2,308)	(744)	(5,545)
Taxes	—	—	6	—	—	6	6	—	—	6

Net Income (Loss)	$(2,072)	(405)	(32)	6	58	(55)	(2,499)	(2,308)	(744)	$(5,551)

See accompanying notes to ProsoftTraining unaudited pro forma condensed combined consolidated financial statements.

NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATING FINANCIAL DATA

(IN THOUSANDS UNLESS OTHERWISE STATED)

(i) Basis of Pro Forma Presentation

On February 23, 2004, ProsoftTraining (“Prosoft” or “the Company”) and Trinity Learning Corporation (“Trinity Learning”) entered into a merger agreement whereby Trinity Learning will merge into a newly formed subsidiary of the Company. Under the terms of the agreement, the Company will issue one share of common stock in exchange for each outstanding Trinity Learning common share and will assume Trinity’s obligations under its existing warrant and option agreements and convertible notes. At closing, current Trinity Learning shareholders are expected to have a majority interest in the combined company, with the exact amount of the interest to be determined based upon the number of shares issued to Trinity Learning shareholders prior to the merger as a result of their exercise of outstanding warrants and options and conversion of notes. The Board of Directors of the merged company will consist of eight members, six of whom will be designated by Trinity Learning. The transaction is expected to close in the second half of 2004 and is contingent upon the fulfillment of certain conditions outlined in the merger agreement including, but not limited to, stockholder approval by each company, regulatory approval, satisfactory agreements being reached with certain secured creditors, and other customary conditions. The merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. At closing, Prosoft will change its corporate name to Trinity Learning Corporation. Prosoft and its divisions will retain their existing brand names and identities in their current markets.

In accordance with generally accepted accounting principles of the United States of America, the merger will be accounted for as a purchase business combination with Trinity Learning being the acquiring enterprise. The purchase price will be allocated to Prosoft’s net assets based on the fair values of the assets acquired and the liabilities assumed. For the purpose of providing the accompanying selected unaudited pro forma condensed combined financial data in this joint proxy statement/prospectus, a preliminary determination of the purchase price allocation was made, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Under the terms of the merger agreement, as of May 28, 2003, Prosoft expects to issue approximately 36 million shares of common stock for all the outstanding shares of Trinity Learning and reserve 28 million shares of its common stock to be exchanged for Trinity Learning’s outstanding stock options, warrants and convertible notes upon their future exercise or conversion. The one-to-one exchange ratio is subject to adjustment in the event that the average price per share of Prosoft common stock is greater than $2.00 during the 20-business day period ending on the third business day prior to the date of the Trinity Learning special stockholder meeting and, in which event, Trinity Learning agrees to accept a lower exchange ratio based on a value of $2.00 per share for Prosoft’s common stock.

For pro forma purposes, the audited results of operations of Prosoft for the year ended July 31, 2003 have been combined with the audited results of operations of Trinity Learning for the nine month transition period ended June 30, 2003 along with the results of its operations for the three months ended September 30, 2002 derived from the audited results for the year ended September 30, 2002. Trinity Learning has also included the audited results of operations of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited (see “Information About Trinity Learning—Trinity Learning’s Business—Riverbend”) and Danlas Limited (see “Information About Trinity Learning the Learning’s Business—IRCA”) for the year ended June 30, 2003. The unaudited results of operations of Prosoft for the six months ended January 31, 2004 have been combined with the unaudited results of operations of Trinity Learning for the six months ended June 30, 2003 and the unaudited preacquisition results of operations for the two months ended August 30, 2003 of its recently acquired subsidiaries River Murray Training (Pty.) Ltd., TouchVision, Inc., Ayrshire Trading Limited and the unaudited preacquisition results for the five months ended November 30, 2003 for Danlas Limited.

NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATING FINANCIAL DATA—(Continued)

(IN THOUSANDS UNLESS OTHERWISE STATED)

The unaudited pro forma condensed combined consolidating balance sheet data assumes that the merger took place on January 31, 2004. The total estimated purchase price of the merger has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of their fair value with the excess cost over the net tangible and identifiable intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

(ii) Preliminary Purchase Price

The estimated value of Prosoft’s common stock is $0.67 per share based on the average closing price of Prosoft’s common stock for the seven-day period including the date of announcement of the signing of the merger agreement.

The purchase price of the merger is estimated as follows as if it occurred January 31, 2004:

Value of outstanding Prosoft common stock to be issued determined as if Trinity Learning was the acquiring company	$16,228
Fair value of Prosoft stock options and stock warrants	1,684
Merger costs and transaction fees including contractual payments to employees	1,450

Total purchase price	$19,362

The final purchase price is dependent on the actual number of shares of Prosoft common stock outstanding, the actual number of Prosoft options and warrants outstanding and actual acquisition related costs and will be determined upon completion of the merger.

The preliminary purchase price allocation, which is subject to change based on Prosoft’s final analysis, is as follows:

Net tangible assets acquired	$(2,091)
Technology content and licenses	5,000
Goodwill	16,453

Total purchase price	$19,362

Management performed an estimated allocation of the total purchase price to certain of the individual assets and liabilities of Prosoft. In addition to the value assigned to tangible assets, specific intangible assets were identified and valued. The identifiable intangible assets consist of acquired completed technology. An independent appraisal will be obtained as of the date of closing. For purposes of these pro forma condensed combined financial statements, estimated values as of January 1, 2004 have been used.

The preliminary residual purchase price of $16.5 million has been recorded as goodwill in these pro forma financial statements. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or FAS 142, goodwill will be carried at cost and tested for impairment annually and whenever events indicate that impairment may have occurred. Goodwill is not amortized under FAS 142.

NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATING FINANCIAL DATA—(Continued)

(IN THOUSANDS UNLESS OTHERWISE STATED)

(iii) Pro Forma Adjustments

There were no transactions between Prosoft and Trinity Learning during the periods presented. Based on the timing of the closing of the merger, the final purchase price, finalization of the valuation and purchase price allocation, finalization of the integration plans, determination of the fair value of acquired assets and liabilities and other factors, the pro forma adjustments may differ materially from those presented in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The effects on the statements of operations will depend on the nature and amount of the assets or liabilities adjusted.

The following pro forma adjustments have been made to the unaudited pro forma condensed combined financial statements:

(a)	To record the increase in operating expense associated with amortization of intangible assets related to the merger as well as to eliminate the historical intangible amortization of Prosoft as if the merger had occurred on August 1, 2002. Intangible assets are amortized over 60 months:

	Six Months Ended January 31, 2004	Fiscal Year Ended July 31, 2003
Historical Prosoft intangible amortization	(129)	(256)
Pro forma Prosoft intangible amortization	500	1,000

Total	$371	$744

(b)	To record the estimated cash paid for merger-related transaction costs, $900, and the establishment of accrued expense for contractual arrangements with certain employees, $550, as if the merger occurred on January 31, 2004.

(c)	To eliminate historical Prosoft intangible assets and goodwill and to record the estimated additional fair value of intangible assets resulting from the merger as if the merger occurred on January 31, 2004, including:

		Useful Life
Goodwill (net)	$9,708	Indefinite
Technology content and licenses (net)	4,642	5 years

Total	$14,350

(d)	To record a net $15.9 million reduction in common stock to establish a par value for outstanding Trinity Learning common shares; to record a net reduction in additional paid in capital of $70.5 million reflecting the cancellation of existing Prosoft shares of $104.4 million offset by the aggregate of the issuance of new shares at fair value of $16.2 million, the reclassification of Trinity Learning common stock to additional paid in capital of $15.9 million and the fair value associated with the Prosoft stock options and warrants to be exchanged for Trinity Learning stock options and warrants of $1.7 million; and to eliminate the historical accumulated deficit and other comprehensive income of Prosoft as a result of the purchase transaction as if the merger occurred on January 31, 2004.

(e)	To record the fair value of 4.98 million warrants to be issued to Hunt Capital upon consummation of the merger transaction.

INFORMATION ABOUT PROSOFT

Organization History

ProsoftTraining (“Prosoft”) was originally incorporated under the laws of the State of Nevada as Tel-Fed, Inc. (“Tel-Fed”). Beginning in February 1995, the company’s business was operated as a sole proprietorship (the “Proprietorship”). In December 1995, Pro-Soft Development Corp., a California corporation (“Old ProSoft”), was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, Tel-Fed entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Old ProSoft and the Old ProSoft stockholders. Under the terms of the Reorganization Agreement, Old ProSoft stockholders received one share of Tel-Fed common stock in exchange for each of their shares of Old ProSoft, and Old ProSoft became a wholly-owned subsidiary of Tel-Fed (the “Reorganization”). As part of the Reorganization, all of the executive officers and directors of Tel-Fed resigned and the executive officers and directors of Old ProSoft became the executive officers and directors of Tel-Fed and the company changed its name from Tel-Fed, Inc. to ProSoft Development, Inc. The company changed its name to Prosoft I-Net Solutions, Inc. in October 1996, to ProsoftTraining.com. in December 1998, and to ProsoftTraining in July 2001.

Business Segments

Content Development and Distribution

Prosoft develops content for, and distributes one of the largest libraries of, Information and Communications Technology (“ICT”) curriculum in the world. Content revenue is derived from the sale of course materials in the form of books, CD-ROMs, self-study kits, assessment products, Internet-based course books, royalties and content licenses. The company derives the majority of its content revenue from the sales of course books and related materials. Content licenses represent a minor portion of the company’s revenue and are sold either on a fee-per-use basis or for a one-time fee.

Prosoft’s content is focused on education and training for job-role and vendor-specific certifications. Other products offered by Prosoft assist in developing proficiency in specific computer programs, programming languages or operating systems. As of April 2004, the company’s library consisted of approximately 800 unique course titles covering software and hardware products, programming, and certification programs such as Microsoft, Oracle, Linux, A+, Network+, Cisco, Sun and the company’s proprietary certification programs including CIW, CCNT, and Convergent Technologies Professional (“CTP”). Many of these titles are produced in multiple learning modalities such as instructor-led training (“ILT”), web-based training (“WBT”), computer-based training (“CBT”), and assessment. These products are also sold combined into a “blended learning” offering called Classroom-in-a-Box.

Content Distribution

Through its ComputerPREP division, Prosoft has built a distribution network with a wide range of customers including academic institutions, commercial training centers, corporations, and individuals. The company provides products to a diverse client list that includes New Horizons, Corinthian Colleges, NETg, IKON Office Solutions, CompUSA, American Express, Chevron, Proctor & Gamble, Dupont, IBM, SBC Communications, Iwatsu, Mitel, Toshiba, Inter-Tel, AT&T, Avaya, Panasonic, CALPERS, the NYSE, the Food & Drug Administration, the Federal Aviation Administration, the Department of State, the U.S. Naval Academy, the U.S. Air Force, the U.S. Department of Agriculture, the Pennsylvania House of Representatives, and a broad variety of community colleges, technical colleges and high schools. The learning center channel represented approximately 44 percent of Prosoft’s fiscal year 2003 content revenues, followed by 33 percent for the academic channel and 21 percent for corporate customers.

ComputerPREP also manages an authorized channel of over 750 CIW Authorized Training Providers (“ATP”) and Authorized Academic Partners (“AAP”) worldwide. Commercial channel partners generally pay a small membership fee for the rights to sell and teach official curriculum while academic channel partners usually agree to place a minimum courseware order when joining the authorized channel program.

ComputerPREP seeks to establish a competitive advantage by distributing in-house developed education solutions for IT job certifications such as CIW, A+, MOS and Network+. ComputerPREP proprietary curriculum provides a comprehensive ILT solution that includes innovative features, integrates classroom and web-based learning, and appeals to a wide variety of learners. ComputerPREP classroom materials for A+, Network+ and Linux+ have earned the CompTIA Authorized Quality Curriculum seal of approval. This third-party review, conducted by ProCert Labs, states that it “highly recommends” the curriculum to ICT educators and learners.

ComputerPREP offers academic market versions of all of its major products and has pursued a focused initiative to increase revenue from the academic channel. Its education solutions include a classroom-based assessment that allows teachers to control questions and monitor scores. Academic products also include syllabi, extra labs, WebCT cartridges, Blackboard e-packs and other teaching aids that meet the needs of this market. All of these features can be purchased in a single product package called Classroom-in-a-Box.

Prosoft has reached agreement with seven states for the endorsement and implementation of the CIW program in their education systems. These arrangements position the company to provide states, school districts and workforce development agencies with education solutions designed to integrate an industry-standard certification into statewide curricula. Prosoft believes it is uniquely positioned to meet the needs of this growing market.

Prosoft distributes its content broadly outside the United States. The majority of the company’s content revenues are from the United States and Canada (87 percent), followed by Europe, Middle East and Africa (“EMEA”) (10 percent). Prosoft distributes its content and maintains a direct sales presence in the EMEA region through its Prosoft Europe Ltd. wholly-owned subsidiary, based in Limerick, Ireland. The company’s wholly-owned subsidiary Prosoft Hong Kong Ltd. (“PHK”), based in Hong Kong, expands its reach, develops partnerships, combats piracy of its products, and seeks endorsements in the rapidly growing Asia-Pacific region. Prosoft also distributes content through a formal partnership in Japan.

Content Development

Prosoft has built a sizable library of proprietary content through a disciplined internal development process. Prosoft has a content development team responsible for new product development and regular updates of existing titles in its library. The team is comprised of course directors, project managers, editors, publishers, and subject matter experts.

Prosoft develops content using its Proprietary Content Architecture (“PCA”). All proprietary content has been developed using PCA. This modular architecture allows Prosoft to create comprehensive products for instructors and students in both the learning center and academic channels from a single set of underlying content. The company has developed and owns content for all of its major product lines including CIW, A+, MOS, Network+, Linux+, CTP and CCNT. The company believes its commitment to frequently update its content to reflect the most recent technology, evolving industry standards and “best practices” provides a competitive advantage. This commitment helps ensure Prosoft’s core products remain relevant and continue to meet the needs of its customers.

Certification Development, Ownership and Management

Prosoft owns and manages two proprietary job-role certifications, CIW and CCNT, and has developed and manages the CTP certification program for the Telecommunications Industry Association (“TIA”). Prosoft develops certification exams and provides candidates with access to these exams through commercial testing sites in the Prometric and VUE networks, each of which has testing affiliates in over 100 countries. These are the same testing services used by other leading certification providers such as Novell, Microsoft and Cisco. As the owner and manager of the certification programs, the company also creates official preparatory courseware and manages an authorized channel of official training centers.

Prosoft develops certification exams that validate a level of knowledge related to a set of skills or topics. The CIW program focuses on job-role certification for web, networking and security technologies, while the CCNT program targets basic data communications, basic telecommunications and telephony. The exams are published electronically through the testing provider network and cost the candidate between $65 and $175 in the United States. Entry-level certifications generally require a single exam, while professional-level certifications typically require between three and seven exams. Prosoft’s certification programs have received the support and endorsement of non-profit, widely recognized organizations that have important visibility and credibility among policy makers, academic institutions and industry.

Prosoft’s certification revenues consist primarily of student testing fees (91 percent of fiscal year 2003 certification revenues) and fees paid by institutions to participate in the company’s authorized programs (9 percent of fiscal year 2003 certification revenues). Prosoft believes it has certification growth potential due to the integration of certifications into academic curricula, the continuing shortage of ICT skills in today’s workforce, and the increasing recognition of portable vendor-neutral job-role certifications.

Prosoft also provides certification management services to organizations and associations that want to develop and promote their own ICT certifications. Through its successful creation and development of the CIW and CCNT certification programs, the company proved its ability to develop certifications, develop supporting content to provide education in support of those certifications, establish and develop proprietary distribution channels, implement testing delivery networks, build and implement certified faculty and instructor programs, and drive content demand through certification success. As a result of these successes, Prosoft was chosen by the TIA to develop, manage and serve as the official content provider for the CTP certification program, which launched in July 2002.

CIW

Prosoft owns both the CIW certification and the Official CIW Curriculum. With over 70,000 certifications earned by September 2003, the CIW program has become one of the largest programs among the more than 350 existing ICT certifications. The CIW certification covers job roles in network administration, security, application development, programming, web design and e-commerce. Candidates from more than 100 countries have earned a CIW certification.

Prosoft seeks to create more growth of CIW by promoting vendor-neutral job-role standards in workforce development and academic communities. In the United States, CIW has received support and endorsement from the National Workforce Center for Emerging Technology, along with seven statewide educational agencies.

Internationally, CIW has also received recognition or endorsement from governmental and quasi-governmental organizations. As a result of PHK’s active involvement in Australia, Hong Kong, Singapore, India, and China, numerous endorsements of CIW and CCNT have been received in those countries. The Master CIW Administrator track is endorsed by the Hong Kong Computer Society and certified by the IT Training Quality and Certification Institute of Hong Kong. The CIW certification is accredited by Singapore’s National Infocomm Competency Centre and endorsed under the Critical Infocomm Technology Resource Programme.

CCNT

In December 2000, Prosoft acquired Mastery Point Learning Systems. Mastery Point developed the CCNT certification program under the direction of the TIA to serve the needs of telephone companies and network service providers. CCNT is a vendor-neutral credential program for the convergence technology industry that validates an individual’s knowledge of basic data communications, basic telecommunications and telephony.

Convergence technology is the merging of voice, video and data on a single network, integrating telecommunications and computer technologies. This six-test low-stakes program is supported by both classroom and web-based e-learning courses. Prosoft’s CCNT exams and curriculum are sponsored and endorsed by the TIA. In China, Beijing Telecom delivers CCNT educational programs as part of its company-wide employee training program and is the master distributor of CCNT education and testing for all of China.

CTP

Prosoft released the first industry-sponsored convergence technology certification in July 2002. Prosoft started working with the TIA in 2001 to fulfill its members’ need for a convergence certification for the customer-premise equipment side of the telecommunications industry. The CTP Certification Advisory Council was formed in January 2002 with representatives from Cisco, Avaya, IBM, Siemens, Nortel, Mitel and First Communications to provide assistance in creating the CTP certification exam. Prosoft created Official CTP courseware and a CTP authorized training channel. Prosoft shares testing revenue from this program with the TIA. To date, CTP has been endorsed by Cisco, Avaya, Nortel, Mitel, Inter-Tel, Iwatsu, NEC and Toshiba as either a prerequisite to those entities’ IP-telephony certifications, product certifications, or dealer network certifications.

Services

Prosoft effectively exited the services business in fiscal year 2002, currently has no employees or investments in the services business and does not anticipate any material services revenue in the future. This business was the primary source of revenue for the company for the fiscal years 1998 through 2000. In fiscal year 2003, the company earned residual services revenue related to training instructors to teach CIW and providing CIW instruction to some corporate customers, primarily in Europe.

Customers

Prosoft serves four major customer groups: commercial training centers, academic institutions, corporations and individuals.

Commercial Learning Centers. In fiscal year 2003, 44 percent of Prosoft’s content revenue came from commercial learning centers. The commercial learning center channel is composed of companies that provide individuals and corporations short-format courses in a commercial setting. Course length in this channel ranges from one day to two weeks. The primary customer of the company’s channel partners is a corporation seeking specialized training on technical topics. This channel is highly fragmented, with the largest companies responsible for a small percentage of the total market. Large chains in this channel are New Horizons, Learning Tree, and CompUSA. In fiscal year 2003, New Horizons and its franchisees accounted for nine percent of the company’s content revenue. No other company accounted for more than five percent of content revenue.

Academic Institutions. In fiscal year 2003, 33 percent of Prosoft’s content revenue came from academic institutions. The academic channel is composed of high schools, community colleges, technical and vocational schools and other degree-granting institutions. Course length in this channel is tied to academic semesters or quarters. This channel also provides “continuing education” in a format that competes directly with commercial learning centers. The academic channel is highly fragmented and no customer in this channel accounted for more than five percent of Prosoft’s content revenue in fiscal year 2003.

Corporations. In fiscal year 2003, 21 percent of Prosoft’s content revenue came from corporate customers. Internal training departments and corporate universities represent the majority of customers in this channel. These customers typically purchase the same products as commercial learning centers. No customer in this channel accounted for more than five percent of Prosoft’s content revenue in fiscal year 2003.

Individuals. A small amount of content revenue is generated from sales directly to individuals. These sales generally occur through Prosoft’s ComputerPREP.com website. In addition, virtually all certification exams are sold directly to individuals. Individuals register and pay for exams through an authorized Prometric or VUE testing center. Individuals are not required to complete training courses or buy content prior to taking an exam.

Competition

Both the content and certification business segments are highly competitive, and there currently are only minor economic barriers to entry into either business. Prosoft faces competition from many other companies offering training and certification services and products, including the internal training departments of corporations and publishing units of large corporations. Some of Prosoft’s competitors have access to greater resources and capital than are currently available to the company. Prosoft competes in general ICT skills courseware with Element K, Thomson Learning and Pearson LLC, each of which has one or more subsidiaries that sells courseware. The trade association CompTIA offers i-Net+, a certification that competes directly with Prosoft’s CIW Associate certification. Trade associations such as the World Organization of Webmasters have released certification exams that compete with aspects of Prosoft’s certification programs. Individuals can and often do earn multiple certifications, and Prosoft’s certifications focus on job skills rather than product-specific curricula offered by Microsoft, Cisco and other large vendors. However, these vendors have more resources to attract candidates to their programs than does Prosoft.

Sources of Revenue

Prosoft derives revenue primarily from two sources: content sales and certification testing.

Content Revenue. Content revenue includes fees received from the sale of course materials such as books, CD-ROMs, web-based course books, assessment products and content licenses. Prosoft recognizes content revenue from the sale of course books and other products when they are shipped. License revenue is recognized over the period in which Prosoft has a commitment for continuing involvement or obligation to provide services to the customer. In most cases, no such commitment exists, and revenue is recognized when content is shipped.

Certification Revenue. Certification revenue includes fees paid by certification candidates to take Prosoft’s certification tests and annual fees received from education partners including CIW and CTP ATPs. Prosoft recognizes certification revenue when certification tests are administered, and partner fees over the period during which it has a commitment for continuing involvement or obligation to provide services to the partner.

Prosoft formally exited the services business in fiscal 2002, yet continues to earn some residual revenue in this business when it trains the instructors of learning center providers of companies that plan to conduct courses internally. Prosoft recognizes services revenue, if any, when instruction or consulting services are provided.

Sales, Marketing and Customer Support

Prosoft sells and markets its certification exams, content and integrated courses to students primarily through a channel of academic institutions and commercial learning centers. As of May 1, 2004, Prosoft had 23 people directly involved in sales, marketing and customer support in the United States, Asia, and Europe. Its customer service organization in Phoenix, Arizona accepts, enters and reviews domestic and EMEA courseware orders. Because many of Prosoft’s customers need to make last-minute adjustments or wait to order courseware until a few days before a class starts, its quick-response capability is a competitive advantage.

Seasonality

Prosoft’s revenue and income can vary from quarter to quarter due to seasonal and other factors. The company generally experiences greater revenue in the second half of its fiscal year (February through July) than in the first half of its fiscal year (August through January). In the European market, August is usually a poor month because many workers take their summer holiday at that time. In the United States, the period from Thanksgiving through New Year’s Day tends to be slow for the education and training industry. Other seasonality is due to academic market purchasing cycles, customers’ spending patterns and variations in corporate training budgets.

Trademarks and Copyrights

Copyright laws protect most of Prosoft’s content. It has also received or filed for trademark and service mark registration for certain of its products, tag lines and feature names. Prosoft will continue to protect its trademarks and to seek copyright registration for newly developed content, software products and any other material assets.

Employees

As of May 1, 2004, Prosoft employed 53 people worldwide.

Regulations

Most of the jurisdictions in which Prosoft operates regulate and license certain kinds of vocational, trade, technical or other post-secondary education. Management believes that employer-funded or reimbursed ICT training is exempt from such requirements in most of the United States. To the extent that Prosoft participates in programs funded by government entities, it applies for licensing in the regulatory jurisdiction. If Prosoft was found to be in violation of a state’s licensing or other regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties. It is also subject to federal, state and local regulations concerning the environment, occupational safety and health standards. It has not experienced significant difficulty in complying with such regulations and compliance has not had a material effect on its business or its financial results.

Properties and Facilities

As of May 1, 2004, Prosoft had entered into leases for commercial space in the following locations:

Location	Square Footage	Monthly Cost	Lease Expiration
Phoenix, Arizona	13,301	$26,846	April 2006
Limerick, Ireland	1,900	$1,472	February 2005

The Phoenix, Arizona location is Prosoft’s corporate headquarters, which provides a location for executive and administrative offices and its content development, sales, content publishing, IT, certification and customer service activities. The Limerick facility serves sales and customer service purposes.

In October 2003, Prosoft closed its Santa Ana, California facility and in February 2004, it closed its Eden Prairie, Minnesota facility.

Legal Matters

From time to time, Prosoft may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this joint proxy statement/prospectus, Prosoft was not a party to any legal proceedings.

PROSOFT SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected financial information should be read in conjunction with Prosoft’s consolidated financial statements and the notes thereto and “Prosoft Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended July 31, 2003, 2002 and 2001 and the consolidated balance sheet data at July 31, 2003 and 2002 are derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the periods ended July 31, 2000 and the consolidated balance sheet data at July 31, 2001 and 2000 are derived from audited consolidated financial statements not included herein. The consolidated statements of operations data for the six months ended January 31, 2004 and January 31, 2003 and the consolidated balance sheet data at January 31, 2004 and January 31, 2003 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	Six Months Ended January 31,		Year Ended July 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$4,327	$6,560	$12,020	$17,922	$31,425	$19,572	$8,716
Income (loss) from operations	(245)	(2,689)	(2,024)	(41,372)	(4,932)	1,427	(11,201)
Net income (loss)	(396)	(2,826)	(2,308)	(42,459)	(4,167)	1,631	(11,607)
Net income (loss) per share:
Basic	(0.02)	(0.12)	(0.10)	(1.77)	(0.18)	0.09	(0.90)
Diluted	(0.02)	(0.12)	(0.10)	(1.77)	(0.18)	0.08	(0.90)

Consolidated Balance Sheet Data:
Total assets	$9,843	$11,490	$10,579	$15,107	$55,216	$58,519	$7,634
Short-term debt	52	53	54	59	121	85	919
Long-term debt	3,151	2,928	3,032	2,816	158	246	2,840
Stockholders’ equity	5,012	4,795	5,351	7,576	49,572	50,372	472

PROSOFT MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Prosoft’s financial statements and the related notes thereto and the other financial information appearing elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of Prosoft’s plans, objectives, expectations and intentions. You should read the cautionary statements made in this joint proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Prosoft’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed below and in the section entitled “Risk Factors” as well as those discussed elsewhere in this joint proxy statement/prospectus. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” at page 30. You should not rely on these forward-looking statements, which reflect only Prosoft’s opinion as of the date of this joint proxy statement/prospectus. Prosoft does not assume any obligation to revise forward-looking statements.

Development of Business

Prosoft was founded in 1995 as a proprietorship that delivered training in vocational and advanced technical subjects. After completing a private placement of stock in March 1997, the company embarked on a strategy to build a nationwide network of learning centers to teach technical skills for the emerging Internet market. Fixed costs associated with the “bricks-and-mortar” network significantly outpaced revenues. In fiscal year 1999, the company closed the learning center network and focused exclusively on selling its content and instructional services to the technology training industry and building its proprietary certification programs. The demand for instruction services declined sharply from fiscal year 2000 to fiscal year 2002. At the end of fiscal year 2002, Prosoft reduced its full-time instructor base to zero and effectively exited the services business. The company has refocused its business on offering job-role certifications and proprietary content solutions to academic institutions and adult education providers.

Results of Operations

Six Months Ended January 31, 2004 Compared to the Six Months Ended January 31, 2003 (unaudited)

Revenues

Total revenues decreased to $4.33 million in the six months ended January 31, 2004 from $6.56 million in the six months ended January 31, 2003, a decrease of $2.23 million, or 34 percent. The decline in total revenues was driven by continuing weakness in corporate training budgets resulting in reduced purchases of Prosoft’s training products and certifications by its learning center customers and by overall softness in demand for technology training. In addition, academic customer purchases continue to be limited by budget constraints, though academic adoption for Prosoft’s programs continues to progress.

Costs of Revenues

Costs of revenues decreased $1.41 million, or 49 percent in the six months ended January 31, 2004, compared with the year-ago six-month period. This decrease is related to the decrease in revenues. As a percentage of revenue, gross profit, defined as total revenues less costs of revenues, increased to 67 percent from 57 percent in the year-ago six-month period. The increase in gross profit percentage was largely due to cost reduction measures implemented over the past 12 months.

Content Development

Content development expenses were $0.30 million in the six months ended January 31, 2004 compared with $0.96 million in the six months ended January 31, 2003, a decrease of $0.66 million, or 69 percent. The decrease in content development expenses was attributable to lower personnel costs associated with the strategic reduction in headcount implemented during the year.

Sales and Marketing

Sales and marketing expenses decreased $0.19 million, or 22 percent, compared with the year-ago quarter, and decreased $0.88 million, or 40 percent, compared with the year-ago six month period. The decrease was attributable to lower revenues and associated sales commissions and a decrease in the number of sales employees.

General and Administrative

General and administrative expenses decreased $1.48 million, or 53 percent, for the six months ended January 31, 2004, compared with the year-ago six-month period. The decrease was primarily attributable to lower personnel costs and the closing of the company’s Austin, Texas and Santa Ana, California offices.

Depreciation and Amortization

Depreciation and amortization expenses decreased 49 percent for the six months ended January 31, 2004, compared with the year-ago six-month period. The decrease was attributable to the closing of the Austin, Texas and Santa Ana, California offices.

Interest Income and Interest Expense

Interest expense is attributable to a $2.50 million, Subordinated Secured Convertible Note issued in October 2001 that carries a 10 percent interest rate.

Year Ended July 31, 2003 Compared to the Years Ended July 31, 2002 and July 31, 2001

Revenues

Total revenues were $12.02 million, $17.92 million and $31.43 million for the fiscal years 2003, 2002 and 2001, respectively, which represents a decrease of 33 percent from fiscal 2002 to 2003 and a decrease of 43 percent from fiscal 2001 to 2002. The decrease in total revenues can be attributed to declines in corporate training budgets.

Content revenues in 2003 decreased by 31 percent, or $4.20 million, compared to 2002, and decreased 40 percent, or $8.97 million, for 2002 compared with 2001. The decline in content revenues was driven by continued weakness in corporate training budgets resulting in sharply reduced purchases of Prosoft’s content products by its learning center customers.

Certification revenues in 2003 decreased by 33 percent to $2.60 million compared to 2002, and increased 8 percent to $3.85 million for 2002 compared with 2001. Certification revenues consist of CIW, CTP and CCNT certification exam fees and annual fees received from CIW ATP’s. The decrease in 2003 was related to continuing weakness in the technology training sector.

Services revenue in 2003 decreased by 84 percent, or $0.45 million, compared with 2002, and decreased 90 percent, or $4.80 million, for 2002 compared with 2001. The decrease in 2003 was the result of Prosoft exiting the services business during the fiscal year. The decrease in 2002 was attributable to the economic slowdown, a reduction in corporate training activities and a decrease in demand for the company’s non-CIW services business.

Cost of Revenues

Cost of revenues in 2003 decreased $4.86 million, or 51 percent, compared with 2002. As a percentage of revenue, gross profit, defined as total revenue less costs of revenue, increased to 62 percent in 2003, from 47 percent in 2002. The decrease in cost of revenues was primarily due to the decrease in content and services revenues and cost reductions. The increase in gross profit percentage was primarily due to substantial operating cost reductions achieved through a broad restructuring of Prosoft’s operations and the company’s exit from the low-margin services business.

Cost of revenues in 2002 decreased $5.00 million, or 35 percent, compared with 2001. As a percentage of revenue, gross profit decreased to 47 percent in 2002 from 54 percent in 2001. This decrease was primarily a result of lower revenue and a decrease in content selling prices resulting from competitive pressures and weakness in customer budgets.

Content Development

Content development expenses in 2003 decreased $0.69 million, or 32 percent, when compared with 2002. Content development expenses in 2002 increased $0.08 million, or 4 percent, when compared with 2001. The 2003 dollar decrease was largely the result of lower personnel costs associated with the strategic reduction in headcount implemented during the year. Content development expense as a percentage of revenue was 12 percent in 2003 and 2002, and 7 percent in 2001. The increase in 2002 compared with 2001 was primarily due to lower revenues.

Sales and Marketing

Sales and marketing expenses decreased $2.95 million, or 46 percent, in 2003 as compared with 2002 and decreased $1.15 million, or 15 percent, in 2002 as compared with 2001. As a percent of revenue, sales and marketing expenses decreased 7 percentage points in 2003 as compared with 2002 and increased 11 percentage points in 2002 as compared with 2001. The dollar decrease in 2003 is attributable to lower sales commissions and personnel costs associated with cost reductions implemented during the year. The dollar decrease in 2002 is attributable to lower sales volume.

General and Administrative

General and administrative expenses decreased $1.56 million, or 28 percent, in 2003 as compared with 2002. General and administrative expenses decreased $2.36 million, or 29 percent, in 2002 as compared with 2001. As a percent of revenue, general and administrative expense increased 2 percentage points in 2003 as compared with 2002 and increased 7 percentage points in 2002 as compared with 2001. The dollar decreases in 2003 and 2002 were primarily a result of ongoing workforce reductions and other cost reduction measures implemented throughout the period.

Depreciation and Amortization

Depreciation expense was $0.57 million, $0.79 million and $0.67 million for the years ended July 31, 2003, 2002 and 2001, respectively. The decrease in 2003 when compared to 2002 was primarily due to the closing of the Austin, Texas office.

Amortization expense associated with goodwill and other acquired intangibles was $0.26 million, $2.35 million and $2.94 million for the years ended July 31, 2003, 2002 and 2001, respectively. The decrease in amortization expense for 2003 when compared to 2002 and 2001 was attributable to no amortization of goodwill due to the adoption of SFAS No. 142 effective August 1, 2002.

Write-down of Courseware and Licenses

During the third quarter of fiscal year 2002, Prosoft recorded a $1.45 million loss for the write-down of courseware and licenses because the carrying value of the assets was no longer supported by estimated future cash flows. Of this amount, $0.98 million was associated with the write-down of self-study courseware and $0.47 was associated with the write-down of a long-term license.

Impairment of Goodwill

As a result of the continuing difficult economic climate in corporate training, low revenues and operating losses, Prosoft recorded $30.30 million of asset impairment due to the write-down of goodwill during fiscal year 2002. The carrying value of goodwill was not supported by estimated future cash flow. The write-down to fair value was determined utilizing the discounted cash flow method.

Special (Credit) Charges

During fiscal year 2003, Prosoft recorded a $0.37 million special credit, which had an approximate $.02 earnings per diluted share impact to its results. The 2003 credit resulted from the settlement of a $0.50 million liability for $0.13 million.

During fiscal year 2002, Prosoft recorded a $0.76 million special charge, which had an approximate $0.03 loss per diluted share impact to its common stock. The charge resulted from a workforce reduction and consisted of severance and other employee-related costs of $0.73 million and other costs of $0.03 million.

During fiscal year 2001, Prosoft recorded a $0.66 million special charge, which had an approximate $.03 loss per diluted share impact to its common stock. The 2001 charge related to the company’s decision to disinvest in the instructor-led training services business and realign the sales structure. The charge consisted of employee severance and other employee-related costs of $0.23 million and fixed asset write-downs, leased facilities, equipment and other costs of $0.43 million. Headcount was reduced by approximately 25%.

Interest Income and Interest Expense

Interest income decreased $0.06 million in 2003 as compared with 2002 and decreased $0.34 million in 2002 as compared with 2001. The decreases were attributable to lower average cash balances and lower interest rates. The lower average cash balances were primarily a result of operating losses.

Interest expense increased $0.06 million in 2003 as compared with 2002 and increased $0.19 million in 2002 as compared with 2001. Higher interest expense for 2003 and 2002 is attributable to the issuance of a $2.50 million Subordinated Convertible Note in the first quarter of fiscal year 2002.

Income Tax (Expense) Benefit

There was no income tax expense or benefit in 2003. Income tax expense was $0.93 million in 2002 compared with income tax benefits of $0.40 million in 2001. During 2002, the company increased its valuation allowance related to deferred income taxes due to operating losses and the then-current economic slowdown. Income tax benefits in 2001 resulted from a decrease in the deferred tax asset valuation allowance, primarily the result of Prosoft’s analysis of realizing some portion of its future tax benefit of tax loss carryforwards and additional temporary differences.

Liquidity and Capital Resources (unaudited)

Net cash used in operating activities was $0.36 million in the six months ended January 31, 2004, compared with $1.91 million for the six months ended January 31, 2003, a decrease of $1.55 million. Cash used in operating activities for the six months ended January 31, 2004 was the result of the company’s net loss.

Net cash used in investing activities was $0.02 million for the six months ended January 31, 2004, compared with $0.05 million in the same year-ago period. The decrease in cash used in investing activities was primarily due to a decrease in courseware expenditures.

Net cash used in financing activities was $0.03 million in the six months ended January 31, 2004 and 2003, which consists of payments on capital leases.

On January 31, 2004, Prosoft had $0.59 million in working capital, including $1.21 million in cash and cash equivalents.

Prosoft is operating with limited cash resources. A moderate change to revenue generating capability or expense structure could result in increased operating losses. Increased losses would erode Prosoft’s liquidity by further reducing cash resources. If future financing is required, the company will seek to arrange a financing to meet its requirements with the timing, amount and form of issue depending on the prevailing market and general economic conditions. There can be no assurance that external sources of financing will be available if needed or that Prosoft will be able to obtain any additional financing required to fund its cash needs on reasonable terms, or at all.

Summary Disclosures About Contractual Obligations (unaudited)

The following summarizes Prosoft’s contractual cash obligations as of January 31, 2004 (in millions):

	Payments Due for the Twelve Months Ended January 31,
	2005	2006	2007	Total
Long term debt	$—	$—	$4.03	$4.03
Capital lease obligations	0.06	0.04	—	0.10
Operating leases	0.29	0.33	0.08	0.70

Total contractual cash obligations	$0.35	$0.37	$4.11	$4.83

Critical Accounting Policies

Prosoft’s critical accounting policies are as follows:

Revenue recognition

The company derives revenue from two primary sources: content and certification.

Content revenue includes fees received from the sale of course materials such as books, CD-ROM’s, web-based course books, assessment products and content licenses. Prosoft recognizes content revenue from the sale of course books and other products when they are shipped. Content licenses are either purchased on a fee-per-use basis or for a one-time fee. Revenue is recognized over the period in which the company has a commitment for continuing involvement or obligation to provide services to the customer. In most cases no such commitment exists, and revenue is recognized when content is shipped.

Certification revenue includes fees paid by certification candidates to take the company’s certification tests and annual fees received from education partners, including CIW Authorized Training Providers. Prosoft recognizes certification revenue when certification tests are administered, and partner fees over the period during which it has a commitment for continuing involvement or obligation to provide services to the partner.

Valuation of intangible and long-lived assets

Prosoft assesses the impairment of identifiable intangibles, long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of the company’s use of the acquired assets or strategy for its overall business;

•	significant negative industry or economic trends; and

•	the company’s market capitalization relative to net book value.

When it is determined that the carrying value of intangibles and long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the measurement of any impairment is determined and the carrying value is reduced as appropriate. Goodwill is tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

Quantitative and Qualitative Disclosures About Market Risk

Market risk relating to Prosoft’s operations results primarily from changes in foreign currency exchange rates. A portion of the company’s cash flow is expected to be received in non-U.S. currencies. In addition, a portion of the company’s assets is held in foreign subsidiaries. Accordingly, Prosoft is exposed to foreign currency fluctuations against the U.S. dollar. Such exposure is not significant relative to the company’s overall operations and Prosoft believes that the risk associated with its exposure will not have a material adverse impact on its consolidated results of operations.

Other Matters

In June 2002, FASB issued Statement of Financial Accounting Standard, or SFAS, No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the guidance of the Emerging Issues Task Force, or EITF, Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with exit or disposal activity be recognized at the fair value when the liability is incurred. Prosoft’s adoption of this statement on August 1, 2002, did not have a material impact on its consolidated financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires certain guarantees to be measured at fair value upon issuance and recorded as a liability. In addition, FIN 45 expands current disclosure requirements regarding guarantees issued by an entity, including tabular presentation of the changes affecting an entity’s aggregate product warranty liability. Certain provisions of FIN 45 are effective December 15, 2002; others are effective December 31, 2002. The adoption of FIN 45 had no impact on Prosoft’s consolidated financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of SFAS Statement No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends certain provisions of SFAS No. 123 to require that disclosures of the proforma effect of applying the fair value method of accounting for stock-based employee compensation be prominently displayed in an entity’s accounting policy in annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. The company has made the required proforma disclosures.

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN No. 46, Consolidation of Variable Interest Entities (“VIE”). Fin No. 46 requires that if a company holds a controlling interest in a VIE, the assets, liabilities and results of the VIE’s activities should be consolidated in the entity’s financial statements. In December 2003, the FASB revised FIN No. 46 which, among other revisions, resulted in the deferral of the effective date of applying the provisions of FIN No. 46 to the first interim or annual period ending after March 15, 2004 for qualifying VIE’s. Prosoft does not expect that the adoption of FIN No. 46, as revised, will have a material impact on its consolidated financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement had no impact on Prosoft’s consolidated financial condition or results of operations.

INFORMATION ABOUT TRINITY LEARNING

General

Trinity Learning is a publicly-held global learning company that provides advanced learning solutions around the world for corporations, organizations and individuals. Its mission is to become a leader in offering education, training and certification services to major customers around the world. Trinity Learning is seeking to grow rapidly through acquisitions, business development and strategic relationships.

Trinity Learning commenced its strategy in 2002 to acquire and integrate operating companies with established customer bases in strategic markets that have developed proprietary technology-enabled learning, training and certification systems and services targeted at major customers in worldwide industries. Its initial target market has been medium to large companies and organizations that provide workplace training and certification to their employees in a cost effective and efficient manner. Trinity Learning anticipates that growth will also be achieved through strategic relationships, licensing and marketing of software and other technologies, internal business development, and the expansion of sales offices and other sales representation around the world.

In making acquisitions, Trinity Learning has targeted companies that it believes will position it to:

•	provide workplace learning services to multiple organizational levels of major employers;

•	leverage investments in content and delivery systems across multiple industry segments;

•	cross-market learning services developed by our operating subsidiaries;

•	design and implement long-term workplace human capital development programs for large corporations, organizations and governments; and

•	provide meaningful learning experiences to end-users.

Trinity Learning adopted its strategy in 2002 based on competitive analysis, market research and an analysis of its ability to acquire operating companies in key market areas and segments and attractive valuations. Trinity Learning has executed this strategy by identifying and completing a number of strategic acquisitions, expanding its executive management team, entering into key strategic relationships with financial advisors and investment banks, and developing and implementing a development and growth stage financing strategy.

The Global Learning Market

According to EduVentures, Inc. and Think Equity Partners, the global education and training market is estimated at approximately US$2 trillion annually, with the United States currently accounting for over 35% of the world market for training and education services. Within the corporate training market, e-learning, fueled by increased penetration of computers and workplace access to the Internet, is playing an increased role in providing employees with training and workplace learning. IDC estimates that worldwide e-learning market will exceed $23 billion by 2006 and Cortona Consulting estimates that the global e-learning services market will reach $50 billion by 2010.

Trinity Learning believes that the global learning market will, over time, evolve as it has in the United States and other developed countries, and will continue to expand based on market factors including:

•	growth and dynamic changes in the world’s population base;

•	growth and dynamic changes in the world’s workforce;

•	increased globalization;

•	expansion of access to Internet and other communications technologies around the world.

Changes in the size and make-up of the world’s population

According to the Population Resource Center, world population exceeded 6 billion individuals in 2001, with a growth rate of 1.3% annually. Based on this growth rate, there will be approximately 1 billion new entrants to the global workforce each decade until at least the middle of this century. Educating and training these workforce entrants is task of global proportions. Furthermore, significant changes in the make-up of the world’s population are anticipated in the near future. It is estimated that in Europe, North America and certain other industrialized nations, anticipated future labor shortages will be caused by an aging workforce and will need to be met through immigration, creating large opportunities for language and other job training. Other labor shortages will be met by full-time and part-time re-entry by “retirees” into the workforce, a trend that is already gaining momentum in the United States. These re-entry workers often must be trained or retrained for new job skills – particularly in computer-related skills. In addition to workplace learning, an aging population points toward an expanded market for “lifelong learning” as longevity increases and people are healthy and active longer into their 70s and 80s – creating an expanding market for courses, classes and programs for the 20 percent of the population that will be over age 65 by the year 2025.

Other demographic factors in the make-up of the world’s work force are expected to have a significant impact on the world learning market. In the United States, according to Ameristat, between 1998 and 2008 over 40 million people will enter the U.S. labor force, joining over 110 million workers already in the workforce, with over 25% of new workers expected to be either Hispanic or Asian, thus increasing diversity in the workplace. A more diverse workforce presents challenges to employers with regard to language and communication skills, compliance with laws and regulations regarding employment practices, and training in basic workplace skills. At the same time, the average age of the workforce will increase to age 45 or older by the year 2025. In many cases, these older workers will have changed jobs or even careers numerous times, with additional job or career changes likely before reaching the age to receive retirement benefits – itself climbing nearly to age 70 for the youngest members of the workforce today. It is generally accepted that young people entering the workforce today will need to continually adapt to rapid changes in technology, employment opportunities and skills needed to succeed over their working lives.

As the global workplace continues to change rapidly, however, the economic value of a college degree or professional certification continues to increase. In the United States, the wage premium for a college degree holder as compared to a high school diploma has nearly doubled since the late 1970s – a statistic that is even more pronounced for women workers. Around the world, the value of a college degree, particularly from an accredited U.S. higher education institution, remains one of the most valuable workplace assets. Through distance and online education, there is a world market for college degree programs and professional certifications. Wage differentials based on education can also be found in the workplace below the degree level. For example, in Latin America, a worker with six years of education typically earns 50% more than a worker with no formal education, and the wage premium increases to 120% based on 12 years of education.

Globalization and Technology

Increased globalization is also expected to have a significant impact on the world learning market. As technology continues to facilitate global communication and business, corporations will continue to seek out new foreign markets for highly educated, lower cost workers, a process known as “outsourcing” or white collar globalization. In order for developed nations to compete with the outsourcing of labor to developing nations they must invest in educating and training their workforces. Many companies already know the benefits of ongoing education and training for their employees. The American Society for Training and Development (ASTD) performed a three-year study of employee education with 575 U.S.-based publicly traded firms from various industries. ASTD found that companies who invested $680 per employee more than the average company increased their total stockholder return by six percent for the following year. A survey performed by Chief Learning Officer Magazine and Fairfield Research Inc., a market research company, looked into the size of the enterprise-learning market in the United States. Enterprise companies (over $500 million in sales) annually spend an average of $3.7 million on learning and training and are estimated to have collectively spent $11.9 billion on education in 2003. The annual spending per employee averages $912 for learning and training programs. The greatest proportion of spending on learning, nearly a third, was devoted to technical staff. Another major area of expenditure for training and workplace learning relates to increased emphasis on compliance with corporate governance regulations and with the compliance to national and international standards related to workplace health, safety, environmental regulations and supply-chain quality assurance standards.

Globalization also presents challenges to large-scale, multinational employers in global industries that must address their human capital requirements in a cost-effective manner due to dispersed workforces, continual introduction of new technologies (including the introduction of technology to job classifications staffed by entry-level or lower-skilled workers), global competition, language and cultural barriers, and other demographic factors. Large employers also employ a wide range of personnel with various educational attainment levels and differing needs for ongoing training, workplace learning and professional development. In addition, compliance with local, national and international regulations and standards is increasingly critical for employers of all sizes.

Impact of Technology

Just as globalization is expanding the world’s workforce to new labor markets and employers increasingly recognize the return on investment from a better educated workforce, technology is revolutionizing access to learning, education and training around the world through computer-based learning, high-speed network access, distance learning, e-learning and online accredited education. Access to computers and the Internet continues to increase dramatically, with the highest rates of growth over the coming decade to be in less developed nations. Worldwide, the “Internet population” is estimated at nearly 1 billion by The Computer Industry Almanac, expected to grow at a rate of approximately 200 million new users per year.

The advent of computer and Internet technology has also presented new approaches for teaching and training employees. Over the past two decades, educational research has shown that individuals learn in different ways, and that no one method of teaching or training is optimal across all types of content or desired educational outcomes. Educational research has shown that a “blended learning” approach is generally more successful for the retention of new learning. Within the overall global learning market, there are a variety of instructional methods that can be utilized to train workers, such as:

•	traditional classroom instruction at a school, the employer’s facility or at an off-site facility;

•	computer-based training and simulation;

•	distance education, utilizing printed materials or digital materials;

•	online or e-learning, either instructor-mediated or self-paced; or

•	hands-on training with machines or devices, either in the workplace or at a remote facility.

Recognizing that there is no single instructional method or technology that works for every skill, every type of worker, or for all types of content that might required in a major employer’s overall human capital planning, Trinity Learning has and will continue to acquire operating companies that, together, represent a “blended learning” approach to workplace learning. Trinity’s operating subsidiaries, collectively, are experienced in multiple delivery methods, multiple content specialties, and have designed and implemented a variety of workplace learning solutions.

Trinity Learning’s Business

Trinity Learning is creating a global learning company by acquiring operating subsidiaries that specialize in educational and training content, delivery, and services for particular industries or that target a particular segment of the workforce. Trinity Learning believes that there are product and service synergies between and among its various subsidiaries that position it to create a global learning company that can provide integrated learning services to corporations, organizations, educational institutions, and individual learners, utilizing a variety of delivery technologies, platforms and methodologies to meet what Trinity Learning believes is a growing need for global learning solutions. Trinity Learning believes that it will be one of the first companies to be able to serve major multinational employers at multiple levels of their organizations and assist these customers to meet the challenges of a major turnover in the world’s workforce over the coming decade. Factors such as demographics, technology, and globalization will require enterprises, organizations and governments around the world to invest in human capital to remain competitive.

Trinity Learning believes that its recent acquisitions have positioned it as a global learning company with the ability to:

•	serve major customers in a number of industry verticals from mining to healthcare to agriculture;

•	provide training to multiple levels of an organization from blue collar to management to executives; and

•	utilize a blend of delivery methods including online learning, e-learning, instructor led training and competency based learning.

Trinity Learning has five major operating subsidiaries: TouchVision, River Murray Training, Riverbend, IRCA and VILPAS.

TouchVision

As of September 1, 2003, Trinity Learning completed the acquisition of all of the issued and outstanding shares of TouchVision, Inc., a California corporation (“TouchVision”) that is in the business of providing technology-enabled information and learning systems to healthcare providers, financial services companies and other industry segments. In consideration for the TouchVision shares, Trinity Learning issued an aggregate of 1,250,000 restricted shares of its common stock, 312,500 shares of which are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former TouchVision shareholders. Trinity Learning also agreed to loan to TouchVision the sum of $20,000 per month for the twelve-month period following closing, to be used for working capital, having previously loaned TouchVision the sum of $50,000 in June 2003 by way of bridge financing pending completion of the acquisition. In connection with the acquisition, TouchVision entered into substantially similar employment agreements with each of Messrs. Gregory L. Roche and Larry J. Mahar, the former principals of TouchVision, which have a term of two years and provide for annual salaries of $120,000. William Jobe, a director of Trinity Learning, was paid a total of $64,315 during the period December 2003 to May 2004 as compensation for merger and acquisition services associated with Trinity Learning’s acquisition of TouchVision.

TouchVision specializes in web-based software products that are designed to be deployed on external and internal websites, a network of self-service stations, or stand-alone terminals. This hardware independence means the software can be accessed with a wide variety of end-user devices: web browser stations, wireless tablets and personal digital assistants (PDA’s), kiosks, or computers.

TouchVision has developed a number of products that are both generally applicable and industry-specific. The VisMed® suite of applications is specially branded for the healthcare industry. It bundles together many of the applications listed below as well as e-mail and shopping capabilities. TouchVision’s current products consist of the following:

•	CheckIn. CheckIn is the software solution for patient queuing, admitting, and processing in hospitals, clinics, and other care facilities. It is designed to replace the paper clipboard and health information forms, and protects patient privacy in compliance with HIPAA. It also tracks key performance metrics and offers real-time reporting. At full implementation, CheckIn will perform automatic verification of insurance eligibility and collect the patient’s copayment. This product is a part of the VisMed suite.

•	Presenter. Digital signs are the computerized replacement of billboards, message boards, schedule postings, and other static information displays offering versatility, impact, and reach. TouchVision Presenter is a tool for managing and displaying information on digital signs from a desktop web browser. Without any technical skills, personnel can manage welcoming information on a plasma display, a promotional messages on the attract loop of a kiosk network, or schedule updates on LCD monitors outside meeting rooms.

•	PathFinder. PathFinder is an interactive facility directory and wayfinder system that can be viewed on a website or on selfservice terminals in a facility. The software is optimized for large facilities such as hospitals, schools, institutions, and office complexes that have a need to conveniently help visitors find a destination. PathFinder users can search for a destination, view a map showing how to reach the location, and receive other directional instructions. This product is a part of the VisMed suite.

•	Surveyor. Surveyor is flexible software that presents survey questions to the user and collects their answers. Answers are then stored in a database and emailed to the administrator. Surveyor is designed to eliminate the cost, inconvenience, and inaccuracy of traditional paper surveys. This product is a part of the VisMed suite.

•	Educator. Educator provides a search engine for browsing and viewing health education content that can be delivered directly to a patient – in their room or education centers. This product is a part of the VisMed suite.

•	Finder. Finder is a flexible software system that allows the user to search for information in a database. The selected information is displayed on the screen with the ability to link to supplemental information. Common uses of Finder include physician referrals (DrFinder), staff directories (PeopleFinder), and building directories (OfficeFinder).

•	NurseStation. NurseStation is a productivity enhancement tool for nurses, physicians, and healthcare providers. NurseStation informs a care provider of whether the patient is currently in his or her room, and tracks other important parameters such as treating physician, specialist, nurse, and status. It replaces manual methods such as marker boards at the nurse station and allows a care provider to conveniently access this important information from anywhere in the hospital using a handheld device or web station. This product is a part of the VisMed suite.

•	Concierge. Concierge, which is designed to require minimal technical skills, allows a user to easily update application features, graphical design, and information content. A library of content display templates provides for rapid development of professional pages for websites, web stations, and kiosks. Concierge’s Announcer Module provides a high-profile scrolling message window to display current announcements and events. This product is a part of the VisMed suite.

•	CareMail. CareMail provides personalized E-Cards for patients. E-Cards can be created on the facility’s website or at web stations inside the facility. Cards are delivered directly to the patient at facilities with in-room access, and are printed and delivered at other facilities. This product is a part of the VisMed suite.

•	HR Assist. HR Assist is designed to provide employees with convenient and secure access to online HR services through use of online resources for benefits enrollment, 401K management, and other human resources administration tasks.

•	BizBrowser. BizBrowser is an interactive business directory that can be used for tourism advertising, community resources, and other applications involving display of business information. Users can search by a variety of methods to quickly find the business of interest. Numerous promotional or advertising placement opportunities exist through banners, feature listings, and display listings.

•

Guardian. Guardian is a fault-protection agent for improving the reliability and user experience of self-service terminals. It monitors software applications and the Windows operating system to automatically respond to faults that can occur as well as the printer for paper and jamming issues, intercepts and replaces operating system messages with userfriendly messages, and emails messages to the system administrator.

Over the past eight years, TouchVision has demonstrated its ability to deliver solutions to leading companies in healthcare, financial services, education, and retail services in the United States. TouchVision serves what Trinity Learning believes is a large and growing market in the United States and around the world for products and services that make information and content easily accessible, particularly where using a personal computer is either cost-prohibitive, inaccessible or inappropriate. Through its VisMed® brand, TouchVision delivers solutions that are tailored to the unique needs of the healthcare sector; TouchVision believes that there are similar opportunities for offerings that focus on other industry sectors and geographic markets. Today, TouchVision’s customers are primarily U.S. based Fortune 1000 companies and educational institutions.

The addition of TouchVision provides other Trinity Learning companies with the potential to incorporate new software and hardware technology and delivery platforms into their core learning products. Trinity Learning anticipates that the TouchVision suite of products will have broad application in technology-enabled workplace learning where access to a desk-top computer is not available to many sectors of the workforce. While continuing to develop its own unique customer opportunities, TouchVision will work closely with Trinity Learning’s other operating companies to co-develop workforce training applications and distribution platforms.

River Murray Training (Pty.) Ltd.

As of September 1, 2003, Trinity Learning completed the acquisition of all of the issued and outstanding shares of River Murray Training (Pty.) Ltd. (“RMT”), an Australian company that is in the business of providing workplace training programs for various segments of the food production industry, including viticulture and horticulture. In consideration for the shares of RMT, Trinity Learning issued 700,000 restricted shares of its common stock, 350,000 shares of which are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former RMT shareholders. Trinity Learning also loaned U.S.$49,000 to RMT for the purpose of repaying outstanding loans advanced to RMT by its former shareholders.

RMT is a privately owned training company whose mission is to assist companies in developing and managing their own sustainable in-house training system. RMT provides a “one stop shop” approach to meeting company’s training needs and has three separate business units to support this “one stop shop” approach: (i) consultancy services to help establish a sustainable in-house training system; (ii) resource development services to develop customized learning support materials; and (iii) training services which provide a wide selection of fully accredited training. The basis of the RMT training model is partnering with companies to develop training programs, which provides two key benefits for its customers: first, training is made relevant to the workplace; second, active involvement of customer personnel in training program development creates opportunities that foster the creation of a learning environment. This in turn provides a medium through which the customer can achieve continuous improvement.

In 1992, the Australian National Training Authority was established to provide a national focus for vocational and educational training to ensure that all workers met the same competency standards. In order to provide this level of standardized content the Australian government designed the Australian Quality Training Framework (“AQTF”), which is a set of nationally agreed-upon standards that ensure the quality of vocational education and training services throughout Australia. In 1997 RMT was one of the early designers of content for the wine and viticulture industry in Australia, designing content that met AQTF standards. As a Registered Training Organization based in Australia’s major wine production region and one of its primary regions for agricultural products, RMT has developed and maintains 350 training modules, with the majority in the wine sector. Its major customers in this sector are large wine-producing companies that receive Australian government funding for vocational training. Other modules developed by RMT include training for retail services, small business office administration and frontline management in the seafood and horticulture industries as well as public services.

RMT’s primary sources of revenue are from the design and delivery of consulting and training services in the Australian agribusiness industry. RMT believes that future growth will come from training for the public-sector, agribusiness, and geographic expansion. For example, based on RMT’s content and experience, Trinity Learning has begun to market training services in the California viticulture industry.

Trinity Learning believes that RMT’s operations can benefit from our other subsidiaries that operate in markets outside Australia, primarily by introducing enhanced online learning capabilities to leverage the curriculum and staff of RMT to viticulture and agriculture regions throughout Australia. RMT is also exploring the possibility of modifying training curriculum available to it as an RTO for use in other global markets, including content in areas such as operational management which have applications across multiple geographic markets and industries.

Riverbend

Riverbend Group Holdings (Proprietary) Limited (“Riverbend”), through its various subsidiaries, is a provider of online university degrees and other workplace learning services to corporations and individuals in South Africa. Trinity Learning acquired its interest in Riverbend in September 2003, when it completed the acquisition of 51% of the issued and outstanding shares of Ayrshire Trading Limited, a British Virgin Islands company (“Ayrshire”) that owns 95% of Riverbend, and acquired the option to purchase the remaining 49% of Ayrshire.

In consideration for the Ayrshire shares, Trinity Learning issued a convertible non-interest-bearing promissory note in the amount of U.S.$20,000, which amount is convertible from time to time, but no later than December 30, 2006, into a maximum of 2,000,000 restricted shares of Trinity Learning’s common stock. Of these shares, up to 400,000 may be withheld in satisfaction for any breach of warranties by the former shareholders of Ayrshire. The Ayrshire shares are subject to escrow and pledge agreements and will be reconveyed to the former shareholders in the event of a default by Trinity Learning of certain terms and conditions of the acquisition agreements. As further consideration for the Ayrshire shares, Trinity Learning agreed to make a non-interest-bearing loan of U.S. $1,000,000 to Ayrshire. The option to acquire the remaining 49% of Ayrshire may be exercised in consideration for the issuance of 1,500,000 additional shares of Trinity Learning’s common stock, subject to certain adjustments. In connection with the Riverbend acquisition, Trinity Learning agreed to appoint Mr. Arthur Kidson to its board of directors, to serve until its next annual meeting, and to invite Mr. Nigel Tattersal to attend all meetings of its board of directors as an observer until its next annual meeting.

The addition of Riverbend expands Trinity’s product offering to higher education and online degrees. Riverbend, founded in 1998, operates through four operating subsidiaries. Together, these operating subsidiaries have developed a holistic approach to technology-enabled learning, education and training. Riverbend, Price Waterhouse Coopers and a South African media group are co-owners of Riverbed’s primary subsidiary, eDegree, a provider of corporate learning solutions including online degrees from some of South Africa’s most respected universities. Other Riverbend subsidiaries include Learning Advantage, a customized learning solutions provider to corporations, Reusable Objects, a leading-edge learning software developer, and Learning Strategies, an e-learning consulting services provider. These Riverbend subsidiaries serve major corporate customers in South Africa and are leaders in South Africa’s initiative to increase employment and competitiveness by expanding and improving adult basic education and training. Trinity Learning anticipates that Riverbend’s future revenue generation will occur primarily through product development, business development and geographic expansion.

Edegree is Riverbend’s primary subsidiary that currently accounts for approximately 70% of Riverbend’s total revenue. eDegree’s core business surrounds e-learning and online learning support. The company partners with universities and corporations in order to maximize the use of the Internet for instructional effectiveness.

eDegree is currently supplying and managing education and training to learners via several different delivery formats. eDegree offers academic institutions and corporate partners one or any of the following services:

•	instructional design and educational project management expertise;

•	curriculum development and courseware design;

•	interactive e-learning content conversion methodologies to meet customized education and training needs;

•	delivering e-learning interventions;

•	management and administration of the delivery of e-learning courses;

•	object-oriented software expertise used in the development of e-learning tools and interactive content; and

•	internal quality assurance capabilities.

eDegree has successfully created, designed, developed, and administered courses on behalf of and in partnership with a number of leading South African academic institutions. It is currently supplying and actively managing the delivery of online education in collaboration with educational institutions to more than 4,000 students worldwide. Trinity Learning anticipates that eDegree’s future revenue growth will be derived from broader distribution on behalf of its existing programs and geographic growth through development of new partnerships with educational institutions, corporations and government programs worldwide.

Reusable Objects, another Riverbend subsidiary that currently represents approximately 10% of Riverbend’s revenues, designs and develops software tools for the efficient authoring, development, management and publishing of instructional software programs. In particular, the “Construct” suite of tools includes a dynamic software utility for the creation of “learning objects” that can be comprised of one or more web pages, text documents, presentations, or multimedia items that can indexed, archived, and distributed to learners. Reusable Objects’ products allow it to create cost-effective solutions designed in such a way that they can be deployed for a variety of courses and programs customized to the needs of differing contexts, target audiences, technical platforms and educational frameworks. Learner management, presentation of multiple perspectives, and use of interesting and appropriate graphics, and audio/video tools are central to Reusable Objects’ solutions strategy. Reusable Objects focuses heavily on encouraging skills development and application instead of memorization and retention of factual information. Trinity Learning anticipates that Reusable Objects’ revenue growth will be derived from increased product development and product deployment to corporations and universities both locally in South Africa and worldwide in conjunction with growth in other Riverbend businesses. It is anticipated that 30% to 50% of Reusable Objects’ revenue growth will be outside of South Africa over the next few years.

Learning Strategies, which represents less than 10% of Riverbend’s revenues, is a consulting organization that assists large corporations, public entities and higher education institutions in understanding the most suitable learning and knowledge management approach in the modern technological environment. Learning Strategies’ consultants provide consulting in the areas of strategy, knowledge management, financial management, human resource management, supply chain optimization, general process improvement and assessment of management information needs. As part of their leadership and industrial relations services, consultants facilitate team building, manage conflict through mediation, provide training for effective workplace relations, and develop and implement organizational transformation and restructuring. Learning Strategies’ customers are primarily corporations based in South Africa, and Trinity Learning does not anticipate significant growth by Learning Strategies for the foreseeable future.

Learning Advantage specializes in the supply and support of world-class e-learning applications. In marketing partnerships with leading companies such as Docent, Saba, and others, Learning Advantage is supplying educational software and managing e-learning solutions throughout South Africa. Learning Advantage is licensed to distribute a wide range of e-learning support tools and has extensive experience in the installation, configuration, end-user training and support of its products. Currently, Learning Advantage represents less than 15% of total Riverbend’s revenue. It is anticipated that revenue growth will be derived from the development of new product and geographic expansion.

It is anticipated that product and marketing synergies will be developed between Riverbend and Trinity Learning’s other operating subsidiaries, primarily in the areas of online learning for degree programs and other courses, and in software development and support. The Company believes that due to certain cost structures and efficiencies, Riverbend Group subsidiaries can provide technical expertise, software programming, and other development and support services for customer projects initiated outside of South Africa.

IRCA

IRCA (Proprietary) Limited (“IRCA”) is an international firm specializing in corporate learning, certification, and risk mitigation in the areas of safety, health environment, and quality assurance (“SHEQ”). The company is headquartered in South Africa and operates international sales offices and operations in South Africa, the United Kingdom, Australia, Malaysia and North America.

Trinity Learning acquired its interest in IRCA in December 2003 when it completed the acquisition of all of the issued and outstanding shares (the “Danlas Shares”) of Danlas Limited, a British Virgin Islands company (“Danlas”) that owns 51% of IRCA and holds an option to acquire the remaining 49%. In consideration for the Danlas Shares, Trinity Learning (i) issued three convertible promissory notes in the aggregate principal amount of $40,000 and convertible, under certain terms and conditions, into a maximum of 4,500,000 shares of common stock, (ii) agreed to advance $500,000 in cash to establish an international sales force, (iii) agreed to provide $500,000 for certain bank guarantees and, (iv) agreed to issue up to an additional 1,000,000 shares of common stock in the event certain profit thresholds are met. The Danlas Shares were pledged and deposited in escrow at closing as security for the due performance of Trinity Learning’s obligations under its promissory notes. In the event of a default by Trinity Learning under the notes, the Danlas Shares will be deemed sold back to the vendor at their par value. An event of default under the note includes, among other things, a voluntary or involuntary bankruptcy proceeding involving Trinity Learning and the failure by Trinity Learning to list its shares of common stock on a major stock exchange by December 30, 2005. On May 28, 2004, two convertible notes with an aggregate principal amount of $30,000 were converted into 3,500,000 shares of Trinity Learning common stock.

In connection with its acquisition of its interest in IRCA, Trinity Learning entered in an agreement with Titan Aviation Ltd., a private company held in a trust, of which Mr. Martin Steynberg and his immediate family are the beneficiaries, pursuant to which it paid Titan Aviation on May 14, 2004 the sterling equivalent of the sum of 4,000,000 South African Rand (or $607,165) for various services rendered to IRCA. Trinity Learning also agreed to appoint Mr. Martin Steynberg to its Board of Directors until its next annual general meeting and to invite Mr. Carel Labuschagne to attend all meetings of its board of directors as an observer until its next annual general meeting. Messrs. Steynberg and Labuschagne were both principals of IRCA.

IRCA provides international risk assessment, consulting, and behavior-based management and training services, with specific emphasis integration of services to clients in the field of Safety & Health, Environment and Quality (SHEQ), as follows:

•	Technical Services. IRCA provides a variety of services in the areas of environmental impact assessment and management, process safety, chemistry (process and analytical) and environmental engineering, thus enabling it to comprehensively addresses the safety, health and environmental risks of its clients through assessment, mitigation design and design implementation.

•

Consulting Services. IRCA advises and assists organizations in respect of the SHEQ-related exposures. IRCA’s professionals assess workplace issues related to SHEQ, advise clients on learning programs and other interventions that can reduce corporate financial risks, and assist in the implementation and certification of programs. Guidance and standards of operation are provided based on international best practices, helping organizations to reduce the impact of identified risks and to implement acceptable levels of control regarding residual risks.

•	Training. IRCA provides a variety of on-site training courses, some of which are done in conjunction with BSI (British Standards Institution) to ensure that the latest standards, practices and knowledge are incorporated. IRCA is an accredited training provider and presents a variety of SHEQ training courses. The courses incorporate international standards and practices and are adapted to the environment of the various countries in which IRCA operates. This ensures that individual needs of executives, management, supervisors, representatives and workers are satisfied. Courses presented range from basic shop floor training aimed at the workforce, to highly technical, specialist risk assessment techniques for functional specialists. All training is presented in public course forums, as well as in-house for organizations that require inclusion of their own standards and logos. IRCA also offers web-based distance learning.

IRCA’s clients include a number of Fortune 1000 companies operating in Africa, Europe, Australia, and the United States. Trinity Learning anticipates that the acquisition of IRCA will provide Trinity Learning with an international sales force, increased customer penetration in the mining industry and a cross-industry product segment that can be sold with other Trinity Learning products. Trinity Learning believes that number of IRCA products and services can be sold by Trinity Learning operating subsidiaries in other geographic markets.

VILPAS

Effective March 1, 2004, Trinity Learning completed the acquisition of all of the issued and outstanding shares of Virtual Learning Partners AS (“VILPAS”), a learning services company registered under the laws of Norway and headquartered in Oslo, Norway. VILPAS owns 51% of FunkWeb AS, a Norwegian learning services company that is also headquartered in Oslo.

In consideration for the shares of VILPAS, Trinity Learning issued a non-interest-bearing promissory note in the principal amount of $500,000 convertible into 1,000,000 shares of Trinity Learning’s common stock and agreed to issue up to an additional 200,000 shares of Trinity Learning common stock in the event certain revenue and profit thresholds are met during calendar 2004. The shares of VILPAS were delivered into escrow at closing and will be held in escrow as security for the due performance of Trinity Learning’s obligations under the convertible promissory note. In the event of a default by Trinity Learning under the note, the escrow agent will return the VILPAS shares to vendors upon delivery by them to the escrow agent of (i) the cancelled note, (ii) any and all shares issued by Trinity Learning upon conversion of the note, and (iii) any additional revenue-based shares that had been issued by Trinity Learning. On May 28, 2004, the convertible note was converted into shares of Trinity Learning common stock.

VILPAS is a learning services company headquartered in Oslo, Norway. For the past five years, it has been engaged in developing e-learning and other educational initiatives for corporations and organizations in Norway, Scandinavia and Europe. FunkWeb, also headquartered in Oslo, is a leading provider of workplace training and retraining for disabled persons. In conjunction with national and local employment programs, FunkWeb has a successful track record in providing disabled persons with skills, certifications and job placement services primarily related to information technologies, web-based systems, and computing. The minority partner in FunkWeb is the Norwegian Federation of Functionally Disabled People, a non-government organization (NGO) representing many of Norway’s associations and programs for the disabled.

FunkWeb provides classroom-based, instructor-led instruction and also computer-based self-paced study to functionally-disabled individuals seeking to develop new workplace skills and certifications. Many countries in Europe and around the world have announced public initiatives to increase participation rates in the labor force among disabled people. Trinity Learning believes that FunkWeb provides a model which may be replicated in other geographic countries.

Competitive Business Conditions

The competitive market for corporate training and workplace learning is fragmented by geography, curricula, and targeted segments of the workforce. Although there are many companies that provide training, Trinity Learning believes that it derives competitive advantage because of its ability to provide a suite of learning solutions on a worldwide basis at multiple levels of the workforce ranging from industrial workers to executive management.

Most of Trinity Learning’s competition, in general sense, comes from:

•	smaller, specialized local training companies;

•	providers of online and e-learning products targeted at corporate soft skills and technical training;

•	not-for-profit trade schools, vocational schools and universities; and

•	learning services divisions of large, multinational computer, software and management consulting firms.

Trinity Learning anticipates that market resistance may come from the trainers in the organizations to whom its various operating subsidiaries sell. Traditional trainers may see outsourcing as a threat to their job security. Trinity Learning seeks to overcome this by focusing its business development strategy on senior management in operations, finance and human resources. It will also reshape the value proposition for internal training functions from tactical to strategic. Trinity Learning believes it can enhance the role of internal training and human capital development departments by providing a proven, integrated set of learning tools. In this way, it can provide measurable results and increase both the actual effectiveness and the perceived value of internal training departments.

Each of Trinity Learning’s operating subsidiaries faces local and regional competition for customer contracts and for government and non-government funding of education and training projects. In geographic areas where they hope to expand, they may face competition from established providers of their respective products and services.

Trinity Learning believes that its operating subsidiaries derive their competitive advantage from one or more of the following:

•	proprietary content, software or technology;

•	strategic relationships and alliances, including exclusive development and marketing relationships;

•	strategic minority stockholders; and

•	management’s industry and customer relationships.

Intellectual Property

Trinity Learning’s success and ability to compete are dependent, to a significant degree, on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing the proprietary rights of others. Trinity Learning regards certain aspects of its products and documentation as proprietary and relies on a combination of trademark, trade secret and copyright laws and licenses and contractual restrictions to protect its proprietary rights. These legal protections afford only limited protection. Trinity Learning seeks to protect the source code for its software, documentation and other written materials under trade secret and copyright laws. It licenses software pursuant to license agreements that restrict use of the software by customers. Finally, Trinity Learning seeks to limit disclosure of its intellectual property by requiring employees, consultants and customers with access to its proprietary information to execute confidentiality agreements and by restricting access to source codes. Trinity Learning believes, however, that in the market for online-learning and other technology-enabled education, training and certification services that require online business communications and collaboration, factors such as the technological and creative skills of its personnel and its ability to develop new products and enhancements to existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

Trinity Learning’s products and services, in some cases, are derived from proprietary content developed by its operating subsidiaries. In other cases, Trinity Learning or its subsidiaries are licensed to market third-party content or software, or in some cases to modify or customize third party content to meet the needs of Trinity Learning’s clients. In certain cases, where Trinity Learning has made investments to develop or co-develop certain products or services with third-parties, Trinity Learning and its operating subsidiaries may be entitled to certain rights of ownership and copyright of intellectual property to the extent they are delivered to customers in the format developed by Trinity Learning.

Trinity Learning’s products are generally licensed to end-users on a “right-to-use” basis pursuant to a license that restricts the use of the products for the customer’s internal business purposes. Trinity Learning also relies on “click wrap” licenses, which include a notice informing the end-user that, by downloading the product, the end-user agrees to be bound by the license agreement displayed on the customer’s computer screen. Despite efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Trinity Learning products or to obtain and use information that is regarded as proprietary. Policing unauthorized use of products is difficult and, while Trinity Learning is unable to determine the extent to which piracy of its software exists, it can be expected to be a persistent problem. In addition, the laws of many countries do not protect intellectual proprietary rights to as great an extent as do the laws of the United States. Many of Trinity Learning’s subsidiaries operate in countries other than the United States. Trinity Learning is in the process of reviewing all intellectual property ownership and protection among all of its recently-acquired operating subsidiaries.

Employees

As of May 1, 2004, Trinity Learning had 306 full time employees: 15 in California, 7 in Australia, 2 in England, 15 in Norway and 267 in South Africa.

Corporate Background

Trinity Learning was incorporated on April 14, 1975 in Oklahoma under the name U.S. Mineral & Royalty Corp. as an oil and gas exploration, development and operating company. In 1989, it changed its name to Habersham Energy Company. Historically, the company was engaged in the business of acquiring and producing oil and gas properties, but did not have any business activity from 1995 to 2002. Subsequent to Trinity Learning’s reorganization in 2002, it changed its corporate domicile to Utah, amended its capital structure and changed its name to Trinity Companies Inc. In March 2003, its name was changed to Trinity Learning Corporation.

On June 16, 2003, Trinity Learning completed a recapitalization of its common stock by (i) effecting a reverse split of its outstanding common stock on the basis of one share for each 250 shares owned, with each resulting fractional share being rounded up to the nearest whole share, and (ii) subsequently effecting a forward split by dividend to all stockholders of record, pro rata, on the basis of 250 shares for each one share owned. The record date for the reverse and forward splits was June 4, 2003. Immediately prior to the recapitalization, Trinity Learning had 13,419,774 shares of common stock outstanding. Following the recapitalization and the cancellation of 108,226 shares of common stock beneficially owned by members of management, there were 13,419,774 shares of common stock outstanding.

On August 6, 2003, Trinity Learning’s board of directors approved a change in its fiscal year-end from September 30 to June 30 to align it with those of the companies it had already acquired or were at that time in the process of acquiring.

Trinity Learning completed its first acquisition in October 2002 when it acquired Competency Based Learning, Inc., a California corporation (“CBL-California”), and two related Australian companies, Competency Based Learning, Pty. Ltd. and ACN 082 126 501 Pty. Ltd., (collectively referred to as “CBL Australia”), in consideration for the issuance of a total of 3,000,000 restricted shares of common stock and $1,000,000 in convertible promissory notes and the assumption of $222,151 in indebtedness. The transactions were effected through CBL Global Corp. (“CBL”), Trinity Learning’s wholly-owned subsidiary. Effective December 22, 2003, Trinity Learning sold its interests in CBL and its Australian and Californian subsidiaries (the “CBL Companies”) to the former owners of the CBL Companies. In conjunction with the management buyout, Trinity Learning entered into a settlement agreement with respect to its litigation with CBL and the CBL Companies. Pursuant to this agreement, Trinity Learning conveyed all of its interest in the CBL Companies back to the former owners, along with a cash settlement of $25,000, in exchange for (i) surrender and cancellation of all shares of Trinity Learning’s stock issued to the former owners in connection with the acquisition of the CBL Companies, (ii) the cancellation of Trinity Learning’s guaranty of approximately $1.0 million in convertible notes payable and other obligations under the original transaction agreements, (iii) the waiver of certain other closing conditions in the original transaction agreement, and (iv) the assumption of certain financial obligations and accounts payable of CBL. The parties also exchanged mutual releases of claims in connection with the original transactions, and Trinity Learning dismissed its litigation against the CBL Companies and their former owners.

Properties and Facilities

Trinity Learning’s corporate office in Berkeley, California is sub-leased from an unaffiliated third party. The term of the lease commenced September 1, 2003 and expires August 31, 2004. The various subsidiaries of Trinity Learning also lease facilities in Australia, South Africa, England, Norway and California, in each case from unaffiliated third parties. These facilities are adequate for its needs at the present time and foreseeable future.

Legal Matters

On September 12, 2003, Trinity Learning filed a Complaint in the United States District Court for the District of Utah, Central Division, against CBL Global Corporation (f/k/a CBL Acquisition Corporation), and Robert Stephen Scammell, the sole stockholder of CBL-California, (Case No. 2:03CV00798DAK) alleging, among other things, that Scammell and CBL-California provided Trinity Learning with misstated financial statements prior to its merger in October 2002 with CBL-California and CBL Global. On September 18, 2003, Trinity Learning filed a First Amended Complaint and Jury Demand, which added as defendants CBL-Global and Brian Kennedy, the sole stockholder of CBL-Australia. The First Amended Complaint alleged causes of action for violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, for violations of Section 20(a) of the Exchange Act, for declaratory relief and breach of contract, for common law fraud, and for negligent misrepresentation.

Effective December 22, 2003, Trinity Learning sold its interests in CBL-Global and its Australian and Californian subsidiaries (the “CBL Companies”) to the former owners of the CBL Companies. In conjunction with the management buyout, Trinity Learning entered into a settlement agreement with respect to its litigation with CBL and the CBL Companies. Pursuant to this agreement, Trinity Learning conveyed all of its interest in the CBL Companies back to the former owners, along with a cash settlement of $25,000, in exchange for (i) surrender and cancellation of all shares of Trinity Learning’s stock issued to the former owners in connection with the acquisition of the CBL Companies, (ii) the cancellation of Trinity Learning’s guaranty of approximately $1.0 million in convertible notes payable and other obligations under the original transaction agreements, (iii) the waiver of certain other closing conditions in the original transaction agreement, and (iv) the assumption of certain financial obligations and accounts payable of CBL. The parties also exchanged mutual releases of claims in connection with the original transactions, and Trinity Learning dismissed its litigation against the CBL Companies and their former owners.

TRINITY LEARNING SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial information should be read in conjunction with Trinity Learning’s consolidated financial statements and the notes thereto and “Trinity Learning Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data for the transition period ended June 30, 2003 and the fiscal year ended September 30, 2002 and the consolidated balance sheet data at June 30, 2003 and September 30, 2002 are derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statements of operations data and the consolidated balance sheet data for the period ended September 30, 2001 are derived from audited consolidated financial statements not included herein. The consolidated statements of operations data for the nine months ended March 31, 2004 and March 31, 2003 and the consolidated balance sheet data at March 31, 2004 and March 31, 2003 are derived from unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended March 31,		Nine Month Transition Period Ended June 30	Year Ended September 30,
	2004	2003	2003	2002	2001
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$7,442	$165	$168	$—	$—
Income (loss) from operations	$(4,122)	$(1,634)	$(1,990)	$(553)	$(25)
Net income (loss)	$(3,827)	$(1,701)	$(2,072)	$(566)	$(36)
Net income (loss) per share:
Basic	$(0.17)	$(0.25)	$(0.25)	$(11.66)	$(0.77)
Diluted	$(0.17)	$(0.25)	$(0.25)	$(11.66)	$(0.77)

Consolidated Balance Sheet Data:
Total assets	$11,312	$165	$1,342	$378	$—
Short-term debt	$3,307	$2,417	$1,147	$812	$167
Long-term debt	$240	$13	$1,000	$—	$—
Stockholders’ equity	$3,233	$(2,606)	$(1,531)	$(771)	$(202)

TRINITY LEARNING MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trinity Learning’s fiscal year ends on June 30. This management’s discussion and analysis of financial condition and results of operations contains forward-looking information that involves risks and uncertainties. Trinity Learning’s actual results could differ materially from those anticipated by this forward-looking information. Factors that could cause or contribute to such differences include, but are not limited to, those discussed or referred to herein under the heading “Risk Factors”. This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with Trinity Learning’s financial statements and related notes included elsewhere in this joint proxy/prospectus.

General

On August 6, 2003, Trinity Learning’s board of directors approved a change in the company’s fiscal year-end from September 30 to June 30 in order to align it with those of the companies it had already acquired or were at that time in the process of acquiring. Trinity Learning accordingly filed a transition report on Form 10-KSB for the period from October 1, 2002 to June 30, 2003 (the “transition period”), and the audited financial statements contained herein cover this period and the prior fiscal year from October 1, 2001 to September 30, 2002.

Trinity Learning substantially reorganized its business and changed its strategic business plan during the fiscal year ended September 30, 2002. This reorganization continued into the subsequent transition period. As part of this reorganization, Trinity Learning incurred significant costs associated with hiring new management, acquiring new office facilities and engaging professional advisors to assist it in the process of developing and executing new business opportunities. Trinity Learning also sought and obtained debt and equity financing which permitted it to complete its various corporate acquisitions in the transition period and in fiscal 2004.

Results of Operations

Nine Months Ended March 31, 2004 Compared to March 31, 2003 (unaudited)

Trinity Learning’s gross sales revenues were $7,442,802 for the nine months ended March 31, 2004, as compared to $164,660, the amount it reported for the nine months ended March 31, 2003. This significant increase in revenues is due to the acquisition, in September 2003, of Trinity Learning’s interests in TouchVision, RMT and Riverbend, and, in December 2003, of its interest in IRCA. The period in 2003 comprises six months revenue of CBL which was Trinity’s sole operating subsidiary in that period. The period in 2004 includes seven months of revenue from TouchVision, RMT and Riverbend, and four months of revenue from Trinity’s interest in IRCA. Revenues of CBL, which was sold by Trinity effective December 22, 2003, were included through such date. The business results for VILPAS will not be included for March, 2004 until the fourth quarter 2004 as its activity was de minimus to Trinity Learning’s overall operating results.

Costs of sales, which consist of labor and hardware costs, and other incidental expenses, were $2,526,528 for the nine months ended March 31, 2004 as compared to $0 for the same period in the prior year, resulting in gross profit of $4,916,274 for the nine months ended March 31, 2004, as compared to $164,660 for the nine months ended March 31, 2003. These increases in both costs and gross profit were due to and associated with increased revenues resulting from the acquisitions completed by Trinity Learning in September and December 2003.

Operating expenses for the nine months ended March 31, 2004 were $9,038,939, as compared to $1,799,244 for the nine month period ended March 31, 2003. This increase was due primarily to a significant increase in salaries and benefits which increased $4,538,882 from $673,001 for the nine-month period ended March 31, 2003 to $5,211,883 for the nine-month period ended March 31, 2003. The increase is largely due to the acquisition of the new subsidiaries ($3.5 million), expansion of the global sales force ($0.4 million), and the addition of finance, administrative and executive staff ($0.8 million) in support of the new operating strategy.

Other significant increases in operating expenses resulted from increases in selling, general and administrative expense, and depreciation and amortization expense. Selling, general and administrative expense of $2,238,386 for the nine-months ended March 31, 2004 increased $1,876,154 from $362,232 for the nine months ended March 31, 2003. Selling, general and administrative costs attributable to the new subsidiaries totaled $1,904,063. Selling, general and administrative costs attributable to the establishment of an international sales force totaled $396,685. Depreciation and amortization expense increased from $5,675 for the nine months ended March 31, 2003 to $745,582 for the nine months ended March 31, 2004. Included in the increase of $739,907 is $339,079 attributable to amortization of intangible assets and $400,828 attributable to depreciation expense, both as a result of the acquisitions of TouchVision, RMT, Riverbend and IRCA.

Trinity Learning reported net loss available for common stockholders of $3,826,667, or $0.17 per share on a diluted basis, for the nine months ended March 31, 2004, compared with a net loss of $1,701,754 or $0.25 per share on a diluted basis, for the same period last year.

Transition Period Ended June 30, 2003 Compared to Fiscal Year Ended September 30, 2002

Trinity Learning’s revenues for the nine-month transitional period ended June 30, 2003 were $167,790, as compared to $0 for the fiscal year ended September 30, 2002. These revenues were generated by CBL, Trinity

Learning’s sole operating subsidiary during the period. Net loss for the nine-month transitional period ended June 30, 2003 was $(2,101,336) as compared to $(565,931) for the fiscal year ended September 30, 2002.

Trinity Learning’s operating expenses increased from $552,774 for the year ended September 30, 2002 to $2,150,418 for the nine-month transitional period ended June 30, 2003. This increase was due primarily to a significant increase in salaries and benefits, which increased $960,123 from $83,000 for the year ended September 30, 2002 to $1,043,123 for the period ended June 30, 2003. Of this amount, $603,551 was paid for salaries and related tax, medical and other benefits for the thirteen employees of CBL. During the period, Trinity Learning also hired its president, chief financial officer and chief learning officer and incurred the salary expense associated with these positions. Other significant increases in operating expenses were related to travel and entertainment expenses, which increased $121,725, from $60,868 for the year ended September 30, 2002 to $182,593 for the transition period ended June 30, 2003. Professional fees increased from $363,770 to $437,836, and included financial advisory and legal expenses associated with financing and acquisition activities. Also included in operating expense is $167,747 amortization expense resulting from the $1,118,312 capitalization of intellectual property acquired with CBL and related amortization of this asset. Other expense of $113,639 increased substantially, from $14,983 for the year ended September 30, 2002. This increase is primarily attributable to interest paid on various loans incurred immediately prior to and during the period.

Liquidity and Capital Resources (unaudited)

Trinity Learning’s expenses are currently greater than its revenues. Trinity Learning has a history of losses, and its accumulated deficit as of March 31, 2004 was $15,015,580, as compared to $11,188,913 as of June 30, 2003.

At March 31, 2004, Trinity Learning had a cash balance of $971,849 compared to $86,511 at June 30, 2003. Net cash used by operating activities during the nine months ended March 31, 2004 was $1,409,348, attributable primarily to its loss from operations of $3,826,667. Included in cash used by operating activities were payments for accounting and insurance of $393,000. Net cash generated by financing activities was $5,668,580 for the nine months ended March 31, 2004 representing the net of borrowings and repayments under short-term notes of $293,247 plus $5,838,148 in proceeds from issuance of common stock, conversion of bridge loans to common stock and the exercise of warrants and options, less financing fees of $462,815. Of these funds, an aggregate of $2,090,700 was advanced to Trinity Learning’s subsidiaries; $500,000 was pledged as a letter of credit to IRCA; $492,250 was paid for financing related legal fees and sales commissions; $1,023,100 was paid for acquisition related legal and financial advisor fees; $500,000 was repaid on short-term promissory notes to a related party; and $130,000 was paid for other financial advisory fees.

Accounts receivable increased from $42,719 at June 30, 2003 to $3,919,391 at March 31, 2004. This increase is due to receivables owed to the four subsidiaries Trinity Learning acquired during the autumn of 2003.

Accounts payable increased from $391,872 at June 30, 2003 to $2,538,840 at March 31, 2004. This increase is attributable to expenses incurred in connection with Trinity Learning’s acquisitions, and Trinity Learning’s continuing corporate expansion during the year.

On May 28, 2004, notes payable to the former owners of VILPAS in the principal amount of $500,000 and to the former owners of the Danlas Shares in the aggregate principal amount of $30,000 (see “Information About Trinity Learning – Trinity Learning’s Business – IRCA”) were converted to 1,000,000 and 3,500,000 shares, respectively, of Trinity Learning common stock.

As a professional services organization Trinity Learning is not capital intensive. Capital expenditures historically have been for computer-aided instruction, accounting and project management information systems and general-purpose computer equipment to accommodate its growth. Capital expenditures, excluding purchases financed through capital lease, during the first nine months of fiscal years 2004 and 2003 were $186,593 and $12,834, respectively.

On May 28, 2004, Trinity Learning closed the offering of senior convertible bridge notes that it commenced in January 2004. A total of $2,695,000 was raised in the offering, which funds will be used for (i) corporate administration, (ii) the expansion of subsidiary operations, and (iii) expenses and commitments made for acquisitions in 2003. As of May 28, 2004, the entire aggregate principal amount of the notes, plus accrued interest thereon, was converted into a total of 4,520,065 shares of Trinity Learning’s common stock. Financing fees incurred in connection with the sale of the notes are approximately $256,200.

To meet its present and future liquidity requirements, Trinity Learning will continue to seek additional funding through private placements, conversion of outstanding loans and payables into common stock, development of the business of its newly-acquired subsidiaries, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that Trinity Learning will be successful in obtaining more debt and/or equity financing in the future or that its results of operations will materially improve in either the short- or the long-term. If it fails to obtain such financing and improve its results of operations, Trinity Learning will be unable to meet its obligations as they become due. That would raise substantial doubt about its ability to continue as a going concern.

Critical Accounting Policies and Estimates

Trinity Learning’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and form the basis for the following discussion and analysis on critical accounting policies and estimates. The preparation of these financial statements required Trinity Learning to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Trinity Learning bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions are evaluated on a regular basis. Actual results may differ from these estimates under different assumptions or conditions. A summary of Trinity Learning’s significant accounting policies is set out in Note 2 to its audited financial statements.

EXECUTIVE OFFICERS AND DIRECTORS OF TRINITY LEARNING

Biographical Information

The following table sets forth the names, ages and titles of Trinity Learning’s executive officers and directors.

Name	Age	Position
Douglas D. Cole	48	Chief Executive Officer and Director

Edward P. Mooney	44	President and Director

Richard J. Marino	56	Chief Operating Officer

Christine R. Larson	51	Chief Financial Officer

William D. Jobe	65	Director

Richard G. Thau	57	Director

Arthur R. Kidson	61	Director

Martin Steynberg	42	Director

Certain biographical information pertaining to the above-named officers and directors is set forth below.

Douglas D. Cole. Mr. Cole has been a director of Trinity Learning since January 2002 and has served as Trinity Learning’s chief executive officer since August 2002. For the past 25 years, Mr. Cole has worked in the information technology industry, with a focus on sales and marketing. He has successfully completed numerous acquisitions and strategic partnerships for and among various companies. He served as a director of USA Broadband, Inc., a publicly-traded company specializing in delivery of digital video and television programming, from October 2001 to October 2003, and served as interim president of its operating subsidiary, Cable Concepts, Inc., from November 2001 to April 2002. From August 1998 to June 2000, Mr. Cole served as a director of RateXchange Corporation and as a director of two of its subsidiaries, RateXchange I, Inc. and PolarCap, Inc. He served as Chairman, Chief Executive Officer, President and Principal Accounting Officer of RateXchange from April 1999 to February 2000. He served as the Chief Executive Officer of PolarCap, Inc. from its inception until August 1998. Mr. Cole was the founder and Chief Executive Officer of Great Bear Technology from its inception in 1992 until its merger with Graphic Zone Inc. in 1992.

Edward P. Mooney. Mr. Mooney has been a director of Trinity Learning since January 2002 and has served as Trinity Learning’s President since October 1, 2002. Mr. Mooney has 20 years’ experience in corporate development, corporate finance, and financial research and analysis. He served as a director and officer of USA Broadband, Inc., a publicly-traded company, from April 2001 to October 2003, and he also served as interim Chief Executive Officer until September 2002 and provided consulting services to USA Broadband until May 2003. Prior thereto, Mr. Mooney was self-employed as a corporate consultant. Mr. Mooney served as a director for RateXchange Corporation from November 1998 to April 2000 and as Executive Vice President from April 1999 to April 2000. Mr. Mooney also served as a director of WorldPort Communications, Inc. from September 1996 to May 1998 and as President from September 1996 to April 1997. During 2002, Mr. Mooney served as a director of Category 5 Technologies, Inc. a publicly traded company. He also served as a director of InterAmericas Communications Corporation, HQ Office International and HQ Office Supplies Warehouse.

Richard J. Marino. Mr. Marino was appointed as Trinity Learning’s Chief Operating Officer in May 2004. Mr. Marino has over 20 years of senior executive management experience in global operations, product development and sales for major publishing and media companies. Prior to joining Trinity Learning, Mr. Marino was most recently vice-president and publisher of Dowden Heath Media. Prior thereto, from 2001 until August 2003, Mr. Marino was managing partner of the Management Group, LLC, a business services organization.

During 2001, Mr. Marino was also chief executive officer of Standard Media International, publisher of The Industry Standard Magazine. From 1999 to 2001, Mr. Marino was chief operating officer of CNET Networks, Inc., which operated one of the world’s largest websites offering a variety of products and services. Mr. Marino has a degree in business administration from Huron University in Huron, South Dakota.

Christine R. Larson. Ms. Larson has over 20 years’ experience as a business and financial professional. She has served as Trinity Learning’s chief financial officer since January 2003. Prior to that time, she worked as an independent financial and marketing consultant to start-up software, hardware and internet service companies. In 1999, she worked for KPMG Consulting, Inc. She was previously employed from 1985 to 1998 by Bank of America Corporation, most recently as a senior vice president in their interactive services division. While working at Bank of America Corporation, she served as chief financial officer of their leasing subsidiary, BA Leasing and Capital Corporation and of their venture capital subsidiary, BA Ventures Inc. She is a certified public accountant licensed in the state of California.

William D. Jobe. Mr. Jobe has been a director of Trinity Learning since January 2002. He has been a private venture capitalist and a computer, communications and software industry advisor since 1991. Prior to that time, he worked in executive management for a number of firms in the computer, software and telecommunications industries including MIPS Technology Development, where he served as President, and Data General, where he was Vice President of North American Sales. Mr. Jobe has served as a director for a number of privately held and publicly held high technology companies including Qualix Group, Inc., Fulltime Software, Inc., Multimedia Access Corporation where he served as chairman of the board and director, Viewcast.com, GreatBear Technology Company, Tanisys Technology, Inc. and Interand Group.

Richard G. Thau. Mr. Thau has been a director of Trinity Learning since January 2004. Mr. Thau is a self-employed consultant/mentor/advisor, and investor in early stage information technology companies and serves as an executive-in-residence at InterWest Partners. From 1990 to 1999, Mr. Thau served as Director, Chairman of the Board and CEO of FullTime Software (formerly Qualix Group), a provider of software for network based computing. He also is the former CEO of Micro-MRP.

Arthur Ronald Kidson. Mr. Kidson has been a director of Trinity Learning since January 2004 and is a chartered accountant in South Africa. Mr. Kidson was appointed a director pursuant to the terms of the agreement by which Trinity Learning acquired its interest in RiverBend Group Holdings (Proprietary) Limited. From 1998 to 2000, Mr. Kidson served as the Executive Director of Price Waterhouse Coopers Chartered Accountants in South Africa. Prior to that, Mr. Kidson served as Chairman of Coopers & Lybrand Chartered Accountants in South Africa. Mr. Kidson has an accounting degree from the University of South Africa and completed the Stanford University Executive Program in 1986.

Martin Steynberg. Mr. Steynberg has been a director of Trinity Learning since January 2004. He was appointed to the board pursuant to the terms of the agreement by which Trinity Learning acquired its interest in IRCA (Proprietary) Limited. Mr. Steynberg has served as the Chief Executive Officer of Titan Aviation Ltd., a Guernsey corporation, since 1999. Prior to that, Mr. Steynberg was the managing director of Hubschrauber Transport GMBH in Austria from 1997 to 1999. From 1995 to 1997, Mr. Steynberg was a partner with Barnard and Co. Chartered Accountants (SAICA) in South Africa.

Executive Compensation

The table below sets forth certain information regarding the annual and long-term compensation for services to Trinity Learning in all capacities for the nine month transitional period ended June 30, 2003 and the fiscal years ended September 30, 2002 and 2001 of Messrs. Douglas Cole and Edward Mooney. These individuals received no other compensation of any type, other than as set out below, during the fiscal years indicated.

Summary Compensation Table

	Year	Annual Compensation					Long Term Compensation			All Other Compensation
Name and Principal Position		Salary		Bonus	Other Annual Compensation		Restricted Stock Awards	Stock Options	Long Term Incentive Payouts
Douglas D. Cole Chief Executive Officer	2003 2002 2001	$ $	135,000 75,000 —	$25,000 — —	$ $	9,000 5,000 —	— — —	250,000 — —	— — —	$	— 12,500 —

Edward P. Mooney President	2003 2002 2001		$135,000 — —	$25,000 — —		$9,000 — —	— — —	250,000 — —	— — —	$	— 12,500 —

The following table sets forth the individual stock option grants made during the nine month period ended June 30, 2003 to each of the above named executive officers.

Stock Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options	Individual Grants	Exercise Price per Share	Expiration Date
		% of Total Options Granted to Employees in Fiscal Year
Douglas D. Cole	250,000	13.7%	$0.25	November 30, 2007
Edward P. Mooney	250,000	13.7%	$0.25	November 30, 2007

The following table sets forth the aggregate stock option exercises and fiscal year-end option values for each of the above named executive officers. No stock options were exercised during the nine month period ended June 30, 2003.

Aggregate Option Exercises in Last Fiscal Year and FY-End Values

Name	Shares acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised Options at FY-End Exercisable/Unexercisable
Douglas D. Cole	—	—	98,958/151,042	$24,739/$37,761
Edward P. Mooney	—	—	98,958/151,042	$24,739/$37,761

As of August 12, 2002, Trinity Learning formalized an employment agreement that provides for the employment of Mr. Cole as chief executive officer at an annual salary of $180,000, or such higher rate as the board of directors may determine. The agreement, which has a two-year term from August 12, 2002, is automatically renewable for a further twelve-month period, unless earlier terminated. In addition to his salary, Mr. Cole is entitled to $1,000 per month for automobile reimbursement and various other benefits. On October 1, 2002, Trinity Learning entered into an employment agreement with Mr. Mooney on substantially similar terms to the agreement with Mr. Cole, pursuant to which Mr. Mooney agreed to serve as Trinity Learning’s president.

Related Party Transactions

Trinity Learning’s corporate reorganization during the fiscal year ended September 30, 2002 was effected primarily by two of its officers and directors, Messrs. Douglas Cole and Edward Mooney. During that fiscal year and the transition period subsequent thereto, Trinity Learning entered into several transactions with these individuals and with entities controlled by them, as well as entities controlled by Theodore Swindells, a significant stockholder of Trinity Learning.

As of August 8, 2002, Trinity Learning formalized a Debt Conversion Agreement with Global Marketing Associates, Inc. (“GMA”), holder of a convertible promissory note (the “GMA Note”) in the principal amount of $166,963, pursuant to which the principal amount of the note, along with accrued interest thereon, was made convertible, under certain conditions, into 3,200,000 shares of Trinity Learning common stock. The GMA Note was originally issued in November 2000 to the attorneys of Trinity Learning’s predecessor company and was subsequently acquired by Pacific Management Services, Inc., who assigned the note to GMA. GMA subsequently assigned the right to acquire 2,600,000 of the 3,200,000 shares of common stock into which the note is convertible, to several persons, comprising Messrs. Cole, Mooney, and Swindells and European American Securities, Inc., a private entity of which Theodore Swindells is a principal. Pursuant to the assignment, Messrs. Cole and Mooney each acquired the right to acquire 600,000 shares of the common stock into which the GMA Note was convertible and Mr. Swindells acquired the right to acquire 1,000,000 shares. As of January 2003, all 3,200,000 shares of Trinity Learning common stock had been issued pursuant to the terms of the GMA Note. Fifty percent of such shares are subject to a two-year lock-up provision that restricts transfer of such shares without prior written consent of Trinity Learning’s board of directors.

As of July 15, 2002, Trinity Learning entered in a two-year Advisory Agreement with Granite Creek Partners, LLC (“GCP”), formerly King’s Peak Advisors, LLC, automatically renewable for an additional 12-month period. Under the terms of the Advisory Agreement, GCP agreed to provide Trinity Learning with general corporate, financial, business development and investment advisory services on a non-exclusive basis. These services include assisting with the identification of placement agents, underwriters, lenders and other sources of financing, as well as additional qualified independent directors and members of management. GCP is a private company whose principals are Douglas Cole and Edward Mooney, who are officers and directors of Trinity Learning, and Theodore Swindells. At its August 19, 2003 meeting, the Trinity Learning board of directors voted to suspend the Advisory Agreement from August 15, 2003 until January 2004, and this agreement remains suspended. Through December 31, 2003, GCP had earned a total of $315,000 under the Advisory Agreement, $110,000 of which was converted into 4,400,000 shares of Trinity Learning common stock in March 2003. Of the balance of $205,000, $203,469 has been paid to GCP, leaving a balance owing at December 31, 2003 of $1,531.

As of July 31, 2002, Trinity Learning entered into an Advisory Agreement with European American Securities, Inc. (“EAS”), a private entity of which Theodore Swindells is a principal, pursuant to which EAS agreed to provide financial advisory and investment banking services to Trinity Learning in connection with various equity and/or debt transactions. In exchange for such services, Trinity Learning agreed to pay EAS a retainer fee of $5,000 per month and a commission ranging from 5% to 7% based on the type of transaction consummated, such fees being payable, at EAS’ option, in cash or Trinity Learning’s common stock. Through March 31, 2004, EAS had earned a total of $807,716 pursuant to the Advisory Agreement, of which $315,250 was earned in connection with private equity and/or debt transactions and $358,725 was earned for advisory services in connection with certain acquisitions. As of March 31, 2004, $429,773 of this amount had been paid to EAS, leaving a balance owing at March 31, 2004 of $376,295. On May 12, 2004, the board of directors approved payment of additional financial advisory fees to EAS of $256,200 in respect of commissions earned in connection with Trinity Learning’s recent private convertible note offering.

During the period August 2001 to June 30, 2002, Mr. Swindells advanced a total of $925,000 to Trinity Learning by way of short-term non-interest bearing working capital loans, as follows: $145,000 during the fiscal year ended September 30, 2001 and $780,000 during the transition period from October 1, 2002 to June 30, 2003. Trinity Learning repaid $500,000 of the total amount owing in September 2003 and issued an aggregate of 850,000 shares of Trinity Learning common stock to Mr. Swindells in November 2003 in payment of the balance of $425,000.

In October 2002, Trinity Learning (i) issued convertible promissory notes in the aggregate principal amount of $500,000 (the “Bridge Financing Notes”) to certain individuals and entities, and (ii) in connection with the issuance of the Bridge Financing Notes, issued warrants to the holders of the notes to purchase additional shares of common stock. Of the total principal amount of the Bridge Financing Notes, $55,000 was advanced by GCP and $120,000 by Mr. Swindells. On May 19, 2003, the aggregate principal amount of the Bridge Financing Notes and accrued interest thereon of $34,745 was converted into 1,336,867 shares of common stock at a price of $0.40 per share. The warrants issued in connection with the Bridge Financing Notes are exercisable for a period of one year at a price of $0.05 per share, and contain a net issuance provision whereby the holders may elect a cashless exercise of such warrants based on the fair market value of the common stock at the time of conversion. On March 26, 2004, GSP exercised its warrants in a cashless exercise for which it received a total of 126,042 shares of common stock.

Effective October 1, 2002, Trinity Learning issued an aggregate of 1,200,000 restricted shares of its common stock at a price of $0.025 per share to its three directors, Messrs. Cole, Mooney and Jobe, in consideration for past services valued at $30,000.

In connection with its acquisition of its interest in IRCA, Trinity Learning entered into an agreement with Titan Aviation Ltd., a private company held in a trust of which Mr. Steynberg and his immediate family are the sole beneficiaries. Pursuant to this agreement, Trinity Learning paid Titan Aviation on May 14, 2004 the sterling equivalent of the sum of 4,000,000 South African Rand (or $607,165) in consideration for various services rendered to IRCA. Mr. Steynberg, who is a stockholder in IRCA Investments (Proprietary) Limited, which owns 25.1% of IRCA, receives a monthly fee of $2,000 for services to IRCA and became a director of Trinity Learning on January 1, 2004 pursuant to the terms of the IRCA acquisition.

William Jobe, a director of Trinity Learning, was paid a total of $64,315 during the period December 2003 to May 2004 as compensation for merger and acquisition services associated with Trinity Learning’s acquisition of TouchVision.

Section 16(a) Beneficial Ownership Reporting Compliance

Trinity Learning’s directors and executive officers and persons who hold more than 10% of Trinity Learning’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of common stock and their transactions in common stock. Based solely upon review of Forms 3 and 4 and amendments thereto furnished to Trinity Learning during its most recent fiscal year and Forms 5 and amendments thereto furnished to Trinity Learning, or any written representations made to Trinity Learning that no Form 5 was required, Trinity Learning believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, directors or greater than 10% stockholders of Trinity Learning during the transition period ended June 30, 2003, except for the following: a Form 3 for Douglas D. Cole that was due to be filed on or before January 30, 2002 was filed on December 18, 2003; a Form 3 for Edward P. Mooney that was due to be filed on or before February 8, 2002 was filed on December 2, 2003; a Form 3 for Christine R. Larson that was due to be filed on or before January 23, 2003 was filed on December 2, 2003; and a Form 3 for William D. Jobe that was due to be filed on or before February 8, 2002 was filed on December 2, 2003. In addition, Forms 4 were due to be filed in respect of certain transactions involving these persons at various dates in 2002 and 2003; the information pertaining to these transactions was included in the information provided in their respective Forms 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF TRINITY LEARNING

The following table sets forth certain information as of May 28, 2004 regarding current beneficial ownership of Trinity Learning’s common stock by (i) each person known by Trinity Learning to own more than 5% of the outstanding shares of its common stock, (ii) each of its executive officers and directors, and (iii) all of its executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based on 35,309,183 outstanding shares of common stock as of May 28, 2004. Unless otherwise indicated, the address for each of the following is 1831 Second Street, Berkeley, California 94710.

Name and Address of Beneficial Owner	Number of Shares Owned		Number of Options & Warrants(1)		Total Beneficial Ownership(2)	Percent of Class Beneficially Owned
Douglas D. Cole	2,126,987	(4)	265,583	(4)(5)	2,392,570	6.69%

Edward P. Mooney	2,046,987	(4)	265,583	(4)(5)	2,312,570	6.46%

William Jobe 6654 Bradbury Court Fort Worth, TX 76132	200,000		67,054		267,054	0.75%

Arthur R. Kidson 2 Epsom Road Stirling, East Landon Republic of South Africa	—		46,747		46,747	0.13%

Martin Steynberg 14817 Pearl Street Tsumsui Industria, George Republic of South Africa	1,085,000	(6)	666,747	(6)	1,751,747	4.84%

Richard Thau 2468 Sharon Oaks Drive Menlo Park, CA 94025	—		64,315		64,315	0.18%

Christine R. Larson	—		226,370	(5)	226,370	0.63%

Steven Hanson 1319 NW 86th Street Vancouver, WA 98665	2,000,000		3,000,000		5,000,000	12.98%

Richard J. Marino	—		97,222		97,222	0.27%

Theodore Swindells 11400 Southeast 8th Street Bellevue, WA 98004	2,168,123	(4)	1,575,000	(4)	4,284,093	11.55%

Luc Verelst Verbier, Switzerland 1936	3,675,138		4,000,000		7,675,138	19.43%

Musca Holding Limited c/o Rosebank Limited L’Estoril Avenue Princess Grace Monte Carlo, Monaco	3,500,000		2,000,000	(3)	5,500,000	14.68%

All executive officers and directors, as a group (4 persons)	5,458,974	(4)	1,669,621	(4)	7,158,595	19.24%

(see footnotes next page)

(1)	Reflects warrants, options or other convertible securities that will be exercisable, convertible or vested as the case may be within 60 days of May 28, 2004.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following May 28, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.
(3)	Includes 1,000,000 shares issuable on conversion of a $10,000 note for the remaining 25.1% of IRCA (Proprietary) Ltd., and 500,000 shares each issuable to Musca Holding Limited if IRCA achieves $10 million in profitable revenue and $12 million profitable revenue for the years ended June 30, 2004 and June 30, 2005, respectively.
(4)	1,622,910 shares are owned by Granite Creek Partners, LLC, a Utah limited liability corporation. Mr. Cole, Mr. Mooney and Mr. Swindells each own a 33 1/3% interest in GCP, and each disclaims beneficial ownership of the shares in the company that are issuable to GCP. Proportionate ownership of these shares is included in the calculation of beneficial ownership for Mr. Cole, Mr. Mooney and Mr. Swindells.
(5)	Includes that portion of options that have vested or will vest within 60 days from May 28, 2004 under the 2002 Stock Plan.
(6)	Includes 31% of shares owned by Musca Holding Limited.

THE PROSOFT ANNUAL MEETING

General

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Prosoft board of directors for use at the Prosoft annual meeting of stockholders. This joint proxy statement/prospectus, the attached notice of annual meeting of stockholders and the enclosed proxy card are first being mailed to the stockholders of Prosoft on or about                     , 2004.

Date, Time and Place of Meeting

The annual meeting is scheduled to be held at 10:00 a.m., local time, on                     , 2004, at 410 North 44th Street, Suite 600, Phoenix, Arizona.

Matters to Be Considered at the Annual Meeting

The purpose of the annual meeting is to consider and vote upon the following:

1. A proposal to approve the Agreement and Plan of Merger dated as of February 27, 2004 by and among Prosoft, Trinity Learning and MTX Acquisition Corp., and, in connection with the merger to approve (a) the issuance of Prosoft common stock in the merger, (b) the amendment of Prosoft’s articles of incorporation to increase the authorized shares of common stock from 75,000,000 to 175,000,000 and to change the name of the corporation to Trinity Learning Corporation, to become effective upon completion of the merger, and (c) authorization to amend Prosoft’s articles of incorporation to effect immediately after the merger, at the board’s discretion, between a one-for-two and a one-for-ten reverse stock split.

2. A proposal to elect two Class I directors to hold office for a three-year term. (If the merger is consummated, Prosoft’s board of directors will be reconstituted to consist of six designees of Trinity Learning and two designees of Prosoft. See “Election of Two Prosoft Class I Directors – Management of Prosoft After the Merger.”)

3. A proposal to approve a new equity incentive plan entitled the “ProsoftTraining 2004 Equity Plan.”

4. Such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Record Date; Quorum

The Prosoft board of directors has fixed the close of business on                     , 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Prosoft annual meeting. On that date, Prosoft had 24,321,326 shares of common stock outstanding. The holders of these shares will be entitled to one vote per share on all proposals to be considered at the annual meeting.

For purposes of the votes on the proposals set forth above, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Prosoft annual meeting. The stockholders present at the annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in Prosoft’s annual meeting. Abstentions and broker non-votes (i.e. the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on any particular matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Votes Required

The approval of the merger proposal (which includes the approval of the merger agreement and the issuance of Prosoft common stock in the merger pursuant to the merger agreement, the amendments of Prosoft’s articles of incorporation to increase the authorized shares of common stock and change the name of the corporation, and the authorization to the Prosoft board of directors to effect a reverse stock split immediately after the merger) and the approval of the ProsoftTraining 2004 Equity Plan each requires the affirmative vote of at least a majority of the outstanding shares of Prosoft common stock. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting.

Voting of Proxies; Revocability of Proxies

Shares of Prosoft common stock represented by properly executed proxies received in advance of the annual meeting will, unless these proxies have been properly revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted “FOR” approval of the merger proposal, which includes approval of the merger agreement, the issuance of Prosoft common stock in the merger, the amendments to the Prosoft articles of incorporation to increase the number of authorized shares and change the name of the corporation, and the reverse stock split to be implemented in the board’s discretion, “FOR” the election of the two nominees for director, and “FOR” approval of the ProsoftTraining 2004 Equity Plan. In addition, if any other matters properly come before the Prosoft annual meeting, the individuals named in the accompanying proxy card will vote in their best judgment with respect to such matters. Abstentions may be specified with respect to a proposal properly marking the “ABSTAIN” box on the proxy card for such proposal.

Any proxy may be revoked by the stockholder giving it, at any time prior to its being exercised, by filing a notice of revocation with the Secretary of Prosoft at the address given on the notice of stockholders’ meeting accompanying this joint proxy statement/prospectus, or by submitting a duly executed proxy card bearing a later date. Any proxy may also be revoked by the stockholder’s attendance at the Prosoft annual meeting and voting in person. A notice of revocation need not be on any specific form, but must be in writing. Attendance at the annual meeting will not, in and of itself, constitute a revocation of a proxy.

Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a properly executed proxy is returned and the stockholder has instructed the proxies to abstain from voting on a matter or matters, the Prosoft common stock represented by the proxy will be considered present at the annual meeting for purposes of determining a quorum. If a Prosoft stockholder abstains from voting on a matter or does not vote, either in person or by proxy, it will have the same effect as if that Prosoft stockholder had voted against the approval of that matter (other than the election of directors). If your shares are held in an account at a brokerage firm or a bank, you must instruct such institution how to vote your shares. Such brokers and banks who hold shares of Prosoft common stock in street name for customers who are the beneficial owners of such shares may not authorize a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares are referred to as “broker non-votes” and have the effect of votes against the approval of each proposal (other than the election of directors).

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

Prosoft does not expect that any matter other than the proposals listed on the enclosed Prosoft proxy will be brought before the annual meeting. If, however, other matters are properly brought before the meeting, the persons named as proxies will vote in their best judgment unless authority to do so is withheld in the proxy.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Prosoft board of directors. Prosoft and Trinity Learning will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/ prospectus. Prosoft will bear the costs relating to the solicitation of proxies for its annual meeting. Prosoft will also request banks, brokers and other intermediaries holding shares of Prosoft common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. In addition to solicitation by mail, Prosoft directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and Prosoft reserves the right to retain outside agencies for the purpose of soliciting proxies, which may be paid customary fees for performing those services.

Recommendations of the Prosoft Board

The Prosoft board of directors has unanimously approved and adopted the merger agreement and approved the merger. The Prosoft board believes that the merger is fair to, and in the best interests of, Prosoft and Prosoft stockholders, and unanimously recommends that Prosoft stockholders vote “FOR” approval of the merger agreement and in connection with the merger, the issuance of Prosoft common stock in the merger, the amendments to the Prosoft articles of incorporation to increase the authorized shares of common stock and change the name of the corporation, and the reverse stock split to be implemented in the board’s discretion. See “The Merger – Recommendations of the Board of Directors.” In addition, the Prosoft board unanimously recommends that Prosoft stockholders vote “FOR” the election of the two nominees for director, and “FOR” the approval of the ProsoftTraining 2004 Equity Plan. See “Election of Two Prosoft Class I Directors” and “Approval of the ProsoftTraining 2004 Equity Plan.”

ELECTION OF TWO PROSOFT CLASS I DIRECTORS

General

Two directors are proposed for election at the Prosoft annual meeting. The Prosoft bylaws provide for a board of directors of not less than three nor more than twenty-five directors. The current number is set at five. Vacancies on the board are filled solely by the majority vote of directors then in office.

The Prosoft board is divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. The term of office of the Class I directors elected at this meeting will expire at the 2006 annual meeting. The term of office of the Class III director will expire at the 2005 annual meeting and the term of office of the Class II directors will expire at the 2004 annual meeting. If the merger is not consummated, directors in each Class shall hold office until such annual meeting of stockholders or until his or her successor is elected and has qualified. When these terms expire, persons nominated to serve as director shall be elected to hold office for three years. If the merger is consummated, Prosoft’s board of directors will be reconstituted to consist of six designees of Trinity Learning and two designees of Prosoft. See “Management of Prosoft After the Merger.” Pursuant to an agreement between Prosoft and its largest stockholder, Hunt Capital Growth Fund II, L.P. (“Hunt Capital”), Hunt Capital has the right to designate one person to be elected to the Prosoft board of directors beginning on the later of September 1, 2005 or the completion of the thirteenth month following the closing of the merger. This right expires on October 16, 2006.

Proxies solicited by the Prosoft board will be voted for the election of the nominees, unless the vote is withheld on the proxy card. However, if any nominee should become unavailable for election (Prosoft management has no reason to believe that any nominee will be unable to serve), the Prosoft board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by the proxies will be voted for the substitute nominee. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Board Recommendation

The Prosoft board recommends that you vote “FOR” the following nominees for election as Class I directors:

J. William Fuller, 51. Mr. Fuller has served as a Prosoft director since December 1998. Mr. Fuller is a Registered Investment Advisor and owner of Fuller Capital Management LLC, a money management firm founded in 1983. Mr. Fuller has been active in venture capital and private investment banking ventures for the past 17 years. Additionally, he is a registered representative of Cambridge Investment Research, a registered broker dealer. Mr. Fuller graduated from Southern Methodist University with a BA in Philosophy in 1974.

Robert G. Gwin, 41. Mr. Gwin has served as chairman and chief executive officer of Prosoft since December 2002. Mr. Gwin joined Prosoft in August 2000 as its chief financial officer, was promoted to executive vice president and chief financial officer in October 2001 and became president in May 2002. Prior to joining Prosoft, Mr. Gwin served as managing director of Prudential Capital Group, an asset management unit of The Prudential Insurance Company of America. He joined Prudential in 1990, ultimately assuming management of its Dallas-based private investment activities, including both day-to-day operating responsibility and investment portfolio oversight. Mr. Gwin graduated from the University of Southern California with a BS in Business Administration in 1985, earned an MBA from the Fuqua School at Duke University in 1990 and is a Chartered Financial Analyst (CFA).

Other Directors Information

Class II Directors:

Jeffrey G. Korn, 46. Mr. Korn has served as a director of Prosoft since June 1997. He is an attorney in private practice and a consultant. Mr. Korn was Prosoft’s general counsel from May 2000 to October 2001. Prior to May 2000, he was a partner in the law firm of Kosto & Rotella, P.A. in Jacksonville, Florida, which he joined in 1983. Mr. Korn specializes in corporate law and dispute resolution. He graduated from the State University of New York at New Paltz with a BA in Political Science in 1979, and received his JD degree from Stetson University in 1982.

Charles P. McCusker, 34. Mr. McCusker has served as a director of Prosoft since December 1998. Currently, Mr. McCusker serves as General Partner of Patriot Capital, a licensed SBIC, investing in small to mid-sized growth opportunities. Between 2001 and 2003, Mr. McCusker served as President and Chief Operating Officer of the ServiceMaster Home Service Center, a division of the ServiceMaster Company (NYSE: SVM). Since 1997, Mr. McCusker served as General Partner for the ServiceMaster Venture Fund, responsible for investment opportunities in for-profit education and electronic commerce. Prior to that, Mr. McCusker spent three years as a Vice President of Bengur Bryan & Co., Inc., a venture capital and private equity firm. Mr. McCusker graduated from Virginia Tech with a BS in Mechanical Engineering in 1992, and earned an MBA from the University of Chicago in 1998.

Class III Director:

Dr Edward Walsh, 63. Dr. Walsh has served as a director of Prosoft since December 1999. Dr. Walsh is the chairman of the Irish Council for Science Technology and Innovation and the chairman of the National Allocation Advisory Group, an organization that advises government on industrial emissions allowances under the Kyoto Accord. He was founding president of the University of Limerick, the first new university established by the Republic of Ireland, a post from which he stepped down in l998 after a 28-year term. Dr. Walsh is a graduate of the National University of Ireland and holds Masters and Doctorate qualifications in nuclear and electrical engineering from Iowa State University, where he was an Associate of the US Atomic Energy Commission Laboratory.

Board Committees and Meetings

The Prosoft board has appointed from among its members three standing committees:

Compensation Committee. The Compensation Committee is presently composed of Jeffrey G. Korn, who serves as chairperson of the committee, Charles P. McCusker and J. William Fuller. No member of the Compensation Committee is an employee or officer. The principal functions of this committee are to review and approve Prosoft’s organization structure, review performance of Prosoft’s officers and establish overall employee compensation policies. This committee also reviews and approves compensation of directors and Prosoft’s corporate officers, including salary, bonus, and stock option grants, and administers Prosoft stock plans. The Compensation Committee met two times during the fiscal year ended July 31, 2003.

Audit Committee. The Audit Committee is presently composed of J. William Fuller, who serves as chairperson, Charles P. McCusker, and Dr. Edward Walsh. No member of the Audit Committee is an employee or officer. The functions of the Audit Committee include, among other things, reviewing Prosoft’s annual and quarterly financial statements, reviewing the results of each audit and quarterly review by the company’s independent public accountants, reviewing Prosoft’s internal audit activities and discussing the adequacy of the company’s accounting and control systems. The Prosoft board has adopted a written audit committee charter. The Audit Committee met four times during the fiscal year ended July 31, 2003.

Nominating Committee. The Nominating Committee is presently composed of Dr. Edward M. Walsh, who serves as chairperson, and J. William Fuller. No member of the Nominating Committee is an employee or officer of Prosoft. The responsibilities of the Nominating Committee are set forth in the Committee’s Charter, which is attached as Appendix F to this Proxy Statement and is available on the company’s website (www.prosofttraining.com). Any future revisions to this Charter will be posted to the same location on Prosoft’s website. The Nominating Committee met once during fiscal year 2003.

The Prosoft board of directors has determined that each member of the Nominating Committee is independent as defined by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission.

The Nominating Committee Charter requires that directors possess the highest standards of personal and professional ethics, character and integrity. In identifying candidates for membership on the board, the Nominating Committee takes into account all factors it considers appropriate, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the board.

If there is a need for a new director because of an open position on the board or because the board has determined to increase the total number of directors, the Nominating Committee may retain a third-party search firm to locate candidates that meet the needs of the board at that time. When a search firm is used, the firm typically provides information on a number of candidates, for review and discussion by the Nominating Committee. If appropriate, the Nominating Committee chair and some or all of the members of the Nominating Committee may interview potential candidates. If in these circumstances, in the Nominating Committee’s judgment, the Nominating Committee determines that a potential candidate meets the needs of the board and has the relevant qualifications, the Nominating Committee will vote to recommend to the board the election of the candidate as a director.

The Nominating Committee’s process for considering all candidates for election as directors, including stockholder-recommended candidates, is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all stockholders.

The Nominating Committee will consider director candidates recommended by stockholders if properly submitted to the Nominating Committee. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the board can do so by writing to the Nominating Committee, c/o Corporate Secretary, ProsoftTraining, 410 N. 44th Street, Suite 600, Phoenix, Arizona 85008. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Nominating Committee will then consider the candidate and the candidate’s qualifications using the criteria as set above and in the Nominating Committee’s Charter. The Nominating Committee may discuss with the stockholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Nominating Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the board.

In addition, stockholders of record may nominate candidates for election to the board by following the procedures set forth in the Prosoft bylaws. Information regarding these procedures for nominations by stockholders will be provided upon request to the Corporate Secretary of the company.

Board Meetings. During fiscal year 2003, Prosoft’s board held nine meetings in person or by telephone. Members of the board are provided with information between meetings regarding Prosoft’s operations and are consulted on an informal basis with respect to pending business. Each director attended at least 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served during the year.

Director Attendance at Annual Meetings

Prosoft typically schedules a Board meeting in conjunction with its annual meeting and expects that the company’s directors will attend, absent a valid reason. Last year three directors attended Prosoft’s annual meeting in person or by telephone.

Stockholder Communications with the Board

Prosoft stockholders who want to communicate with the board of directors or any individual director can write to them c/o ProsoftTraining, 410 N. 44th Street, Phoenix, Arizona 85008. All such communications will be forwarded by Prosoft to the appropriate board member(s).

Director Compensation

Effective June 2002, Prosoft’s directors, other than associates or officers of the company, are compensated with a stock option grant of 5,000 shares of Prosoft common stock for each meeting attended, subject to a maximum of 15,000 stock options per calendar year. Directors, other than associates or officers of the company, who serve as chairman of a board committee are entitled to an additional grant of 5,000 stock options of Prosoft common stock per calendar year. Prior to June 2002, no compensation was provided to directors. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings. Directors who are officers or associates of the company are not compensated separately for service on the board of directors.

Executive Officer of Prosoft

Prosoft’s current executive officer is as follows:

Name	Age	Position
Robert G. Gwin	41	Chairman, Chief Executive Officer and Chief Financial Officer

For additional information with respect to Mr. Gwin, who is a director of the company, see “Board Recommendation.”

Audit Committee Composition

Prosoft has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. J. William Fuller, Charles P. McCusker and Dr. Edward M. Walsh are members of Prosoft’s audit committee. The Prosoft board of directors has determined that all members of its Audit Committee are “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers.

Audit Committee Financial Expert

The Prosoft board of directors has determined that in its judgment, Charles P. McCusker qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC. An audit committee financial expert is a person who has (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires directors, officers, and holders of more than ten percent of a registered class of Prosoft equity securities (collectively, “Reporting Persons”) to file reports of their trading in Prosoft equity securities with the SEC. Based on a review of the Section 16 forms filed by the Reporting Persons during the fiscal year ended July 31, 2003, Prosoft believes that the Reporting Persons timely complied with all applicable Section 16 filing requirements.

Code of Ethics

Prosoft has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its chief executive officer, chief financial officer and members of its finance department. The Code of Ethics is posted on the Prosoft website, http://www.prosofttraining.com under the heading “Code of Ethics.” Prosoft intends to satisfy the disclosure requirements regarding any amendment to, or a waiver of, a provision of the Code of Ethics by posting such information at the same location on its website.

Management of Prosoft After the Merger

Board of Directors

At the effective time of the merger, the board of directors of Prosoft will be comprised of eight directors, six designated by Trinity Learning and two designated by Prosoft. Following the merger, Prosoft’s board will continue to consist of three classes of directors with overlapping three-year terms – Class I with terms expiring at the annual meeting in 2006, Class II with terms expiring at the annual meeting in 2004, and Class III with terms expiring at the annual meeting in 2005.

Trinity Learning Designees

Douglas D. Cole, age 48 – Mr. Cole has been a director of Trinity Learning since January 2002 and has been chief executive officer since August 2002. Mr. Cole will become a member of Class III.

Edward P. Mooney, age 44 – Mr. Mooney has been a director of Trinity Learning since January 2002 and been president of Trinity Learning since October 2002. Mr. Mooney will become a member of Class I.

Richard G. Thau, age 57 – Mr. Thau has been a director of Trinity Learning since January 2004 and will become a member of Class I.

Arthur Ronald Kidson, age 61 – Mr. Kidson has been a director of Trinity Learning since January 2004 and will become a member of Class III.

Biographical information for each of the foregoing is included under “Executive Officers and Directors of Trinity Learning – Biographical Information.”

In addition, Trinity Learning is expected to designate two new directors prior to the completion of the merger, one to become a Class II member and one to become a Class III member. Both of these new members will be “independent,” as defined by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission.

Prosoft Designees

Robert G. Gwin, age 41 – Mr. Gwin has been chairman of the board and chief executive officer of Prosoft since December 2002 and is a member of Class I.

Charles P. McCusker, age 34 – Mr. McCusker has been a director of Prosoft since December 1998 and is a member of Class II.

Biographical information for both of the foregoing is included under “Board Recommendation” and “Other Directors Information” above.

Committees of the Board of Directors

The standing committees of the combined company’s board of directors will include an Audit Committee, a Compensation Committee and a Nominating Committee, each of which will be comprised of non-employee directors. The functions of each of these three committees are described under “Board Committees and Meetings” above.

Management

The combined company’s management will be comprised of executives from both companies. Douglas Cole, currently Chairman and CEO of Trinity Learning, will be the Chairman and CEO of the combined company. Robert Gwin, currently Chairman and CEO of Prosoft, will be COO of the combined company. Christine Larson, currently CFO of Trinity Learning, will remain in that role at the combined company. Edward Mooney, currently President of Trinity Learning, Richard Marino, currently COO of Trinity Learning, and Benjamin Fink, currently COO of Prosoft, will also fill senior executive positions at the combined company.

Biographical information for the Trinity executives are included under “Executive Officers and Directors of Trinity Learning – Biographical Information.” Biographical information for Mr. Gwin is included under “Board Recommendation” above. Mr. Fink’s biographical information is as follows:

Benjamin M. Fink, 34. Mr. Fink has served as Chief Operating Officer of ProsoftTraining since February 2003. Mr. Fink joined Prosoft in April 2001 as founder and Regional Managing Director of ProsoftTraining Asia Ltd., in which capacity he was responsible for all Asia-Pacific activities of Prosoft. Prior to joining Prosoft, he served as Chief Operating and Financial Officer of Meta4 Networks, one of Japan’s leading email direct marketing companies. Mr. Fink previously spent six years working as a private equity professional with Prudential Asia in Hong Kong and Prudential Capital Group in the United States. In addition, he was founder and president of Truman Intertel, Inc, which at the time was the largest provider of financial and consulting services to holders of Interactive Video and Data Service (IVDS) licenses. Mr. Fink graduated from the Wharton School of the University of Pennsylvania and is a Chartered Financial Analyst (CFA).

Executive compensation information for certain of the above is included under “Executive Officers and Directors of Trinity Learning – Executive Compensation.” Executive compensation information for Mr. Gwin is included below under “Prosoft Executive Compensation.” Each of the executive managers of the combined company will enter into employment agreements with the combined company. The terms of these agreements will be generally consistent with existing agreements between Prosoft and Trinity Learning and their respective senior managers, as described elsewhere in this document. Such agreements include, among other terms, standard provisions related to confidentiality, incentive compensation, non-competition, non-solicitation, termination and severance.

Prosoft Security Ownership of Certain Beneficial Owners and Management

The following table and the notes thereto set forth certain information regarding the beneficial ownership of Prosoft common stock as of May 28, 2004, by (i) each current director; (ii) each executive officer named in the summary compensation table included herein; (iii) all current directors and executive officer as a group; and (iv) each person who is known by Prosoft to be a beneficial owner of five percent or more of its common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number(2)	Percent
Hunt Capital Growth Fund II, L.P.(3) 1601 Elm, Suite 4000 Dallas, Texas 75201	5,669,207	19.8%

J. William Fuller(4)	126,791	*

Robert G. Gwin(5)	792,232	3.2%

Jeffrey G. Korn(6)	297,673	1.2%

Charles P. McCusker(7)	126,250	*

Dr. Edward M. Walsh(8)	163,800	*

Jerrell M. Baird(9)	20,000	*

All directors and executive officers, as a group(10)	1,506,746	5.9%

*	Less than 1% of the outstanding shares of common stock.
(1)	The address for all officers and directors is 410 North 44th Street, Suite 600, Phoenix, Arizona 85008.
(2)

Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 24,309,414 shares outstanding as of May 28, 2004, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days, the percentages are based upon the sum of shares outstanding as of May 28, 2004 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(3)	Includes 4,039,987 shares subject to conversion rights (see “Certain Relationships and Related Transactions”), and 350,000 shares subject to stock warrant agreements. Does not include warrants to purchase 4,981,754 shares which Prosoft has agreed to issue Hunt Capital upon closing of the Trinity merger in exchange for termination of certain payment rights Hunt Capital is currently entitled to upon a sale, merger or liquidation of the company. Hunt Capital’s rights of conversion and exercise of derivative securities is limited under certain circumstances. See “Prosoft Certain Relationships and Related Transactions.”
(4)	Includes 95,000 shares subject to stock options exercisable within 60 days, and 20,641 shares subject to stock warrant agreements.
(5)	Includes 718,312 shares subject to stock options exercisable within 60 days.
(6)	Includes 255,000 shares subject to stock options exercisable within 60 days.
(7)	Includes 125,000 shares subject to stock options exercisable within 60 days.
(8)	Includes 105,000 shares subject to stock options exercisable within 60 days.
(9)	Includes 20,000 shares subject to a stock warrant agreement. Mr. Baird resigned as chairman and chief executive officer of the company effective December 9, 2002.
(10)	Includes 1,298,312 shares subject to stock options exercisable within 60 days, and 20,641 shares subject to a stock warrant agreement.

Prosoft Executive Compensation

The following table sets forth a summary of the compensation paid by Prosoft during the fiscal years ended July 31, 2003, 2002 and 2001 to Prosoft’s chief executive officer and any other executive officers whose compensation exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Long-Term Compensation Awards	All Other Compensation ($)(2)
Shares of Common Stock Underlying Stock Options
Robert G. Gwin(1) Chairman, President and Chief Executive Officer	2003 2002 2001	184,039 163,798 175,000	58,800 — 49,000	200,000 200,000 385,000	6,071 3,051 34,499

Jerrell M. Baird(1) Former Chairman and Chief Executive Officer	2003 2002 2001	55,997 194,231 200,000	— 36,000 89,000	— 200,000 364,000	50,076 4,550 6,647

(1)	Effective December 2002, Mr. Gwin was elected chairman of the board and chief executive officer and Mr. Baird resigned as an officer of the company. Mr. Gwin joined Prosoft in August 2000 as chief financial officer.
(2)	These amounts represent matching contributions made under Prosoft’s 401(k) retirement plan. For Mr. Gwin in fiscal year 2001, this amount also includes $30,000 for moving expense reimbursements. For Mr. Baird in fiscal year 2003, this amount also includes $50,000 as a severance payment.

Option Grants Table

The following table sets forth information concerning options to purchase shares of Prosoft common stock granted to Prosoft’s named executive officers during the fiscal year ended July 31, 2003.

Executive Officer	Shares of Common Stock Underlying Stock Options		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Grant Date Present Value(2)
Robert G. Gwin	200,000	(3)	28%	$0.16	1/15/11	$20,000
Jerrell M. Baird(4)	—		—	—	—	—

(1)	All options were granted at fair market value (the last price for the Prosoft common stock as reported by Nasdaq on the day previous to the date of grant).
(2)	As suggested by the SEC’s rules on executive compensation disclosure, Prosoft used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The calculation is based on a five-year term and upon the following assumptions; annual dividend growth of zero percent, volatility of approximately 80%, and an interest rate of 3.9%. There can be no assurance that the amount reflected in this column will be achieved.
(3)	The options were granted under the ProsoftTraining 2000 Stock Option Plan for a term of no more than ten years, subject to earlier termination in certain events related to termination of employment. 50,000 options vested on each of January 15, 2003, April 15, 2003, July 15, 2003 and October 15, 2003.
(4)	Mr. Baird resigned as chairman and chief executive officer of Prosoft effective December 9, 2002.

Aggregated Options Exercised In Last Fiscal Year and Fiscal-End Option Values

The following table sets forth information concerning each exercise of stock options during the fiscal year ended July 31, 2003 by each of the named executive officers and the fiscal year-end value of unexercised stock options held by such executive officer as of July 31, 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at July 31, 2003		Value of Unexercised In-the-Money Options at July 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Gwin	—	—	428,811	356,189	$42,150	$14,050
Jerrell M. Baird(2)	—	—	—	—	—	—

(1)	Represents the difference between the fair value of the shares underlying such options at fiscal year-end ($0.441) and the exercise price of such options.
(2)	Mr. Baird resigned as chairman and chief executive officer of the company effective December 9, 2002. All options have been returned to Prosoft.

Employment Agreement, Termination of Employment Agreement, and Change in Control Arrangement

On December 9, 2002, Prosoft entered into a separation agreement with Mr. Baird. The agreement provided for the resignation of Mr. Baird as chairman of the board and chief executive officer, effective December 9, 2002. The agreement also provided for a payment of $50,000 on March 1, 2003, in lieu of the severance payment Mr. Baird was entitled to receive under his February 1, 2002 employment agreement. In addition, Mr. Baird returned all of his stock options to the company.

On August 1, 2003, Prosoft entered into an employment agreement with Robert G. Gwin, its chairman, president and chief executive officer. Mr. Gwin’s agreement terminates on July 31, 2005 and provides for an annual base salary of $200,000. Mr. Gwin is entitled to receive an annual bonus, as determined by the company, of up to $190,000 pursuant to operating performance criteria being achieved and the discretion of the board of directors. In the event of termination of Mr. Gwin’s employment for any reason other than gross negligence or malfeasance, Prosoft is obligated to pay $300,000, plus acceleration and immediate vesting of all unvested options. Prosoft has agreed that if a change of control of the company occurs where Mr. Gwin is not president and chief executive officer of the ultimate parent company following the completion of the change of control, then a payment shall be made to Mr. Gwin equal to $300,000. In addition, all of Mr. Gwin’s unvested options shall vest upon any change in control.

Compensation Committee Interlocks and Insider Trading Participation

The members of Prosoft Compensation Committee during the fiscal year ended July 31, 2003 were Jeffrey G. Korn, Charles P. McCusker, and J. William Fuller. Each member of the Compensation Committee during fiscal 2003 was a non-employee director of the company. Mr. Korn was an officer of Prosoft prior to October 2001.

Prosoft Certain Relationships and Related Transactions

The company has entered into an employment agreement with its executive officer and a separation agreement with its former chief executive officer, as described under “Employment Agreement, Termination of Employment Agreement, and Change in Control Arrangement.”

In October 2001, Prosoft received $2,500,000 from Hunt Capital Growth Fund II, L.P. (“Hunt Capital”) pursuant to the issuance to Hunt Capital of a subordinated secured convertible note. At that time, Hunt Capital owned greater than five percent of Prosoft’s outstanding common stock. J.R. Holland, Jr., a director of Prosoft at that time, is president and chief executive officer of Unity Hunt, Inc., chairman of the Unity Hunt Investment Committee, and the president and CEO of Hunt Capital Group, LLC. The note is secured by all of Prosoft’s assets, has a five-year term, carries a 10 percent coupon, and does not require any interest payments until maturity. The note is convertible into Prosoft common stock at $0.795 per share. Hunt Capital may accelerate the maturity of the note upon certain events, including a sale or change of control of Prosoft or an equity financing by the company in excess of $2.5 million. In addition, as further consideration for the investment, Hunt Capital received the right to certain payments upon a sale, merger or liquidation of Prosoft in a transaction whose value falls below $145 million. The potential payment is $1.0 million unless the transaction value falls below $60 million at which point the payment would grow on a pro-rata basis to $4.5 million if the transaction value falls below $10 million. In June 2004, Prosoft and Hunt Capital entered into an exchange agreement pursuant to which Hunt Capital agreed, effective upon the closing of the merger with Trinity, to exchange the payment rights for a ten-year warrant to purchase 4,981,754 shares of Prosoft common stock at $.001 per share. In addition, as part of this exchange agreement Hunt Capital agreed to vote its shares of Prosoft common stock in favor of the merger proposal and waive its right to accelerate the note as a result of the merger. The exchange agreement also provides that Hunt Capital’s rights to convert the note and exercise any of its warrants to purchase Prosoft common stock are limited so that Hunt Capital may not exercise such rights to the extent Hunt Capital would then beneficially own shares of Prosoft common stock in excess of 9.95% of the common stock then issued and outstanding. This limitation terminates on the maturity date of the note, October 16, 2006, and may be waived by Hunt Capital under limited circumstances, including upon a default by Prosoft under the note or upon a sale or change of control of Prosoft.

Under its agreements with Hunt Capital, Prosoft has agreed to register for resale all of the shares of Prosoft common stock Hunt Capital owns and all shares it may acquire upon exercise of its warrants or conversion of its note. Prosoft currently has an effective registration statement covering the resale of approximately 1.6 million shares beneficially owned by Hunt Capital and has agreed to file within 10 days of completion of the Trinity merger an additional registration statement covering the 4,981,754 shares issuable upon exercise of the new warrant and the approximately 4.0 million shares issuable upon conversion of the note. Prosoft has also agreed to use its best efforts to cause that registration statement to be declared effective as soon as possible and to keep it and the other registration statements covering Hunt Capital’s shares effective for a period of five years, or until Hunt Capital could otherwise sell all of its shares publicly without registration. The registration rights agreement with Hunt Capital is also subject to other conditions and limitations, including Hunt Capital’s rights to certain liquidated damages of up to $500,000 in the event Prosoft fails to meet its obligations under the agreement.

Prosoft believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were, and all future transactions between Prosoft and its officers, directors, principal stockholders or their affiliates will be, approved by a majority of the independent and disinterested members of the board of directors, on terms no less favorable than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of Prosoft.

Equity Compensation Plan Information

The following table provides certain information as of July 31, 2003 with respect to Prosoft’s equity compensation plans under which Prosoft equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under plan
Equity compensation plans approved by security holders(1)	2,370,003	$2.73	1,796,861	(2)
Equity compensation plan not approved by security holders(3)	239,762	$1.25	260,238

Total	2,609,765		2,057,099

(1)	These plans consist of the 1996 Stock Option Plan, the 2000 Stock Incentive Plan and the Employee Stock Purchase Plan.
(2)	The number of shares reserved for issuance under the Employee Stock Purchase Plan (“ESPP”) may be increased on the first trading day of each calendar year by an amount equal to one half percent (.5%) of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year, but in no event will any annual increase exceed 150,000 shares. As of July 31, 2003, 236,426 shares are reserved for issuance under the ESPP.
(3)	This plan consists of the 2001 Stock Option Plan and was adopted by the board of directors in July 2001. Under the 2001 Stock Option Plan, the number of shares of common stock that may be optioned and sold is 500,000 shares. The plan is administered by Prosoft’s board of directors, which determines when and to whom options will be granted and, subject to the terms of the Plan, the exercise price, vesting schedule, expiration date and other terms of each such grant. All of Prosoft’s employees, other than officers and directors, and consultants are eligible to receive option grants under the Plan. Options granted under the Plan have an exercise price equal to fair market value on the date previous to the date of grant and may not have a term in excess of ten years.

Compensation Committee Report

Overview and Philosophy

The Compensation Committee of the board of directors reviews and establishes compensation strategies and programs to ensure that Prosoft attracts, retains, properly compensates, and motivates qualified executives and other key associates. The Committee consists of Mr. Korn, its chairperson, Mr. McCusker and Mr. Fuller. No member of this committee is an employee or officer.

The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrate pay with the individual executive’s performance and Prosoft’s annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies in the training and education industry, thereby allowing the company to compete for and retain talented executives who are critical to Prosoft’s long-term success; and (iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of stock options. The compensation of Prosoft’s executive officer is currently comprised of annual base salary, a bonus plan pursuant to certain performance criteria being achieved, and long-term performance incentives in the form of stock option grants under the stock option plans.

Chief Executive Officer Compensation

The Compensation Committee set the 2003 annual compensation for Prosoft’s former chief executive officer, Mr. Baird, and Prosoft’s current chief executive officer, Mr. Gwin. See “Employment and Separation Agreements and Change in Control Arrangements.”

Mr. Baird’s employment agreement had a term of one year and provided for a base annual salary of $200,000 and an annual bonus, at the discretion of the board of directors, of up to $100,000. Mr. Baird resigned as an officer of Prosoft effective December 9, 2002.

Mr. Gwin’s employment agreement terminates on July 31, 2005 and provides for a base annual salary of $200,000 and an annual bonus of up to $190,000 pursuant to certain operating and cash management metrics being achieved. In the event of termination of Mr. Gwin’s employment for any reason other than gross negligence or malfeasance, Prosoft is obligated to pay $300,000, plus acceleration and immediate vesting of all unvested options. Further, Prosoft has agreed that if a change of control of the company occurs where Mr. Gwin thereafter is not president and chief executive officer of the ultimate parent company of which Prosoft is then a part, then a payment shall be made to Mr. Gwin equal to $300,000. In addition, all of Mr. Gwin’s unvested options shall vest upon any change of control.

By the Compensation Committee,

Jeffrey G. Korn, Chairperson

Charles P. McCusker

J. William Fuller

April 12, 2004

Fees Paid to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Prosoft annual financial statements for the fiscal year ended July 31, 2003 and the reviews of the financial statements included in the company’s Form 10-Q’s for such fiscal year were $72,115.

Financial Information Systems Design and Implementation Fees

No fees were billed for professional services rendered by Grant Thornton LLP for financial information systems design and implementation services for the fiscal year ended July 31, 2003.

All Other Fees

The aggregate fees billed for services rendered by Grant Thornton LLP, other than the services referred to above, for the fiscal year ended July 31, 2003 were $19,482.

Prosoft Stock Price Performance

The graph set forth below compares the cumulative total return as of the end of Prosoft’s most recent fiscal year on $100 invested in Prosoft common stock, the Nasdaq Composite Index (“Nasdaq Index”), and an industry peer group on July 31, 1998, the first trading date, assuming the reinvestment of all dividends. The industry peer group used includes the following issuers: Click2Learn, Inc. (Nasdaq: CLKS); Provant, Inc. (Nasdaq: POVT); Insightful Corporation (Nasdaq: IFUL); V Campus Corporation (Nasdaq: VCMP); and iLinc Communications, Inc. (formerly EDT Learning, Inc.) (AMEX:ILC). Provant, Inc. is included in the graph through May 2003, when it stopped trading publicly. The historical stock performance shown on the chart is not intended to and may not be indicative of future stock performance.

	July 31, 1998	July 31, 1999	July 31, 2000	July 31, 2001	July 31, 2002	July 31, 2003
Prosoft	$100.00	$66.67	$353.62	$28.52	$6.95	$10.23

Peer Group	$100.00	$65.87	$83.29	$23.42	$7.71	$10.67

Nasdaq Index	$100.00	$141.28	$205.68	$113.09	$75.57	$98.91

APPROVAL OF THE PROSOFTTRAINING 2004 EQUITY PLAN

General

The Prosoft board has approved, subject to stockholder approval, the adoption of the ProsoftTraining 2004 Equity Plan (the “2004 Equity Plan”), for which 7,000,000 shares of common stock will be reserved for issuance on exercise of options. The 2004 Equity Plan is intended to replace the company’s existing 2000 Stock Option Plan, which only has available for grant an additional 1,583,873 options. If the 2004 Equity Plan is approved, no further options will be granted under the 2000 Stock Option Plan, although all outstanding options under that plan will remain in effect until they are exercised, expired or otherwise terminated.

The following is a summary of the principal features of the 2004 Equity Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2004 Equity Plan, and is qualified in its entirety by express reference to the 2004 Equity Plan, a copy of which is attached as Annex E.

Summary of Plan

The 2004 Equity Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Prosoft has reserved a total of 7,000,000 shares of common stock for issuance pursuant to the 2004 Equity Plan.

The board of directors, or a committee appointed by the Board, will administer the 2004 Equity Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

The administrator determines the exercise price of options granted under the 2004 Stock Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of Prosoft common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of outstanding Prosoft capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 500,000 shares in any year.

In connection with the termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 90 days. However, an option may never be exercised later than the expiration of its term.

Stock purchase rights, which represent the right to purchase Prosoft common stock, may be issued under the 2004 Equity Plan. The administrator determines the purchase price of stock purchase rights granted under the 2004 Equity Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, which is an agreement between Prosoft and an optionee which governs the terms of stock purchase rights, will grant the company a repurchase option that it may exercise upon the voluntary or involuntary termination of the purchaser’s service with the company for any reason, including death or disability. The purchase price for shares Prosoft repurchases will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the company. The administrator determines the rate at which the repurchase option will lapse.

The 2004 Equity Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

The 2004 Equity Plan provides that, in the event that the stock of the company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2004 Equity Plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price of any such outstanding option or stock purchase right. In the event of a liquidation or dissolution, any unexercised options will terminate. The administrator may, in its discretion, provide that each optionee shall have the right to exercise all of the optionee’s options, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

In connection with any merger, consolidation, acquisition of assets or like occurrence involving Prosoft, each outstanding option under the 2004 Equity Plan will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee will have the right to exercise the option as to all the optioned stock, including shares not otherwise vested and exercisable. In such event, the administrator of the 2004 Equity Plan will notify the optionee that the option is fully exercisable prior to the effective date of the transaction and that the option terminates upon the effective date of the transaction.

The 2004 Equity Plan will automatically terminate in 2014, unless the company terminates it sooner. In addition, the administrator has the authority to amend, suspend or terminate the 2004 Equity Plan provided such amendment does not impair the rights of any optionee.

Federal Income Tax Consequences

Under currently applicable provisions of the Code, an optionee will not be deemed to receive any income for federal tax purposes upon the grant of an option under the 2004 Equity Plan, nor will the company be entitled to a tax deduction at that time. However, upon the exercise of an option the tax consequences are as follows:

1. Upon the exercise of a nonstatutory option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The company will be allowed an income tax deduction equal to the excess of the market value of the shares on the date of exercise over the cost of such shares to the optionee subject, in certain circumstances, to a $1 million ceiling on the deductibility by the company of certain executive officers’ compensation during any year; and

2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize long-term capital gain or loss upon sale, measured as the difference between the option exercise price and the sale price. If either of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed the company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

Under the Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the optionee’s right to exercise an option beyond its term.

There is no charge against income required by the company in connection with the grant of an option or the exercise of an option for cash.

Proposal and Board Recommendation

At the Prosoft annual meeting, Prosoft stockholders will be asked to approve the adoption of the 2004 Equity Plan. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Prosoft common stock or represented and entitled to vote at the annual meeting. The board of directors recommends a vote “FOR” the proposal.

APPOINTMENT OF INDEPENDENT AUDITORS

Prosoft has appointed the firm of Grant Thornton LLP, independent auditors for the company during the 2003 fiscal year, to serve in the same capacity for the year ending July 31, 2004. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

NOMINATIONS AND STOCKHOLDER PROPOSALS

The bylaws of Prosoft require that all nominations for persons to be elected to the board of directors, other than those made by or at the direction of the board of directors, be made pursuant to written notice to the secretary of Prosoft. The notice must be received not less than 35 days prior to the meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting date is given or made to stockholders if such disclosure occurs less than 50 days prior to the date of such meeting). Notice must set forth the name, age, business address and residence address of each nominee, their principal occupation or employment, the class and number of shares of stock which they beneficially own, their citizenship and any other information that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act. The notice must also include the nominating stockholder’s name and address as they appear on Prosoft books and the class and number of shares of stock beneficially owned by such stockholder.

In addition, the bylaws require that for business to be properly brought before an annual meeting by a stockholder, the Secretary of Prosoft must have received written notice thereof (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 120 days in advance of the anniversary date of Prosoft proxy statement for the previous year’s annual meeting, nor more than 150 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must set forth the name and address of the stockholder who intends to bring business before the meeting, the general nature of the business which he or she seeks to bring before the meeting and a representation that the stockholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Any proposal of a stockholder intended to be presented at Prosoft’s next annual meeting and included in the proxy statement and form of proxy for that meeting is required to be received by Prosoft a reasonable time before Prosoft begins to print and mail its proxy materials for that meeting. Management proxies will have discretionary voting authority as to any proposal not received by that date if it is raised at that annual meeting, without any discussion of the matter in the proxy statement.

THE TRINITY LEARNING SPECIAL MEETING

General

Trinity Learning is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Trinity Learning board of directors for use at the Trinity Learning special meeting of stockholders. This joint proxy statement/prospectus, the attached notice of special meeting of stockholders and the enclosed proxy card are first being mailed to the stockholders of Trinity Learning on or about                     , 2004.

Date, Time and Place of Meeting

The special meeting is scheduled to be held at 10:00 a.m., local time, on                          , 2004, at 1831 Second Street, Berkeley, California.

Matters to Be Considered at the Special Meeting

At the Trinity Learning special meeting, Trinity Learning stockholders will consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 22, 2004, by and among Trinity Learning Corporation, a Utah corporation, ProsoftTraining, a Nevada corporation, and MTX Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Prosoft, and approve the related merger pursuant to which, among other things, Trinity Learning Corporation will be merged with and into MTX Acquisition Corp., with MTX Acquisition Corp. surviving the merger, and each share of Trinity Learning’s common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of common stock of Prosoft, other than fractional shares which will be paid in cash. Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Trinity Learning urges you to read carefully the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

After careful consideration, the Trinity Learning Board of Directors has unanimously determined that the merger is advisable and is fair to, and in the best interests of, Trinity Learning and its stockholders. The Trinity Learning Board of Directors has unanimously approved the merger and the merger agreement and unanimously recommends that holders of Trinity Learning common stock vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Record Date; Quorum

The Trinity Learning board of directors has fixed the close of business on                     , 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Trinity Learning special meeting. On that date, Trinity Learning had              shares of common stock outstanding. The holders of these shares will be entitled to one vote per share on the merger.

A quorum is present at a special meeting if a majority of the shares of Trinity Learning common stock entitled to vote at the meeting is represented in person or by proxy. Shares of Trinity Learning common stock represented at the special meeting, but for which the holders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

Votes Required

Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the outstanding shares of Trinity Learning entitled to vote thereon.

Voting of Proxies; Revocability of Proxies

Shares of Trinity Learning common stock represented by properly executed proxies received in advance of the special meeting will, unless these proxies have been properly revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted in favor of approval of the merger, and, in the discretion of the individuals named in the accompanying proxy card, on any other matters which may properly come before the Trinity Learning special meeting. Abstentions may be specified with respect to the approval of the merger by properly marking the “ABSTAIN” box on the proxy card for such proposal.

Any proxy may be revoked by the stockholder giving it, at any time prior to its being exercised, by filing a notice of revocation with the Secretary of Trinity Learning at the address given on the notice of stockholders’ meeting accompanying this joint proxy statement/prospectus, or by submitting a duly executed proxy card bearing a later date. Any proxy may also be revoked by the stockholder’s attendance at the Trinity Learning special meeting and voting in person. A notice of revocation need not be on any specific form, but must be in writing. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.

YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATE WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR SURRENDER OF STOCK CERTIFICATES FOR TRINITY LEARNING COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICAL FOLLOWING THE MERGER.

Only shares affirmatively voted for the approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a properly executed proxy is returned and the stockholder has instructed the proxies to abstain from voting on adoption of the merger agreement, the Trinity Learning common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum. If a Trinity Learning stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as if that Trinity Learning stockholder had voted against the approval of the merger. If your shares are held in an account at a brokerage firm or a bank, you must instruct such institution how to vote your shares. Such brokers and banks who hold shares of Trinity Learning common stock in street name for customers who are the beneficial owners of such shares may not authorize a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares are referred to as “broker non-votes” and have the effect of votes against the approval of the merger.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger will be voted in favor of any such adjournment or postponement.

Trinity Learning does not expect that any matter other than the proposal to approve the merger will be brought before the special meeting. If, however, the Trinity Learning board of directors properly presents other matters, the persons named as proxies will vote in accordance with their discretion unless authority to do so is withheld in the proxy.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Trinity Learning board of directors. Prosoft and Trinity Learning will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Trinity Learning will bear the costs relating to the solicitation of proxies for its special meeting. Trinity Learning will also request banks, brokers and other intermediaries holding shares of Trinity Learning common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. In addition to solicitation by mail, Trinity Learning’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and Trinity Learning reserves the right to retain outside agencies for the purpose of soliciting proxies, which may be paid customary fees for performing those services.

Stockholder Proposals

As a stockholder, you may be entitled to present proposals for action at a forthcoming Trinity Learning meeting if you comply with the requirements of the proxy rules established by the SEC. In order to be considered for inclusion in the proxy materials for the 2004 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of Trinity Learning no later than August 31, 2004, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. If a stockholder wishes to present a proposal at the 2004 Annual Meeting of Stockholders, the proposal must be sent to Trinity Learning Corporation, Investor Relations, 1831 Second Street, Berkeley, California 94710, and received prior to August 31, 2004. The Board of Directors will review any proposal, which is received by that date and determine whether it is a proper proposal to present to the 2004 Annual Meeting.

LEGAL MATTERS

The validity of the shares of Prosoft common stock offered by this joint proxy statement/prospectus will be passed upon for Prosoft by Jeffrey G. Korn, Austin, Texas. Swensen & Andersen PLLC, Salt Lake City, Utah will pass upon certain federal income tax consequences of the merger for Trinity Learning and Prosoft.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The financial statements and schedule of Prosoft appearing in this joint proxy statement/prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears herein. The audited financial statements of Trinity Learning appearing herein were audited by Bierwolf, Nilson & Associates, independent certified public accountants, whose report thereon appears herein. The financial statements of Prosoft are included in this joint proxy statement/prospectus in reliance on the report of Grant Thornton LLP given on the authority of such firm as experts in auditing and accounting. The financial statements of Trinity Learning are included in this joint proxy statement/prospectus in reliance on the report of Bierwolf, Nilson & Associates, given on the authority of such firm and its successor firm, Chisholm, Bierwolf & Nilson, LLC, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Both Prosoft and Trinity Learning are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by either company with the SEC, including the registration statement of which this Joint Proxy Statement/Prospectus is a part, at the SEC’s Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the reports, proxy statements or other information filed by Prosoft and Trinity Learning with the SEC may be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website that contains reports, proxy statements and other information regarding registrants, such as Prosoft and Trinity Learning, that file electronically with the SEC. The address of this website is http://www.sec.gov.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders

ProsoftTraining

We have audited the accompanying consolidated balance sheets of ProsoftTraining (a Nevada corporation) and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended July 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProsoftTraining and subsidiaries at July 31, 2003 and 2002 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended July 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of ProsoftTraining for each of the three years in the period ended July 31, 2003. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” on August 1, 2002.

/s/    GRANT THORNTON LLP

Dallas, Texas

September 26, 2003

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	July 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$1,567	$3,526
Accounts receivable, less allowances of $494 and $478	1,023	1,995
Prepaid expenses and other current assets	157	379

Total current assets	2,747	5,900

Property and equipment, net	483	1,166
Goodwill, net of accumulated amortization of $5,506	6,745	6,745
Courseware and licenses, net of accumulated amortization of $2,499 and $2,243	604	1,296

Total assets	$10,579	$15,107

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable – trade	$1,061	$2,239
Accrued expenses	826	2,266
Current portion of capital lease obligations	54	59
Other	255	151

Total current liabilities	2,196	4,715

Long term debt	2,968	2,698
Obligations under capital leases, net of current portion	64	118

Total liabilities	5,228	7,531

Stockholders’ equity:
Common shares, par value $.001 per share: authorized shares: 75,000,000; issued: 24,221,326 and 24,209,326 shares	24	24
Additional paid-in capital	104,422	104,421
Accumulated deficit	(99,161)	(96,853)
Accumulated other comprehensive income	141	59
Less common stock in treasury, at cost: 11,912 shares	(75)	(75)

Total stockholders’ equity	5,351	7,576

Total liabilities and stockholders’ equity	$10,579	$15,107

The accompanying notes are an integral part of these statements.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Fiscal Years Ended July 31,
	2003	2002	2001
Revenues:
Content	$9,339	$13,542	$22,513
Certification	2,596	3,850	3,578
Services	85	530	5,334

Total revenues	12,020	17,922	31,425

Costs and expenses:
Cost of revenues	4,608	9,465	14,465
Content development	1,460	2,152	2,074
Sales and marketing	3,405	6,352	7,506
General and administrative	4,110	5,672	8,035
Depreciation and amortization	831	3,139	3,613
Write-down of courseware and licenses	—	1,452	—
Impairment of goodwill	—	30,300	—
Special (credit) charge	(370)	762	664

Total costs and expenses	14,044	59,294	36,357

Loss from operations	(2,024)	(41,372)	(4,932)
Interest income	5	66	408
Interest expense	(289)	(228)	(43)

Loss before income taxes	(2,308)	(41,534)	(4,567)
Income tax (expense) benefit	—	(925)	400

Net loss	$(2,308)	$(42,459)	$(4,167)

Net loss per share:
Basic and diluted	$(0.10)	$(1.77)	$(0.18)

Weighted average shares outstanding:
Basic and diluted	24,204	24,012	23,065

The accompanying notes are an integral part of these statements.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount		Shares	Amount
Balances at August 1, 2000	22,645,462	$23	$100,562	11,912	$(75)	$(50,227)	$89	$50,372

Net loss	—	—	—	—	—	(4,167)	—	(4,167)
Foreign currency translation adjustment	—	—	—	—	—	—	(88)	(88)

Total comprehensive loss	—	—	—	—	—	—	—	(4,255)
Issuance of common stock for employee stock purchase plan	28,342	—	30	—	—	—	—	30
Acquisition of business	164,496	—	1,500	—	—	—	—	1,500
Issuance of common stock for services	20,401	—	61	—	—	—	—	61
Exercise of stock options, warrants and other transactions	828,197	1	1,863	—	—	—	—	1,864

Balances at July 31, 2001	23,686,898	24	104,016	11,912	(75)	(54,394)	1	49,572

Net loss	—	—	—	—	—	(42,459)	—	(42,459)
Foreign currency translation adjustment	—	—	—	—	—	—	58	58

Total comprehensive loss	—	—	—	—	—	—	—	(42,401)
Issuance of common stock for employee stock purchase plan	57,103	—	34	—	—	—	—	34
Issuance of common stock for services	296,225	—	187	—	—	—	—	187
Exercise of stock options, warrants and other transactions	169,100	—	184	—	—	—	—	184

Balances at July 31, 2002	24,209,326	24	104,421	11,912	(75)	(96,853)	59	7,576

Net loss	—	—	—	—	—	(2,308)	—	(2,308)
Foreign currency translation adjustment	—	—	—	—	—	—	82	82

Total comprehensive loss	—	—	—	—	—	—	—	(2,226)
Issuance of common stock for employee stock purchase plan	12,000	—	1	—	—	—	—	1

Balances at July 31, 2003	24,221,326	$24	$104,422	11,912	$(75)	$(99,161)	$141	$5,351

The accompanying notes are an integral part of these statements.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	Years Ended July 31,
	2003	2002	2001
Operating Activities:
Net loss	$(2,308)	$(42,459)	$(4,167)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,124	5,797	3,861
Gain on settlement of liability	(370)
Non-cash interest expense	270	198	—
Impairment of goodwill	—	30,300	—
Operating expenses paid in common stock	—	—	61
Restructuring	—	175	157
Disposition of property and equipment	113	14	—
Deferred income taxes	—	925	(400)
Changes in operating assets and liabilities:
Accounts receivable	872	1,704	925
Prepaid expenses and other current assets	439	392	(845)
Accounts payable	(1,214)	(222)	(3,285)
Accrued expenses	(954)	(492)	491
Accrued restructuring costs	110	(46)	(192)

Net cash used in operating activities	(1,918)	(3,714)	(3,394)
Investing Activities:
Acquisitions, net of cash acquired	—	—	(2,479)
Purchases of property and equipment	(30)	(273)	(1,004)
Courseware and license purchases	(35)	(314)	(2,672)

Net cash used in investing activities	(65)	(587)	(6,155)
Financing Activities:
Issuance of common stock	1	217	1,757
Issuance of long term debt	—	2,500	—
Principal payments on debt and capital leases	(58)	(103)	(93)
Debt issuance costs	—	(20)	—
Other	—	(17)	—

Net cash (used in) provided by financing activities	(57)	2,577	1,664
Effects of exchange rates on cash	81	114	(23)

Net decrease in cash and cash equivalents	(1,959)	(1,610)	(7,908)
Cash and cash equivalents at beginning of year	3,526	5,136	13,044

Cash and cash equivalents at end of year	$1,567	$3,526	$5,136

Supplementary disclosure of cash paid during the year for:
Interest	$20	$29	$41

Income taxes	$—	$—	$—

Supplementary disclosure of non-cash investing financing activities:
Acquisition of business:
Assets acquired	$—	$—	$4,368
Liabilities assumed	—	—	(389)
Common stock issued	—	—	(1,500)

Net cash paid for acquisition	$—	$—	$2,479

The accompanying notes are an integral part of these statements.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

1. Summary of Significant Accounting Policies

Business

ProsoftTraining offers content and certifications for individuals to develop and validate critical ICT workforce skills. Prosoft creates and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW and CCNT certification programs and manages the CTP certification for the Telecommunications Industry Association.

Consolidation

The financial statements include the accounts of the Company and its wholly owned subsidiaries ProsoftTraining Europe Limited and Prosoft Training Hong Kong Limited. Inter-company transactions and balances are eliminated in consolidation.

Currency Translation, Comprehensive Loss and Accumulative Other Comprehensive Income

Assets and liabilities of foreign functional currency financial statements are translated into United States dollars at the exchange rate in effect at the close of the period. Income statement amounts are translated at the average exchange rates during the period. The Company accumulates translation adjustments as a separate component of stockholders’ equity. The Company’s accumulated other comprehensive income consists entirely of accumulative translation adjustments of foreign currency. Comprehensive loss presented in the consolidated statements of stockholders’ equity consists of net losses and foreign currency translation adjustments.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company’s accounts receivable are due from various individuals, colleges, commercial training centers and corporations worldwide. Credit is extended based on evaluation of the customer’s financial condition and collateral generally is not required. Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of an allowance for uncollectible accounts. Accounts outstanding longer than contractual payment terms are considered past due. The Company records an allowance on a specific basis by considering a number of factors, including the length of time the trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited back to bad debt expense in the period the payment is received.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

Changes in the Company’s allowance for doubtful accounts for the years ended July 31, 2003 and 2002 are as follows:

	July 31,
	2003	2002
Beginning balance	$478	$1,003
Bad debt expense	93	295
Accounts written off	(77)	(820)

Ending balance	$494	$478

Financial Instruments

The fair value of the Company’s financial instruments, consisting of cash and cash equivalents and accounts receivable, approximate their carrying values. The Company believes that the fair value of its long-term debt approximates the recorded amount.

Advertising Costs

The Company expenses the costs of advertising as incurred. Advertising expenses were $2, $59, and $107 in 2003, 2002 and 2001, respectively.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, generally two to seven years. Leasehold improvements are amortized over the shorter of the life of the lease or the improvement.

Goodwill and License Agreements

License agreements are those rights acquired from others through business combinations to produce and distribute courseware and other publications. License agreements are amortized on a straight-line basis over a period of seven years, subject to impairment based on the carrying value exceeding fair value. Goodwill is not amortized, but tested for impairment at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company adopted SFAS No. 142 on August 1, 2002 and identified one-reporting unit and discontinued goodwill amortization at that time.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, including goodwill, whenever events or changes in circumstances indicate the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset’s fair value.

Revenue Recognition

The Company derives revenue from two primary sources: content and certification. Content revenue is derived from the sale of course books and related products or licenses for training materials. Content revenue is

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

recognized from the sale of course books and other products when they are shipped. License revenue is recognized over the period in which there is a commitment for continuing involvement or obligation to provide services to the customer. Certification revenue includes fees paid by certification candidates to take certification tests and annual fees received from education partners, including CIW ATPs. The Company recognizes certification revenue when certification tests are administered and partner fees over the period during which there is a commitment for continuing involvement or obligation to provide services to the partner. Services revenue, if any, includes instructor training and is recognized when the services are provided.

Stock-based Compensation

The Company has adopted only the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation for employee stock options and continues to apply Accounting Board Opinion No. 25, Accounting for Stock Issued to Employees, for recording stock options granted. Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 as if the Company had accounted for its stock-based awards to employees under the fair value method. The fair value of the Company’s stock-based awards to employees was estimated using the Black-Scholes multiple option pricing model.

The fair value of the Company’s stock-based awards to employees was estimated assuming no expected dividends and the following assumptions:

	2003	2002	2001
Weighted average expected life	4 years	4 years	4 years
Expected stock price volatility	80%	124%	109%
Risk-free interest rate	3.9%	4.1%	5.4%

For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information for the years ended July 31 is as follows:

	2003	2002	2001
Net loss – actual	$(2,308)	$(42,459)	$(4,167)
Net loss – pro forma	$(4,128)	$(46,475)	$(7,676)
Basic and diluted loss per share – actual	$(.10)	$(1.77)	$(.18)
Basic and diluted loss per share – pro forma	$(.17)	$(1.94)	$(.33)

The weighted average fair value per share of options granted during the years ended July 31, 2003, 2002 and 2001 was $0.10, $0.68, and $3.53, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates.

Income (Loss) Per Share

The Company uses the weighted-average number of common shares outstanding during each period to compute basic income (loss) per common share. Diluted income (loss) per share is computed using the

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. In years 2003, 2002 and 2001, all potentially dilutive common shares were anti-dilutive.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the guidance of the Emerging Issues Task Force, or EITF, Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with exit or disposal activity be recognized at the fair value when the liability is incurred. Adoption of this statement on August 1, 2002 did not have a material impact on the Company’s consolidated financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires certain guarantees to be measured at fair value upon issuance and recorded as a liability. In addition, FIN 45 expands current disclosure requirements regarding guarantees issued by an entity, including tabular presentation of the changes affecting an entity’s aggregate product warranty liability. Certain provisions of FIN 45 were effective December 15, 2002; others were effective December 31, 2002. The adoption of FIN 45 had no impact on the Company’s consolidated financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of SFAS Statement No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends certain provisions of SFAS No. 123 to require that disclosures of the proforma effect of applying the fair value method of accounting for stock-based employee compensation be prominently displayed in an entity’s accounting policy in annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. The Company has made the required proforma disclosures.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (“VIE”). FIN No. 46 requires that if a company holds a controlling interest in a VIE, the assets, liabilities and results of the VIE’s activities should be consolidated in the entity’s financial statements. Adoption of FIN No. 46 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement had no impact on the Company’s consolidated financial condition or results of operations.

Reclassifications

Certain reclassifications were made to the prior years’ consolidated financial statements to conform to the current year presentation.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

2. Liquidity

During fiscal 2003, the Company reduced operating expenses in response to lower revenue. As a result of these actions, the Company’s financial results have improved and its future liquidity position has been enhanced. The Company has pursued additional measures since the end of fiscal year 2003 that are expected to result in improved cash flow from operations and which are not yet reflected in the current operating results. As a result, management believes that, based on current operations, the Company has cash and equivalent resources to enable it to operate for at least the next 12 months.

3. Special Charges

During 2002, the Company recorded a $762 restructuring charge primarily due to severance and other employee-related costs.

During 2001, the Company recorded a $664 restructuring charge related to our decision to disinvest in the instructor-led training business and realign our sales structure.

A summary of the related accrued liabilities is shown below:

	Severance and Other Related Employee Costs	Leased Facilities and Other Costs	Total
Restructuring Charge – 2001	$229	$435	$664
Settlements	(229)	(321)	(550)

Balance July 31, 2001	—	114	114
Restructuring Charge – 2002	729	33	762
Settlements	(729)	(129)	(858)

Balance July 31, 2002	$—	18	18

Settlements		(18)	(18)

Balance July 31, 2003		$—	$—

4. Valuation of Long-Lived Assets

Long-lived assets, such as property and equipment and content and licenses, are reviewed for impairment annually or when changes in circumstances indicate that the carrying value may not be recoverable.

Based on operations at April 30, 2002, projected undiscounted cash flow was below the carrying amounts of goodwill and content and licenses. Accordingly, the Company wrote down those assets to estimated fair value in the quarter ended April 30, 2002. The $23,952 write-down consisted of $22,500 for goodwill and $1,452 for content and licenses.

At July 31, 2002, based on continued operating losses in the fourth quarter of fiscal year 2002, the inability to increase revenues, projected operating losses in the first quarter of fiscal year 2003, indications of interest regarding a sale of some or all of the Company’s assets and operations, and revised future cash flow projections, the Company determined that the recorded value of goodwill was impaired. As a result, the Company recognized impairment losses of $7,800 related to goodwill.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

5. Acquisition

In December 2000, the Company acquired the assets of Mastery Point Learning Systems in exchange for $2,643 and 164,496 shares of the Company’s common stock. Shares issued in connection with this purchase were valued at $1,500. As a result of this acquisition, which was accounted for as a purchase, the Company recorded goodwill of $4,167. The operating results of the acquired business have been included in the consolidated statements of operations from the date of acquisition.

6. Property and Equipment

Property and equipment consists of the following:

	July 31,
	2003	2002
Computer equipment and software	$2,803	$2,764
Office equipment, furniture and fixtures	693	1,129

	3,496	3,893
Less accumulated depreciation	3,013	2,727

Property and equipment, net	$483	$1,166

7. Intangible Assets

Intangible assets consist of the following:

		July 31, 2003		July 31, 2002
	Average Life (Years)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortizable intangible assets:
License Agreements	7	$2,985	$2,499	$2,985	$2,243
Non-amortizable intangible assets:
Goodwill		12,251	5,506	12,251	5,506

Total intangibles		$15,236	$8,005	$15,236	$7,749

License agreements are amortized using the straight-line method over their estimated useful lives. Goodwill is not amortized, but tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The Company adopted SFAS No. 142 on August 1, 2002.

The accompanying consolidated statements of operations reflect amortization expense of $257, $2,352 and $2,737 for 2003, 2002 and 2001, respectively. Estimated amortization expense, assuming the current intangible asset balance and no new acquisitions, for each of the years ending July 31, is as follows:

July 31,	Estimated Amortization Expense
2004	$257
2005	$229

$486

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

In contrast to accounting standards in effect during 2002 and 2001, SFAS No. 142 provided that goodwill should not be amortized by the Company in 2003. The information presented below reflects adjustments to information reported in 2002 and 2001 as if SFAS No. 142 had been applied in those years.

	Year ended July 31,
	2003	2002	2001
Reported net loss	$(2,308)	$(42,459)	$(4,167)
Goodwill amortization	—	2,228	2,190

Adjusted net loss	$(2,308)	$(40,231)	$(1,977)

Basic and diluted loss per share:
Reported net loss	$(0.10)	$(1.77)	$(0.18)
Goodwill amortization	—	0.09	0.09

Adjusted loss per share	$(0.10)	$(1.68)	$(0.09)

8. Debt

In October 2001, the Company received $2,500 from Hunt Capital Growth Fund II, L.P. (“Hunt Capital”) pursuant to the issuance to Hunt Capital of a Subordinated Secured Convertible Note (“Note”). The Note is secured by all of the assets of the Company, has a five-year term, carries a 10% coupon, and does not require any interest payments until maturity. The Note is convertible into Common Stock of the Company at $0.795 per share. Hunt Capital may accelerate the maturity of the Note upon certain events, including a sale or change of control of the Company or an equity financing by the Company in excess of $2,500. In addition, as further consideration for the investment, Hunt Capital received the right to certain payments upon a sale of the Company in a transaction whose value falls below $145,000. The potential payment is $1,000 unless the transaction value falls below $60,000 at which point the payment would grow on a pro-rata basis to $4,500 if the transaction value falls below $10,000.

The amount reflected for long-term debt on the accompanying consolidated balance sheet at July 31, 2003 is $2,968. This amount represents the original principal amount of $2,500 and related accrued interest, which is payable at maturity, of $468.

9. Stock Options and Warrants on Common Stock

Stock options

The Company’s stock option plans provide for the granting of options to purchase shares of the Company’s common stock to employees, officers, directors and consultants. The plans include nonstatutory options and incentive stock options. Options generally vest over three to four years and expire no earlier than five years and no later than ten years after the date of grant. The plans authorized the issuance of an aggregate of 7,080,500 shares of common stock. As of July 31, 2003, 1,820,673 options were available for grant under the plans.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

Stock option transactions are as follows:

	Shares	Weighted Average Exercise Price
Outstanding at August 1, 2000	2,187,354	$4.32
Granted	2,635,758	$4.93
Exercised	(516,907)	$2.04
Cancelled	(434,687)	$7.98

Outstanding at July 31, 2001	3,871,518	$4.63
Granted	935,500	$0.83
Exercised	(169,100)	$1.26
Cancelled	(651,808)	$6.50

Outstanding at July 31, 2002	3,986,110	$4.63
Granted	722,000	$0.16
Exercised	—	—
Cancelled	2,098,345	$3.72

Outstanding at July 31, 2003	2,609,765	$2.43

Exercisable at July 31, 2001	1,214,544	$4.13

Exercisable at July 31, 2002	2,103,911	$4.02

Exercisable at July 31, 2003	1,715,114	$2.91

The following table summarizes information concerning options outstanding and exercisable as of July 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$0.10—$1.00	854,854	$0.21	6.3 years	425,202	$0.24
$1.01—$4.00	1,315,660	$1.42	2.8 years	931,641	$1.48
$4.01—$15.37	439,251	$9.81	1.9 years	358,271	$9.77

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

Warrants

Warrants to purchase shares of common stock is as follows:

	Warrants	Exercise Price
Balance, August 1, 2000	1,710,826	$.01 to $20.06
Issued	17,083	$1.25 to $10.13
Exercised	(225,150)	$1.10 to $11.00
Expired	—

Balance, July 31, 2001	1,502,759	$.01 to $20.06
Issued	—
Exercised	—
Expired	—

Balance, July 31, 2002	1,502,759	$.01 to $20.06
Issued	—
Exercised	—
Expired	(15,000)	$11.00

Balance, July 31, 2003	1,487,759	$.01 to $20.06

10. Benefit Plan

The Company has established a 401(k) savings plan. Participants include all employees who have completed three months of service and are at least 21 years of age. Employees can contribute up to 20% of compensation and the Company may at its option make discretionary contributions. Vesting on the Company’s contribution occurs over a three-year period. The Company made contributions of $72, $170 and $172 during 2003, 2002 and 2001, respectively.

11. Commitments

The Company leases certain facilities as well as computers, production and other office equipment under noncancellable lease agreements. The Company’s future minimum lease payments at July 31, 2003 under such agreements are as follows:

	Capital Leases	Operating Leases
2004	$64	$441
2005	58	353
2006	10	242

Future minimum lease payments	132	$1,036

Less amounts representing interest	(14)

Present value of minimum lease payments	118
Less current portion	(54)

Obligations under capital leases, net of current portion	$64

Assets held under capital leases are included in property and equipment and had a total cost of $351, and a net book value of zero, at July 31, 2003 and 2002.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

Rent expense for the periods ended July 31, 2003, 2002 and 2001 totaled $710, $876 and $788, respectively.

12. Income Taxes

A reconciliation of income tax (benefit) expense using the statutory federal income tax rate of 34% is as follows:

	Year Ended July 31,
	2003	2002	2001
Income tax expense (benefit) at statutory rate	$(785)	$(14,122)	$(1,553)
Amortization of non-deductible goodwill	—	699	803
Write-off of goodwill	—	10,302	—
State income taxes, net of federal benefit	(83)	(351)	(99)
Other	(1,196)	332	(72)
Increase in valuation allowance	2,064	4,065	521

Deferred income tax expense (benefit)	$—	$925	$(400)

Included in “Other” for 2003 are adjustments to prior years’ tax returns of approximately $3,400 ($1,150 after tax effect).

Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Deferred tax assets and liabilities are as follows:

	July 31,
	2003	2002	2001
Net operating loss carryforwards	$29,965	$27,550	$23,748
Accrued expenses	92	239	247
Accounts receivable	188	344	210
Property and equipment	304	302	313

	30,549	28,435	24,518
Other	(873)	(823)	(46)

	29,676	27,612	24,472
Valuation allowance	(29,676)	(27,612)	(23,547)

Net deferred tax assets	$—	$—	$925

As a result of the significant net losses incurred in fiscal 2003 and 2002, the Company recorded a valuation allowance to fully reserve its deferred tax asset.

At July 31, 2003, the Company had net operating loss carryforwards available to offset future federal taxable income of approximately $79,000. Such carryforwards expire principally from 2011 to 2023. Federal net operating loss carryforwards of approximately $13,200 were generated from the exercise of employee stock options and any decrease in the valuation reserve related to these carryforwards will be reflected in the financial statements as a credit to additional paid-in capital. In 2001, the Company recognized a tax benefit of $100 related to these carryforwards which was recorded directly to paid-in capital. Because of various equity transactions

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

completed by the Company, utilization of all net operating loss carryforwards for federal income tax reporting purposes created prior to those transactions will be subject to annual limitations under the change in ownership provisions of the Tax Reform Act of 1986.

13. Business Segments and Foreign Operations

Information regarding foreign operations follows:

	Year Ended July 31,
	2003	2002	2001
Net sales	$12,020	$17,922	$31,425
United States	10,160	15,976	29,208
Foreign	1,860	1,946	2,217

Long-lived assets	$483	$1,166	$1,735
United States	416	1,056	1,584
Foreign	67	110	151

14. Unaudited Quarterly Data

Summarized quarterly financial data for 2003 and 2002 follow:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Year ended July 31, 2003:
Revenues	$3,720	$2,840	$2,696	$2,764
Operating income (loss)	(1,320)	(1,368)	434	230
Net income (loss )	(1,386)	(1,440)	361	157
Basic income (loss) per common share	(.06)	(.06)	.01	.01
Diluted income (loss) per common share	(.06)	(.06)	.01	.01
Year ended July 31, 2002:
Revenues	$4,603	$4,413	$4,566	$4,340
Operating loss	(3,168)	(2,144)	(26,350)	(9,710)
Net loss	(3,164)	(2,195)	(27,331)	(9,769)
Basic loss per common share	(.13)	(.09)	(1.13)	(.42)
Diluted loss per common share	(.13)	(.09)	(1.13)	(.42)

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	January 31, 2004	July 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,210	$1,567
Accounts receivable, less allowances of $477 and $494	842	1,023
Prepaid expenses and other current assets	199	157

Total current assets	2,251	2,747

Property and equipment, net of accumulated depreciation of $3,158 and $3,013	379	483
Goodwill, net of accumulated amortization of $5,506	6,745	6,745
Licenses, net of accumulated amortization of $2,628 and $2,499	358	486
Other	110	118

Total assets	$9,843	$10,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$757	$1,061
Accrued expenses	713	826
Current portion of capital lease obligations	52	54
Other	158	255

Total current liabilities	1,680	2,196

Long-term debt	3,113	2,968
Obligations under capital leases, net of current portion	38	64

Total liabilities	4,831	5,228

Stockholders’ equity:
Common shares, par value $.001 per share; authorized shares: 75,000,000; issued: 24,221,326 shares	24	24
Additional paid-in capital	104,422	104,422
Accumulated deficit	(99,557)	(99,161)
Accumulated other comprehensive income	198	141
Less common stock in treasury, at cost: 11,912 shares	(75)	(75)

Total stockholders’ equity	5,012	5,351

Total liabilities and stockholders’ equity	$9,843	$10,579

The accompanying notes are an integral part of these consolidated statements.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
Revenues:
Content	$1,649	$2,182	$3,377	$5,212
Certification	347	647	950	1,273
Services	—	11	—	75

Total revenues	1,996	2,840	4,327	6,560

Costs and expenses:
Costs of revenues	635	1,256	1,431	2,836
Content development	143	420	296	957
Sales and marketing	684	877	1,305	2,190
General and administrative	615	1,376	1,286	2,764
Depreciation and amortization	126	279	254	502

Total costs and expenses	2,203	4,208	4,572	9,249

Loss from operations	(207)	(1,368)	(245)	(2,689)

Interest income	—	1	—	5
Interest expense	(79)	(73)	(151)	(142)

Net loss	$(286)	$(1,440)	$(396)	$(2,826)

Net loss per share: basic and diluted	$(0.01)	$(0.06)	$(0.02)	$(0.12)

Weighted average shares outstanding:
basic and diluted	24,209	24,201	24,209	24,199

The accompanying notes are an integral part of these consolidated statements.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended January 31,
	2004	2003
Operating activities:
Net loss	$(396)	$(2,826)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	255	717
Non-cash interest	145	132
(Gain) loss on the disposal of fixed assets	(2)	112
Changes in operating assets and liabilities:
Accounts receivable, net	195	723
Prepaid expenses and other current assets	(32)	185
Accounts payable	(300)	(502)
Accrued expenses	(124)	(331)
Other	(96)	(123)

Net cash used in operating activities	(355)	(1,913)

Investing activities:
Purchase of property and equipment	(15)	(14)
Courseware and license purchases	—	(34)

Net cash used in investing activities	(15)	(48)

Financing activities:
Issuance of common stock	—	2
Principal payments on capital leases	(29)	(27)

Net cash used in financing activities	(29)	(25)

Effects of exchange rate changes on cash	42	37

Net decrease in cash and cash equivalents	(357)	(1,949)
Cash and cash equivalents at the beginning of period	1,567	3,525

Cash and cash equivalents at the end of period	$1,210	$1,576

Supplementary disclosure of cash paid during the period for:
Interest	$5	$10

The accompanying notes are an integral part of these consolidated statements.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

1. General

These interim consolidated financial statements do not include certain footnotes and financial information normally presented annually under accounting principles generally accepted in the United States of America and, therefore, should be read in conjunction with the Consolidated Financial Statements and the Notes thereto contained in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC. The results of operations for any interim period are not necessarily indicative of results that can be expected for the fiscal year ending July 31, 2004. The interim consolidated financial statements are unaudited but contain all adjustments, consisting of normal recurring adjustments management considers necessary to present fairly its consolidated financial position, results of operations, and cash flows as of and for the interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Certain reclassifications have been made in the prior-period consolidated financial statements to conform with the current-period presentation.

2. Comprehensive Income

The components of comprehensive income for the three and six months ended January 31, 2004 and 2003 are as follows:

	Three months ended January 31		Six months ended January 31
	2004	2003	2004	2003
Net loss	$(286)	$(1,440)	$(396)	$(2,826)
Other comprehensive income:
Foreign currency translation adjustments	42	46	57	44

Comprehensive loss	$(244)	$(1,394)	$(339)	$(2,782)

3. New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board, or the FASB, issued FASB Interpretation No. 46, or FIN No. 46, Consolidation of Variable Interest Entities (“VIE”). FIN No. 46 requires that if a company holds a controlling interest in a VIE, the assets, liabilities and results of the VIE’s activities should be consolidated in the entity’s financial statements. In December 2003, the FASB revised FIN No. 46 which, among other revisions, resulted in the deferral of the effective date of applying the provisions of FIN No. 46 to the first interim or annual period ending after March 15, 2004 for qualifying VIE’s. The Company does not expect that the adoption of FIN No. 46, as revised, will have a material impact on its consolidated financial condition or results of operations.

4. Earnings (Loss) Per Share of Common Stock

Basic earnings (loss) per share, or basis EPS, of common stock is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during each the period. Diluted earnings (loss) per share, or diluted EPS, is computed by dividing net income (loss) by the weighted average numbers of common shares and common share equivalents outstanding (if dilutive) during each period. Common share equivalents include stock options and warrants. Since the Company recorded losses for all periods presented, the diluted EPS of common stock is the same as the basic EPS, as any potentially dilutive securities would be anti-dilutive.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

5. Goodwill and License Agreements

License agreements are those rights acquired from others through business combinations to produce and distribute courseware and other publications. License agreements are amortized on a straight-line basis over a period of seven years, subject to impairment based on the carrying value exceeding fair value. Goodwill is not amortized, but tested for impairment at least annually in accordance with SFAS, No. 142, Goodwill and Other Intangible Assets. The Company adopted SFAS No. 142 on August 1, 2002 and identified one reporting unit and discontinued goodwill amortization at that time.

Intangible assets consist of the following:

	January 31, 2004		July 31, 2003
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortized intangible assets:
Licenses	$2,985	$2,628	$2,985	$2,499
Intangible assets not subject to amortization:
Goodwill	12,251	5,506	12,251	5,506

Total intangibles	$15,236	$8,134	$15,236	$8,005

Amortization expense related to intangible assets totaled $64 and $127 during the three and six months ended January 31, 2004 and 2003. The aggregate estimated amortization expense for intangible assets remaining as of January 31, 2004 is as follows:

Remainder of fiscal year 2004	$128
Fiscal year 2005	229

Total	$357

6. Valuation of Long-Lived Assets

The Company evaluates the carrying value of other long-lived assets whenever events or changes in circumstances indicate the carrying amount may not be fully recoverable. If the total expected future undiscounted cash flow is less than the carrying value of the assets, a loss is recognized based on the amount by which the carrying value exceeds the asset’s fair value.

7. Stock-Based Compensation

The Company follows the accounting treatment prescribed by Accounting Principles Board, or APB, Opinion No. 25 in accounting for stock options issued to its employees and directors. Accordingly, no compensation expense was recognized in connection with the grant of options during the periods presented, as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant.

PROSOFTTRAINING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

(In thousands, except share data)

SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, amends the disclosure requirements of FASB No. 123. The following table illustrates the effect on net loss if the fair-value-based method had been applied to our stock-based employee compensation plans in each period.

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
Net loss as reported	$(286)	$(1,440)	$(396)	$(2,826)
Deduct: Total stock-based employee compensation under fair-value based method	(233)	(438)	(460)	(876)

Pro forma net loss	$(519)	$(1,878)	$(856)	$(3,702)

Net loss per share – basic and diluted:
As reported	$(0.01)	$(0.06)	$(0.02)	$(0.12)

Pro forma	$(0.02)	$(0.08)	$(0.04)	$(0.15)

8. Subsequent Event

On February 23, 2004, the Company announced it had entered into a definitive plan of merger with Trinity Learning Corporation (OTC: TTYL), pursuant to which Trinity Learning will merge into a newly formed subsidiary of the Company. Under the terms of the agreement, the Company will issue one share of common stock in exchange for each outstanding Trinity Learning common share and will assume Trinity’s obligations under its existing warrant and option agreements and convertible notes. At closing, current Trinity Learning shareholders are expected to have a majority interest in the combined company, with the exact amount of the interest to be determined based upon the number of shares issued to Trinity shareholders prior to the merger as a result of their exercise of outstanding warrants and options and conversion of notes. The Board of Directors of the merged company will consist of eight members, six of who will be appointed by the current stockholders of Trinity Learning. The transaction is expected to close in the first half of 2004 and is contingent upon the fulfillment of certain conditions outlined in the merger agreement including, but not limited to, stockholder approval by each company, regulatory approval, satisfactory agreements being reached with certain secured creditors, and other customary conditions. The merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. At closing, Prosoft will change its corporate name to Trinity Learning Corporation. Prosoft and its divisions will retain their existing brand names and identities in their current markets.

BIERWOLF, NILSON & ASSOCIATES CERTIFIED PUBLIC ACCOUNTANTS 1453 SOUTH MAJOR STREET
A Partnership of Professional Corporations	SALT LAKE CITY UTAH 84115 Telephone (801) 363-1175 Fax (801) 363-0615	Nephi J. Bierwolf, CPA Troy F. Nilson, CPA

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Trinity Learning Corporation

We have audited the accompanying consolidated balance sheet of Trinity Learning Corporation, (a Utah corporation) as of June 30, 2003 and September 30, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the transition period October 1, 2002 to June 30, 2003 and the fiscal year ended September 30, 2002. These consolidated financial statements are the responsibility of the management of Trinity Learning Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Learning Corporation as of June 30, 2003 and September 30, 2002, and the consolidated results of their operations and its cash flows for the transition period October 1, 2002 to June 30, 2003 and the fiscal year ended September 30, 2002, in conformity with generally accepted accounting principles, in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bierwolf, Nilson & Associates

Salt Lake City, Utah

October 18, 2003

Trinity Learning Corporation

Consolidated Balance Sheet

	June 30, 2003	September 30, 2002
Assets
Current Assets
Cash	$86,511	$368,788
Accounts Receivable	42,719	—
Interest Receivable	41	1,826
Prepaid Expense	97,944	1,500

Total Current Assets	227,215	372,114

Property & Equipment (Note 3)
Furniture & Equipment	53,385	6,151
Accumulated Depreciation	(7,824)	(80)

Net Property & Equipment	45,561	6,071

Intangible Asset (Note 4)
Technology-Based Asset	1,118,312	—
Accumulated Amortization	(167,747)	—

Net Intangible Asset	950,565	—

Other Assets
Notes Receivable (Note 5)	25,000	—
Other Assets	94,003	—

Total Assets	$1,342,344	$378,185

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	391,872	229,375
Accrued Expenses	270,270	83,000
Interest Payable	63,987	25,001
Notes Payable (Notes 7 & 8)	—	694,352
Notes Payable – Related Party (Notes 7 & 8)	2,147,151	117,611

Total Liabilities	2,873,280	1,149,339

Stockholders’ Equity
Preferred Stock, 10,000,000 Shares at No Par Value; No Shares Issued and Outstanding (Note 9)	—	—
Common Stock, 100,000,000 Shares Authorized at No Par Value, 14,956,641 shares and 49,774 shares Issued and Outstanding, Respectively (Notes 9 & 10)	9,693,447	8,380,775
Accumulated Deficit	(11,188,913)	(9,116,929)
Subscription Receivable (Note 9)	(35,000)	(35,000)
Other Comprehensive Income	(470)	—

Total Stockholders’ Equity	(1,530,936)	(771,154)

Total Liabilities and Stockholders’ Equity	$1,342,344	$378,185

The accompanying notes are an integral part of these financial statements.

Trinity Learning Corporation

Consolidated Statement of Operations

	Transition Period October 1, 2002 to June 30, 2003	Fiscal Year Ended September 30, 2002
Revenue	$167,790	—

Expenses
Salaries & Benefits	1,043,123	83,000
Professional Fees	437,836	363,770
General & Administrative	228,931	31,647
Travel & Entertainment	182,593	60,868
Depreciation & Amortization	175,497	80
Rent	44,524	3,750
Office Expense	45,336	9,659

Total Expense	2,157,840	552,774

Income (Loss) from Operations	(1,990,050)	(552,774)

Other Income (Expense)
Interest Income	(487)	1,826
Interest Expense	(76,865)	(14,983)
Foreign Currency Gain / (Loss)	(4,582)	—

Total Other Income (Expense)	(81,934)	(13,157)

Income (Loss) Before Taxes	(2,071,984)	(565,931)
Taxes	—	—

Net Income (Loss)	$(2,071,984)	(565,931)

Net Loss Per Common Share	$(0.25)	(11.66)

Weighted Average Shares Outstanding	8,364,218	48,540

A summary of the components of other comprehensive income for the transition period from October 1, 2002 to June 30, 2003 is as follows:

	Transition Period October 1, 2002 to June 30, 2003
	Before Tax Amount	After Tax Amount
Net Income (Loss)	$(2,071,984)	$(2,071,984)
Foreign currency translation	(470)	(470)

Total Other Comprehensive Income	$(2,072,454)	$(2,072,454)

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation

Statement of Stockholders’ Equity

For the Period October 1, 2001 to June 30, 2003

	Shares	Amount	Additional Paid-in-Capital	Comprehensive Income	Accumulated Deficit
Balance at October 1, 2001	46,174	$4,617	$8,341,158	$—	$(8,550,998)
Issuance of Shares for a Subscription Receivable	3,500	35,000	—	—	—
Rounding Due to Reverse Split	100	1,000	(1,000)	—	—
Change in Par Value	—	8,340,158	(8,340,158)	—	—
Net Loss for the Period Ended September 30, 2002	—	—	—	—	(565,931)

Balance at September 30, 2002	49,774	8,380,775	—	—	(9,116,929)
Shares Issued for CBL Global Corp. Acquisition	3,000,000	75,000	—	—	—
Shares Issued for Services at $0.025 per Share	6,670,000	166,750	—	—	—
Shares Issued for Conversion on Note Payable at $0.052 per Share	3,200,000	166,963	—	—	—
Shares Issued for Conversion of Note and Interest Payable at $0.40 per Share	1,336,867	534,745	—	—	—
Shares Issued for Cash at $0.50 per Share	700,000	350,000	—	—	—
Cost of Share Issuance	—	(57,560)
Foreign Currency Translation	—	—	—	(470)	—
Stock Option Issuance	—	76,774	—	—	—
Net Loss for the Period Ended June 30, 2003	—	—	—	—	(2,071,984)

Balance at June 30, 2003	14,956,641	$9,693,447	$—	$(470)	$(11,188,913)

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation

Consolidated Statement of Cash Flows

	Transition Period October 1, 2002 to June 30, 2003	Fiscal Year Ended September 30, 2002
Cash Provided by Operating Activities
Net Income (Loss)	$(2,071,984)	$(565,931)
Adjustments to reconcile Net Loss to Net Cash Used
Depreciation & Amortization Expense	175,497	80
Non-Cash Effect from Foreign Currency Translation	(397)	—
Non-Cash Effect from Stock Option Issuance	76,774	—
Non-Cash Effect from Write-Off of Fixed Asset	6,071	—
Non-Cash Effect from CBL Global Acquisition	159,728	—
Non-Cash Effect from Stock Issuance for Services	166,750	—
Non-Cash Effect from Interest Payable Conversion to Common Stock	34,745	—
(Increase)/Decrease in Accounts Receivable	(42,719)	—
(Increase)/Decrease in Interest Receivable	1,785	(1,826)
(Increase)/Decrease in Prepaid Expense	(96,444)	(1,500)
(Increase)/Decrease in Other Assets	(94,003)	—
Increase in Accounts Payable	162,497	284,133
Increase in Accrued Expense	187,270	—
Increase in Interest Payable	38,987	14,983

Net Cash (Used) by Operating Activities	(1,295,443)	(270,061)

Cash (Used) by Investing Activities
(Purchase) of Fixed Assets	(34,274)	(6,151)
(Cash Paid) for Investment in Notes Receivable	(25,000)	—

Total Cash (Used) by Investing Activities	(59,274)	(6,151)

Cash Provided by Financing Activities
Proceeds from Issuance of Unsecured Convertible Notes	780,000	645,000
Proceeds from Issuance of Common Stock	350,000	—
Costs Associated with Issuance of Common Stock	(57,560)	—

Total Cash Provided by Financing Activities	1,072,440	645,000

Net Increase (Decrease) in Cash	(282,277)	368,788

Consolidated Cash at Beginning of Period	368,788	—

Cash at End of Period	$86,511	$368,788

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation

Notes to the Financial Statements

June 30, 2003

NOTE 1 – Corporate History

Trinity Learning Corporation (“Trinity,” “the Company” or “we”) was incorporated on April 14, 1975 in Oklahoma under the name U.S. Mineral & Royalty Corp. as an oil and gas exploration, development and operating company. In 1989, the Company changed its name to Habersham Energy Company. Historically, the Company was engaged in the business of acquiring and producing oil and gas properties, but did not have any business activity from 1995 to 2002. Pursuant to its reorganization in 2002, the Company changed its domicile to Utah, amended its capital structure and changed its name to Trinity Companies Inc., then, in March 2003, to Trinity Learning Corporation. Until adoption of its recent operating strategy in 2002, the Company had not had any business activity since 1995.

Pursuant to a series of related transactions that closed on October 1, 2002, (“the Acquisition Date”) the Company issued 3,000,000 restricted shares of its common stock, issued $1,000,000 in convertible promissory notes and assumed $222,151 in indebtedness to acquire Competency Based Learning, Inc. (CBL-California), a California corporation and two related Australian companies, Competency Based Learning, Pty. Ltd. ACN 084 763 780 (“CBL-Australia”) and ACN 082 126 501 Pty. Ltd. (collectively referred to as “CBL”). The transactions were effected through CBL Global Corp. (“CBL Global”), a wholly-owned subsidiary.

On June 16, 2003, we completed a recapitalization of our common stock by (i) effecting a reverse split of our outstanding common stock on the basis of one share for each 250 shares owned, with each resulting fractional share being rounded up to the nearest whole share, and (ii) subsequently effecting a forward split by dividend to all shareholders of record, pro rata, on the basis of 250 shares for each one share owned. The record date for the reverse and forward splits was June 4, 2003. Immediately prior to the recapitalization, we had 13,419,774 shares of common stock outstanding. Following the recapitalization and the cancellation of 108,226 shares of common stock beneficially owned by members of management, we had 13,419,774 shares of common stock outstanding.

On August 6, 2003, our board of directors approved a change in our fiscal year-end from September 30 to June 30 to align with those of the companies we had already acquired or were at that time in the process of acquiring. The information presented in this transition report on Form 10-KSB relates to the period October 1, 2002 through June 30, 2003.

NOTE 2 – Significant Accounting Policies

A. Method of Accounting. The Company uses the accrual method of accounting.

B. Revenue and Expense Recognition. Revenues and directly related expenses are recognized in the financial statements in the period when the goods are shipped to the customer.

C. Cash and Cash Equivalents. The Company considers all short-term, highly liquid investments that are readily convertible within three months to known amounts, as cash equivalents.

D. Depreciation and Amortization. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the length of the lease of the related assets or the estimated lives of the assets. Depreciation and amortization is computed on the straight-line method.

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

E. Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

F. Consolidation Policies. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

G. Foreign Currency Translation/Remeasurement Policy. Assets and liabilities that occur in foreign currencies are recorded at historical cost and translated at exchange rates in effect at the end of the reporting period. Statement of Operations accounts are translated at the average exchange rates for the year. Translation gains and losses are recorded as Other Comprehensive Income in the Equity section of the Balance Sheet.

H. Purchase Accounting. The cost of fixed assets purchased in the acquisition of CBL was determined based on their historical value less accumulated depreciation. All other assets were valued at their current value and a technology-based intangible asset was recorded.

NOTE 3 – Fixed Assets

The Company capitalizes furniture and equipment purchases in excess of $5,000 or at lower amounts based on local jurisdiction. Capitalized amounts are depreciated over the useful life of the assets using the straight-line method of depreciation. Scheduled below are the assets, cost, depreciation expense, and accumulated depreciation at June 30, 2003 and September 30, 2002.

	Asset Cost		Depreciation Expense		Accumulated Depreciation
	06/30/2003	09/30/2002	06/30/2003	09/30/2002	06/30/2003	09/30/2002
Furniture & Equipment	$53,385	$6,151	$7,750	$80	$7,824	$80

NOTE 4 – Technology-Based Intangible Assets

The Company capitalized a technology-based intangible asset in its acquisition of CBL. The amount capitalized is equal to the difference between the consideration paid for CBL including any liabilities assumed and the value of the other assets acquired. Other assets were valued at the current value at the date of the acquisition including the net value of fixed assets, historical price less accumulated depreciation, of $53,385. The technology-based intangible asset is being amortized over a five-year period using the straight-line method. The value assigned to the technology -based intangible asset is considered appropriate based on average annual revenues earned from licensing of this asset in excess of $300,000 over the two year period ended June 30, 2002 and the expectation that future revenues for the five year period subsequent to the acquisition will equal or exceed this amount. Scheduled below is the asset cost, amortization expense and accumulated amortization at June 30, 2003.

	Asset Cost		Amortization Expense		Accumulated Amortization
	06/30/2003	09/30/2002	06/30/2003	09/30/2002	06/30/2003	09/30/2002
Intangible Asset	$1,118,312	$—	$167,747	$—	$167,747	$—

NOTE 5 – Notes Receivable

On June 5, 2003, we agreed to lend TouchVision, Inc. (“TouchVision”) $50,000 in two equal installments of $25,000 each. Interest accrues on the unpaid principal amount of the note at a rate equal to six percent per year.

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

Interest accrued under the note is paid annually, with the first payment due June 5, 2004. All unpaid principal and interest are due June 29, 2005. At June 30, 2003, $25,000 had been advanced to TouchVision and accrued interest totaled $41.

NOTE 6 – Operating Leases

In July 2003, the Company signed a lease agreement for new office space at 1831 Second Street in Berkeley, California. The lease term commenced September 1, 2003 and will expire on May 31, 2004. The Company will pay a minimum of $5,025 per month. The Company paid $10,050 upon the execution of the lease that includes $5,025 security deposit that may be refunded at the end of the lease.

CBL-Australia leases contiguous office space pursuant to two separate lease agreements for its operations located in Queensland, Australia. The term of the first lease expires in January 2004 with a three year option to renew. The monthly rental amount of that lease is $2,471. The term of the second lease expires in January 2007 with a three year option to renew. The monthly rental amount of that lease is $2,140. CBL-Australia also leases a car for use by Brian Kennedy, its chief executive officer. The lease expires in October 2005; the monthly rental amount is $338.

Total Minimum Lease Commitments as of June 30, 2003:

Calendar Year	Amount
2003	$49,791
2004	56,032
2005	31,236
2006	29,607
Thereafter	2,477

Total	$169,143

NOTE 7 – Related Party Transactions

As of July 15, 2002, Trinity entered in a two-year Advisory Agreement with Kings Peak Advisors, LLC (“KPA”) with automatic renewal for a 12-month period. Under the terms of the Advisory Agreement, KPA will provide the Company with general corporate, financial, business development and investment advisory services on a non-exclusive basis. These services include assisting with the identification of placement agents, underwriters, lenders and other sources of financing, as well as additional qualified independent directors and members of management. KPA is a private company whose principals are Douglas Cole and Edward Mooney, who are officers and directors of Trinity, and Mr. Theodore Swindells.

The Advisory Agreement provides that KPA will be compensated for its various advisory services as follows: (i) for general corporate advisory services, an initial retainer of $25,000 and a fee of $20,000 per month throughout the term of the agreement, which monthly fee amount is payable, at KPA’s option, in shares of common stock at a price per share equal to $0.025; (ii) for financial advisory services, a fee based on 10% of the gross proceeds of any equity financings and/or 1.5% of any gross proceeds of debt financings that are completed by underwriters or placement agents introduced by KPA, as well as any fees which may be due to KPA for its assistance in identifying prospective investors pursuant to terms and conditions of offering memoranda issued by the Company; (iii) for merger and acquisition services involving a transaction resulting from a contact provided by KPA, a sliding fee based on a percentage of the value of the transaction, subject to an additional $100,000

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

bonus in the event the transaction is valued at $3,000,000 or more; (iv) in respect of general business development advisory services, a fee to be negotiated with KPA based upon certain agreed-upon fee parameters between the parties; and (v) in respect of debt, credit or leasing facilities, a fee to be negotiated on a case-by-case basis.

Trinity acknowledged that it was indebted to KPA for prior services rendered since April 1, 2002 in the amount of $30,000, up to 50% of which amount is payable, at KPA’s option, in shares of common stock at a price per share of $0.025. The total number of shares of common stock issuable to KPA under the Advisory Agreement may not exceed 4,400,000 shares. Through June 30, 2003, KPA had earned a total of $285,000 under the Advisory Agreement, $110,000 of which was converted into 4,400,000 shares of common stock in March 2003. Of the balance of $175,000, $134,132 has been paid to KPA, leaving a balance owing at June 30, 2003 of $40,868.

As of August 8, 2002, Trinity formalized a Debt Conversion Agreement with Global Marketing Associates, Inc. (“GMA”), holder of a convertible promissory note (the “GMA Note”) in the principal amount of $166,963, pursuant to which the principal amount of the note, along with accrued interest thereon, was made convertible, under certain conditions, into 3,200,000 shares of common stock. The GMA Note was originally issued in November 2000 to the Company’s former attorneys and was subsequently acquired by Pacific Management Services, Inc., who assigned the note to GMA; both entities are unrelated to Trinity. GMA subsequently assigned the right to acquire 2,600,000 of the 3,200,000 shares of common stock into which the note is convertible, to several persons, including Messrs. Cole, Mooney and Swindells. Pursuant to the assignment, Messrs. Cole and Mooney each acquired the right to acquire 600,000 shares of the common stock into which the GMA Note is convertible and Mr. Swindells acquired the right to acquire 1,000,000 shares. Fifty percent of the shares issuable upon the conversion of the GMA Note are subject to a two-year lock-up provision that restricts transfer of such shares without prior written consent of Trinity’s board of directors. As of January 2003, 3,200,000 shares of our common stock had been issued pursuant to the terms of the GMA Note.

Pursuant to the acquisition of CBL on October 1, 2002 described in Note 1 above, we issued to shareholders of CBL two convertible promissory notes in the amounts of $485,000 and $515,000. The notes accrue interest at 7% per annum and are considered due and payable upon the earlier of September 1, 2004 or the date, upon which we close an equity financing, the net proceeds of which, together with the net proceeds of all equity financing conducted by the Company after the Acquisition Date, equal or exceeds $10,000,000. The conversion price on the notes is $2.00 per share of common stock. At June 30, 2003, accrued interest totaled $52,356.

At the Acquisition Date, we issued two unsecured promissory notes in the amount of $222,151 to cancel three unsecured promissory notes previously issued by CBL-Australia and CBL-California to its shareholders, Messrs. Scammell and Kennedy. The notes accrue interest at 7% per annum and are considered due and payable upon the earlier of the September 1, 2003 or the date, upon which the company closes an equity financing, the net proceeds of which, together with the net proceeds of all equity financing conducted by us after the Acquisition Date, equal or exceeds $3,000,000. At June 30, 2003, accrued interest totaled $11,631. The notes were due and payable on September 1, 2003 for which the payment has not been made pending the outcome of a lawsuit filed against Messrs. Scammell and Kennedy, see Note 14, Subsequent Events.

Concurrent with its acquisition of CBL, Trinity (i) issued promissory notes to certain individuals and entities for a total principal amount of $500,000 (“Bridge Financing Amount”), such notes (“Bridge Financing Notes”) are convertible under certain conditions into shares of common stock, and (ii) in connection with the issuance of the Bridge Financing Notes, issued warrants (“Bridge Financing Warrants”) to the holders of the Notes to purchase additional shares of Common Stock. Of the Bridge Financing Amount, $55,000 was advanced by KPA and $120,000 by Mr. Swindells.

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

The Bridge Financing Notes bear interest at a rate of 9% per annum and are due one year from the date of the respective notes, unless automatically converted upon the closing by the Company of an equity financing consisting of at least 500,000 shares of common stock. On May 19, 2003, the principal amount of $500,000 and accrued interest of $34,745 on the respective notes were converted into 1,336,867 shares of common stock at $0.40 per share. The Bridge Financing Warrants are exercisable for a period of one year at a price of $0.05 per share, and contain a net issuance provision whereby the holders may elect a cashless exercise of such warrants based on the fair market value of the common stock at the time of conversion.

From time to time, since inception of our current operating strategy, Mr. Swindells has provided short-term working capital loans on a non-interest bearing basis. During our previous fiscal year, we were advanced $145,000 by Mr. Theodore Swindells, and during the transition period from October 1, 2002 to June 30, 2003, we were advanced an additional $780,000 by Mr. Swindells. The principal may be converted into such other debt or equity securities financings that we may issue in private offerings while the loan is outstanding. In September 2003, we repaid $500,000 on the $925,000 note balance then outstanding.

NOTE 8 – Notes Payable

At June 30, 2003, notes payable to accredited investors and related parties totaled $2,147,151 as compared with $811,963 at September 30, 2002. The notes bear interest between the rates of 0% and 7% per annum, some of which are secured by our common stock. Certain notes are convertible into the Company’s common stock.

The Company has the following notes payable obligations:

	June 30, 2003	September 30, 2002
Convertible Bridge Financing notes payable to investors due between June 15, 2003 and September 15, 2003 plus accrued interest at a rate of 9% per annum. One May 19, 2003, $445,000 was converted to common stock, see Note 7	$—	$445,000

Unsecured convertible notes payable due on December 1, 2003, see Note 7	925,000	145,000

Unsecured convertible notes payable convertible after August 2002 plus accrued interest at a rate of 6% per annum. As of January 2003 $104,352 was converted to common stock, see Note 7	—	104,352

Unsecured convertible notes payable to related parties convertible after August 2002 plus accrued interest at a rate of 6% per annum. As of January 2003, $62,611 was converted common stock, see Note 7	—	62,611

Convertible Bridge Financing notes payable to related parties due between June 15, 2003 and September 15, 2003 plus accrued interest at a rate of 9% per annum. On May 19, 2003, $55,000 was converted to common stock, see Note 7	—	55,000

Unsecured notes payable to related parties, see Note 7 for due date, plus accrued interest at a rate of 7% per annum	222,151	—

Convertible notes payable to related parties, see Note 7 for due date, plus accrued interest at a rate of 7% per annum	1,000,000	—

Total Notes Payable	2,147,151	811,963
Less: Current Maturities	(2,147,151)	(811,963)

Long Term Notes Payable	—	—

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

NOTE 9 – Stockholders’ Equity

On February 5, 2002, the Company effected a one hundred for one (100 for 1) reverse split. No shareholder was reversed below 100 shares. Shareholders with 100 shares or less, prior to the reverse, were not affected.

On May 5, 2002, the Company amended its Articles of Incorporation to reflect a change in par value from $0.10 per share to no par value per share. Accordingly, this change effecting the common stock and additional paid in capital values has been retroactively applied to all prior years.

On October 1, 2002, the Company issued a total of 3,000,000 shares of common stock in conjunction with its acquisition of CBL-Australia and CBL-California at $0.025 per share. Accordingly, $75,000 has been charged to common stock to reflect the total cost of the shares.

On October 1, 2002, the Company authorized a Stock Purchase Agreement in order to retain qualified directors and officers. The Stock Purchase Agreement allows various directors to purchase an aggregate of 1,200,000 shares of the Company’s common stock at a price of $0.025 per share. The purchase price shall be payable by each Purchaser in the form of the cancellation of the Company’s obligation to pay the various Purchasers a total of $30,000 as compensation for services already performed by Purchaser for the Company.

On October 2, 2002, the Company issued 1,070,000 shares of common stock in settlement of outstanding amounts due for services rendered to the Company. These shares were issued at $0.025 per share totaling $26,750.

On October 21, 2002, the Company adopted and approved the “2002 Stock Plan” which was approved by the Company’s shareholders at its special shareholder meeting on December 2, 2002. The Plan authorizes issuance of 3,000,000 shares to be increased by 500,000 shares annually. The plan expires in ten years. As of June 30, 2003, 2,447,000 options have been granted at prices ranging from $0.05 per share to $0.50 per share of which 963,625 were vested as of June 30, 2003.

During the period November 15, 2002 to January 21, 2003, we issued 3,200,000 shares in exchange for $166,953, respectively of unsecured notes payable. The original amount of the note was $166,963 (See Notes 7 and 8).

Between January and April 2003, we received subscriptions to our December 2002 Private Placement Memorandum totaling $250,000 from outside investors to purchase 250,000 units at a price of $1.00 per unit. Each unit entitles the holder to two shares of our common stock and two three year warrants, each to purchase an additional share of common stock for $1.00 per share. If all warrants are fully exercised by the holder of such warrants, a bonus warrant will be issued entitling the holder to purchase one additional share of common stock for $2.00.

On March 20, 2003, we issued 4,400,000 shares of common stock in settlement of $110,000 of amounts due to Kings Peak Advisory, LLC (see Note 7).

On May 19, 2003, we issued 1,250,000 and 86,867 shares of the common stock in exchange for the total principal Bridge Financing Notes of $500,000 and the accrued interest payable on such notes of $34,745, respectively (see Note 7).

On June 16, 2003, we completed a recapitalization of its common stock by effecting a reverse split of its outstanding common stock on the basis of one share for each 250 shares owned, with each resulting fractional

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

share being rounded up to the nearest whole share, and subsequently effecting a forward split by dividend to all shareholders of record, pro rata, on the basis of 250 shares for each one share owned. Immediately prior to the recapitalization, we had 13,419,774 shares of common stock outstanding. Following the recapitalization and the cancellation of 108,226 shares of common stock beneficially owned by members of management, the Company had 13,419,774 shares of common stock outstanding.

Between June and October 2003, we received subscriptions to our May 2003 Private Placement Memorandum (“May 2003 PPM”) totaling $5,143,300 from outside investors to purchase 5,143,300 units at a price of $1.00 per unit. Each unit entitles the holder to two shares of our common stock and two three year warrants, each to purchase an additional share of common stock for $1.00 per share. If all warrants are fully exercised by the holder of such warrants, a bonus warrant will be issued entitling the holder to purchase one additional share of common stock for $2.00. In connection with the May 2003 Private Placement, we issued to various financial advisors, 567,160 additional shares of our common stock and five-year warrants to purchase 207,050 shares of our common stock.

NOTE 10 – Stock Option Plan

On December 2, 2002, at a special meeting of our shareholders, the 2002 Stock Plan was approved. The maximum aggregate number of shares that may be optioned and sold under the plan is the total of (a) 3,000,000 shares, (b) an annual 500,000 increase to be added on the last day of each fiscal year beginning in 2003 unless a lesser amount is determined by the board of directors. The plan became effective with its adoption and remains in effect for ten years unless terminated earlier. Options granted under the plan vest 25% on the day of the grant and the remaining 75% vests monthly over the next 36 months. The following schedule summarizes the activity during the nine-month transition period ended June 30, 2003.

	2002 STOCK PLAN
	Number of Shares	Weighted Average Exercise Price
Outstanding at October 1, 2002	—	$—
Options Granted	2,447,000	$0.23
Options Exercised	—	—
Options Canceled	—	—

Options Outstanding at June 30, 2003	2,447,000	$0.23

Options Exercisable at June 30, 2003	963,625	$0.22

In accordance with Statement of Financial Accounting Standards Number 123, “Accounting for Stock-Based Compensation”, option expense of $76,774 was recognized for the nine-month transition period ended June 30, 2003.

June 30, 2003
Five-Year Risk Free Interest Rate	3.01%
Dividend Yield	nil
Volatility	nil
Average Expected Term (Years to Exercise)	4.4

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

Stock options outstanding and exercisable under 2002 Stock Plan as of June 30, 2003 are as follows:

Range of Exercise Price	Number of Options Granted	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Options Vested	Weighted Average Exercise Price
$0.05	600,000	$0.05	4.3	262,500	$0.05
$0.25	1,589,000	$0.25	4.3	624,813	$0.25
$0.50	258,000	$0.50	4.6	76,313	$0.50

NOTE 11 – Income Taxes

Income tax expense includes federal and state taxes currently payable and deferred taxes arising from timing differences between income for financial reporting and income tax purposes.

The Company has adopted Statement of Financial Accounting Standards Number 109 (“SFAS No. 109”) “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at June 30, 2003 and earlier years; accordingly, no deferred tax liabilities have been recognized for all years.

The Company has cumulative net operating loss carryforwards of over $11,100,000 at June 30, 2003 and $9,100,000 at September 30, 2002. No effect has been shown in the financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such net operating loss carryforwards is not probable. Accordingly, the potential tax benefits of the net operating loss carryforwards at June 30, 2003 and September 30, 2002 have been offset by valuation reserves of the same amount.

Deferred tax assets and the valuation account at June 30, 2003 and at September 30, 2002 are as follows:

Deferred Tax Asset	June 30, 2003	September 30, 2002
Net Operating Loss Carryforwards	$4,600,000	$3,800,000
Valuation Allowance	(4,600,000)	(3,800,000)

Total	$—	$—

NOTE 12 – Net Earnings (Loss) Per Share

Basic earnings (loss) per common share (“BEPS”) are based on the weighted-average number of common shares outstanding during each period. Diluted earnings (loss) per common share (“DEPS”) are based on shares outstanding (computed under BEPS) plus dilutive potential common shares. Shares from the exercise of the outstanding options were not included in the computation of DEPS, because their inclusion would have been antidilutive for the nine months ended June 30, 2003.

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

The following data shows the shares used in the computing loss per common share including dilutive potential common stock at June 30, 2003:

Amount
Common shares outstanding at June 30, 2003	14,956,641

Weighted-average number of common shares used in basic EPS dilutive effect of options	8,364,218

Weighted-average number of common shares and dilutive potential common shares used in diluted EPS	8,364,218

NOTE 13 – Going Concern

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Currently, we do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. We do not currently possess a financial institution source of financing and we cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. However, we have undertaken the following to meet our liquidity requirements:

(a) Seek additional equity funding through private placements to raise sufficient funds to continue operations and fund its ongoing development, merger and acquisition activities. In May 2003, we commenced a $5,000,000 private placement, the proceeds of which will be used for (i) corporate administration, (ii) the expansion of subsidiary operations, and (iii) expenses and funds advanced for acquisitions in 2003. In conjunction with the private placement, we have engaged various financial advisory firms and other finders to identify prospective investors. We completed the private offering on October 31, 2003.

(b) Continue conversion of certain outstanding loans and payables into common stock in order to reduce future cash obligations;

(c) Generate sufficient cash flow to sustain and grow subsidiary operations and, if possible, create excess cash flow for corporate administrative expenses through our operating subsidiaries; and

(d) Identify prospective acquisition targets with sufficient cash flow to fund subsidiary operations, as well as potentially generating operating cash flow that may sustain corporate administrative expenses.

Trinity’s future capital requirements will depend on its ability to successfully implement these initiatives and other factors, including our ability to maintain our existing customer base and to expand our customer base into new geographic markets, and overall financial market conditions in the United States and other countries where we will seek prospective investors.

NOTE 14 – New Technical Pronouncements

In October 2002, Statement of Financial Accounting Standards Number 147 (“SFAS 147”), “Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9” was issued to be used in acquisitions of financial institutions after October 1, 2002. It is anticipated that SFAS 147 will have no effect upon the Company’s financial statements.

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

In December 2002, Statement of Financial Accounting Standards Number 148 (“SFAS 148”), “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” was issued for fiscal years beginning after December 15, 2003. It is anticipated that SFAS 148 will have no effect upon the Company’s financial statements.

In April 2003, Statement of Financial Accounting Standards Number 149 (“SFAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” was issued for fiscal quarters that began prior to June 15, 2003. Adoption of SFAS 149 will have no effect upon the Company’s financial statements.

In May 2003, Statement of Financial Accounting Standards Number 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” was issued for the first interim period beginning after June 15, 2003. The Company anticipates that SFAS 150 may impact the accounting for certain future acquisitions and the anticipated distribution of stock for services.

NOTE 15 – Subsequent Events

On July 8, 2003, we issued a five-year warrant to Merriman, Curran, Ford & Co. a financial service company, to purchase up to 20,000 shares of our common stock for a period of five years at $0.50 per share in consideration for financial advisory services provided to us by the firm.

On September 1, 2003, we completed the acquisition of all of the issued and outstanding shares of TouchVision, a California corporation that is in the business of providing technology-enabled information and learning systems to healthcare providers, financial services companies and other industry segments. In consideration for the TouchVision shares, we issued an aggregate of 1,250,000 restricted shares of our common stock, of which 312,500 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former TouchVision shareholders. We also agreed to loan to TouchVision the sum of $20,000 per month for the twelve-month period following closing, to be used for working capital. We had previously loaned TouchVision the sum of $50,000 in June, 2003 by way of bridge financing pending completion of the acquisition. In connection with the acquisition, TouchVision entered into substantially similar employment agreements with each of Messrs. Gregory L. Roche and Larry J. Mahar, the former principals of TouchVision, which have a term of two years and provide for annual salaries of $120,000. In conjunction with the acquisition of TouchVision, we issued 735,000 stock options pursuant to the 2002 Stock Plan at $0.50 per share.

On September 1, 2003, we completed the acquisition of all of the issued and outstanding shares of River Murray Training Pty Ltd (“RMT”) an Australian company that is in the business of providing workplace training programs for various segments of the food production industry, including viticulture and horticulture. In consideration for the shares of RMT we issued 700,000 restricted shares of our common stock, of which 350,000 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former RMT shareholders. We also loaned US$49,000 to RMT for the purpose of repaying outstanding loans advanced to RMT by its former shareholders.

On September 1, 2003, we completed the acquisition of 51% of the issued and outstanding shares of Ayrshire Trading Limited, a British Virgin Islands company (“Ayrshire”) that owns 95% of Riverbend Group Holdings (Proprietary) Limited (“Riverbend”), a South African company that provides learning services to corporations and individuals in South Africa. We also acquired the option to purchase the remaining 49% of Ayrshire. In consideration for the Ayrshire shares, we issued a convertible non-interest-bearing promissory note in the amount of $20,000, which amount is convertible from time to time but no later than December 30, 2006 into a maximum of 2,000,000 shares of our common stock. Of these shares, up to 400,000 may be withheld in satisfaction for any breach of warranties by the former shareholders of Ayrshire. The Ayrshire shares are subject to escrow and pledge agreements will be reconveyed to the former shareholders in the event of a default by us of

Trinity Learning Corporation

Notes to the Financial Statements—(continued)

June 30, 2003

certain terms and conditions of the acquisition agreements, including, among other things, a voluntary or involuntary bankruptcy proceeding involving us or the failure by us to list our shares of common stock on a major stock exchange by December 30, 2006.

As further consideration for the Ayrshire shares, we agreed to make a non-interest-bearing loan of $1,000,000 to Ayrshire, $300,000 of which was advanced at closing and $700,000 was advanced On November 3, 2003. We may exercise an option to acquire the remaining 49% of Ayrshire in consideration for the issuance of 1,500,000 shares of our common stock, subject to certain adjustments.

During the period June 1, 2003 to October 31, 2003, we sold by way of private placement an aggregate of 5,143,300 units at a price of $1.00 per unit, for aggregate consideration of $5,143,300. Each unit comprised two shares of our common stock and two warrants, each exercisable for one additional share of our common stock. In addition, each unit carried the right to acquire an additional warrant to purchase, under certain conditions, up to one additional share of common stock. In connection with the private placement, we paid $448,105 in commissions and issued to various financial advisors, 567,160 additional shares of our common stock and five-year warrants to purchase 207,050 shares of our common stock. In our opinion, the offer and sale of these securities was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder.

On September 12, 2003, we filed a Complaint in the United States District Court for the District of Utah, Central Division, against CBL Global Corporation (f/k/a CBL Acquisition Corporation), and Robert Stephen Scammell, the sole shareholder of CBL-California, (Case No. 2:03CV00798DAK) alleging, among other things, that Scammell and CBL-California provided us with misstated financial statements prior to our merger in October 2002 with CBL-California and CBL Global. On September 18, 2003, we filed a First Amended Complaint and Jury Demand, which added as defendants CBL-Global and Brian Kennedy, the sole shareholder of CBL-Australia. The First Amended Complaint alleges causes of action for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, for violations of Section 20(a) of the Securities Exchange Act of 1934, for declaratory relief and breach of contract, for common law fraud, and for negligent misrepresentation.

The First Amended Complaint alleges, among other things, that the defendants were advised by CBL-California’s accountant on September 18, 2002 that CBL-California’s financial statements were misstated, and alleges that new restated financial statements were issued on September 19, 2002. The First Amended Complaint alleges, however, that the restated financial statements were not provided to us prior to the October 1, 2002 closing of the merger. The First Amended Complaint seeks damages in an amount to be proven at trial, but which amount presently is estimated to exceed, at a minimum, the full amount of the consideration paid by us and CBL Global in the merger, as well as treble damages, and attorneys’ fees. The First Amended Complaint also seeks a declaration that we (i) are entitled to retain certain of our shares of common stock that were issued in connection with the acquisition of CBL and placed in escrow, (ii) are entitled to set-off amounts owed to Messrs. Scammell and Kennedy pursuant to the CBL acquisition; and (iii) are entitled to seek the return of the shares of our common stock that have already have been distributed to defendants Messrs. Kennedy and Scammell in the merger. We intend to vigorously pursue our claims against the defendants.

On September 18, 2003 we announced that we had entered into a definitive agreement to acquire majority control of IRCA (Pty.) Ltd. (“IRCA”), an international firm specializing in corporate learning, certification, and risk mitigation in the areas of safety, health environment, and quality assurance (“SHEQ”). We anticipate closing this transaction within the next 30 days. IRCA is headquartered in South Africa and also operates international sales offices and operations in the United Kingdom and the United States. We will acquire majority interest in IRCA through a combination of stock and cash payments. The definitive agreement contains certain closing conditions and certain future provisions that will enable Trinity to acquire full ownership of IRCA and its various operating subsidiaries.

CONSOLIDATED FINANCIAL STATEMENTS

Trinity Learning Corporation and Subsidiaries

Consolidated Balance Sheet

	March 31, 2004 (Unaudited)	June 30, 2003
Assets
Current Assets
Cash	$971,849	$86,511
Accounts Receivable, net	3,919,391	42,719
Interest Receivable	—	41
Prepaid Expense and Other Assets	360,951	97,944

Total Current Assets	5,252,191	227,215

Property & Equipment (Note 3)
Furniture & Equipment	1,408,553	53,385
Accumulated Depreciation	(253,058)	(7,824)

Net Property & Equipment	1,155,495	45,561

Intangible Asset
Goodwill (Note 2)	1,914,881	524,800
Technology-Based Asset, net (Notes 2 and 4)	2,150,794	425,765

Net Intangible Assets	4,065,675	950,565
Note Receivable (Note 7)	—	25,000
Restricted Cash (Note 2)	500,000	—
Prepaid Acquisition Costs	89,081	—
Other Assets	249,408	94,003

Total Assets	$11,311,850	$1,342,344

Liabilities, Minority Interest and Stockholders’ Equity
Liabilities
Accounts Payable	$2,538,840	$391,872
Accrued Expenses	1,278,347	270,270
Interest Payable	—	63,987
Deferred Revenue (Note 1)	645,934	—
Notes Payable – Current (Note 9)	575,234	—
Notes Payable-Related Parties (Notes 8 and 9)	2,732,420	2,147,151

Current Liabilities	7,770,775	2,873,280

Notes Payable–Long Term (Notes 8 and 9)	240,074	—

Total Liabilities	8,010,849	2,873,280

Minority Interest	68,494	—

Stockholders’ Equity
Preferred Stock, 10,000,000 Shares at No Par Value; No Shares Issued and Outstanding	—	—
Common Stock, 100,000,000 Shares Authorized at No Par Value, 27,665,966 and 14,956,641 shares Issued and Outstanding, Respectively	15,412,641	9,693,447
Conditionally redeemable common stock, 4,500,000 and 0 shares, respectively, at No Par Value	2,750,000	—
Accumulated Deficit	(15,015,580)	(11,188,913)
Subscription Receivable	—	(35,000)
Other Comprehensive Loss	85,446	(470)

Total Stockholders’ Equity	3,232,507	(1,530,936)

Total Liabilities, Minority Interest and Stockholders’ Equity	$11,311,850	$1,342,344

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation and Subsidiaries

Consolidated Statement of Operations

	For Three Months Ended on March 31		For Nine Months Ended on March 31
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue
Sales Revenue	$4,280,305	$95,192	$7,442,802	$164,660
Cost of Sales	(1,476,997)	—	(2,526,528)	—

Gross Profit	2,803,308	95,192	4,916,274	164,660

Expenses
Salaries & benefits	2,993,436	369,222	5,211,883	673,001
Professional fees	282,402	252,907	843,088	758,336
Selling, general & administrative	906,423	104,039	2,238,386	362,232
Depreciation & amortization	289,462	3,229	745,582	5,675

Total Expense	4,471,723	729,397	9,038,939	1,799,244

Loss from Operations	(1,668,415)	(634,205)	(4,122,665)	(1,634,584)

Other Income (Expense)
Interest Expense, net	(72,699)	(30,287)	(107,521)	(67,170)
Foreign Currency Gain(Loss)	520	—	(4,463)	—

Total Other Income (Expense)	(72,179)	(30,287)	(111,984)	(67,170)
Minority Interest	(443,560)	—	(407,982)	—

Loss Before Taxes	(1,297,034)	(664,492)	(3,826,667)	(1,701,754)
Taxes	—	—	—	—

Net Loss	$(1,297,034)	$(664,492)	$(3,826,667)	$(1,701,754)

Net Loss Per Common Share
Basic	$(0.05)	$(0.07)	$(0.17)	$(0.25)

Diluted	$(0.05)	$(0.07)	$(0.17)	$(0.25)

Weighted Average Shares Outstanding	26,103,667	9,194,774	21,920,228	6,838,345

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation and Subsidiaries

Consolidated Statement of Comprehensive Income

	Three Months ended on March 31,		Three Months Ended on March 31,
	2004	2003	2004	2003
	(Unaudited) Before Tax Amount		(Unaudited) After Tax Amount
Net Loss	$(1,297,034)	$(664,492)	$(1,297,034)	$(664,492)
Foreign Currency Translation Gain	151,573	—	151,573	—

Comprehensive Loss	$(1,145,461)	$(664,492)	$(1,145,461)	$(664,492)

	Nine Months ended on March 31,		Nine Months Ended on March 31,
	2004	2003	2004	2003
	Before Tax Amount		After Tax Amount
Net Loss	$(3,826,667)	$(1,701,754)	$(3,826,667)	$(1,701,754)
Foreign Currency Translation Gain	85,444	—	85,444	—

Comprehensive Loss	$(3,741,223)	$(1,701,754)	$(3,741,223)	$(1,701,754)

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation and Subsidiaries

Consolidated Statement of Cash Flows

	For the Nine Months Ended on March 31,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,826,667)	$(1,701,754)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	745,582	5,675
Non-cash effect for business acquisition and divestiture	620,518	132,325
Foreign currency translation loss	4,463	—
Minority interest	(407,982)	—
Stock compensation	194,777	—
Changes in current assets and liabilities, net of business acquired and business sold:
Accounts receivable	262,317	33,526
Interest receivable	41	(2,792)
Prepaid expenses and other assets	(333,294)	2,392
Accounts payable, deferred revenue and accrued expenses	1,310,800	(25,684)
Interest payable	20,097	59,261

Net cash used by operating activities	(1,409,348)	(1,497,051)

Cash flows from investing activities:
Payment for business acquisitions and divestiture, net of cash acquired	(3,187,301)	—
Capital expenditures	(186,593)	(12,834)

Net cash used by investing activities	(3,373,894)	(12,834)

Cash flows from financing activities:
Repayments under short-term notes	(500,000)	—
Borrowing under short-term notes	793,247	990,621
Payments for financing fees	(462,815)	—
Conversion of bridge loan to common stock	836,000	—
Exercise of warrants and options	28,848	—
Proceeds from sale of common stock	4,973,300	558,713

Net cash provided by financing activities	5,668,580	1,549,334

Net increase in cash	885,338	39,449

Cash at beginning of period	86,511	1,632

Cash at end of period	$971,849	$41,081

Supplemental information:
Issuance of common stock for business acquisitions	$975,000	$75,000

Issuance of convertible redeemable common stock	$2,750,000	$—

Cancellation of common stock and convertible notes payable pursuant to the sale of CBL	$(2,722,151)	$—

Cancellation of subscriptions receivable	$(35,000)	$—

The accompanying notes are an integral part of these financial statements

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements

(Unaudited)

March 31, 2004

NOTE 1 –  ACCOUNTING POLICIES

Overview

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements include the accounts of Trinity and its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

These unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and related notes thereto included in the Company’s Transition Report on Form 10-KSB for the transition period from October 1, 2002 to June 30, 2003. On August 6, 2003, our board of directors approved a change in our fiscal year-end from September 30 to June 30 to align with those of the companies we had already acquired or were at that time in the process of acquiring. The results of operations for the nine months ended March 31, 2004, are not necessarily indicative of the operating results for the full year and future operating results may not be comparable to historical operating results due to our September 1, 2003 acquisitions of TouchVision, Inc. (“TouchVision”); River Murray Training Pty Ltd (“RMT”); and 51% of the issued and outstanding shares of Ayrshire Trading Limited (“Ayrshire”), as well as our December 1, 2003 acquisition of Danlas Limited (“Danlas”) and March 1, 2004 acquisition of Trinity Learning AS (“VILPAS”). Ayrshire owns 95% of the issued and outstanding shares of Riverbend Group Holdings (Pty.) Ltd. (“Riverbend”). These companies are collectively referred to as Riverbend. Danlas owns 51% of IRCA (Proprietary) Limited (“IRCA”). These companies are collectively referred to as IRCA.

In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all normal recurring adjustments that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.

The preparation of the Company’s unaudited interim consolidated financial statements in conformity with generally accepted accounting principles necessarily requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and costs during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates.

Income (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available for common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share (“DEPS”) is computed giving effect to all dilutive potential shares of common stock issuable upon the exercise of conditionally redeemable shares, stock options and warrants. DEPS is computed by dividing net income (loss) available for common stockholders by the weighted-average common shares and dilutive potential common shares that were outstanding during the period. Shares from the conversion of the conditionally redeemable stock, and exercise of the outstanding options and warrants were not included in the computation of DEPS, because their inclusion would have been antidilutive for the nine months ended March 31, 2004.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

In accordance with the disclosure requirements of Statement of Accounting Standards No. 128 (“SFAS 128”), “Earnings per Share,” a reconciliation of the numerator and denominator of basic and diluted income (loss) per common share is provided as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Numerator-Basic
Net (loss) available for common stockholders	$(1,297,394)	$(664.492)	$(3,826,667)	$(1,701,754)
Denominator-Basic
Weighted-average common stock outstanding	26,103,667	9,194,774	21,920,228	6,838,345
Basic (loss) per share	$(0.05)	$(0.07)	$(0.17)	$(0.25)
Numerator-Diluted
Net (loss) available for common stockholders	$(1,297,394)	$(664,492)	$(3,826,667)	$(1,701,754)
Denominator-Diluted
Weighted-average common stock outstanding	26,103,667	9,194,774	21,920,228	6,838,345
Effect of dilutive securities
Conditionally redeemable common stock	—	—	—	—
Stock options	—	—	—	—
Warrants	—	—	—	—
Diluted (loss) per share	$(0.05)	$(0.07)	$(0.17)	$(0.25)

Deferred Revenue

Deferred revenue in the accompanying consolidated balance sheets represents advanced billings to clients in excess of costs and earnings on uncompleted contracts. As of March 31, 2004 and June 30, 2003, deferred revenue was $645,934 and $0, respectively. The Company anticipates that substantially all such amounts will be earned over the next twelve months.

Stock-Based Compensation

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS 148 amends FASB Statement 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years, including interim periods beginning after December 15, 2002, and thus, this disclosure is included in the table below. SFAS 148 also requires disclosure of pro-forma results on the interim basis as if the Company had applied the fair value recognition provisions of SFAS 123. The Company implemented the fair value based method of accounting for stock-based employee compensation during the transition period from October 1, 2002 to June 30, 2003. See Note 11-Stock Option Plan.

Goodwill and Other Intangibles Resulting from Business Acquisitions (In Part)

The Company adopted Statement of Financial Accounting Standard No. 142 (“SFAS 142”), “Goodwill and other Intangible Assets,” at the beginning of fiscal 2003. As required, the Company identified its reporting units

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

and the amounts of goodwill, other intangible assets, and other assets and liabilities allocated to those reporting units. This Statement addresses the accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that (i) goodwill and indefinite-lived intangible assets will no longer be amortized, (ii) impairment will be measured using various valuation techniques based on discounted cash flows, (iii) goodwill will be tested for impairment at least annually at the reporting unit level, (iv) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (v) intangible assets with finite lives will be amortized over their useful lives.

SFAS No. 142 requires that goodwill be tested for impairment upon adoption of the Statement, as well as annually thereafter. The Company completed its transitional goodwill impairment test during the third quarter of 2004 and had no impairment losses. Other intangible assets deemed to have an indefinite life are tested for impairment by comparing the fair value of the asset to its carrying amount. The Company does not have other intangible assets with indefinite lives. See Note 2 “Acquisitions and Divestitures” for more information.

Recently Issued Accounting Standards

In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 replaces Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” in its entirety and addresses significant issues relating to recognition, measurement and reporting costs associated with an exit or disposal activity, including restructuring activities. Under EITF Issue No. 94-3, a liability is recognized, measured and reported as of the date of an entity’s commitment to an exit plan. Pursuant to SFAS 146, a liability is recorded on the date on which the obligation is incurred and should be initially measured at fair value. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 on July 1, 2003. See Note 2 – Acquisitions and Divestitures.

EITF Consensus Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables” was first discussed at the July 2000 EITF meeting and was issued in February 2002. Certain revisions to the scope of the language were made and finalized in May 2003. EITF 00-21 addresses the accounting for multiple element revenue arrangements, which involve more than one deliverable or unit of accounting in circumstances, where the delivery of those units takes place in different accounting periods. EITF 00-21 requires disclosures of the accounting policy for revenue recognition of multiple element revenue arrangements and the nature and description of such arrangements. The accounting and reporting requirements are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company has completed its initial evaluation and adoption of EITF 00-21 does not have a significant impact on the Company’s financial statements. The Company continues its evaluation to determine whether the reporting requirements of EITF 00-21 will impact the Company’s financial statements in the future.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As permitted, the Company adopted SFAS 150 on September 1, 2003 and adoption of SFAS 150 did not have a significant impact on the Company’s financial statements.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

Reclassifications

Certain reclassifications have been made to the 2003 financial statements and notes to conform to the 2004 presentation with no effect on consolidated net loss, equity or cash flows as previously reported.

NOTE 2 – ACQUISITIONS AND DIVESTITURES

On September 1, 2003, we completed the acquisition of all of the issued and outstanding shares of TouchVision. In consideration for the TouchVision shares, we issued an aggregate of 1,250,000 restricted shares of our common stock, of which 312,500 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former TouchVision shareholders. We also agreed to loan to TouchVision the sum of $20,000 per month for the twelve-month period following closing, to be used for working capital. We had previously loaned TouchVision the sum of $50,000 in June and July, 2003 by way of bridge financing pending completion of the acquisition. In connection with the acquisition, TouchVision entered into substantially similar employment agreements with each of Messrs. Gregory L. Roche and Larry J. Mahar, the former principals of TouchVision, which have a term of two years and provide for annual salaries of $120,000. In conjunction with the acquisition of TouchVision, we issued 735,000 stock options pursuant to the 2002 Stock Plan at $0.50 per share. On October 1, 2003, we advanced $150,000 to pay off a loan payable to a bank, which was guaranteed by the Small Business Administration.

On September 1, 2003, we completed the acquisition of all of the issued and outstanding shares of RMT. In consideration for the shares of RMT we issued 700,000 restricted shares of our common stock, of which 350,000 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former RMT shareholders. We also loaned US$49,000 to RMT for the purpose of repaying outstanding loans advanced to RMT by its former shareholders.

On September 1, 2003, we completed the acquisition of 51% of the issued and outstanding shares of Ayrshire that owns 95% of Riverbend. We also acquired the option to purchase the remaining 49% of Ayrshire. In consideration for the Ayrshire shares, we issued a convertible non-interest-bearing promissory note in the amount of $20,000, which amount is convertible from time to time but no later than December 30, 2006 into a maximum of 2,000,000 shares of our common stock, which has been recorded as conditionally redeemable common stock in stockholders’ equity at $0.50 per share. Of these shares, up to 400,000 may be withheld in satisfaction for any breach of warranties by the former shareholders of Ayrshire. The Ayrshire shares are subject to escrow and pledge agreements will be reconveyed to the former shareholders in the event of a default by us of certain terms and conditions of the acquisition agreements, including, among other things, a voluntary or involuntary bankruptcy proceeding involving us or the failure by us to list our shares of common stock on a major stock exchange by December 30, 2006.

As further consideration for the Ayrshire shares, we agreed to make a non-interest-bearing loan of $1,000,000 to Ayrshire, $300,000 of which was advanced at closing of the acquisition and $700,000 was advanced on November 3, 2003. We may exercise an option to acquire the remaining 49% of Ayrshire in consideration for the issuance of 1,500,000 shares of our common stock, subject to certain adjustments.

On December 1, 2003, we completed the acquisition of all the issued and outstanding shares of Danlas, a British Virgin Islands Company that owns 51% of IRCA. IRCA operates in South Africa, England and the United States through various operating subsidiaries. Danlas also holds options to acquire the remaining 49% of IRCA. In consideration for the Danlas shares, the Company (i) issued three convertible promissory notes in the

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

aggregate principal amount of $40,000 and convertible under certain conditions into a maximum of 4,500,000 shares of the Company’s common stock, (ii) agreed to advance $700,000 in cash to establish an international sales force, (iii) provided $500,000 for certain bank guarantees and, (iv) provided certain future profit thresholds are met, agreed to issue up to an additional 1,000,000 shares of the Company’s common stock. The first promissory note for $20,000 convertible to 2,500,000 shares has been classified as conditionally redeemable common stock at $0.50 per share. The remaining $20,000 in promissory notes has been classified as intercompany note payable and eliminated in the consolidation of the Company and its subsidiaries at March 31, 2004. On May 13, 2004, Musca notified us of their intention to convert two of the promissory notes for 51% and 23.9 % of the ownership of IRCA.

On March 1, 2004, we completed the acquisition of all the issued and outstanding shares of VILPAS (f/k/a Virtual Learning Partners AS). In consideration for the VILPAS shares we issued a convertible non-interest-bearing promissory note in the principal amount of $500,000, which note is convertible from time to time but no later than August 5, 2005 into a maximum of 1,000,000 shares of our common stock, which has been recorded as conditionally redeemable common stock in stockholders’ equity at $0.50 per share. Of these shares, up to 20% may be withheld in satisfaction for any breach of warranties by the former shareholders of VILPAS. The VILPAS shares are subject to escrow and pledge agreements and will be reconveyed to the former shareholders in the event of a default by us of certain terms and conditions of the acquisition agreements, including, among other things, a voluntary or involuntary bankruptcy proceeding involving us or the failure by us to list our shares of common stock on a major stock exchange by February 5, 2005, subject to a six-month extension in the event a listing application is in process on such date. On May 11, 2004, VILPAS notified us of their intention to convert the promissory note.

Purchased Intangible Assets

Changes in the net carrying amount of goodwill for the nine months ended March 31, 2004 are as follows:

Balance as of June 30, 2003	$(524,800)
Goodwill acquired during the period	$1,914,881
Goodwill divested during the period	$(524,800)
Balance as of March 31, 2004	$1,914,881

The Company completed its first transitional goodwill impairment test during the third quarter of 2004 and had no impairment losses.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

The values assigned to the technology-based intangible assets are considered appropriate based on independent valuations. The technology-based intangible assets are being amortized over varying periods, as indicated by independent valuations, using the straight-line method. The following table sets forth the Company’s acquired other intangible assets at March 31, 2004 and June 30, 2003, which will continue to be amortized:

	2004			2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable other intangible assets:
Trade names and trademarks	$429,841	$22,390	$407,451	$—	$—	$—
Backlog	448,000	74,479	373,521	3,882	582	3,300
Current and Core Technology	414,579	48,395	366,184	584,002	166,321	417,681
Distributor Agreements	253,000	26,833	226,167	—	—	—
Customer Relationships	609,728	33,182	576,546	—	—	—
Other intangibles	222,894	21,969	200,925	5,628	844	4,784
Total	$2,378,042	$227,248	$2,150,794	$593,512	$167,747	$425,765

Divestitures

In December, 2003, we sold our interests in CBL Global Corporation (“CBL Global”) and its Australian subsidiaries (collectively “CBL”) to Messrs. Scammell and Kennedy, the former owners of CBL. In conjunction with the management buyout, we entered into a Settlement Agreement with respect to our litigation with CBL. Pursuant to the terms of the agreement, we conveyed all of our interest in CBL back to the former owners in exchange for surrender and cancellation of 3,000,000 shares of Company stock issued to them in connection with acquisition of CBL and the cancellation of $1,000,000 in convertible notes payable to them. Also, as a result of the divestiture, $222,151 owed by CBL Global to Messrs. Kennedy and Scammell is no longer an obligation of the Company.

Pro Forma Results

The operating results of CBL, TouchVision, RMT, Danlas and our interest in Ayrshire have been included in the accompanying consolidated financial statements from the date of acquisition forward and, for CBL, up to the date of divestiture. Accordingly, CBL business’ results of operations were included from October 1, 2002 to December 22, 2003. The business results of operations of RMT, TouchVision and Ayrshire are included for the period September 1, 2003 through March 31, 2004. The business results of operations for Danlas are included for the period December 1, 2003 through March 31, 2004. The business results for VILPAS will not be included for March 2004 until the fourth quarter 2004 as its activity was de minimus to the Company’s overall operating results.

The following unaudited pro forma financial information presents the combined results of operations of the Company and TouchVision, RMT, Danlas and our interest in Ayrshire as if these acquisitions had occurred at July 1, 2002. In December 2003, we completed the sale of our interest in CBL to the former owners of CBL. Accordingly, CBL’s business operating results are not included in the Company’s combined unaudited pro forma financial information for the three and nine month periods ended March 31, 2004, and 2003, respectively. The

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of the operations of the Company that would have been reported had these acquisitions been completed as of the dates presented, nor should it be taken as a representation of the future consolidated results of operations of the Company.

	Three Months Ended March 31		Nine Months Ended March 31
	2004	2003	2004	2003
Revenues	$4,098,199	$4,001,089	$11,471,661	$9,774,108
Operating Profit(Loss)	$(757,204)	$(324,829)	$(2,710,270)	$187,966
Net Loss Available for Common Stockholders	$(885,644)	$(561,935)	$(3,168,635)	$(868,089)
Net Loss per Common Share
Basic	$(0.03)	$(0.02)	$(0.14)	$(0.04)
Diluted	$(0.03)	$(0.02)	$(0.14)	$(0.04)

Finalization of Purchase Price

Certain information necessary to complete the purchase accounting for VILPAS is not yet available, including the completion of an independent valuation of its intangible assets. Purchase accounting will be finalized upon receipt of this independent valuation.

NOTE 3 – FIXED ASSETS

The Company capitalizes furniture and equipment purchases in excess of $5,000 or at lower amounts based on local jurisdiction. Capitalized amounts are depreciated over the useful life of the assets using the straight-line method of depreciation. Scheduled below are the assets, cost, and accumulated depreciation at March 31, 2004 and June 30, 2003, respectively and depreciation expense for the nine months ended March 31, 2004 and 2003, respectively.

	Asset Cost		Depreciation Expense		Accumulated Depreciation
	3/31/04	6/30/03	3/31/04	3/31/03	3/31/04	6/30/03
Furniture & Equipment	$1,408,553	$53,385	$406,503	$5,675	$253,058	$7,824

NOTE 4 – TECHNOLOGY-BASED INTANGIBLE ASSETS

The Company capitalized technology-based intangible assets in its acquisitions of CBL, TouchVision, RMT, Danlas and Ayrshire (“acquisitions”). The amounts capitalized were equal to the difference between the consideration paid for acquisitions including any liabilities assumed and the value of the other assets acquired, as indicated by independent valuations. Other assets were valued at the current value at the date of the acquisitions including the net value of fixed assets, historical price less accumulated depreciation, of $1,102,000. The technology-based intangible assets are being amortized over varying periods, as indicated by independent valuations, using the straight-line method. Scheduled below is the asset cost and accumulated amortization at March 31, 2004 and June 30, 2003, respectively, and amortization expense for the nine months ended March 31, 2004 and 2003, respectively:

	Asset Cost		Depreciation Expense		Accumulated Depreciation
	3/31/04	6/30/03	3/31/04	3/31/03	3/31/04	6/30/03
Intangible Asset	$2,378,042	$593,512	$339,079	$—	$227,248	$167,747

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Total rental expense included in operations for operating leases for the nine months ended March 31, 2004 and 2003, amounted to $463,260 and $30,029, respectively. Certain lease rentals are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2008.

Total Minimum Lease Commitments as of March 31, 2004:

Calendar Year	Amount
2004	$832,884
2005	856,040
2006	422,426
2007	273,186
Thereafter	680,940

Total	$3,065,476

NOTE 6 – LEGAL PROCEEDINGS

On September 12, 2003, we filed a Complaint in the United States District Court for the District of Utah, Central Division, against CBL Global (f/k/a CBL Acquisition Corporation), and Robert Stephen Scammell, the sole shareholder of CBL-California, (Case No. 2:03CV00798DAK) alleged, among other things, that Scammell and CBL-California provided us with misstated financial statements prior to our merger in October 2002 with CBL-California and CBL Global. On September 18, 2003, we filed a First Amended Complaint and Jury Demand, which added as defendants CBL Global and Brian Kennedy, the sole shareholder of CBL-Australia. The First Amended Complaint alleged causes of action for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under, for violations of Section 20(a) of the Securities Exchange Act of 1934, for declaratory relief and breach of contract, for common law fraud, and for negligent misrepresentation.

The First Amended Complaint alleged, among other things, that the defendants were advised by CBL-California’s accountant on September 18, 2002 that CBL-California’s financial statements were misstated, and alleged that new restated financial statements were issued on September 19, 2002. The First Amended Complaint alleged, however, that the restated financial statements were not provided to us prior to the October 1, 2002 closing of the merger.

In December, 2003, we sold our interests in CBL Global and its Australian subsidiaries (collectively “CBL”) to Messrs. Scammell and Kennedy, the former owners of CBL. In conjunction with the management buyout, we entered into a Settlement Agreement with respect to our litigation with CBL. Pursuant to the terms of the agreement, we conveyed all of our interest in CBL back to the former owners in exchange for surrender and cancellation of 3,000,000 shares of Company stock issued to them in connection with acquisition of CBL and the cancellation of $1,000,000 in convertible notes payable to them. Also, as a result of the divestiture, $222,151 owed by CBL Global to Messrs. Kennedy and Scammell is no longer an obligation of the Company.

NOTE 7 – NOTES RECEIVABLE

On June 5, 2003, we agreed to lend TouchVision $50,000 in two equal installment of $25,000 each. Interest accrued on the unpaid principal amount of the note at a rate equal to six percent per year. Interest accrued under

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

the note is paid annually, with the first payment due June 5, 2004. All unpaid principal and interest are due June 29, 2005. At June 30, 2003, $25,000 had been advanced to TouchVision and accrued interest totaled $41. Subsequent to the TouchVision acquisition on September 1, 2003, this note receivable along with accrued interest thereon was reclassified to intercompany notes receivable and intercompany notes payable. Accordingly, these balances are eliminated in consolidation of the Company and its subsidiaries at March 31, 2004.

NOTE 8 – RELATED PARTY TRANSACTIONS

From time to time, Ms. McPherson and Ms. Hayman, officers of RMT, have advanced funds to RMT. The current balance of $15, 234 is due December 31, 2004 and accrues interest at a rate of 6% per annum.

From time to time, certain shareholders of IRCA have advanced funds to IRCA. Of the current balance of $2,326,021, $750,000 is non-interest bearing and due June 30, 2004; $40,000 is non-interest bearing and has no fixed terms of repayment and the remaining amount due of $1,536,021 has no fixed terms of repayment and bears interest at a Republic of South Africa Bank prime rate.

On December 17, 2003, amended on March 1, 2004, we entered into an agreement with Titan Aviation Ltd (“Titan”), a Guernsey company, for the purpose of having Titan act as a representative of IRCA. Mr. Martin Steynberg, a member of our board of directors, is the managing director of Titan. Mr. Steynberg is a shareholder in IRCA Investments (Proprietary) Limited which owns 49% of IRCA. Under the revised terms of the agreement, we will pay Titan four million rand or approximately $600,000 in May 2004.

On December 15, 2003, the Company’s Board of Directors approved a payment of $64,315 to Mr. William D. Jobe, a member of our board of directors, as compensation for merger and acquisition services associated with our acquisition of TouchVision.

From time to time certain shareholders of Riverbend have advanced funds to Riverbend. The current balance of $392,179 is non-interest bearing and there are no fixed terms for repayment.

On July 15, 2002, Trinity entered in a two-year Advisory Agreement with Granite Creek Partners, LLC (“GCP”) (formerly Kings Peak Advisors, LLC) with automatic renewal for a 12-month period. Under the terms of the Advisory Agreement, GCP agreed to provide the Company with general corporate, financial, business development and investment advisory services on a non-exclusive basis. GCP is a private company whose principals are Douglas Cole and Edward Mooney, who are officers and directors of Trinity, and Mr. Swindells. The Advisory Agreement was suspended in August 2003.

The Advisory Agreement provided that GCP would be compensated for its various advisory services as follows: (i) for general corporate advisory services, an initial retainer of $25,000 and a fee of $20,000 per month throughout the term of the agreement, payable, at GCP’s option, in shares of common stock at a price per share equal to $0.025; (ii) for financial advisory services, a fee based on 10% of the gross proceeds of any equity financings and/or 1.5% of any gross proceeds of debt financings that are completed by underwriters or placement agents introduced by GCP, as well as any fees which may be due to GCP for its assistance in identifying prospective investors pursuant to terms and conditions of offering memoranda issued by the Company; (iii) for merger and acquisition services involving a transaction resulting from a contact provided by GCP, a sliding fee based on a percentage of the value of the transaction, subject to an additional $100,000 bonus in the event the transaction is valued at $3,000,000 or more; (iv) in respect of general business development advisory services, a fee to be negotiated with GCP based upon certain agreed-upon fee parameters between the parties; and (v) in respect of debt, credit or leasing facilities, a fee to be negotiated on a case-by-case basis.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

Trinity acknowledged that it was indebted to GCP for prior services rendered since April 1, 2002 in the amount of $30,000, up to 50% of which amount is payable, at GCP’s option, in shares of common stock at a price per share of $0.025. The total number of shares of common stock issuable to GCP under the Advisory Agreement may not exceed 4,400,000 shares. Through March 31, 2004, GCP had earned a total of $315,000 under the Advisory Agreement, $110,000 of which was converted into 4,400,000 shares of common stock in March 2003. Of the balance of $205,000, $203,469 has been paid to GCP, leaving a balance owing at March 31, 2004 of $1,531.

On July 31, 2002, amended on January 1, 2004, we entered into an Advisory Agreement with European American Securities, Inc. (“EAS”) pursuant to which EAS agreed to provide financial advisory and investment banking services to the Company. Through March 31, 2004, EAS had earned a total of $807,716 under the Advisory Agreement. Of the balance of $807,716, $431,421 has been paid to EAS and $125,000 or 250,000 shares was paid to EAS in the Company’s common stock in January 2004, leaving a balance owing at March 31, 2004 of $376,295.

On August 8, 2002, Trinity formalized a Debt Conversion Agreement with Global Marketing Associates, Inc. (“GMA”), holder of a convertible promissory note (the “GMA Note”) in the principal amount of $166,963, pursuant to which the principal amount of the note, along with accrued interest thereon, was made convertible, under certain conditions, into 3,200,000 shares of common stock. The GMA Note was originally issued in November 2000 to the Company’s former attorneys and was subsequently acquired by Pacific Management Services, Inc., who assigned the note to GMA; both entities are unrelated to Trinity. GMA subsequently assigned the right to acquire 2,600,000 of the 3,200,000 shares of common stock into which the note is convertible, to several persons, comprising Messrs. Cole, Mooney, Swindells and EAS. Pursuant to the assignment, Messrs. Cole and Mooney each acquired the right to acquire 600,000 shares of the common stock into which the GMA Note is convertible and Mr. Swindells acquired the right to acquire 1,000,000 shares. Fifty percent of the shares issuable upon the conversion of the GMA Note are subject to a two-year lock-up provision that restricts transfer of such shares without prior written consent of Trinity’s board of directors. As of March 31, 2004, 3,200,000 shares of our common stock had been issued pursuant to the terms of the GMA Note.

From time to time, since inception of our current operating strategy, Mr. Swindells has provided short-term working capital loans on a non-interest bearing basis. The principal may be converted into such other debt or equity securities financings that we may issue in private offerings while the loan is outstanding. In September 2003, we repaid $500,000 on the $925,000 note balance then outstanding. In November 2003, the remaining balance of $425,000 was converted in to 850,000 shares of common stock and issued to Mr. Swindells.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

NOTE 9 – NOTES PAYABLE

On March 31, 2004, notes payable to accredited investors and related parties totaled $3,546,531 as compared with $2,147,151 at June 30, 2003. The notes bear interest between the rates of 0% and 12% per annum, some of which are secured by our common stock. Certain notes are convertible into the Company’s common stock.

The Company has the following notes payable obligations:

	March 31, 2004	June 30, 2003
Note payable to related parties; see Note 8 for due date, plus interest payable at 6% per annum	$15,234	$—
Unsecured note payable to a related party, IRCA Investments, non-interest bearing, see Note 8 for due dates	750,000	—
Unsecured note payable to a related party, IRCA Investments, non-interest bearing and no fixed terms of repayment, see Note 8	40,000	—
Unsecured notes payable to a related party, IRCA Investments, has no fixed terms of repayment and bear interest at a rate of prime. See Note 8	1,536,021	—
Unsecured notes payable, due to Hong Kong Credit Union, due February 5, 2005 and bears interest at 12% per annum	250,000	—
Senior Convertible Bridge Notes, due in twelve months and bear interest at 7% per annum. See Note 10	310,000	—
Unsecured notes payable, due to Riverbend shareholders, has no fixed terms of repayment and is non-interest bearing. See Note 8	392,179	—
Borrowings under revolving line of credit issued by a bank, plus interest payable at prime plus 2.625%	99,950	—
Borrowings under revolving line of credit issued by a bank, plus interest payable at prime plus 6.75%	34,042	—
Borrowings under revolving line of credit issued by a third party creditor, plus interest payable at prime plus 1.99%	12,419	—
Notes payable to third party individuals, due September 1, 2006, plus interest payable at 10% per annum	93,649	—
Unsecured convertible notes payable due on December 1, 2003, see Note 8	—	925,000
Note payable to bank due October 29, 2004, plus interest payable annually at 9.5%, secured by vehicle	14,234	—
Unsecured notes payable to a related party, see Note 6	—	222,151
Convertible notes payable to a related party, see Note 6	—	1,000,000

Total Notes Payable	3,547,728	2,147,151
Less: Current Maturities	575,234	(2,147,151)

Related Parties and Long Term Notes Payable	$2,972,494	$—

NOTE 10 – STOCKHOLDERS’ EQUITY

Between June and October 2003, we received subscriptions to our May 2003 Private Placement Memorandum (“May 2003 PPM”) totaling $4,973,300 from outside investors to purchase 4,973,300 units at a price of $1.00 per unit. Each unit entitles the holder to two shares of our common stock and two three year

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

warrants, each to purchase an additional share of common stock for $1.00 per share. If all warrants are fully exercised by the holder of such warrants, a bonus warrant will be issued entitling the holder to purchase one additional share of common stock for $2.00. In connection with the May 2003 Private Placement, we issued to various financial advisors, 567,160 additional shares of our common stock and five-year warrants to purchase 200,050 shares of our common stock.

We completed the acquisition of all of the issued and outstanding shares of TouchVision. In consideration for the TouchVision shares, we issued an aggregate of 1,250,000 restricted shares of our common stock, of which 312,500 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former TouchVision shareholders.

We completed the acquisition of all of the issued and outstanding shares of RMT. In consideration for the shares of RMT we issued 700,000 restricted shares of our common stock, of which 350,000 shares are subject to the terms of an escrow agreement as collateral for the indemnification obligations of the former RMT shareholders.

We completed the acquisition of 51% of the issued and outstanding shares of Ayrshire that owns 95% of Riverbend. We also acquired the option to purchase the remaining 49% of Ayrshire. In consideration for the Ayrshire shares, we issued a convertible non-interest-bearing promissory note in the amount of US$20,000, which amount is convertible from time to time, but no later than December 30, 2006, into a maximum of 2,000,000 restricted shares of our common stock, which has been recorded as conditionally redeemable common stock in stockholders’ equity at $0.50 per share. Of these shares, up to 400,000 may be withheld in satisfaction for any breach of warranties by the former shareholders of Ayrshire. The Ayrshire shares are subject to escrow and pledge agreements will be reconveyed to the former shareholders in the event of a default by us of certain terms and conditions of the acquisition agreements, including, among other things, a voluntary or involuntary bankruptcy proceeding involving us or the failure by us to list our shares of common stock on a major stock exchange by December 30, 2006.

On December 1, 2003, we completed the acquisition of all the issued and outstanding shares of Danlas, a British Virgin Islands Company that owns 51% of IRCA. Danlas also holds options to acquire the remaining 49% of IRCA. In consideration for the Danlas shares, the Company (i) issued three convertible promissory notes in the aggregate principal amount of $40,000 and convertible into a maximum of 4,500,000 shares, under certain conditions, of the Company’s common stock, (ii) agreed to advance $700,000 in cash to establish an international sales force, (iii) provided $500,000 for certain bank guarantees and, (iv) provided certain future profit thresholds are met, agreed to issue up to an additional 1,000,000 shares of the Company’s common stock. The first promissory note for $20,000 convertible to 2,500,000 shares has been classified as conditionally redeemable common stock at $0.50 per share. The remaining $20,000 in promissory notes has been classified as intercompany note payable and eliminated in the consolidation of the Company and its subsidiaries at March 31, 2004. On May 13, 2004, Musca notified us of their intention to convert two of the promissory notes for 51% and 23.9% of the ownership of IRCA.

On March 1, 2004, we completed the acquisition of all the issued and outstanding shares of VILPAS. In consideration for the VILPAS shares we issued a convertible non-interest-bearing promissory note in the principal amount of $500,000, which note is convertible from time to time but no later than August 5, 2005 into a maximum of 1,000,000 shares of our common stock, which has been recorded as conditionally redeemable common stock in stockholders’ equity at $0.50 per share. Of these shares, up to 20% may be withheld in satisfaction for any breach of warranties by the former shareholders of VILPAS. The VILPAS shares are subject

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

to escrow and pledge agreements will be reconveyed to the former shareholders in the event of a default by us of certain terms and conditions of the acquisition agreements, including, among other things, a voluntary or involuntary bankruptcy proceeding involving us or the failure by us to list our shares of common stock on a major stock exchange by February 5, 2005, subject to a six-month extension in the event a listing application is in process on such date. On May 11, 2004, VILPAS notified us of their intention to convert the promissory note.

In December 2003, we completed the sale of our interests in CBL Global and CBL to the former owners of CBL. In conjunction with the management buyout, we entered into a Settlement Agreement with respect to our litigation with CBL as described in our 10KSB filed with the U.S. Securities and Exchange Commission. We acquired CBL from its former owners in October 2002. Pursuant to the terms of the agreement, we have conveyed all our interest in CBL back to the former owners in exchange for surrender and cancellation of all shares of Trinity stock issued to them in connection with the acquisition of CBL and the of approximately $1,000,000 in convertible notes payable to them.

From time to time, since inception of our current operating strategy, Mr. Swindells has provided short-term working capital loans on a non-interest bearing basis. The principal may be converted into such other debt or equity securities financings that we may issue in private offerings while the loan is outstanding. In September 2003, we repaid $500,000 on the $925,000 note balance then outstanding. In November 2003, the remaining balance of $425,000 was converted into 850,000 shares of common stock and issued to Mr. Swindells.

On July 31, 2002, amended on January 1, 2004, we entered into an Advisory Agreement with EAS pursuant to which EAS agreed to provide financial advisory and investment banking services to the Company. Through March 31, 2004, EAS had earned a total of $807,716 under the Advisory Agreement of which, $125,000 or 250,000 shares was paid to EAS in the Company’s common stock in January 2004.

Through May 7, 2004, we had received subscriptions to our January 2004 offering of up to $3,000,000 Senior Convertible Bridge Notes (the “Notes”) totaling $1,146,000. The Notes mature in twelve months plus accrued interest at a rate of 7% per annum. The Notes are convertible at 80% of the “Next Equity Financing” offering price or at $0.60 per share if converted prior to May 15, 2004. As of March 31, 2004 $836,000 plus accrued interest had been converted to 1,652,892 shares of common stock. Financing fees payable at March 31, 2004 are $114,600.

Finally, 100,000 and 40,721 shares of the Company’s common stock were issued to Mr. Ron Posner and TN Capital Equities, Inc. for finders’ fees for the Riverbend and IRCA acquisitions and for fundraising, respectively. During the quarter 437,500 shares of the Company’s common stock were issued at $1.67 per share for the exercise of warrants resulting in gross proceeds to the Company of $28,125.

NOTE 11 – STOCK OPTION PLAN

On December 2, 2002, at a special meeting of our shareholders, the 2002 Stock Plan was approved. The Plan allowed for a maximum aggregate number of shares that may be optioned and sold under the plan of (a) 3,000,000 shares, plus (b) an annual 500,000 increase to be added on the last day of each fiscal year beginning in 2003 unless a lesser amount is determined by the board of directors. The plan became effective with its adoption and remains in effect for ten years unless terminated earlier. On December 30, 2003, the board of directors amended the 2002 Stock Plan to allow for a maximum aggregate number of shares that may be optioned and sold under the plan of (a) 6,000,000 shares, plus (b) an annual 1,000,000 increase to be added on the last day of each fiscal year beginning in 2004 unless a lesser amount is determined by the board of directors. Options granted under the plan vest 25% on the day of the grant and the remaining 75% vests monthly over the next 36 months.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

The following schedule summarizes the activity during the three months ended March 31, 2004.

	2002 STOCK PLAN
	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	3,542,000	$0.23
Options Granted	375,000	0.50
Options Exercised	(14,452)	0.05
Options Canceled	(262,548)	0.24

Options Outstanding at March 31, 2004	3,640,000	$0.36

Options Exercisable at March 31, 2004	1,616,432	$0.33

The following schedule summarizes the activity during the nine months ended March 31, 2004.

	2002 STOCK PLAN
	Number of Shares	Weighted Average Exercise Price
Outstanding at June 30, 2003	2,447,000	$0.23
Options Granted	2,035,000	0.50
Options Exercised	(14,452)	0.05
Options Canceled	(827,548)	0.26

Options Outstanding at March 31, 2004	3,640,000	$0.36

Options Exercisable at March 31, 2004	1,616,432	$0.33

In accordance with Statement of Financial Accounting Standards Number 123, “Accounting for Stock-Based Compensation,” option expense of $17,434 and $194,777 was recognized for the three months and nine months ended March 31, 2004, respectively:

March 31, 2004
Five-Year Risk Free Interest Rate	3.05%
Dividend Yield	Nil
Volatility	Nil
Average Expected Term (Years to Exercise)	5

Stock options outstanding and exercisable under 2002 Stock Plan as of March 31, 2004 are as follows:

Range of Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Options Vested	Weighted Average Exercise Price
$0.05	575,000	$0.05	3.5	356,027	$0.05
$0.25	800,000	$0.25	3.7	460,411	$0.25
$0.50	2,265,000	$0.50	4.5	799,993	$0.50

There are 2,360,000 options available for grant at March 31, 2004.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

NOTE 12 – GOING CONCERN

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Currently, we do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. We do not currently possess a financial institution source of financing and we cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. However, we have undertaken the following to meet our liquidity requirements:

(a) Seek additional funding through senior convertible bridge notes to raise sufficient funds to continue operations and fund its ongoing development, merger and acquisition activities. In January 2004, we commenced a $3,000,000 offering of senior convertible bridge notes to accredited investors, the proceeds of which will be used for (i) corporate administration, (ii) the expansion of subsidiary operations, and (iii) expenses and funds advanced for acquisitions in 2003.

(b) Generate sufficient cash flow to sustain and grow subsidiary operations and, if possible, create excess cash flow for corporate administrative expenses through our operating subsidiaries; and

(c) Identify prospective acquisition targets with sufficient cash flow to fund subsidiary operations, as well as potentially generating operating cash flow that may sustain corporate administrative expenses.

Trinity’s future capital requirements will depend on its ability to successfully implement these initiatives and other factors, including our ability to maintain our existing customer base and to expand our customer base into new geographic markets, and overall financial market conditions in the United States and other countries where we will seek prospective investors.

If the proposed merger between us and ProsoftTraining, a Nevada corporation is completed, it is anticipated that the merger will improve liquidity in the merged company’s stock. However, if the merger is not completed, we may be required to pay certain termination fees and the price of our common stock may decline. Furthermore, we have and will incur significant costs related to the merger, such as legal, accounting and some of the fees and expenses of financial advisors, which costs must be paid even if the merger is not completed. Regardless of whether the merger is completed, we anticipate that we will still continue to seek additional funding through private placements, conversion of outstanding loans and payables into common stock, development of the business of our newly-acquired subsidiaries, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short- or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due. That would raise substantial doubt about our ability to continue as a going concern.

Trinity Learning Corporation and Subsidiaries

Notes to the Financial Statements—(continued)

(Unaudited)

March 31, 2004

NOTE 13 – SUBSEQUENT EVENTS

On February 23, 2004, we announced that we had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ProsoftTraining, a Nevada corporation (“Prosoft”), and MTX Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Prosoft (the “Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation wholly-owned by Prosoft (the “Merger”). Upon completion of the Merger, holders of Company common stock will be entitled to receive one (1) share (the “Exchange Ratio”) of Prosoft common stock for each share of Company common stock held by them. Prosoft will assume all outstanding options to purchase shares of Company common stock, which will become exercisable to purchase the number of shares of Prosoft common stock at the exercise price as adjusted by the Exchange Ratio. The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to the approval of the stockholders of each of the Company and Prosoft, effectiveness of the Form S-4 Registration Statement to be filed by Prosoft, regulatory approvals, satisfactory agreements with certain creditors and other customary closing conditions. We anticipate that a joint proxy statement and registration statement on Form S-4 will be filed by Prosoft in the near future.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of February 22, 2004

among

TRINITY LEARNING CORPORATION

PROSOFTTRAINING

and

MTX ACQUISITION CORP.

A-i

A-ii

EXHIBITS

Intentionally Omitted	A
Intentionally Omitted	B
Intentionally Omitted	C
Company Certificate	D
Parent Certificate	E

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 22, 2004, is among Trinity Learning Corporation, a Utah corporation (the “Company”), ProsoftTraining, a Nevada corporation (“Parent”), and MTX Acquisition Corp., a Utah corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”). Certain capitalized and non-capitalized terms used herein are defined in Section 10.11.

RECITALS

WHEREAS, the boards of directors of the Company, Parent and Merger Sub each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), and the boards of directors of the Company, Parent and Merger Sub have declared the Merger advisable and fair to, and in the best interests of, their respective stockholders and will recommend the Merger to such stockholders;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of stock of the Company shall be converted into shares of common stock, par value $.001 per share, of Parent (collectively, “Parent Common Stock”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Utah Revised Business Corporation Act (the “URBCA”), the Company shall be merged with and into Merger Sub (the “Merger”). Following the Merger, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Company shall cease.

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”) with the Department of Commerce Division of Corporations and Commercial Code of the State of Utah (the “Division”) in such form as required by, and executed in accordance with, the relevant provisions of the URBCA, as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective upon the filing of such Articles of Merger with the Division or at such later time as agreed in writing by Parent and the Company and specified in the Articles of Merger (the “Effective Time” and the date on which the Effective Time falls shall be referred to herein as the “Effective Date”).

SECTION 1.3 Closing of the Merger. The closing of the Merger (the “Closing”) will take place as soon as practicable at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Parsons, Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah 84111, or at such other time, date or place as agreed to in writing by the parties hereto.

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the URBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Articles of Incorporation and Bylaws. Effective immediately following the Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law (as hereinafter defined); provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended to provide that the name of the corporation is Trinity Learning Corporation Effective immediately following the Merger, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 1.6 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.7 Officers. The executive officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.8 Corporate Headquarters. The corporate headquarters of the Surviving Corporation shall be located at 1831 Second Street, Berkeley, California 94710. The Surviving Corporation shall maintain operating offices at 410 N. 44th Street, Suite 600, Phoenix, AZ 85008 and such other places around the world as it may determine is in the best interest of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

SECTION 2.1 Conversion of Shares.

(a) At the Effective Time, each issued and outstanding share of the common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) At the Effective Time, each share of common stock, no par value, of the Company, (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (individually, a “Share” and collectively, the “Shares”) (other than (i) Shares held by the Company and (ii) Shares held by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive one (1) share of Parent Common Stock (referred to herein as the “Exchange Ratio” as may be adjusted pursuant to Section 9.4(iii), and all such shares of Parent Common Stock issued pursuant to this Section 2.1(b), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7, being referred to herein as the “Merger Consideration”). At the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each holder of a certificate representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon surrender of such certificate in accordance with this Article II.

(c) At the Effective Time each Share of Company Common Stock held by the Company, Parent or any of their Subsidiaries shall be cancelled and extinguished without any consideration therefor.

(d) The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock) reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Notwithstanding subsections (a) through (d), above, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Part 13 of the URBCA (“Dissenter’s Shares”) shall not be converted into the right to receive Parent Common Stock, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Parent Common Stock. The Company shall give Parent prompt written notice of any demands received for appraisal of Dissenters’ Shares, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.2 Stock Options, Warrants and Convertible Notes.

(a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company’s stock option plans or arrangements (collectively, the “Company Option Plans”)) shall take such action, and the Company shall obtain all such agreements and consents, if any, as may be required to effect the following provisions of this Section 2.2. As of the Effective Time each outstanding option to purchase shares of Company Common Stock pursuant to the Company Option Plans (a “Company Stock Option”) shall be replaced by a new substitute option to purchase shares of Parent Common Stock (in each case, an “Assumed Stock Option”) as follows:

(i) In the case of any Company Stock Option, (x) the number of shares of Parent Common Stock subject to the Assumed Stock Option shall be the product (rounded up to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, and (y) the exercise price per share under the Assumed Stock Option shall be the quotient (truncated to the nearest $.01) of the exercise price per share of Company Common Stock under the Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio.

(ii) Each Assumed Stock Option shall be subject to the same expiration date and vesting provisions as were applicable to the relevant Company Stock Option immediately prior to the Effective Time.

(b) As of the Effective Time, the obligation to issue shares of the Company Common Stock upon exercise of each outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”) shall be assumed by Parent (in each case, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same expiration date and other terms as were applicable to the relevant Company Warrant immediately prior to the

Effective Time. The number of shares of Parent Common Stock subject to the Assumed Warrant shall be the product (rounded up to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Warrant multiplied by the Exchange Ratio, and the exercise price per share under the Assumed Warrant shall be the quotient (truncated to the nearest $.01) of the exercise price per share of Company Common Stock under the Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio.

(c) As of the Effective Time, the obligation to issue shares of Company Common Stock upon conversion of each outstanding promissory note or other indebtedness of the Company (or its Subsidiaries) convertible into shares of Company Common Stock (a “Company Convertible Note”) shall be assumed by Parent (in each case, an “Assumed Convertible Note”). The conversion price per share under the Assumed Convertible Note shall be the quotient (truncated to the nearest $.01) of the conversion price per share of the Company Common Stock under the Company Convertible Note immediately prior to the Effective Time divided by the Exchange Ratio.

SECTION 2.3 Exchange Fund. Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares (other than Parent, the Company and any of their respective Subsidiaries), certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, sufficient cash amounts payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends and other distributions payable pursuant to Section 2.5. Any cash and certificates of Parent Common Stock, together with any dividends or distributions with respect thereto, deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

SECTION 2.4 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose shares were converted pursuant to Section 2.1(b) into Parent Common Stock (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate or certificates representing that number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 and (B) any dividends or distributions to which such holder is entitled pursuant to Section 2.5 and cash in lieu of fractional shares pursuant to Section 2.7, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such shares of Parent Common Stock.

SECTION 2.6 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights under the URBCA pertaining to the Shares.

SECTION 2.7 No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price on the NASDAQ SmallCap Market for a share of Parent Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

SECTION 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 2.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of parent Common Stock to which such holders are entitled pursuant to Section 2.5.

SECTION 2.9 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, or any directors, officers, employees or agents of each of the foregoing shall be liable to any Person in respect of any Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments promptly shall be paid to Parent.

SECTION 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 2.12 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

SECTION 2.13 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent (in its capacity as Exchange Agent) or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5 and the Certificates so presented shall be cancelled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), or in the amendments to certain sections of the Company Disclosure Schedule permitted by Section 7.15 hereof, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

SECTION 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries is, or will be as of the Effective Time, a corporation or legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

(b) Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity.

(c) The Company is, and each of its Subsidiaries is or will be as of the Effective Time, duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d) The Company has heretofore delivered to Parent accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of the Company. The Company has heretofore delivered to Parent accurate and complete copies of the charter or certificate of incorporation and bylaws (or other similar organizational and governing documents), as currently in effect, of each of its Subsidiaries.

SECTION 3.2 Capitalization of the Company and Its Subsidiaries.

(a) The authorized stock of the Company consists of: (i) 110,000,000 shares of Company Common Stock, of which 25,661,122 shares are issued and outstanding as of the date hereof and held by less than 1,000 stockholders, and (ii) 10,000,000 shares of Preferred Stock, no par value, no shares of which are issued and outstanding. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 3,492,000 Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company’s 2002 Stock Plan. Except as set forth above or listed in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company; (iii) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligations of the Company or any of its Subsidiaries to issue, any stock, voting securities, or securities convertible into or exchangeable for stock or voting securities of the Company; or (iv) equity equivalents, interests in the ownership or earnings of the Company, or other similar rights (including stock appreciation rights) (collectively, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company (other than the Company Voting Agreement).

(b) Except as provided in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including, any restriction on the right to vote or sell the same) except as may be provided as a matter of Law. Except as provided in Section 3.2(b) of the Company Disclosure Schedule, there are no debt or equity securities of the Company or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement, or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. Except as provided in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company. None of the Company’s Subsidiaries owns any capital stock of the Company. For purposes of this Agreement, “Lien” means, in respect of any asset (including any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

SECTION 3.3 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal, and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) As of the date hereof, the Board of Directors of the Company (the “Company Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for the Company (the “Company Requisite Vote”) is the only vote of the holders of any class or series of stock of the Company necessary to approve and adopt this Agreement and approve the Merger. Holders of Shares have dissenters’ rights in connection with the Merger.

SECTION 3.4 SEC Reports; Financial Statements. Except as provided on Section 3.4 of the Company Disclosure Schedule, Since February 1, 2002, the Company has filed all forms, reports and documents with the SEC required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act” and the “Company SEC Reports”, respectively), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Company SEC Reports were filed. None of the Company SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended prior to the date hereof by a subsequently filed Company SEC Report. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly presented, in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries, in each case as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of footnote disclosure and to normal year-end adjustments). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2003, as set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, and “Company Balance Sheet Date” means September 30, 2003. Since the Company Balance Sheet Date, there has not been any change, or any application or request for any change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes, other than as a result of any changes under GAAP or other relevant accounting principles or changes required by any applicable Tax rule or regulation.

SECTION 3.5 No Undisclosed Liabilities. There are no material liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which are required to be reflected in its financial statements (or in the notes thereto) in accordance with GAAP, other than: (a) liabilities disclosed, provided for or reserved against in the Company Balance Sheet or in the notes thereto; (b) liabilities arising in the ordinary course of business after the date of the Company Balance Sheet; (c) liabilities disclosed in the Company SEC Reports prior to the date hereof; (d) liabilities arising under this Agreement; and (e) liabilities disclosed in the Company Disclosure Schedule.

SECTION 3.6 Absence of Changes. Except as contemplated by this Agreement or as set forth in Section 3.6 of the Company Disclosure Schedule and except as and to the extent publicly disclosed in the Company’s SEC Reports prior to the date hereof, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

(a) any event, occurrence or development which had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or (except to the Company or other Subsidiaries) any Subsidiary, any split, combination or reclassification of any shares of capital stock of the Company or any Subsidiary, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Company or Subsidiary securities;

(c) any amendment or change to the certificate of incorporation or bylaws of the Company or any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or any such Subsidiary under such security;

(d) (i) any incurrence or assumption by the Company or any Subsidiary of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) as permitted by Section 5.1, or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any of its Subsidiaries for the obligations of any other Person (other than any wholly owned Subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

(e) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary and usual course of business consistent with past practice;

(f) any making of any loan, advance or capital contribution to or investment in any Person by the Company or any of its Subsidiaries other than (i) as permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned Subsidiaries of the Company, (iii) loans or advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) extensions of credit to customers in the ordinary course of business consistent with past practice;

(g) any contract or agreement entered into by the Company or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business, other than contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

(h) any modification, amendment, assignment, termination or relinquishment by the Company or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(i) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

(j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries exceeding the amounts set forth in the Company’s severance plans or agreements listed in Sections 3.13(a) or 3.18 of the Company Disclosure Schedule; (ii) entering into of any employment, deferred compensation, severance, consulting, termination or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries whose annual cash compensation exceeds $80,000; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices;

(k) any change or amendment of the contracts, salaries, wages or other compensation of any officer, director, employee, agent or other similar representative of the Company or any of its Subsidiaries whose annual cash compensation exceeds $80,000 other than changes or amendments that do not and will not result in increases of more than five percent in the salary, wages or other compensation of any such Person;

(l) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law or GAAP;

(m) any entering into of any contract with an officer, director, employee, agent or other similar representative of the Company or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days’ notice; or

(n) any (i) making or revoking of any material election relating to Taxes, (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes.

SECTION 3.7 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement pursuant to the Merger (the “S-4”), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy statement/prospectus relating to the Company Stockholder Meeting and Parent Stockholder Meeting to be held in connection with the Merger (the “Joint Proxy Statement”) will, at the date mailed to stockholders and at the times of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Joint Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation is made under this Section 3.7 with respect to any statements made or incorporated by reference in the S-4 o the Joint Proxy Statement based on information supplied by the Parent specifically for inclusion or incorporation by reference therein.

SECTION 3.8 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any comparable requirements of foreign Governmental Entities (as defined below), the filing and acceptance for record of the Articles of Merger as required by the URBCA, and such other filings, permits, consents and approvals which, if not obtained or made, are not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

SECTION 3.9 No Default. Neither the Company nor any of its Subsidiaries is in violation of any term of (i) its charter, certificate or articles of incorporation or bylaws (or other similar organizational or governing documents), (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any domestic or foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity (“Law”) applicable to the Company, its Subsidiaries or any of their respective assets or properties, the consequence of which violation is reasonably expected to (A) have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (B) prevent or materially delay the performance of this Agreement by the Company. Except as provided in Section 3.9 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (A) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation or bylaws (or other similar organizational or governing documents) of the Company or any of its Subsidiaries, (ii) any material agreement, note, bond, mortgage, indenture, contract, lease, Company Permit or other obligation or right to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, or (iii) any applicable Law, except in the case of clause (ii) and (iii) where any of the foregoing is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (B) result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien upon any of the material assets or properties of the Company or any of its Subsidiaries pursuant to any such term.

SECTION 3.10 Real Property.

(a) Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, no real property is owned, leased or used by the Company or its current Subsidiaries in the course of their respective businesses. The address, general use of, and period of ownership or occupancy of all of the real property owned in fee by the Company and its Subsidiaries (the “Company Owned Facilities” and, individually referred to herein as a “Company Owned Facility”) and all of the real property the Company and its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, pursuant to any lease, sublease, or other occupancy agreement (the “Company Leased Facilities” and individually referred to herein as a “Company Leased Facility”) are set forth in Section 3.10 of the Company Disclosure Schedule. No real property is owned, leased or used by the Company or its current Subsidiaries in the course of their respective businesses other than the Company Owned Facilities and Company Leased Facilities.

(b) With respect to each Company Owned Facility and except as set forth on the Company Balance Sheet, the Company Disclosure Schedule, or in the Company SEC Reports:

(i) the Company or its Subsidiary has good and marketable title to Company Owned Facilities free and clear of all Liens, except (x) Taxes and general and special assessments not in default and payable without penalty and interest, and (y) Liens, easements, covenants and other restrictions or imperfections of title that do not materially impair the current use, occupancy, or value in excess of any indebtedness secured by such Lien, or the marketability of title of such Company Owned Facilities;

(ii) to the Company’s Knowledge, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any Company Owned Facility or other matters affecting materially and adversely the current use, occupancy or value thereof;

(iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than wholly-owned Subsidiaries of the Company) the right of use or occupancy of any portion of any Company Owned Facility that materially adversely affect the Company’s use of the property;

(iv) there are no outstanding options or rights of first refusal to purchase any Company Owned Facility, or any portion thereof or interest therein;

(v) there are no parties (other than the Company or its Subsidiaries) in possession of any Company Owned Facility, other than tenants under any leases to be provided to Parent who are in possession of space to which they are entitled; and

(vi) all facilities located on Company Owned Facilities are now, and will be at the time of Closing, in good operating condition and repair, and structurally sound and free of known defects, with no material alterations or repairs required thereto (other than ordinary and routine maintenance and repairs) under applicable Laws, Company Permits or insurance company requirements. To the Company’s Knowledge, all such Company Owned Facilities have been operated and maintained in all material respects in accordance with applicable Laws and Company Permits. All such Company Owned Facilities are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the uses to which such Company Owned Facility is being put and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

(c) With respect to each Company Leased Facility:

(i) the Company will make available to Parent a true, correct, and complete copy of the lease, sublease or other occupancy agreement for such Company Leased Facility (and all modifications, amendments, and supplements thereto and all side letters to which Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (each such agreement is referred to herein as a “Company Real Property Lease”);

(ii) to the Company’s Knowledge, the Company or its Subsidiary has a good and valid leasehold interest in such Company Leased Facility free and clear of all Liens, except (x) Taxes and general and special assessments not in default and payable without penalty and interest, and (y) easements, covenants and other restrictions that do not materially impair the current use, occupancy or value, or the marketability of the Company’s or its Subsidiary’s interest in such real property;

(iii) to the Company’s Knowledge, each Company Real Property Lease constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, and is in full force and effect;

(iv) all rent and other sums and charges payable by the Company or its Subsidiary as tenant under the Company Real Property Lease covering the Company Leased Facility are current, no termination event or condition or uncured default on the part of the tenant or, to the Company’s Knowledge, the landlord, exists under any Company Real Property Lease. No party to such Company Real Property Lease has given written notice to the Company or its Subsidiary or made a claim in writing against the Company or its Subsidiary in respect of any breach or default thereunder; and

(v) neither the Company nor its Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in the Company Leased Facility.

SECTION 3.11 Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there is no other suit, claim, action, proceeding or, to the Company’s Knowledge, investigation, pending or, to the Company’s Knowledge, threatened which is reasonably expected to have, individually and in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in Section 3.11 of the Company Disclosure Schedule or the Company SEC Reports, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company’s Knowledge, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of the Company or any of its Subsidiaries which is reasonably expected to give rise to a claim for contribution or indemnification against the Company or any of its Subsidiaries. Notwithstanding the foregoing, any shareholder litigation or litigation by any Governmental Entity, in each case brought or threatened against the Company or any officer, director, employee or agent of the Company in any respect of this Agreement or the transactions contemplated hereby, shall not be deemed to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

SECTION 3.12 Compliance with Applicable Law; Permits. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The businesses and operations of the Company and its Subsidiaries comply in all respects with all Laws applicable to the Company or its Subsidiaries, except where the failure to so comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

SECTION 3.13 Employee Plans

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of:

(i) all material “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, including, but not limited to, (i) all severance plans or arrangements other than any such plan or arrangement (x) under which severance benefits do not exceed two weeks’ salary for each year of employment or, in the case of employees whose annual cash compensation exceeds $80,000, three months’ salary, or (y) which is legally mandated by applicable non-U.S. law; and (ii) all supplemental or U.S. non-qualified retirement plans or arrangements which provide benefits to any employee whose annual cash compensation exceeds $80,000 or benefits in excess of $5,000 for each year of employment (the “Benefit Plans”); and

(ii) all employment, consulting, termination, severance or individual compensation agreements (other than any such agreement which is terminable within 90 days without liability or at any time without liability exceeding two weeks’ salary for each year of employment or, in the case of employees whose annual cash compensation exceeds $80,000, three months’ salary, or is legally mandated by applicable non-U.S. law); all stock award, stock option, stock purchase or other equity-based (including phantom stock or stock appreciation rights) plans or arrangements; all material bonus or other incentive compensation plans or agreements (including, but not limited to, any such plan or agreement covering any officer or employee whose annual cash compensation exceeds $80,000); all material salary continuation or deferred compensation plans or agreements (including, but not limited to, any such plan or agreement covering any current or former officer or employee whose annual cash compensation exceeds $80,000; in each case, as to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) (the “Employee Arrangements”).

(b) A complete and correct copy of each Employee Arrangement, including the forms of stock option grant agreements generally used to make grants under the Company Option Plans, has been provided to Parent. In respect of each Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been provided to Parent: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, none of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multi-employer plan described in Section 3(37) of ERISA, and the Company and its Subsidiaries do not have any material obligation or liability (contingent or otherwise) in respect of any such plans. The Company and its Subsidiaries are not members of a group of trades or businesses (other than that consisting of the Company and its Subsidiaries) under common control or treated as a single employer pursuant to Section 414 of the Code.

(d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have received a favorable determination letter from the IRS and the Company has no Knowledge that any event has occurred since the date of such letter that could cause the IRS to revoke such determination. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(e) In all material respects, all contributions or other payments required to have been made by the Company and its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made or have been accrued in the Company’s financial statements.

(f) The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws and no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Benefit Plan or Employee Arrangement, except where the failure to so maintain and administer such Benefit Plans or the exclusion of any such individuals is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(g) There are no pending or, to the Company’s Knowledge, threatened actions, claims, or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by Persons claiming benefits thereunder), and, to the Knowledge of the Company, there are no facts or circumstances which could form a reasonable basis for any of the foregoing, except for such actions, claims or proceedings which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(h) The Company and its Subsidiaries do not have any material obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant’s beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, (iii) as may be required by a foreign jurisdiction, or (iv) through the last day of the calendar month in which the participant terminates employment with the Company or any Subsidiary of the Company.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, none of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

(j) Except as disclosed in Section 3.13(j) of the Company Disclosure Schedule or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former, or retired) of the Company or any of its Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement (determined without regard to the “materiality” limits set forth in the definitions of such terms), or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits.

(k) Except as disclosed in Section 3.13(k) of the Company Disclosure Schedule, each of the Benefit Plans covering employees outside of the United States is funded in all material respects through adequate reserves on the financial statements of the Company or its Subsidiaries, insurance contracts, annuity contracts, trust funds or similar arrangements. The benefits and compensation under the Benefit Plans and Employee Arrangements covering employees outside of the United States are no more than customary and reasonable for the country in which such employees work and the industry in which the Company and its Subsidiaries conduct their business.

(l) The aggregate number of shares of Company Common Stock purchasable under all outstanding purchase rights under the Company Option Plans does not exceed the maximum number of shares remaining available for issuance under such plan.

SECTION 3.14 Labor Matters.

(a) The Company and its Subsidiaries are not parties to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. There are no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the last twelve months, to the Company’s Knowledge, there have been no organizing activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries.

(b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries which, if individually or collectively resolved against the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries which, if individually or collectively resolved against the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and, to the Knowledge of the Company, there are no facts or circumstances which could form a reasonable basis for any of the foregoing.

(d) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), in respect of the Company or any of its Subsidiaries within the six months prior to the Effective Time.

(e) All employees of the Company and its Subsidiaries possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of the Company and its Subsidiaries, except where the failure to possess such passports, visas, permits or other authorizations would not, individually or in the aggregate, reasonably be expected to materially affect the conduct of business by the Company or its Subsidiaries. The Company and its Subsidiaries, and their employees, have complied in all material respects with all applicable immigration and similar Laws.

SECTION 3.15 Environmental Matters.

(a) For purposes of this Agreement:

(i) “Environmental Law” means all federal, state, local or foreign Law, or other legal requirement regulating or prohibiting Releases of Hazardous Materials into the indoor or outdoor environment, or pertaining to the protection of natural resources or wildlife, the environment or public and employee health and safety or pollution or the exposure to Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C.

Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Atomic Energy Act (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Communications Act (47 U.S.C. Section 151 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”), as such laws or other legal requirements have been and may be amended or supplemented through the Closing Date;

(ii) “Hazardous Material” means any substance, material or waste which is regulated pursuant to any applicable Environmental Law as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “source material,” “special nuclear material,” “byproduct material,” “high-level radioactive waste,” “low-level radioactive waste,” “spent nuclear material” or “radio frequency” and includes petroleum, petroleum products and petroleum by-products and waste;

(iii) “Release” means any release, spill, emission, leaking, pumping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property currently or formerly owned, operated or leased by the applicable party or its Subsidiaries; and

(iv) “Remedial Action” means all actions, including any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, remediate or address any Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

(b) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(i) The operations of the Company and its Subsidiaries are in material compliance with all Environmental Laws, and the Company is not aware of any facts, circumstances or conditions which, without significant capital expenditures, would prevent material compliance in the future;

(ii) To the Company’s Knowledge, the Company and its Subsidiaries have obtained all Company Permits, required under applicable Environmental Laws for the continued operations of their respective businesses; the Company and its Subsidiaries have made all material filings, reports and notices required under any Environmental Law for the past and future operations of their respective businesses;

(iii) The Company and its Subsidiaries are not subject to any outstanding written orders or material contracts or agreements with any Governmental Entity or other Person respecting (A) Environmental Laws, (B) any Remedial Action, (C) any Release or threatened Release of a Hazardous Material, or (D) an assumption of responsibility for environmental claims of another Person or entity;

(iv) The Company and its Subsidiaries have not received any written communication alleging, in respect of any such party, the material violation of or liability (real or potential) under any Environmental Law; or requesting, with respect to any such party, information with respect to an investigation pursuant to CERCLA, or any foreign or state counterpart thereto, or any other Environmental Law;

(v) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material contingent liability in connection with any Remedial Action or the Release of any Hazardous Material (whether on-site or off-site) or employee or third party exposure to Hazardous Materials;

(vi) The current operations of the Company and its Subsidiaries do not involve the generation, transportation, treatment, storage or disposal of Hazardous Materials. To the Company’s Knowledge, there has been no disposal by the Company or its Subsidiaries of any Hazardous Materials on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state law;

(vii) To the Company’s Knowledge, there is not now nor has there been in the past, on, in or at any Company Owned Facility, Company Leased Facility, Former Company Facility (defined as all of the real property formerly owned, leased or used, other than those used solely for office or administrative purposes, by the Company or any of its current or former Subsidiaries or corporate predecessors in interest at any time in the past), or any other facility for which the Company or its Subsidiaries has assumed responsibility for environmental claims, any of the following: (A) any underground storage tanks; (B) landfills, dumps or surface impoundments; (C) any planned, ongoing or completed Remedial Action; (D) any asbestos-containing materials; or (E) any polychlorinated biphenyls;

(viii) There is not now, nor to the Company’s Knowledge, has there been in the past, on, in or at any Company Owned Facility, Company Leased Facility, Former Company Facility, or any other facility for which the Company or its Subsidiaries has assumed responsibility for environmental claims, any site on or nominated for the National Priority List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or published pursuant to any comparable foreign or state law; and

(ix) No judicial or administrative proceedings are pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries alleging the material violation of or seeking to impose material liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no investigations pending or threatened against the Company or any of its Subsidiaries under Environmental Laws.

(c) The Company will make available to Parent copies of all material environmentally related assessments, audits, investigations, or similar reports (and, upon reasonable specific request, sampling reports) in its possession or control and which were prepared in the last five years (and, upon reasonable specific request, earlier information) relating to the Company or its Subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or its Subsidiaries, including any Company Owned Facility, Company Leased Facility, or Former Company Facility.

SECTION 3.16 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed) all Tax Returns required to be filed by it (or on its behalf). All such Tax Returns are complete and correct in all material respects. The Company and its Subsidiaries have paid all Taxes due for the periods covered by such Tax Returns. The most recent Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such Company SEC Reports. The Company has previously delivered (or will deliver prior to the Effective Date) to Parent copies of (i) all federal, state, local and foreign income and franchise Tax Returns filed by the Company and its Subsidiaries relating to any taxable periods of the Company or any of its Subsidiaries that remains subject to audit under applicable statutes of limitations; and (ii) any audit report issued within the last three years (or otherwise in respect of any audit or investigation in progress) relating to Taxes due from or in respect of the Company or its Subsidiaries.

(b) No material deficiencies for any Taxes have been proposed, asserted, or assessed against the Company or its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney in respect of any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised by the relevant taxing authority during any presently pending audit or examination. All income and franchise Tax Returns filed by or on behalf of the Company and its Subsidiaries for the taxable years ended on or prior to September 30, 2000 have been reviewed by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(c) No material Liens for Taxes exist in respect of any assets or properties of the Company or its Subsidiaries, except for statutory Liens for Taxes not yet due.

(d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (whether or not written) (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar or analogous group defined under a similar or analogous state, local or foreign Law) other than an affiliated group the common parent of which is the Company, or (ii) has any liability under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise for Taxes of any affiliated group of which the Company is not the common parent.

(f) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, there are no employment, severance, or termination agreements or other compensation arrangements currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to a payment which is nondeductible by reason of Section 280G of the Code.

(h) The Company and its Subsidiaries have complied in all material respects with all Laws applicable to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(i) No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries have received a written notice of any pending audit or proceeding.

(j) Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or its Subsidiaries or has any Knowledge that a taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or its Subsidiaries.

(k) Except as set forth in Section 3.16(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code, provided that no representation or warranty is made as to performance-based or equity-based compensation.

(l) Neither the Company nor any of its Subsidiaries has received any private letter rulings from the IRS or comparable rulings from other taxing authorities.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) Neither the Company nor any of its Subsidiaries (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulation Section 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law; or (ii) has “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulation Section 1.1502-19, or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law.

For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local or foreign Taxes, charges, fees, imposts, duties, levies, gaming or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement. “Tax Returns” means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including amendments thereof and attachments thereto.

SECTION 3.17 Absence of Questionable Payments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.18 Material Contracts.

(a) Set forth in Section 3.18(a) of the Company Disclosure Schedule and/or the Company’s SEC Filings, is a list of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are bound that are material to the business, assets or properties of the Company and its Subsidiaries taken as a whole, including, to the extent any of the following are, individually or in the aggregate, material to the business, assets or properties of the Company and its Subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, any contract to which the Company or any of its Subsidiaries is a party involving employees of the Company), but excluding normal indemnification provisions under license or sale contracts; (ii) licensing, merchandising or distribution agreements involving the payment of more than $50,000 per year; (iii) contracts granting a right of first refusal or first negotiation involving in excess of $50,000; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material assets or properties of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since December 31, 2003; (vi) contracts or agreements with any Governmental Entity involving the payment of more than $50,000 per year; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred, in each case involving in excess of $50,000; (viii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business; (ix) assembly (packaging), testing, or supply agreements, in each case, involving in excess of $50,000;

and (x) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1, the “Company Material Contracts”). Section 3.18 of the Company Disclosure Schedule sets forth a list of all Company Material Contracts and the Company has heretofore made available to Parent true, correct, and complete copies of all such Company Material Contracts.

(b) To the Company’s Knowledge, each of the Company Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, and is in full force and effect. There is no material default under any Company Material Contract either by the Company (or its Subsidiaries) or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a default thereunder by the Company (or its Subsidiaries) or, to the Company’s Knowledge, any other party. As of the date hereof, no party has notified the Company in writing that it intends to terminate or fail to extend its contract with the Company within one year of the date of the Agreement, except for any such termination or failure as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c) No party to any such Company Material Contract has given notice to the Company of or made a claim against the Company in respect of any material breach or default thereunder.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, no consent of any third party is required under any Company Material Contract as a result of or in connection with, and the enforceability of any Company Material Contract will not be affected in any manner by, the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.19 Subsidies. Section 3.19 of the Company Disclosure Schedule sets forth a list of all material grants, subsidies and similar arrangements directly or indirectly between or among the Company or any of its Subsidiaries, on the one hand, and any domestic or foreign Governmental Entity or any other Person, on the other hand. Except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested, sought, applied for or entered into any material grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other Person.

SECTION 3.20 Intellectual Property.

(a) As used herein, the term “Intellectual Property” means domestic and foreign letters patent, patents, patent applications, patent licenses, know-how licenses, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, databases, software licenses, trade names, trade secrets, technical Knowledge, know-how, confidential information, customer lists, proprietary processes, techniques, formulae, and related ownership, use and other rights (including rights of renewal and rights to sue for past, present and future infringements or misappropriations thereof).

(b) To the Company’s Knowledge, and except as are not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole: (i) each item of Intellectual Property is in compliance with applicable legal requirements relating to the enforceability or maintenance of such item (including payment of filing, examination and maintenance fees and proofs of working or use, as applicable) other than any requirement that if, not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the item of Intellectual Property in question, and the Company has taken reasonable steps to protect such Intellectual Property; (ii) the Company and its Subsidiaries own or have the right to use, free and clear of all Liens, all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted; (iii) each material item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Effective Time will be owned or available for use by Parent and the Surviving Corporation immediately subsequent to the Effective Time; (iv) the Company and its Subsidiaries have taken all action deemed by the Company or the relevant Subsidiary to be necessary or reasonable, but in no event less than all commercially reasonable action, to protect and preserve the confidentiality of all technical Intellectual Property not otherwise protected by patents, patent applications or copyrights; (v) the Company has had and continues to have a requirement that all employees of the Company and its Subsidiaries must execute a non-disclosure agreement which includes an agreement to assign to the Company or its Subsidiaries all rights to Intellectual Property originated or invented by such employee relating to the business of the Company and its Subsidiaries; and (vi) no trade secret or confidential know-how material to the business of the Company or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s or such Subsidiary’s proprietary interests in and to such trade secrets and confidential know-how.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation that remains unresolved and, if decided adversely to the Company, would be reasonably likely to have a Material Adverse Effect on the Company and Subsidiaries taken as a whole. No third party has, to the Company’s Knowledge, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiaries, except where such actions are not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d) Section 3.20(d) of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission that either (i) if such license, sublicense, agreement or permission were denied, would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole, or (ii) includes any unsatisfied obligation to pay any royalty amount or any obligation to pay a royalty, whether fixed or determined based on usage, following the Effective Date in excess of $10,000. To the Company’s Knowledge, in respect of each such item of used Intellectual Property:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the licenses, sublicenses, agreements or permissions will in all material respects continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time;

(iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder such as would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted (i) any exclusive licenses (other than implied patent licenses in the ordinary course of business) in any patents owned by the Company or any of its Subsidiaries or (ii) any exclusive licenses in any other Intellectual Property owned by the Company or any of its Subsidiaries to any third party.

(f) Except as may have been given in connection with patent licenses set forth in Section 3.20(e) of the Company Disclosure Schedule or given in the ordinary course of business within the scope of the Company’s standard terms and conditions of sale, neither the Company nor any of its Subsidiaries has entered into any material agreement to indemnify any other Person against any charge of infringement or misappropriation of any Intellectual Property.

(g) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s or any of its Subsidiaries’ rights to own any of its Intellectual Property except as are not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, nor (ii) require the consent of any Governmental Entity or third party in respect of any such Intellectual Property that, if not obtained, is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

SECTION 3.21 Opinion of Financial Advisor. The Company Board has received an oral opinion from its financial advisor prior to the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

SECTION 3.22 Brokers. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person (other than the Company’s Financial Advisor, a true and correct copy of whose engagement letter has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

SECTION 3.23 URBCA § 203. The restrictions contained in Title 61 Chapter 6 of the Utah Code (i.e., The Utah Control Shares Acquisitions Act) will not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreement or the consummation of the Merger. No other antitakeover Laws of any state are applicable to this Agreement, the Company Voting Agreement, or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) or in the amendments to certain sections of the Parent Disclosure Schedule permitted by Section 7.15 hereof, Parent and Merger Sub hereby represent and warrant to the Company as follows:

SECTION 4.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent and Merger Sub and each of their Subsidiaries is, or will be as of the Effective Time, a corporation or legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

(b) Exhibit 21 to Parent’s Annual Report on Form 10-K on October 22, 2001 sets forth a list of all Subsidiaries of Parent. Except as listed therein or in Section 4.1 of the Parent Disclosure Schedule, neither Parent nor Merger Sub owns, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity.

(c) Each of Parent and Merger Sub is, and each of their Subsidiaries is or will be as of the Effective Time, duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(d) Each of Parent and Merger Sub has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Parent and Merger Sub. Each of Parent and Merger Sub has heretofore delivered to the Company accurate and complete copies of the charter or certificate of incorporation and bylaws (or other similar organizational and governing documents), as currently in effect, of each of its Subsidiaries.

SECTION 4.2 Capitalization of Parent and Its Subsidiaries.

(a) The authorized stock of Parent consists of 75,000,000 shares of Parent Common Stock, of which 24,221,326 shares are issued and 24,209,414 are outstanding (the Parent Common Stock is sometimes referred to herein as the “Parent Shares”). All of the issued and outstanding Parent Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 3,074,880 Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Parent Stock Options issued pursuant to Parent’s stock option plans. Except as set forth above or listed in Section 4.2(a) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of stock or other voting securities of Parent; (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of stock or voting securities of Parent; (iii) options or other rights to acquire from Parent or any of its Subsidiaries, and no obligations of Parent or any of its Subsidiaries to issue, any stock, voting securities, or securities convertible into or exchangeable for stock or voting securities of Parent; or (iv) equity equivalents, interests in the ownership or earnings of Parent, or other similar rights (including stock appreciation rights) (collectively, “the Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any the Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Parent (other than the Parent Voting Agreement).

(b) Except as provided in Section 4.2(b) of Parent Disclosure Schedule, all of the outstanding capital stock of Parent’s Subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including, any restriction on the right to vote or sell the same) except as may be provided as a matter of Law. Except as provided in Section 4.2(b) of Parent Disclosure Schedule, there are no debt or equity securities of Parent or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its Subsidiaries, and no other contract, understanding, arrangement, or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of Parent. Except as provided in Section 4.2(b) of Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or its Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of Parent. None of Parent’s Subsidiaries owns any capital stock of Parent. For purposes of this Agreement, “Lien” means, in respect of any asset (including any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

SECTION 4.3 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than, in respect of the Merger and this Agreement, Parent Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal, and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) As of the date hereof, the Board of Directors of Parent (the “Parent Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, Parent and its stockholders; and (ii) to recommend that the stockholders of Parent approve and adopt this Agreement and approve the Merger. Parent Board has directed that this Agreement be submitted to the stockholders of Parent for their approval and adoption. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for Parent (the “Parent Requisite Vote”) is the only vote of the holders of any class or series of stock of Parent necessary to approve and adopt this Agreement and approve the Merger.

SECTION 4.4 SEC Reports; Financial Statements. Since October 31, 2001, Parent has filed all forms, reports and documents with the SEC required to be filed by it under the Securities Act and the Exchange Act (the “Parent SEC Reports”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Parent SEC Reports were filed. None of the Parent SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended prior to the date hereof by a subsequently filed the Company SEC Report. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly presented, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries, in each case as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of footnote disclosure and to normal year-end adjustments). For purposes of this Agreement, “the Parent Balance Sheet” means the consolidated balance sheet of Parent as of October 31, 2003, as set forth in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003, and “the Parent Balance Sheet Date” means October 31, 2003. Since the Parent Balance Sheet Date, there has not been any change, or any application or request for any change, by Parent or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes, other than as a result of any changes under GAAP or other relevant accounting principles or changes required by any applicable Tax rule or regulation.

SECTION 4.5 No Undisclosed Liabilities. There are no material liabilities of Parent or Merger Sub or any of their Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which are required to be reflected in its financial statements (or in the notes thereto) in accordance with GAAP, other than: (a) liabilities disclosed, provided for or reserved against in Parent Balance Sheet or in the notes thereto; (b) liabilities arising in the ordinary course of business after the date of Parent Balance Sheet; (c) liabilities disclosed in the Parent SEC Reports prior to the date hereof; (d) liabilities arising under this Agreement; and (e) liabilities disclosed in Section 4.5 of the Parent Disclosure Schedule.

SECTION 4.6 Absence of Changes. Except as contemplated by this Agreement or as set forth in Section 4.6 of the Parent Disclosure Schedule and except as and to the extent publicly disclosed in the Parent’s SEC Reports prior to the date hereof, since the Parent Balance Sheet Date, Each of Parent, Merger Sub and their Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

(a) any event, occurrence or development which had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

(b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Parent or (except to Parent or other Subsidiaries) any Subsidiary, any split, combination or reclassification of any shares of capital stock of Parent or any Subsidiary, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any Parent or Subsidiary securities;

(c) any amendment or change to the certificate of incorporation or bylaws of Parent or Merger Sub or any amendment of any term of any outstanding security of Parent or any of its Subsidiaries that would materially increase the obligations of Parent or any such Subsidiary under such security;

(d) (i) any incurrence or assumption by Parent or any Subsidiary of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) as permitted by Section 6.1, or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any of its Subsidiaries for the obligations of any other Person (other than any wholly owned Subsidiary of Parent), other than in the ordinary and usual course of business consistent with past practice;

(e) any creation or assumption by Parent or any of its Subsidiaries of any Lien on any material asset of Parent or any of its Subsidiaries other than in the ordinary and usual course of business consistent with past practice;

(f) any making of any loan, advance or capital contribution to or investment in any Person by Parent or any of its Subsidiaries other than (i) as permitted by Section 6.1, (ii) loans, advances or capital contributions to or investments in wholly owned Subsidiaries of Parent, (iii) loans or advances to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice or (iv) extensions of credit to customers in the ordinary course of business consistent with past practice;

(g) any contract or agreement entered into by Parent or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business, other than contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

(h) any modification, amendment, assignment, termination or relinquishment by Parent or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that is reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

(i) any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

(j) any (i) grant of any severance or termination pay to any director, officer or employee of Parent or any of its Subsidiaries exceeding the amounts set forth in Parent’s severance plans or agreements listed in Sections 4.13(a) or 4.18 of the Parent Disclosure Schedule; (ii) entering into of any employment, deferred compensation, severance, consulting, termination or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries whose annual cash compensation exceeds $80,000; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its Subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices;

(k) any change or amendment of the contracts, salaries, wages or other compensation of any officer, director, employee, agent or other similar representative of Parent or any of its Subsidiaries whose annual cash compensation exceeds $80,000 other than changes or amendments that do not and will not result in increases of more than five percent in the salary, wages or other compensation of any such Person;

(l) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law or GAAP;

(m) any entering into of any contract with an officer, director, employee, agent or other similar representative of Parent or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days’ notice; or

(n) any (i) making or revoking of any material election relating to Taxes, (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes.

SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the S-4, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date mailed to stockholders and at the times of the Parent Stockholder Meeting and the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of Parent, Merger Sub, their officers and directors or any of their Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Parent. The Joint Proxy Statement, insofar as it relates to Parent Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation is made under this Section 4.7 with respect to any statements made or incorporated by reference in the S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

SECTION 4.8 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or blue sky Laws, the HSR Act and any comparable requirements of foreign Governmental Entities, the filing and acceptance for record of the Articles of Merger as required by the URBCA, and such other filings, permits, consents and approvals which, if not obtained or made, are not reasonably expected to have a Material Adverse Effect on Parent, and its Subsidiaries taken as a whole, no filing with or notice to, and no permit, authorization, consent or approval of a Governmental Entity is necessary for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

SECTION 4.9 No Default. Neither Parent nor any of its Subsidiaries is in violation of any term of (i) its charter, certificate or articles of incorporation or bylaws (or other similar organizational or governing documents), (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to Parent, its Subsidiaries or any of their respective assets or properties, the consequence of which violation is reasonably expected to (A) have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (B) prevent or materially delay the performance of this Agreement by Parent and Merger Sub. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (A) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation or bylaws (or other similar organizational or governing documents) of Parent or any of its Subsidiaries, (ii) any material agreement, note, bond, mortgage, indenture, contract, lease, the Company Permit or other obligation or right to which Parent or any of its Subsidiaries is a party or by which any of the assets or properties of Parent or any of its Subsidiaries is bound, or (iii) any applicable Law, except in the case of clause (ii) and (iii) where any of the foregoing is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or (B) result in the creation of (or impose any obligation on Parent or any of its Subsidiaries to create) any Lien upon any of the material assets or properties of Parent or any of its Subsidiaries pursuant to any such term.

SECTION 4.10 Real Property.

(a) Except as disclosed in Section 4.10(a) of the Parent Disclosure Schedule, no real property is owned, leased or used by Parent or its current Subsidiaries in the course of their respective businesses. Parent has provided the Company with the address, general use of, and period of ownership or occupancy of all of the real property owned in fee by Parent and its Subsidiaries (the “Parent Owned Facilities” and referred to individually herein as a “Parent Owned Facility”) and all of the real property Parent and its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, pursuant to any lease, sublease, or other occupancy agreement (the “Parent Leased Facilities” and referred to individually herein as a “Parent Leased Facility”). No real property is owned, leased or used by Parent or its current Subsidiaries in the course of their respective businesses other than the Parent Owned Facilities and Parent Leased Facilities.

(b) With respect to each Parent Owned Facility and except as set forth on the Parent Balance Sheet, the Parent Disclosure Schedule, or in the Parent SEC Reports:

(i) Parent or its Subsidiary has good and marketable title to the Parent Owned Facilities free and clear of all Liens, except (x) Taxes and general and special assessments not in default and payable without penalty and interest, and (y) Liens, easements, covenants and other restrictions or imperfections of title that do not materially impair the current use, occupancy, or value in excess of any indebtedness secured by such Lien, or the marketability of title of such Parent Owned Facilities;

(ii) to Parent’s Knowledge, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any Parent Owned Facility or other matters affecting materially and adversely the current use, occupancy or value thereof;

(iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than wholly-owned Subsidiaries of Parent) the right of use or occupancy of any portion of any Parent Owned Facility that materially adversely affect Parent’s use of the property;

(iv) there are no outstanding options or rights of first refusal to purchase any Parent Owned Facility, or any portion thereof or interest therein;

(v) there are no parties (other than Parent or its Subsidiaries) in possession of any Parent Owned Facility, other than tenants under any leases to be provided to the Company who are in possession of space to which they are entitled; and

(vi) all facilities located on Parent Owned Facilities are now, and will be at the time of Closing, in good operating condition and repair, and structurally sound and free of known defects, with no material alterations or repairs required thereto (other than ordinary and routine maintenance and repairs) under applicable Laws, the Company Permits or insurance company requirements. To Parent’s Knowledge, all such Parent Owned Facilities have been operated and maintained in all material respects in accordance with applicable Laws and the Company Permits. All such Parent Owned Facilities are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the uses to which such Parent Owned Facility is being put and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

(c) With respect to each Parent Leased Facility:

(i) Parent will make available to the Company a true, correct, and complete copy of the lease, sublease or other occupancy agreement for such Parent Leased Facility (and all modifications, amendments, and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (each such agreement is referred to herein as a “Parent Real Property Lease”);

(ii) to Parent’s Knowledge, Parent or its Subsidiary has a good and valid leasehold interest in such Parent Leased Facility free and clear of all Liens, except (x) Taxes and general and special assessments not in default and payable without penalty and interest, and (y) easements, covenants and other restrictions that do not materially impair the current use, occupancy or value, or the marketability of Parent’s or its Subsidiary’s interest in such real property;

(iii) to Parent’s Knowledge, each Parent Real Property Lease constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, and is in full force and effect;

(iv) all rent and other sums and charges payable by Parent or its Subsidiary as tenant under the Parent Real Property Lease covering the Parent Leased Facility are current, no termination event or condition or uncured default on the part of the tenant or, to Parent’s Knowledge, the landlord, exists under any Parent Real Property Lease. No party to such Parent Real Property Lease has given written notice to Parent or its Subsidiary or made a claim in writing against Parent or its Subsidiary in respect of any breach or default thereunder; and

(v) neither Parent nor its Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in the Parent Leased Facility.

SECTION 4.11 Litigation. Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, there is no other suit, claim, action, proceeding or, to Parent’s Knowledge, investigation, pending or, to Parent’s Knowledge, threatened which is reasonably expected to have, individually and in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in Section 4.11 of the Parent Disclosure Schedule or the Parent SEC Reports, none of Parent or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. To Parent’s Knowledge, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of Parent or any of its Subsidiaries which is reasonably expected to give rise to a claim for contribution or indemnification against Parent or any of its Subsidiaries. Notwithstanding the foregoing, any shareholder litigation or litigation by any Governmental Entity, in each case brought or threatened against Parent or any officer, director, employee or agent of Parent in any respect of this Agreement or the transactions contemplated hereby, shall not be deemed to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

SECTION 4.12 Compliance with Applicable Law; Permits. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “the Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries are in compliance with the terms of Parent Permits, except where the failure to comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. The businesses and operations of Parent and its Subsidiaries comply in all respects with all Laws applicable to Parent or its Subsidiaries, except where the failure to so comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

SECTION 4.13 Employee Plans

(a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a true, correct, and complete list of:

(i) all material “employee benefit plans,” as defined in Section 3(3) of ERISA, under which Parent or any of its Subsidiaries has any obligation or liability, contingent or otherwise, including, but not limited to,

(i) all severance plans or arrangements other than any such plan or arrangement (x) under which severance benefits do not exceed two weeks’ salary for each year of employment or, in the case of employees whose annual cash compensation exceeds $80,000, three months’ salary, or (y) which is legally mandated by applicable non-U.S. law; and (ii) all supplemental or U.S. non-qualified retirement plans or arrangements which provide benefits to any employee whose annual cash compensation exceeds $80,000 or benefits in excess of $5,000 for each year of employment (the “Parent Benefit Plans”); and

(ii) all employment, consulting, termination, severance or individual compensation agreements (other than any such agreement which is terminable within 90 days without liability or at any time without liability exceeding two weeks’ salary for each year of employment or, in the case of employees whose annual cash compensation exceeds $80,000, three months’ salary, or is legally mandated by applicable non-U.S. law); all stock award, stock option, stock purchase or other equity-based (including phantom stock or stock appreciation rights) plans or arrangements; all material bonus or other incentive compensation plans or agreements (including, but not limited to, any such plan or agreement covering any officer or employee whose annual cash compensation exceeds $80,000); all material salary continuation or deferred compensation plans or agreements (including, but not limited to, any such plan or agreement covering any current or former officer or employee whose annual cash compensation exceeds $80,000; in each case, as to which Parent or any of its Subsidiaries has any obligation or liability (contingent or otherwise) (the “Parent Employee Arrangements”).

(b) A complete and correct copy of each Parent Employee Arrangement, including the forms of stock option grant agreements generally used to make grants under Parent option plans, has been provided to the Company. In respect of each Parent Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been provided to the Company: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

(c) Except as disclosed in Section 4.13(c) of Parent Disclosure Schedule, none of the Parent Benefit Plans or Parent Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multi-employer plan described in Section 3(37) of ERISA, and Parent and its Subsidiaries do not have any material obligation or liability (contingent or otherwise) in respect of any such plans. Parent and its Subsidiaries are not members of a group of trades or businesses (other than that consisting of Parent and its Subsidiaries) under common control or treated as a single employer pursuant to Section 414 of the Code.

(d) The Parent Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have received a favorable determination letter from the IRS and Parent has no Knowledge that any event has occurred since the date of such letter that could cause the IRS to revoke such determination. Any voluntary employee benefit association which provides benefits to current or former employees of Parent and its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(e) In all material respects, all contributions or other payments required to have been made by Parent and its Subsidiaries to or under any Parent Benefit Plan or Parent Employee Arrangement by applicable Law or the terms of such Parent Benefit Plan or Parent Employee Arrangement (or any agreement relating thereto) have been timely and properly made or have been accrued in Parent’s financial statements.

(f) The Parent Benefit Plans and Parent Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws and no individual who has performed services for Parent or any of its Subsidiaries has been improperly excluded from participation in any Parent Benefit Plan or Parent Employee Arrangement, except where the failure to so maintain and administer such Parent Benefit Plans or the exclusion of any such individuals is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(g) There are no pending or, to Parent’s Knowledge, threatened actions, claims, or proceedings against or relating to any Parent Benefit Plan or Parent Employee Arrangement (other than routine benefit claims by Persons claiming benefits thereunder), and, to the Knowledge of Parent, there are no facts or circumstances which could form a reasonable basis for any of the foregoing, except for such actions, claims or proceedings which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(h) Parent and its Subsidiaries do not have any material obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of Parent or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant’s beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, (iii) as may be required by a foreign jurisdiction, or (iv) through the last day of the calendar month in which the participant terminates employment with Parent or any Subsidiary of Parent.

(i) Except as set forth in Section 4.13(i) of the Parent Disclosure Schedule, none of the assets of any Parent Benefit Plan is stock of Parent or any of its affiliates, or property leased to or jointly owned by Parent or any of its affiliates.

(j) Except as disclosed in Section 4.13(j) of the Parent Disclosure Schedule or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former, or retired) of Parent or any of its Subsidiaries, (ii) increase any benefits under any Parent Benefit Plan or Parent Employee Arrangement (determined without regard to the “materiality” limits set forth in the definitions of such terms), or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits.

(k) Except as disclosed in Section 4.13(k) of the Parent Disclosure Schedule, each of the Parent Benefit Plans covering employees outside of the United States is funded in all material respects through adequate reserves on the financial statements of Parent or its Subsidiaries, insurance contracts, annuity contracts, trust funds or similar arrangements. The benefits and compensation under the Parent Benefit Plans and Parent Employee Arrangements covering employees outside of the United States are no more than customary and reasonable for the country in which such employees work and the industry in which Parent and its Subsidiaries conduct their business.

(l) The aggregate number of shares of the Company Common Stock purchasable under all outstanding purchase rights under Parent option plans does not exceed the maximum number of shares remaining available for issuance under such plan.

SECTION 4.14 Labor Matters.

(a) Parent and its Subsidiaries are not parties to any labor or collective bargaining agreement, and no employees of Parent or any of its Subsidiaries are represented by any labor organization. There are no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to Parent’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the last twelve months, to Parent’s Knowledge, there have been no organizing activities involving Parent or any of its Subsidiaries in respect of any group of employees of Parent or any of its Subsidiaries.

(b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving Parent or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to Parent’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of Parent or any of its

Subsidiaries which, if individually or collectively resolved against Parent or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(c) There are no complaints, charges or claims against Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent or any of its Subsidiaries which, if individually or collectively resolved against Parent or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, and, to the Knowledge of Parent, there are no facts or circumstances which could form a reasonable basis for any of the foregoing.

(d) There has been no “mass layoff” or “plant closing” as defined by WARN, in respect of Parent or any of its Subsidiaries within the six months prior to the Effective Time.

(e) All employees of Parent and its Subsidiaries possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of Parent and its Subsidiaries, except where the failure to possess such passports, visas, permits or other authorizations would not, individually or in the aggregate, reasonably be expected to materially affect the conduct of business by Parent or its Subsidiaries. Parent and its Subsidiaries, and their employees, have complied in all material respects with all applicable immigration and similar Laws.

SECTION 4.15 Environmental Matters.

(a) Except as set forth in Section 4.15 of the Parent Disclosure Schedule:

(i) The operations of Parent and its Subsidiaries are in material compliance with all Environmental Laws, and Parent is not aware of any facts, circumstances or conditions which, without significant capital expenditures, would prevent material compliance in the future;

(ii) To Parent’s Knowledge, Parent and its Subsidiaries have obtained all the Parent Permits, required under applicable Environmental Laws for the continued operations of their respective businesses; Parent and its Subsidiaries have made all material filings, reports and notices required under any Environmental Law for the past and future operations of their respective businesses;

(iii) Parent and its Subsidiaries are not subject to any outstanding written orders or material contracts or agreements with any Governmental Entity or other Person respecting (A) Environmental Laws, (B) any Remedial Action, (C) any Release or threatened Release of a Hazardous Material, or (D) an assumption of responsibility for environmental claims of another Person or entity;

(iv) Parent and its Subsidiaries have not received any written communication alleging, in respect of any such party, the material violation of or liability (real or potential) under any Environmental Law; or requesting, with respect to any such party, information with respect to an investigation pursuant to CERCLA, or any foreign or state counterpart thereto, or any other Environmental Law;

(v) To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has any material contingent liability in connection with any Remedial Action or the Release of any Hazardous Material (whether on-site or off-site) or employee or third party exposure to Hazardous Materials;

(vi) The operations of Parent and its Subsidiaries do not involve the generation, transportation, treatment, storage or disposal of Hazardous Materials. There has been no disposal by Parent or its Subsidiaries of any Hazardous Materials on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state law;

(vii) To Parent’s Knowledge, there is not now nor has there been in the past, on, in or at any Parent Owned Facility, Parent Leased Facility, Former Parent Facility (defined as all of the real property formerly owned, leased or used, other than those used solely for office or administrative purposes, by Parent or any of its current or former Subsidiaries or corporate predecessors in interest at any time in the past), or any other facility for which Parent or its Subsidiaries has assumed responsibility for environmental claims, any of the following: (A) any underground storage tanks; (B) landfills, dumps or surface impoundments; (C) any planned, ongoing or completed Remedial Action; (D) any asbestos-containing materials; or (E) any polychlorinated biphenyls;

(viii) There is not now, nor to Parent’s Knowledge, has there been in the past, on, in or at any Parent Owned Facility, Parent Leased Facility, Former Parent Facility, or any other facility for which Parent or its Subsidiaries has assumed responsibility for environmental claims, any site on or nominated for the National Priority List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or published pursuant to any comparable foreign or state law; and

(ix) No judicial or administrative proceedings are pending or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries alleging the material violation of or seeking to impose material liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no investigations pending or threatened against Parent or any of its Subsidiaries under Environmental Laws.

(b) Parent will make available to the Company copies of all material environmentally related assessments, audits, investigations, or similar reports (and, upon reasonable specific request, sampling reports) in its possession or control and which were prepared in the last five years (and, upon reasonable specific request, earlier information) relating to Parent or its Subsidiaries or any real property currently or formerly owned, operated or leased by or for Parent or its Subsidiaries, including any Parent Owned Facility, Parent Leased Facility, or Former Parent Facility.

SECTION 4.16 Tax Matters.

(a) Each of Parent and its Subsidiaries has timely filed (or has had timely filed) all Tax Returns required to be filed by it (or on its behalf). All such Tax Returns are complete and correct in all material respects. Parent and its Subsidiaries have paid all Taxes due for the periods covered by such Tax Returns. The most recent Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such Parent SEC Reports. Parent has previously delivered (or will deliver prior to the Effective Date) to the Company copies of (i) all federal, state, local and foreign income and franchise Tax Returns filed by Parent and its Subsidiaries relating to any taxable periods of Parent or any of its Subsidiaries that remains subject to audit under applicable statutes of limitations; and (ii) any audit report issued within the last three years (or otherwise in respect of any audit or investigation in progress) relating to Taxes due from or in respect of Parent or its Subsidiaries.

(b) No material deficiencies for any Taxes have been proposed, asserted, or assessed against Parent or its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Parent, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney in respect of any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised by the relevant taxing authority during any presently pending audit or examination. All income and franchise Tax Returns filed by or on behalf of Parent and its Subsidiaries for the taxable years ended on or prior to October 31, 2000 have been reviewed by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(c) No material Liens for Taxes exist in respect of any assets or properties of Parent or its Subsidiaries, except for statutory Liens for Taxes not yet due.

(d) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (whether or not written) (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

(e) Neither Parent nor any of its Subsidiaries (i) has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar or analogous group defined under a similar or analogous state, local or foreign Law) other than an affiliated group the common parent of which is Parent, or (ii) has any liability under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise for Taxes of any affiliated group of which Parent is not the common parent.

(f) To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(g) Except as set forth in Section 4.16(g) of the Parent Disclosure Schedule, there are no employment, severance, or termination agreements or other compensation arrangements currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to a payment which is nondeductible by reason of Section 280G of the Code.

(h) Parent and its Subsidiaries have complied in all material respects with all Laws applicable to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(i) Except as set forth in Section 4.16(i) of the Parent Disclosure Schedule, no federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of Parent or its Subsidiaries and neither Parent nor its Subsidiaries have received a written notice of any pending audit or proceeding.

(j) Except as set forth in Section 4.16(j) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by Parent or its Subsidiaries or has any Knowledge that a taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Parent or its Subsidiaries.

(k) Except as set forth in Section 4.16(k) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any contract, agreement, or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code, provided that no representation or warranty is made as to performance-based or equity-based compensation.

(l) Neither Parent nor any of its Subsidiaries has received any private letter rulings from the IRS or comparable rulings from other taxing authorities.

(m) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) Neither Parent nor any of its Subsidiaries (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulation Section 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law; or (ii) has “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulation Section 1.1502-19, or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law.

SECTION 4.17 Absence of Questionable Payments. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of Parent or any of its Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.18 Material Contracts.

(a) Set forth in Section 4.18(a) of the Parent Disclosure Schedule is a list of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Parent or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which Parent or any of its Subsidiaries is a party or by which any of its assets or properties are bound that are material to the business, assets or properties of Parent and its Subsidiaries taken as a whole, including, to the extent any of the following are, individually or in the aggregate, material to the business, assets or properties of Parent and its Subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, any contract to which Parent or any of its Subsidiaries is a party involving employees of Parent), but excluding normal indemnification provisions under license or sale contracts; (ii) licensing, merchandising or distribution agreements involving the payment of more than $50,000 per year; (iii) contracts granting a right of first refusal or first negotiation involving in excess of $50,000; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material assets or properties of Parent (by merger, purchase or sale of assets or stock or otherwise) entered into since December 31, 2003; (vi) contracts or agreements with any Governmental Entity involving the payment of more than $50,000 per year; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by Parent or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred, in each case involving in excess of $50,000; (viii) agreements that purport to limit, curtail or restrict the ability of Parent or any of its Subsidiaries to compete in any geographic area or line of business; (ix) assembly (packaging), testing, or supply agreements, in each case, involving in excess of $50,000; and (x) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1, the “Parent Material Contracts”). Section 4.18 of the Parent Disclosure Schedule sets forth a list of all Parent Material Contracts and Parent has heretofore made available to the Company true, correct, and complete copies of all such Parent Material Contracts.

(b) To Parent’s Knowledge, each of the Parent Material Contracts constitutes the valid and legally binding obligation of Parent or its Subsidiaries, enforceable in accordance with its terms, and is in full force and effect. There is no material default under any Parent Material Contract either by Parent (or its Subsidiaries) or, to Parent’s Knowledge, by any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a default thereunder by Parent (or its Subsidiaries) or, to Parent’s Knowledge, any other party. As of the date hereof, no party has notified Parent in writing that it intends to terminate or fail to extend its contract with Parent within one year of the date of the Agreement, except for any such termination or failure as would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(c) No party to any such Parent Material Contract has given notice to Parent of or made a claim against Parent in respect of any material breach or default thereunder.

(d) Except as set forth in Section 4.18(d) of the Parent Disclosure Schedule, no consent of any third party is required under any Parent Material Contract as a result of or in connection with, and the enforceability of any Parent Material Contract will not be affected in any manner by, the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.19 Subsidies. Section 4.19 of the Parent Disclosure Schedule sets forth a list of all material grants, subsidies and similar arrangements directly or indirectly between or among Parent or any of its Subsidiaries, on the one hand, and any domestic or foreign Governmental Entity or any other Person, on the other hand. Except as set forth on Section 4.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has requested, sought, applied for or entered into any material grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other Person.

SECTION 4.20 Intellectual Property.

(a) To Parent’s Knowledge, and except as are not reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole: (i) each item of Intellectual Property is in compliance with applicable legal requirements relating to the enforceability or maintenance of such item (including payment of filing, examination and maintenance fees and proofs of working or use, as applicable) other than any requirement that if, not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the item of Intellectual Property in question, and Parent has taken reasonable steps to protect such Intellectual Property; (ii) Parent and its Subsidiaries own or have the right to use, free and clear of all Liens, all Intellectual Property necessary for the operation of the businesses of Parent and its Subsidiaries as presently conducted and as presently proposed to be conducted; (iii) each material item of Intellectual Property owned or used by Parent and its Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Company and the Surviving Corporation immediately subsequent to the Effective Time; (iv) Parent and its Subsidiaries have taken all action deemed by Parent or the relevant Subsidiary to be necessary or reasonable, but in no event less than all commercially reasonable action, to protect and preserve the confidentiality of all technical Intellectual Property not otherwise protected by patents, patent applications or copyrights; (v) Parent has had and continues to have a requirement that all employees of Parent and its Subsidiaries must execute a non-disclosure agreement which includes an agreement to assign to Parent or its Subsidiaries all rights to Intellectual Property originated or invented by such employee relating to the business of Parent and its Subsidiaries; and (vi) no trade secret or confidential know-how material to the business of Parent or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects Parent’s or such Subsidiary’s proprietary interests in and to such trade secrets and confidential know-how.

(b) Except as set forth in Section 4.20(b) of the Parent Disclosure Schedule, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Parent nor any of its Subsidiaries has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation that remains unresolved and, if decided adversely to Parent, would be reasonably likely to have a Material Adverse Effect on Parent and Subsidiaries taken as a whole. No third party has, to Parent’s Knowledge, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Parent or its Subsidiaries, except where such actions are not reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(c) Section 4.20(c) of the Parent Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Parent or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission that either (i) if such license, sublicense, agreement or permission were denied, would reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries taken as a whole, or (ii) includes any unsatisfied obligation to pay any royalty amount or any obligation to pay a royalty, whether fixed or determined based on usage, following the Effective Date in excess of $10,000. To Parent’s Knowledge, in respect of each such item of used Intellectual Property:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the licenses, sublicenses, agreements or permissions will in all material respects continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time;

(iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder such as would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole; and

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof.

(d) Except as set forth in Section 4.20(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has granted (i) any exclusive licenses (other than implied patent licenses in the ordinary course of business) in any patents owned by Parent or any of its Subsidiaries or (ii) any exclusive licenses in any other Intellectual Property owned by Parent or any of its Subsidiaries to any third party.

(e) Except as may have been given in connection with patent licenses set forth in Section 4.20(d) of Parent Disclosure Schedule or given in the ordinary course of business within the scope of Parent’s standard terms and conditions of sale, neither Parent nor any of its Subsidiaries has entered into any material agreement to indemnify any other Person against any charge of infringement or misappropriation of any Intellectual Property.

(f) The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of Parent’s or any of its Subsidiaries’ rights to own any of its Intellectual Property except as are not reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, nor (ii) require the consent of any Governmental Entity or third party in respect of any such Intellectual Property that, if not obtained, is reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

SECTION 4.21 Opinion of Financial Advisor. Parent Board has received an oral opinion from its financial advisor prior to the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the stockholders of Parent from a financial point of view.

SECTION 4.22 Brokers. Except as set forth in Section 4.22 of Parent Disclosure Schedule, no broker, finder, investment banker or other Person (other than Parent’s Financial Advisor, a true and correct copy of whose engagement letter has been provided to the Company) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its affiliates.

SECTION 4.23 Nevada Combination Statute. Parent Board has taken all action required so that the restrictions contained in Sections 78.411 to 78.444 of the Nevada General Corporations Law (“NRS”) applicable to a “combination” (as defined in NRS § 78.416) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger. No other anti-takeover Laws of any state are applicable to this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF COMPANY’S BUSINESS

SECTION 5.1 Conduct of Business of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as consented to by Parent or as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

(a) amend its charter or bylaws (or other similar organizational or governing instruments);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, any stock options or stock appreciation rights), except for (x) the issuance of Shares upon the exercise of outstanding Company Stock Options, and the grant to newly hired officers, employees or agents (in the ordinary course of business consistent with past practice) of additional Company Stock Options after the date hereof to purchase up to 250,000 additional Shares and the issuance of shares on the exercise thereof (y) the issuance of Shares upon the exercise of outstanding Company Warrants and (z) the issuance of Shares upon the conversion of outstanding Company Convertible Notes;

(c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than any dividends or distributions payable to the Company or its Subsidiaries); (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than any distributions or payments to the Company or its Subsidiaries); or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of Company;

(f) (i) incur or assume any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by this Section 5.1; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary and usual course of business consistent with past practice, and except for obligations of the Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) any acquisition permitted by this Section 5.1, (B) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (C) loans or advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (D) extensions of credit to customers in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) create or assume any Lien on any material assets of the Company or any of its Subsidiaries other than in the ordinary and usual course of business consistent with past practice;

(g) (i) increase in any manner the compensation or fringe benefits of any director, officer or employee except in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; (ii) except in the ordinary course of business consistent with past practice, promote or change the classification or status in respect of or hire any employee or individual; or (iii) make any contributions or other deposits to any trust that is not qualified under Section 501(a) of the Code;

(h) acquire, sell, lease or dispose of any material assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, other than to grant extensions or renewals in the ordinary course of business consistent with past practice;

(i) except as may be required as a result of a change in Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(j) revalue in any material respect any of its assets, including, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

(k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) other than in the ordinary and usual course of business consistent with past practice, enter into any material contract or agreement or amend in any material respect any of the Company Material Contracts or the agreements referred to in Section 3.18; (iii) authorize any new capital expenditure or expenditures which are not provided for in the Company’s current capital expenditure plan and which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

(l) make or revoke any Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice or in accordance with their terms of liabilities reflected, or reserved against in, the consolidated financial statements of the Company and its Subsidiaries or incurred since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement related to a business combination involving the Company to which the Company or any of its Subsidiaries is a party;

(n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(o) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(p) fail to comply in any material respect with any Law applicable to the Company, its Subsidiaries, or their respective assets;

(q) enter into any direct or indirect arrangements for financial subsidies from a Governmental Entity;

(r) adopt, enter into, amend, alter or terminate (partially or completely) any Company Benefit Plan or Company Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law;

(s) enter into any contract with an officer, director, employee, agent or other similar representative of the Company or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days’ notice;

(t) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of the Company’s capital stock, or split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefore), except upon termination of employment at cost; or

(u) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t) or intentionally take any action which would cause the condition set forth in Section 8.2(a) not to be satisfied.

SECTION 5.2 Company Strategic Alliances and Acquisitions. Notwithstanding anything to the contrary contained in this Article V or this Agreement, the Company may continue to pursue and consummate strategic alliance and business acquisitions transactions. The Company shall obtain the written consent of Parent prior to entering into a binding agreement with respect to any such transaction.

SECTION 5.3 Access to Information.

(a) Between the date hereof and the Effective Time and subject to applicable Law, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors, environmental consultants and auditors) reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require, and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information in respect of the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company; provided, however, that nothing contained in this Section 5.3 shall be interpreted to require the Company to disclose any source code or any information which it is prohibited from disclosing pursuant to the terms of a confidentiality undertaking to a third party.

(b) Between the date hereof and the Effective Time, the Company shall furnish to Parent and Merger Sub (i) within five Business Days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company Board, which shall be in accordance with the books and records of the Company.

(c) The Company will hold and will cause its authorized representatives to hold in confidence all documents and information furnished to the Company in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated June 11, 2003 (the “Confidentiality Agreement”), which shall survive any termination of this Agreement in all respects.

ARTICLE VI

COVENANTS RELATED TO THE CONDUCT OF PARENT’S BUSINESS

SECTION 6.1 Conduct of Business of the Parent. Except as set forth in Section 6.1 of the Parent Disclosure Schedule, as consented to by the Company or as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 6.1 of the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its Subsidiaries will, without the prior written consent of the Company:

(a) amend its charter or bylaws (or other similar organizational or governing instruments);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, any stock options or stock appreciation rights), except for (x) the issuance of Shares upon the exercise of outstanding Parent Stock Options, and the grant to newly hired officers, employees or agents (in the ordinary course of business consistent with past practice) of additional Parent Stock Options after the date hereof to purchase up to 250,000 additional Shares and the issuance of shares on the exercise thereof, (y) the issuance of shares upon the exercise of outstanding Parent warrants and (z) the issuance of shares upon the conversion of outstanding Parent convertible notes;

(c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than any dividends or distributions payable to Parent or its Subsidiaries); (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than any distributions or payments to Parent or its Subsidiaries); or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger);

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of Parent;

(f) (i) incur or assume any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by this Section 6.1; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary and usual course of business consistent with past practice, and except for obligations of the Subsidiaries of Parent; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) any acquisition permitted by this Section 6.1, (B) loans, advances or capital contributions to or investments in Subsidiaries of Parent, (C) loans or advances to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice or (D) extensions of credit to customers in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of Parent or its Subsidiaries; or (v) create or assume any Lien on any material assets of Parent or any of its Subsidiaries other than in the ordinary and usual course of business consistent with past practice;

(g) (i) increase in any manner the compensation or fringe benefits of any director, officer or employee except in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; (ii) except in the ordinary course of business consistent with past practice, promote or change the classification or status in respect of or hire any employee or individual; or (iii) make any contributions or other deposits to any trust that is not qualified under Section 501(a) of the Code;

(h) acquire, sell, lease or dispose of any material assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to Parent and its Subsidiaries taken as a whole, other than to grant extensions or renewals in the ordinary course of business consistent with past practice;

(i) except as may be required as a result of a change in Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(j) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

(k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) other than in the ordinary and usual course of business consistent with past practice, enter into any material contract or agreement or amend in any material respect any of the Parent Material Contracts or the agreements referred to in Section 4.18; (iii) authorize any new capital expenditure or expenditures which are not provided for in Parent’s current capital expenditure plan and which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

(l) make or revoke any Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice or in accordance with their terms of liabilities reflected, or reserved against in, the consolidated financial statements of Parent and its Subsidiaries or incurred since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement related to a business combination involving Parent to which Parent or any of its Subsidiaries is a party;

(n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(o) enter into any agreement or arrangement that limits or otherwise restricts Parent or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including the Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(p) fail to comply in any material respect with any Law applicable to Parent, its Subsidiaries, or their respective assets;

(q) enter into any direct or indirect arrangements for financial subsidies from a Governmental Entity;

(r) adopt, enter into, amend, alter or terminate (partially or completely) any Parent Benefit Plan or Parent Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law;

(s) enter into any contract with an officer, director, employee, agent or other similar representative of Parent or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days’ notice;

(t) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of Parent’s capital stock, or split, combine or reclassify any of Parent’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefore), except upon termination of employment at cost; or

(u) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(t) or intentionally take any action which would cause the condition set forth in Section 8.2(a) not to be satisfied.

SECTION 6.2 Access to Information.

(a) Between the date hereof and the Effective Time and subject to applicable Law, Parent will give Company and its authorized representatives (including counsel, financial advisors, environmental consultants and auditors) reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Parent and its Subsidiaries, will permit Company to make such inspections as Company may reasonably require, and will cause Parent’s officers and those of its Subsidiaries to furnish Company with such financial and operating data and other information in respect of the business, properties and personnel of Parent and its Subsidiaries as Company may from time to time reasonably request, provided that no investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any of the representations or warranties made by Parent; provided, however, that nothing contained in this Section 6.3 shall be interpreted to require Parent to disclose any source code or any information which it is prohibited from disclosing pursuant to the terms of a confidentiality undertaking to a third party.

(b) Between the date hereof and the Effective Time, Parent shall furnish to Company (i) within five Business Days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Parent management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for Parent Board, which shall be in accordance with the books and records of Parent.

(c) Parent will hold and will cause its authorized representatives to hold in confidence all documents and information furnished to Parent in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement, which shall survive any termination of this Agreement in all respects

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Preparation of S-4 and the Joint Proxy Statement. Parent and the Company will, as promptly as practicable, (i) jointly prepare and will file with the SEC the Joint Proxy Statement in connection with the votes of the stockholders of the Company and shareholders of Parent in respect of the Merger and other matters related thereto, and (ii) Parent will file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby, in which the Joint Proxy Statement will be included as a prospectus. Parent and the Company will, and will cause their accountants and lawyers to, use their reasonable best efforts to have or cause the S-4 to be declared effective as promptly as practicable after filing with the SEC, including causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or filing a general consent to service of process in any jurisdiction). The Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments in respect of the Joint Proxy Statement or the S-4 received from the staff of the SEC. Each of the Company and Parent will provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement prior to filing with the SEC and will provide each other with a copy of all such filings with the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement on the S-4 prior to filing with SEC and will provide the Company with a copy of all such filings with the SEC. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable date.

SECTION 7.2 Letter of Accountants.

(a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Bierwolf, Nilson & Associates, the Company’s independent auditors, dated as of the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

(b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of Grant Thornton LLP, the Parent’s independent auditors, dated as of the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

SECTION 7.3 Meetings.

(a) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as practicable after the effective date of the S-4 for the purpose of voting on the approval and adoption of this Agreement and approval of the Merger and related matters and (ii) subject to applicable Law, solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement and approval of the Merger. The Company Board shall recommend approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders and the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

(b) Parent shall take all lawful action to (i) cause a special meeting of its stockholders (the “Parent Stockholder Meeting”) to be duly called and held as soon as practicable after the effective date of the S-4 for the purpose of (A) voting on the approval and adoption of this Agreement and approval of the Merger and related matters, (B) voting on the approval and authorization of the increase of Parent’s authorized shares of common stock to an amount sufficient for the consummation of the transactions contemplated by this Agreement, (C) voting on the approval and authorization of the 2004 Equity Incentive Plan, and (D) voting on the approval of a change of Parent’s name to “Trinity Learning Corporation”; and (ii) subject to applicable Law, solicit proxies from its stockholders to obtain the Parent Requisite Vote for the approval and adoption of this Agreement and approval of the Merger. Parent Board shall recommend approval and adoption of this Agreement and approval of (A), (B), (C), and (D), above, by the Parent’s stockholders and the Parent Board shall not withdraw, amend or modify in a manner adverse to the Company such recommendation (or announce publicly its intention to do so).

SECTION 7.4 Government Filings; Reasonable Best Efforts; Litigation.

(a) Subject to the terms and conditions of this Agreement and applicable Law, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto shall, if required under the HSR Act, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) make appropriate filings required under any other applicable Antitrust Law (as hereinafter defined) in respect of the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested by the applicable Governmental Entities administering such Laws and use its reasonable best efforts to take, or cause to be taken, all other action consistent with this Section 6.4 necessary to secure the applicable clearances or approvals under such Laws as soon as practicable. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts subject to applicable Law to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other domestic or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable domestic or foreign Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.4(a) and (b), each of Parent and the Company shall, subject to applicable Law, use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Entity or other Person in respect of the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall (i) limit a party’s right to terminate this Agreement pursuant to Section 9.2 so long as such party has up to then complied in all material respects with its obligations under this Section 7.4, (ii) require Parent to dispose or hold separate any part of its business or operations or agree not to compete in any geographic area or line of business or (iii) require Parent to dispose or hold separate any part of the Company’s business or operations or agree to cause the Company not to compete in any geographic area or line of business which would in any such case impair in any material respect any of the benefits intended to be derived by Parent after the Effective Time as a result of the Merger.

(d) The Company agrees that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto. The Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into without Parent’s prior written consent, which consent shall not be unreasonably withheld.

SECTION 7.5 Acquisition Proposals. Until the Effective Time or earlier termination of this Agreement pursuant to Article IX and except as provided in Section 5.2, neither Parent nor the Company will, nor will they permit any of their Subsidiaries to, nor will they authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Parent or the Company, respectively, or any of their Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Parent, Merger Sub, the Company or any of their respective Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of such party’s outstanding shares or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

SECTION 7.6 Public Announcements. Each of Parent, Merger Sub and the Company will mutually agree on the issuance of any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including, the Merger, and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with NASDAQ, as determined by Parent, Merger Sub or the Company, as the case may be.

SECTION 7.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company (which notice may be in the form of an amendment to the Company Disclosure Schedule or Parent Disclosure Schedule in accordance with Section 7.15), of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate prior to the Effective Time, so as to cause the conditions set forth in Article VIII hereof to fail to be satisfied, or (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder so as to cause the conditions set forth in Article VIII hereof to fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.8 Tax-Free Reorganization Treatment. The parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. The parties will use their reasonable best efforts to cause the opinions of counsel contemplated by Sections 8.2(e) and 8.3(d) to be timely delivered, including providing all supporting representations reasonably requested by such counsel and customary in scope and substance.

SECTION 7.9 Employee Matters. Except as contemplated by this Agreement, Parent and the Company will and will cause the Surviving Corporation to honor the obligations of the Company or any of its Subsidiaries under the provisions of each Company Benefit Plan and Company Employee Arrangement; provided that the Company shall have the right at any time to amend or terminate any such Company Benefit Plan or Company Employee Arrangement in accordance with its terms.

SECTION 7.10 Intentionally omitted.

SECTION 7.11 SEC and Other Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.12 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing and mailing of the S-4, which shall be shared equally by the Company and Parent, (b) the filing fees required under the HSR Act, which shall be shared equally by the Company and Parent and (c) if applicable, as provided in Sections 9.3(b) and/or 9.4(b). As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Joint Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

SECTION 7.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.14 Anti-takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall use their reasonable best efforts to permit the transactions contemplated by this Agreement, as applicable, to be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

SECTION 7.15 Amendment of Disclosure Schedules. Parent and Merger Sub and the Company shall each have the right, subject to the provisions of Sections 9.3 and 9.4, to amend the Parent Disclosure Schedules and the Company Disclosure Schedules, respectively, at any time prior to the earlier of (i) the filing of the S-4 or (ii) thirty (30) days after the date of this Agreement. Upon receipt of the amended Company Disclosure Schedules, Parent shall have five (5) Business Days to either accept such amended schedules or terminate this Agreement. Upon receipt of the amended Parent Disclosure Schedules, the Company shall have five (5) Business Days to either accept such amended schedules or terminate this Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) The Merger shall have been approved and adopted by the Company Requisite Vote and the Parent Requisite Vote.

(b) Any waiting periods applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and any waiting periods or consents under any comparable foreign antitrust Laws shall have expired or been obtained.

(c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

(d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued and no action, suit, proceeding or investigation by the SEC or any state securities regulator to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) NASDAQ (or another national exchange mutually agreeable to the Company and Parent) shall have confirmed to Parent that, following the Merger, Parent’s common stock will continue to be listed on the NASDAQ SmallCap Market (or other national exchange mutually agreeable to the Company and Parent.

SECTION 8.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

(a) The representations and warranties of the Company contained herein shall have been true in all respects when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) The Company shall have performed or complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

(d) Parent shall have received an opinion from the Company’s tax counsel reasonably acceptable to Parent dated the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(e) Parent shall have received an opinion from the Company’s legal counsel reasonably acceptable to Parent dated the Effective Time in a form customary with respect to the transactions contemplated hereby.

(f) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 8.1(b)) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would be reasonably expected to have a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained is not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would be reasonably expected to have a Material Adverse Effect on the Company).

(g) [Intentionally omitted.]

(h) Parent and each of Doug Cole, Edward Mooney and Cris Larson shall have entered into employment agreements in the form reasonably acceptable to Parent.

(i) No more than two percent (2%) the stockholders of the Company shall have elected any appraisal rights or associated payments under Section 16-10a-1302 through 1331 of the URBCA.

(j) Bengur Bryan & Co. shall have delivered a to Parent an opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of Parent from a financial point of view, and such opinion has not been withdrawn or modified.

SECTION 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Merger Sub contained herein shall be true in all respects when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(b) Parent shall have performed or complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b).

(d) The Company shall have received an opinion from its tax counsel reasonably acceptable to the Company, dated the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of the Parent, Merger Sub and the Company, substantially in the forms attached hereto as Exhibits D and E. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(e) Parent and each of Robert Gwin and Benjamin Fink shall have entered into amended employment agreements in the form reasonably acceptable to the Company.

(f) Doherty, LLC (the “Company’s Financial Advisor”) shall have delivered to the Company Board its opinion, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn or modified.

(g) Each of the Company Stock Options, Company Warrants and Company Convertible Notes shall have been assumed and/or replaced as provided in Section 2.2.

(h) Parent and Merger Sub shall cause Parent’s board of directors upon the Effective Time to consist of eight (8) directors. Such directors shall be comprised of: (i) six (6) directors designated by the Company, (ii) two (2) of directors designated by Parent. Four (4) of the directors designated by the Company and one (1) of the directors designated by Parent shall be “independent directors” as such term is defined in NASDAQ marketplace rule 4200(14).

(i) The Company shall have received an opinion from Parent’s legal counsel reasonably acceptable to the Company dated the Effective Time in a form customary with respect to the transactions contemplated hereby.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

SECTION 9.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote and Parent Requisite Vote referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

SECTION 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by June 30, 2004, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (the “Termination Date”); provided, however, that if either Parent or the Company reasonably determines in good faith that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond August 31, 2004;

(b) the Company Requisite Vote and Parent Requisite Vote shall not have been obtained at the Company Stockholder Meeting or Parent Stockholder Meeting, respectively, or at any adjournment or postponement thereof;

(c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote); or

(d) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 8.1(b), 8.1(d) and 8.2(f), as applicable, and such denial of a request to issue such order, decree or ruling or take such other action shall have been final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

SECTION 9.3 Termination by the Company.

(a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

(i) the Merger shall not have been approved by the Company Requisite Vote; or

(ii) there is a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 8.3(a), 8.3(b) or 8.3(c) to be incapable of being satisfied as of the Termination Date.

(iii) the average price per share of Parent’s Common Stock during the twenty (20) – Business Day period ending on the third Business Day prior to the Company’s stockholder vote on this Agreement and the Merger is less than $0.50; or

(iv) elected by the Company pursuant to Section 7.15;

(v) if the Company has not received a written fairness opinion from Doherty LLC as provided in Section 8.3(f) on or before February 27, 2004 supporting the oral opinion disclosed in Section 3.21; provided that this termination right must be exercised on or before the fifth Business Day following such date.

(b) Parent shall pay to Company a termination fee equal to $500,000 within thirty (30) days of Company’s written notice of a termination: (i) pursuant to Section 9.3(a)(ii); or, (ii). pursuant to Section 9.3(a)(iv) because the disclosure in the amended Parent Disclosure Schedule should have been made on the date of this Agreement and reflects or results in a Material Adverse Effect on or to Parent. In no event shall Parent’s aggregate liability for termination fees exceed $500,000. Notwithstanding anything to the contrary, such termination fee shall be the sole and exclusive remedy for any breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, other than a willful breach, that cannot be cured and would cause a condition set forth in Section 8.3(a) or 8.3(b) to be incapable of being satisfied as of the Termination Date.

SECTION 9.4 Termination by Parent.

(a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if:

(i) the Merger shall not have been approved by the Parent Requisite Vote; or

(ii) there is a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 8.2(a), 8.2(b) or 8.2(c) to be incapable of being satisfied as of the Termination Date.

(iii) the average price per share of Parent’s Common Stock during the twenty (20) – Business Day period ending on the third Business Day prior to the Company’s stockholder vote on this Agreement and the Merger (the “Assumed Value”) is greater than $2.00; provided, however, that Parent may not terminate this Agreement under this subsection (iii) if the Company elects to accept a lower Exchange Ratio such that the value of the Parent stock (based on the Assumed Value) received by the Company stockholders equals $2.00 per share of Company Common Stock.

(iv) elected by Parent pursuant to Section 7.15.

(v) if Parent has not received a written fairness opinion from Bengur Bryan & Co. as provided in Section 8.2(i) on or before February 27, 2004 supporting the oral opinion disclosed in Section 4.21; provided that this termination right must be exercised on or before the fifth Business Day following such date.

(b) The Company shall pay to Parent a termination fee equal to $500,000 within thirty (30) days of Parent’s written notice of a termination: (i) pursuant to Section 9.4(a)(ii); or, (ii) pursuant to Section 9.4(a)(iv) because the disclosure in the amended Company Disclosure Schedule should have been made as of the date of this Agreement and reflects or results in a Material Adverse Effect on or to the Company. In no event shall the Company’s aggregate liability for termination fees exceed $500,000. Notwithstanding anything to the contrary, such termination fee shall be the sole and exclusive remedy for any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, other than a willful breach, that cannot be cured and would cause a condition set forth in Section 8.3(a) or 8.3(b) to be incapable of being satisfied as of the Termination Date.

SECTION 9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 9.5, Sections 5.3(b) and 7.12, 9.3(b) and 9.4(b), and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

SECTION 9.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote and the Parent Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

SECTION 9.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Entire Agreement; Assignment.

(a) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof, other than the Confidentiality Agreement (which shall remain in effect).

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 10.2 Nonsurvival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

SECTION 10.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) five Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Merger Sub or to
Parent, to:	ProsoftTraining
410 North 44th Street, Suite 600
Phoenix, Arizona 85008
Attention: Robert Gwin
Facsimile: 602-794-4198

with copies to:	Jeffrey G. Korn
#8 - 1515 Resaca Blvd.
Austin, TX 78738
Facsimile: 512-692-1808

Hewitt & O’Neil LLP
19900 MacArthur Boulevard
Suite 1050
Irvine, CA 92612
Attention: William L. Twomey
Facsimile: (949) 798-0511

if to the Company, to:	Trinity Learning Corporation
1831 Second Street
Berkeley, CA 94710
Attention: President
Facsimile: (510) 540-9313

with a copy to:	Parsons, Behle & Latimer, PLC
333 South 520 West, Suite 220
Lindon, Utah 84042
Attention: Brent Christensen
Facsimile: (801) 852-0392

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

SECTION 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah, without giving effect to the choice of Law principles thereof.

SECTION 10.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.

SECTION 10.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Utah or in Utah state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Utah or any Utah state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Utah.

SECTION 10.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.10 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” the word “or” shall mean “and/or.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 22, 2004. The phrase “made available” in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.11 Definitions. As used herein,

(a) “beneficial ownership” or “beneficially own” has the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(b) “Business Day” shall mean any day other than Saturday, Sunday or any day on which banks in Salt Lake City, Utah are required or authorized by Law to be closed for business.

(c) “know” or “Knowledge” means, in respect of any party, the actual Knowledge of the officers and employees of such party actively participating in the negotiation of this agreement and related due diligence activities, without any requirement to undertake an independent investigation, provided that, (i) in the case of the Company, such officers and employees shall be limited to those Persons named in Section 10.11(c) of the Company Disclosure Schedule, and (ii) in the case of Parent, such officers and employees shall be limited to those Persons named in Section 10.11(c) of the Parent Disclosure Schedule.

(d) “Material Adverse Effect” means in respect of any entity, any material adverse effect on (i) the assets, properties, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than (A) any change, circumstance, effect or development relating to the training, content and certification industries (it being understood that this clause (A) shall not exclude, in the case of any Material Adverse Effect with respect to either party, any change, circumstance, effect or development relating to the training, content and certification industries or economy in general in any location in which such entity operates or owns assets that materially disproportionately impacts such party), (B) any change, circumstance, effect or development arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of customers, suppliers or employees or the delay or cancellation of orders for products), or (C) any shareholder litigation or litigation by any Governmental Entity, in each case brought or threatened against such entity or any member of its board of directors in respect of this Agreement or the transactions contemplated hereby; provided that any change in the market price or trading volume of the Company Common Stock or Parent Common Stock shall not, in and of itself, constitute a Material Adverse Effect, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

(e) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(f) “Subsidiary” means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

TRINITY LEARNING CORPORATION

By:	/s/ DOUGLAS D. COLE
Name: Douglas D. Cole
Title: Chief Executive Officer

PROSOFTTRAINING

By:	/s/ ROBERT G. GWIN
Name: Robert G. Gwin
Title: Chief Executive Officer

MTX ACQUISITION CORP.

By:	/s/ ROBERT G. GWIN
Name: Robert G. Gwin
Title: Chief Executive Officer

GLOSSARY OF DEFINED TERMS

Defined Terms	Defined in Section
Acquisition Proposal	6.5(a)
Antitrust Law	6.4(a)
Assumed Stock Option	2.2(a)
beneficial ownership	9.11(a)
beneficially own	9.11(a)
Benefit Plans	3.13(a)(i)
Benefits Integration Date	6.10
Business Day	9.11(b)
CERCLA	3.15(a)(i)
Articles of Merger	1.2
Certificates	2.4
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Balance Sheet	3.4
Company Balance Sheet Date	3.4
Company Board	3.3(b)
Company Common Stock	2.1(b)
Company Disclosure Schedule	Article III
Company Employees	6.10
Company Option Plans	2.2
Company Permits	3.12
Company Requisite Vote	3.3(b)
Company Rights Agreement	3.26
Company SEC Reports	3.4
Company Securities	3.2(a)
Company Stock Option	2.2
Company Stockholder Meeting	6.3
Confidentiality Agreement	5.3(c)
URBCA	1.1
DOJ	6.4(b)
Effective Time	1.2
Employee Arrangements	3.13(a)(ii)
Environmental Law	3.15(a)(i)
ERISA	3.13(a)(i)
Exchange Act	3.4
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	2.1(b)
Exempt Acquired Person	8.5(b)
Expenses	6.13
Company’s Financial Advisor	3.21
FTC	6.4(b)
GAAP	3.4
Governmental Entity	3.8
Hazardous Material	3.15(a)(ii)
HSR Act	3.8
Indemnified Party(ies)	6.7(a)

Defined Terms	Defined in Section
Intellectual Property	3.20(a)
IRS	3.13(b)
know	9.11(c)
Knowledge	9.11(c)
Law	3.9
Leased Facilities	3.10(a)
Lien	3.2(b)
Material Adverse Effect	9.11(d)
Material Contracts	3.18(a)
Merger	1.1
Merger Consideration	2.1(b)
Merger Sub	Preamble
Option Agreement	Recitals
Owned Facilities	3.10(a)
Parent	Preamble
Parent Balance Sheet	4.3
Parent Balance Sheet Date	4.3
Parent Board	4.2(b)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article IV
Parent Plan	6.10
Parent SEC Reports	4.3
Parent Shares	4.5
Person	9.11(e)
Product	3.24
Company Proxy Statement	3.7
Real Property Lease	3.10(c)
Release	3.15(a)(iii)
Remedial Action	3.15(a)(iv)
Retirement Plan	6.10(a)
S-4	3.7
SAR	2.2(d)
SEC	2.2(d)
Division	1.2
Securities Act	3.4
Share(s)	2.1(b)
Subsidiary	9.11(f)
Superior Proposal	6.5(a)
Surviving Corporation	1.1
Tax(es)	3.16
Tax Return(s)	3.16
Termination Date	8.2(a)
Voting Agreement	Recitals
WARN	3.14(d)

ANNEX B

UTAH REVISED BUSINESS CORPORATIONS ACT

DISSENTERS’ RIGHTS

16-10a-1301. Definitions.

For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the Sale by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissenters’ rights.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment—Eligibility and notice of intent.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.

(1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c) if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) must be accompanied by:

(a) (i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326. Failure to take action.

(1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares—Court action.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C

OPINION OF DOHERTY LLC

March 23, 2003

Board of Directors

Trinity Learning Corporation

1831 Second Street

Berkeley, CA 94770

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the “Common Stock”) of Trinity Learning Corporation (the “Company”) of the consideration to be received by such holders of Common Stock, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into between the Company and MTX Acquisition Corp. (the “Purchaser), a direct wholly-owned subsidiary of ProsoftTraining (the “Parent”). The Agreement provides for the merger (the “Merger”) of the Purchaser with and into the Company, and in connection therewith, subject to certain exceptions, each issued and outstanding share of Common Stock shall be converted into the right to receive one share of Parent common stock (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Doherty & Company, LLC, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated February 2004 of the Agreement, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (iv) certain publicly available market and securities data of the Company, (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and (vi) to the extent publicly available, financial data of selected public companies deemed comparable to the Company. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. We have also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no

C-1

opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade following announcement or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the proxy or information statement relating to the Merger, in accordance with the terms of our engagement by the Company.

Our opinion addresses solely the fairness of the Merger Consideration to be received by holders of Common Stock pursuant to the Agreement and does not address any other term or agreement relating to the Merger, including, without limitation, the ability of Purchaser to finance or otherwise successfully consummate the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be received in the Merger pursuant to the Agreement for the Common Stock of the Company is fair, from a financial point of view, to the holders of Common Stock of the Company as of the date hereof.

Sincerely,

DOHERTY & COMPANY, LLC

C-2

ANNEX D

OPINION OF BENGUR BRYAN & CO.

March 2, 2004

The Board of Directors

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, AZ 85008

Members of the Board of Directors:

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (“Company Common Stock”), of ProsoftTraining (the “Company”) of the exchange ratio (the “Exchange Ratio”) of one share of Company Common Stock to be issued in respect of each share of common stock, no par value (“Trinity Common Stock”), of Trinity Learning Corporation (“Trinity”) pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2004 (the “Agreement”), among Trinity, the Company, and MTX Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”). The Agreement provides, among other things, that (a) Trinity will be merged with and into Merger Sub and become a wholly-owned subsidiary of the Company (the “Merger”); (b) all outstanding options and warrants to purchase shares of Trinity Common Stock shall be replaced by equivalent options and warrants to purchase shares of Company Common Stock; and (c) Trinity’s obligation to issue shares of Trinity Common Stock upon conversion of each outstanding promissory note or other indebtedness of Trinity shall be assumed by Parent on equivalent terms.

In connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances. In arriving at our opinion, we have among other things:

(i) reviewed the financial terms of the Agreement and certain related documents;

(ii) reviewed the audited consolidated financial statements of the Company as of and for the fiscal years ended July 31st of 2003, 2002, 2001, 2000 and 1999;

(iii) reviewed unaudited consolidated financial statements of the Company for the six month period ended January 31, 2004;

(iv) reviewed the audited consolidated financial statements of Trinity of and for the fiscal years ended September 30th of 2002, 2001 and 2000, and for the period from October 1, 2002 to June 30, 2003;

(v) reviewed unaudited consolidated financial statements of Trinity for the three month period ended December 31, 2003;

(vi) reviewed certain publicly available information concerning the Company and Trinity;

(vii) reviewed additional financial information of the Company and Trinity furnished to us by the senior management of the Company and Trinity;

(viii) reviewed and analyzed certain publicly available current and historical financial and reported stock market data relating to comparable public companies that we deemed relevant to our inquiry;

(ix) reviewed the reported prices and trading activity of the publicly traded securities of the Company and Trinity;

(x) analyzed certain publicly available information concerning the terms of comparable merger and acquisition transactions that we considered relevant to our inquiry;

(xi) held meetings and discussions with certain officers and employees of the Company and Trinity concerning the operations, financial condition and future prospects of the Company and Trinity; and

(xii) conducted such other financial studies, analyses and investigations and considered such other historical information as we deemed necessary or appropriate for purposes of our opinion.

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available or was supplied to us by the Company and Trinity or otherwise reviewed by us, and we have not assumed any responsibility for independently verifying, and have not independently verified, such information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make such information incomplete, inaccurate or misleading.

We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities (contingent or otherwise) of the Company or Trinity and we have not been furnished with any such appraisal or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, we disclaim, and assume no responsibility for, their accuracy. We have not reviewed any of the books and records of the Company or Trinity or assumed any responsibility for conducting, and have not conducted, a physical inspection of the properties or facilities of the Company or Trinity. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Further, this opinion speaks only as of the date hereof and is based upon information, market, economic, financial, legal and certain other conditions, circumstances and events existing and disclosed to us as of the date hereof and is without regard to any market, economic, financial, legal or other conditions, circumstances or events of any kind or nature that may exist or occur after such date. Because such estimates are inherently subject to uncertainty, we did not consider the effect of a public announcement of the proposed Merger may have regarding the public trading price of the Company Common Stock prior to the closing of the Merger. It is understood that subsequent information and developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

For purposes of rendering this opinion, we have assumed that the Merger will be consummated on the financial terms and other terms and conditions described in the Agreement, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have also assumed that all governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which the Company or Trinity is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed that would materially adversely affect the Merger.

This opinion is addressed to, and is for the sole use of, the Company’s Board of Directors for the purpose of evaluating the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to the Board of Directors, the Company or to anyone else, including, without limitation, any stockholder of the Company, as to how such person should vote on or otherwise respond to all or any portion of the Merger. In addition, this opinion does not constitute a recommendation of the Merger over any other alternative transaction that may be available to the Company and does not express any opinion regarding the merits of the Merger or the underlying business decision of the Company or its Board of Directors to proceed with or effect the Merger.

We have been, and will be, paid a fee in connection with the rendering of this opinion, of which one-third was paid upon our initial engagement and two-thirds is due upon the delivery and receipt by the Company’s Board of Directors of this opinion. The full payment of the fee is not contingent upon the success of the Merger.

We have not previously provided financial advisory services or any form of services for a fee or otherwise to the Company, Trinity, or any related entities. Additionally, no person or entity employed by or associated with us owns the stock of, or trades the securities of, or has any financial interest in, the Company or Trinity or any related entities. Certain of our stockholders, however, are general partners of an entity of which Charles McCusker, a member of the Company’s Board of Directors, is also a general partner. In addition, from 1994 to 1997, Mr. McCusker served as a Vice President of Bengur Bryan & Co., Inc. Mr. McCusker does not have an ownership interest in us and will not financially benefit from this engagement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Very truly yours,

BENGUR BRYAN & CO., INC.

By:	/s/ Charles A. Bryan
Charles A. Bryan Managing Director

ANNEX E

PROSOFTTRAINING

2004 EQUITY PLAN

1. Purposes of the Plan. The purposes of this 2004 Equity Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentive to Employees, Directors and Consultants; and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means ProsoftTraining, a Nevada corporation, and its successors.

(h) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(n) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(p) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

(q) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r) “Option” means a stock option granted pursuant to the Plan.

(s) “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(t) “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

(u) “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

(v) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(w) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x) “Plan” means this 2004 Equity Plan.

(y) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

(z) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(aa) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(bb) “Section 16(b)” means Section 16(b) of the Exchange Act.

(cc) “Service Provider” means an Employee, Director or Consultant.

(dd) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ee) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(ff) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(gg) “Terminating Transaction” means the occurrence of any of the following events:

(i) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is Seven Million (7,000,000) Shares. The Shares may be either unissued or reacquired Common Stock.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Administrator. The Plan will be administered by the Administrator.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

(vii) to institute an Option Exchange Program;

(viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(x) subject to Applicable Laws, to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

5. Eligibility. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations shall apply to grants of Options:

(i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

(iii) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsection (i) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which, in the case of Shares acquired directly or indirectly from the Company, (A) have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence.

An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for 90 days following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Optionee’s death. If, at the time of death, Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12. Transferability of Options and Stock Purchase Rights. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Terminating Transaction.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the number of Shares that may be added annually to the Plan pursuant to Section 3(i) and the number of shares of Common Stock as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

(c) Terminating Transaction. In the event of a Terminating Transaction, if each outstanding Option is not assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, then the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Terminating Transaction, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable at such time immediately prior to the effective date of such Terminating Transaction as the Administrator shall designate, and the Option shall terminate upon the effective date of the Terminating Transaction. For the purposes of this subsection (c), the Option shall be considered assumed if, following the Terminating Transaction, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the Terminating Transaction, the consideration (whether stock, cash, or other securities or property) received in the Terminating Transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Terminating Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Terminating Transaction.

14. Date of Grant. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

ANNEX F

[Intentionally Omitted]

F-1

ANNEX G

PROSOFTTRAINING

NOMINATING COMMITTEE CHARTER

Effective January 1, 2004

Purpose

The Nominating Committee is appointed by the Board of Directors to (1) assist the Board by identifying individuals qualified to become Board members and (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting.

Committee Membership, Structure and Operations

The Committee shall be comprised of two or more members of the Board of Directors, each of whom is determined to be “independent” under Nasdaq rules. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least annually or more frequently as circumstances dictate. The Committee may at any time retain such outside advisors, as the Committee deems appropriate to fulfill its responsibility.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1. Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

2. Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3. Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings;

G-1

4. Recommend to the Board the class of directors in which a nominee should serve;

5. Review qualifications for Board committee membership, giving consideration to the criteria for services on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant;

6. Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee; and

7. Exercise the sole authority to retain and terminate any search firm or other consultant to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement.

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he or she was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him or her, in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, and (y) any other threatened, pending or completed action, suit or proceeding against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Nevada law also permits the corporation to purchase and maintain insurance on behalf of the corporation’s directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Prosoft’s amended and restated articles of incorporation provide that it shall indemnify any of its directors or officers in connection with certain actions, suits or proceedings, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the company’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Prosoft’s amended and restated articles of incorporation also provide that none of its officers or directors shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duties as an officer or director, provided that such provision does not eliminate or limit the liability of a director or officer to the extent provided by applicable law for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) authorizing the payment of illegal dividends or distributions.

Prosoft’s bylaws generally require it to indemnify, as well as to advance expenses to, its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should ultimately be determined that they are not entitled to indemnification.

Prosoft maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the company.

Item 21. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index immediately following the signature page.

(b) The financial statement schedules for Prosoft are included on page      of the joint proxy statement/prospectus included with this registration statement, and the financial statement schedules for Trinity Learning are included on page      of the joint proxy statement/prospectus included with this registration statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 9, 2004.

PROSOFTTRAINING

By:	/s/ ROBERT G. GWIN
Robert G. Gwin Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert G. Gwin and William J. Weronick his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on June     , 2004.

Signature	Title	Date

/s/ ROBERT G. GWIN Robert G. Gwin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer)	June 9, 2004

/s/ WILLIAM J. WERONICK William J. Weronick	Vice President, Finance (Principal Accounting Officer)	June 9, 2004

/s/ EDWARD M. WALSH Edward M. Walsh	Director	June 9, 2004

/s/ JEFFREY G. KORN Jeffrey G. Korn	Director	June 9, 2004

/s/ J. WILLIAM FULLER J. William Fuller	Director	June 9, 2004

/s/ CHARLES P. MCCUSKER Charles P. McCusker	Director	June 9, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Reorganization dated March 26, 1996 between the Registrant, Pro-Soft Development Corp. and the stockholders of Pro-Soft Development Corp. Filed as Exhibit 2 to the Registrant’s Registration Statement on Form S-1 (No. 333-11247) (“Registration Statement No. 333-11247”) and incorporated herein by reference.

2.2	Agreement and Plan of Merger dated February 22, 2004 by and among the Registrant, Trinity Learning Corporation and MTX Acquisition Corp. Filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated February 22, 2004 and incorporated herein by reference.

3.1	Restated Articles of Incorporation of the Registrant, as amended. Filed as Exhibit 3.1 to Registration Statement No. 333-76984 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Registrant. Filed as Exhibit 3.2 to Registration Statement No. 333-11247 and incorporated herein by reference.

4.1	Specimen Stock Certificate. Filed as Exhibit 4 to Registration Statement No. 333-11247 and incorporated herein by reference.

4.2	Rights Agreement dated June 27, 2001, between the Registrant and Interwest Transfer Company, Inc., which includes the form of Right Certificate as Exhibit A and the Summary of Rights as Exhibit B. Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 28, 2001 and incorporated herein by reference.

5.1	Opinion of Jeffrey G. Korn regarding the validity of the securities being registered.

8.1	Opinion of Swensen & Andersen PLLC regarding certain U.S. federal income tax consequences of the merger.

10.1	Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as Exhibit 10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.

10.2	Prosoft I-Net Solutions, Inc. Amended 1996 Stock Option Plan. Filed as Exhibit 10.2 to Registration Statement No. 333-35249 and incorporated herein by reference.

10.3	Form of Indemnification Agreement between the Registrant and its Directors and Officers. Filed as Exhibit 10.13 to Registration Statement No. 333-11247 and incorporated herein by reference.

10.4	Registration Rights Agreement dated as of December 2, 1998 among the Registrant and various investors. Filed as Exhibit 10.20 to Registration Statement No. 333-35249 and incorporated herein by reference.

10.5	Accounts Receivable Purchase Agreement dated as of November 6, 1998 by and between the Registrant and Silicon Valley Financial Services (a division of Silicon Valley Bank). Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999 and incorporated herein by reference.

10.6	Employment Agreement dated February 1, 2002 between the Registrant and Jerrell M. Baird. Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2002 and incorporated herein by reference.

10.7	Securities Purchase Agreement dated November 22, 1999 among the Registrant and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.

10.8	Registration Rights Agreement dated November 22, 1999 among the Registrant and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.

Exhibit No.	Description of Exhibit
10.9	Warrant Agreement dated November 22, 1999 among the Registrant and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.

10.10	Stock Purchase Agreement dated June 27, 2000 by and among the Registrant, Drake Personnel (New Zealand) Limited and ComputerPREP, Inc. Filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.11	Registration Rights Agreement dated June 27, 2000 by and among the Registrant and Drake Personnel (New Zealand) Limited. Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.12	Common Stock Purchase Warrant dated June 27, 2000 to purchase 300,000 shares issued to Drake. Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.13	Common Stock Purchase Warrant dated June 27, 2000 to purchase 300,000 shares issued to Drake. Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.14	Securities Purchase Agreement dated June 27, 2000 by and among the Registrant and various investors. Filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.15	Registration Rights Agreement dated June 27, 2000 by and among the Registrant and various investors. Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.

10.16	Employment Agreement dated August 1, 2003 between the Registrant and Robert G. Gwin. Filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended July 31, 2003 and incorporated herein by reference.

10.17	Prosofttraining.com 2000 Stock Incentive Plan. Filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (333-51360) and incorporated herein by reference.

10.18	Prosofttraining.com 2000 Employee Stock Purchase Plan. Filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (333-51360) and incorporated herein by reference.

10.19	Subordinated Secured Convertible Note dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.20	Security Agreement dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.21	Securities Purchase Agreement dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.22	Rights Agreement dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.23	First Amendment to Registration Rights Agreement dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

Exhibit No.	Description of Exhibit

10.24	First Amendment to Securities Purchase Agreement dated October 16, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.25	Separation Agreement dated October 16, 2001, between the Registrant and David I. Perl. Filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.26	Separation Agreement dated October 16, 2001, between the Registrant and Jeffrey G. Korn. Filed as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K dated October 16, 2001 and incorporated herein by reference.

10.27	Separation Agreement dated December 9, 2002, between the Registrant and Jerrell M. Baird. Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q dated October 31, 2002 and incorporated herein by reference.

10.28	Amendment to Securities Purchase Agreement dated December 21, 2001 among the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q dated January 31, 2002 and incorporated herein by reference.

10.29	Exchange Agreement dated June 4, 2004 by and between the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 4, 2004 and incorporated herein by reference.

10.30	Form of Warrant Agreement between the Registrant and Hunt Capital Growth Fund II, L.P. Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated June 4, 2004 and incorporated herein by reference.

21	Subsidiaries of the Registrant . Filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K dated October 22, 2001 and incorporated herein by reference.

23.1	Consent of Grant Thornton LLP, independent auditors of the registrant.

23.2	Consent of Bierwolf, Nilson & Associates, independent auditors of Trinity Learning Corporation.

23.3	Consent of Jeffrey G. Korn (contained in Exhibit 5.1).

23.4	Consent of Swensen & Andersen PLLC (contained in Exhibit 8.1).

99.1	Form of ProsoftTraining proxy card.

99.2	Form of Trinity Learning Corporation proxy card.

99.3	Consent of Bengur, Bryan & Co.

99.4	Consent of Doherty & Company, LLC.